Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 26, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Morgan Properties Trust
(Exact Name of Registrant as Specified in its Governing Instruments)

160 Clubhouse Road, King of Prussia, Pennsylvania 19406
(610) 265-2800
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

J. Patrick O'Grady
Executive Vice President and Chief Financial Officer
Morgan Properties Trust
160 Clubhouse Road, King of Prussia, Pennsylvania 19406
(610) 265-2800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Gilbert G. Menna Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

                 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

                 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares of Beneficial Interest, $0.01 par value per share	$800,000,000	$92,880

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes additional common shares of beneficial interest that the underwriters have the option to purchase to cover overallotments, if any. See "Underwriting."

                 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of such securities is not permitted.

Subject to Completion
Preliminary Prospectus dated July 26, 2011

PROSPECTUS

             Shares

Morgan Properties Trust

Common Shares of Beneficial Interest

              This is the initial public offering of Morgan Properties Trust. We are offering             common shares of beneficial interest.

              We expect the initial public offering price to be between $            and $            per share. Currently, no public market exists for our shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol "MPT." We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a real estate investment trust for federal income tax purposes commencing with our taxable year ending December 31, 2011.

              Investing in our common shares involves risks. You should read the section entitled "Risk Factors" beginning on page 24 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

              The underwriters may also exercise their option to purchase up to an additional                    shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover overallotments, if any.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                   , 2011.

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

The date of this prospectus is                        , 2011.

              You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will update this prospectus as required by law.

              We use market data, demographic data, industry forecasts and projections throughout this prospectus. Unless otherwise indicated, we derived such information from the market study prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. We have paid RCG a fee for such services. In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness

i

of the information are not guaranteed. The forecasts and projections are based on historical market data and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information. Any forecasts prepared by RCG are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change.

              The term "our predecessor" means the combination of (i) all entities or interests in entities currently controlled by Mitchell L. Morgan and his affiliates that own interests in certain properties, which interests we will own after the completion of our formation transactions described elsewhere in this prospectus, which we refer to as the "existing entities," and (ii) Mitchell L. Morgan Management, Inc., which we refer to as "our management company" and Morgan Properties Payroll Services, Inc., which we refer to as our "payroll company."

              Unless the context otherwise requires, the terms "portfolio" and "properties" includes 99 properties, consisting of our 94 consolidated properties, which includes 91 wholly-owned properties and three properties in which an outside limited partner owns a de minimis equity interest, as well as five properties owned through unconsolidated joint ventures, which we refer to in this prospectus as our "joint venture properties."

              The term "Morgan trusts" means collectively the Agreement of Trust of Mitchell L. Morgan dated May 1, 1996, and the 2007 Morgan Family Trust. When used in the context of describing the tax protection agreements, Mr. Morgan and his affiliates include Mr. Morgan's spouse.

              Interests in our operating partnership are denominated in units, which we call "operating partnership units." Operating partnership units are redeemable for cash or, at our election, for common shares on a one-for-one basis. As used herein, when we refer to our ownership interest in our operating partnership, we mean the percentage of all operating partnership units that will be held by us following the formation transactions described in this prospectus and the completion of this offering.

              The term "public multifamily REITs" consists of the following publicly-traded multifamily real estate investment trusts: Apartment Investment & Management Co., Associated Estates Realty Corp., AvalonBay Communities Inc., BRE Properties, Inc., Camden Property Trust, Colonial Properties Trust, Equity Residential, Essex Property Trust Inc., Home Properties Inc., Mid America Apartment Communities Inc., Post Properties Inc., and UDR, Inc.

              The term "fully diluted basis" means all of our outstanding common shares at such time plus all outstanding restricted shares, if any, and common shares issuable upon the exchange of operating partnership units for our common shares on a one-for-one basis, which is not the same as the meaning of "fully diluted" under generally accepted accounting principles in the United States of America, or GAAP.

              The term "same store" means the portion of our 94 consolidated properties which we owned or managed for each of the entire fiscal years for the period being compared.

              The term "our core markets" means the suburban Philadelphia, suburban New York-New Jersey and suburban Baltimore-Washington, D.C. metropolitan areas. We define these metropolitan areas with reference to combined statistical areas, or CSAs, as defined by the United States Office of Management and Budget.

              The term "high barrier markets" refers to the following metropolitan areas characterized by RCG in its market study report as high barrier markets: Baltimore, Boston, Central New Jersey, Chicago, Fort Lauderdale, Hartford, Honolulu, Los Angeles, Miami, Nassau-Suffolk Counties, New

ii

York City, Northern New Jersey, Oakland, Orange County, Philadelphia, Portland, San Diego, San Francisco, San Jose, Santa Barbara, Seattle, Stamford, Tacoma, Ventura and Washington, D.C.

              The term "low barrier markets" refers to the following metropolitan areas characterized by RCG in its report as low barrier markets: Albuquerque, Atlanta, Austin, Bakersfield, Birmingham, Boise, Charlotte, Cincinnati, Cleveland, Colorado Springs, Columbus, Dallas, Denver, Detroit, El Paso, Fort Worth, Fresno, Greensboro/Winston-Salem, Houston, Indianapolis, Inland Empire, Jacksonville, Kansas City, Las Vegas, Louisville, Memphis, Milwaukee, Minneapolis, Modesto, Nashville, Norfolk, Orlando, Phoenix, Pittsburgh, Raleigh-Durham, Richmond, Rochester, Sacramento, Salinas, Salt Lake City, San Antonio, Santa Rosa, Spokane, St. Louis, Stockton, Tampa, Tucson, Tulsa, Vallejo and West Palm Beach.

              The term "housing affordability" means the percentage of households with sufficient income to afford monthly mortgage payments on a median-priced existing home utilizing a conventional 30-year fixed mortgage at the prevailing mortgage rate.

              The term "CPI rent growth" refers to the growth in the component of the consumer price index that represents multifamily rent.

iii

PROSPECTUS SUMMARY

              This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common shares. You should read carefully the more detailed information set forth under the heading "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "our company," "we," "us" and "our" refer to Morgan Properties Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Morgan Properties Operating Partnership, L.P., a Delaware limited partnership, of which we are the sole general partner and including, under certain circumstances, our predecessor as described and presented in the financial statements included in this prospectus. We refer to Morgan Properties Operating Partnership, L.P. as our "operating partnership." Unless otherwise indicated, the information contained in this prospectus is provided as of                        , 2011 and assumes that: (1) the underwriters' overallotment option is not exercised, (2) the formation transactions described in this prospectus under the caption "Structure and Formation of our Company" are consummated, (3) the common shares to be sold in this offering are sold at $            per share, which is the midpoint of the estimated per share price range set forth on the cover page of this prospectus, and (4) the operating partnership units to be issued in the formation transactions are valued at $            per unit. Each operating partnership unit is redeemable for cash equal to the then current market value of one of our common shares or, at our option and subject to adjustment under certain circumstances, one of our common shares, commencing 12 months following the completion of this offering.

 Morgan Properties Trust

              We are a fully integrated real estate investment trust, or REIT, specializing in the acquisition, ownership, management and repositioning of well-located multifamily properties in high-barrier-to-entry markets. We are headquartered in King of Prussia, Pennsylvania. We were formed to succeed Mitchell L. Morgan's multifamily real estate business founded in 1985 and, as such, we have significant experience, longstanding relationships and substantial knowledge of our core markets. Our strategy is to acquire, reposition and professionally manage well-located multifamily properties in supply constrained markets in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which we consider our core markets. We place great significance on providing a superior offering of apartment services and features closely matched to our residents' needs. In addition, we take a proactive long-term approach to asset preservation that allows us to cost-effectively maximize the life of our properties. Both are key elements of our business strategy, which, together with our geographic focus, we believe differentiates us from our competitors.

              We own a portfolio of 94 properties, consisting of approximately 21,518 apartment homes, and we own equity interests in five additional properties that we also manage, consisting of approximately 1,573 apartment homes, through unconsolidated joint ventures. Our properties are primarily located in established middle income areas of the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas and had an average occupancy of 94.4% as of the quarter ended March 31, 2011. Based on applications we received for apartment homes for the six month period ending June 30, 2011, the average household income of our residents was approximately $            and the average monthly base rent per occupied apartment home at our properties was approximately $986 for the quarter ending March 31, 2011. We believe our portfolio's extensive footprint in high barrier markets, coupled with our experienced management team and proactive management style positions us to maximize the value of our portfolio over time. Our five-year average same-store revenue growth for the period ending December 31, 2010 of approximately 3.5% has generally outperformed the revenue growth of public multifamily REITs over the same period. A summary of certain information regarding our portfolio of 94 properties is set forth below.

  •
  Suburban Philadelphia portfolio:  33 properties comprising 8,479 apartment homes, which generated approximately 40.0% of our total quarterly revenue as of March 31, 2011,

    reflecting a 2.0% quarterly revenue increase over the first quarter of 2010. Our suburban Philadelphia portfolio had an average occupancy of 94.6% as of the quarter ended March 31, 2011.

  •
  Suburban New York-New Jersey portfolio:  31 properties comprising 4,503 apartment homes, which generated approximately 25.3% of our total quarterly revenue as of March 31, 2011, reflecting a 4.5% quarterly revenue increase over the first quarter of 2010. Our suburban New York-New Jersey portfolio had an average occupancy of 94.3% as of the quarter ended March 31, 2011.

  •
  Suburban Baltimore-Washington, D.C. portfolio:  ten properties comprising 3,422 apartment homes (excluding our non-controlling interests in five properties owned pursuant to unconsolidated joint ventures), which generated approximately 16.0% of our total quarterly revenue as of March 31, 2011, reflecting a 4.1% quarterly revenue increase over the first quarter of 2010. Our suburban Baltimore-Washington, D.C. portfolio had an average occupancy of 94.7% as of the quarter ended March 31, 2011.

  •
  Remaining portfolio:  20 properties comprising 5,114 apartment homes, which generated approximately 18.7% of our total quarterly revenue as of March 31, 2011, reflecting a 3.4% quarterly revenue increase over the first quarter of 2010. Our remaining portfolio had an average occupancy of 94.1% as of the quarter ended March 31, 2011.

              According to RCG, our core markets are characterized as having high-barriers-to-entry for new multifamily real estate construction, in addition to having strong demographics and dynamic, diversified economies that will continue to generate jobs and drive rent growth in our core markets. The properties that we will seek to acquire will typically target middle income residents, which we believe constitute a much larger segment of the population of renters than high income residents in our markets. We believe that we will face less competition from single-family housing than operators of high-end luxury multifamily properties will. We expect that a shift in consumer preferences away from homeownership and towards rentership will further strengthen demand for our apartments.

              Mitchell L. Morgan, our founder, Chairman, Chief Executive Officer, President and our largest shareholder, brings a wealth of multifamily expertise developed through more than 30 years of experience in the multifamily real estate industry. Our senior management team, which has an average of 22 years of commercial real estate experience and has worked at our predecessor for an average of approximately 13 years, brings focused expertise in the areas of multifamily leasing, management, marketing, acquisitions, repositioning and financing. Upon completion of this offering, Mr. Morgan and our senior management team, together with affiliates of Mr. Morgan, will own approximately        % of our company on a fully diluted basis.

Our Competitive Strengths

  •
  Irreplaceable portfolio of multifamily properties in high-barrier-to-entry infill markets.  During our more than 25 year history, we have aggregated a portfolio of multifamily properties in high-barrier-to-entry markets located in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas. The majority of our properties are located in infill locations where developable land is scarce. We believe that due to the fragmented ownership of multifamily properties in our core markets, it would be difficult for our competitors to accumulate a portfolio of similar scale to our portfolio. In addition, we believe that current levels of construction costs restrict the ability to build new moderately priced multifamily housing in our core markets.

  •
  Superior product offering tailored to residents' needs.  We tailor our product offering property-by-property and use desirable value features such as in-unit washer/dryers,

    renovated bathrooms, and renovated kitchens with dishwashers and built-in microwaves to differentiate our properties from the competition. Furthermore, we endeavor to provide excellent services to our residents, including 24-hour turn-around time for maintenance requests, popular online rent payment features, online communication options for service requests and resident feedback, resident events, and opportunities for residents to connect via property-specific online communities on Facebook and Twitter. We believe these features and our resident services allow us to maintain a lower resident turnover ratio and to charge incrementally higher rents than our competitors, whose properties are not typically professionally managed.

  •
  Experienced management team with significant ownership stake.  Our senior management team is led by Mitchell L. Morgan, our founder, Chairman, Chief Executive Officer and President, who brings more than 30 years of experience in the multifamily real estate industry. Mr. Morgan's experience includes overseeing the acquisition by our predecessor and its affiliates of multifamily properties from third parties consisting of approximately 38,000 apartment homes, and the disposition of multifamily properties to third parties consisting of approximately 14,800 apartment homes. Our senior management team has an average of 22 years of experience in the real estate industry and have worked at our predecessor for an average of 13 years. Upon completion of this offering, our senior management team, together with affiliates of Mr. Morgan, will own approximately        % of our company on a fully diluted basis.

  •
  Extensive market knowledge and long-standing relationships facilitate access to a robust pipeline of acquisition opportunities.  We believe that our in-depth market knowledge and extensive network of long-standing relationships with real estate owners, developers, brokers and other market participants will provide us access to an ongoing pipeline of attractive acquisition opportunities in our core markets. The acquisitions we pursue are typically from smaller, less experienced and/or undercapitalized operators, such as first-generation family owners. We seek to acquire and transform these well-located, but under-marketed and under-maintained assets into professionally managed communities with distinct marketing advantages over our competitors.

  •
  Strong balance sheet and access to capital.  We believe that our capital structure following completion of this offering will provide us with an advantage over competitors in our core markets because we will have the liquidity required to execute our growth strategies. We expect our pro forma debt to total market capitalization will be        % and our pro forma debt to annualized EBITDA will be                        at the completion of this offering.

Our Business and Growth Strategies

              Our primary business goals are to maximize operating cash flow, generate long-term growth and increase shareholder value. We intend to achieve these goals by executing the following business and growth strategies:

  •
  Capitalize on attractive acquisition opportunities in high-barrier-to-entry markets.  We intend to expand our portfolio through the strategic acquisition of well-located properties in established, suburban, middle income areas within our high-barrier-to-entry core markets. The ownership of these types of properties is highly fragmented. Our in-depth market knowledge and extensive network of long-standing relationships in our core markets will provide us with access to an ongoing pipeline of acquisition opportunities. We believe that we are well positioned to compete for individual properties as well as portfolios of multifamily properties due to our scale, access to capital and experience in acquiring and repositioning such properties.

  •
  Drive internal growth through focused upgrades, renovations and product differentiation.  We intend to continue to increase rental revenues in our communities through focused, opportunistic unit renovations, thereby increasing our property values. We typically achieve optimal product differentiation through upgrading kitchens and bathrooms, and installing, where possible, in-unit washer/dryers, which has historically enabled us to increase rental income. We typically target a cash-on-cash return of 12% for revenue enhancing capital expenditures. In addition, we intend to continue to generate cost savings through proactive implementation of energy efficiency upgrades, which seek to optimize building systems in order to reduce utility and maintenance expenses.

  •
  Proactive property management to optimize returns.  We intend to continue to actively manage our properties, employ leading leasing and property management strategies, and leverage our training platform to improve employee performance. We maximize our revenue by utilizing a third-party revenue management system and service provider call center that enables 24/7 leasing to maximize profitability. We have also developed a training program known as "Morgan University" through which our approximately 700 on-site employees, as of June 30, 2011, have learned our standards of operational excellence through in-person coaching and online classes. We believe that our proactive utilization of innovative industry practices will provide us with a competitive advantage over our competitors.

  •
  Cost-effectively maximize physical asset longevity.  We believe that our experience in cost-effectively maintaining older assets provides us with a strong competitive advantage in our core markets. We take a proactive long-term approach to asset preservation and employ strategies that include robust preventative maintenance, in addition to architectural and engineering solutions to reduce the cost of maintaining our properties. We manage our capital expenditures on long-term maintenance projects, such as roof, siding, or window replacements, by maintaining an optimal balance between repair and replacement options for various building elements and systems as well as by implementing major replacements in phases.

Our History

              We were formed as the successor to Mitchell L. Morgan's multifamily real estate business that was established in 1985. Mr. Morgan's initial purchase was a portfolio of 1,390 apartment homes from a Philadelphia area developer. Since 1985, Mr. Morgan has overseen the acquisition of multifamily properties from third parties consisting of approximately 38,000 apartment homes, and the disposition of multifamily properties to third parties consisting of approximately 14,800 apartment homes. As illustrated in the timeline below, our growth has been marked by a series of significant milestones based on strategic real estate acquisitions and dispositions within our core markets. We believe we are well-positioned to build on our growth based on our extensive network of long-standing relationships within our core markets with real estate owners, developers, brokers and other market participants.

(1)
Represents the total purchase price for the acquired assets.

              Since January 1, 2008, Mr. Morgan and his affiliates have made investments of approximately $113.0 million in connection with the buyout of the joint venture partners of Mr. Morgan and his affiliates. These investments relate to 87 properties consisting of approximately 19,000 apartment homes. The $113.0 million includes approximately $67.6 million of direct equity investments and approximately $45.5 million in loans. We will use a portion of the net proceeds from this offering to repay Mr. Morgan and his affiliates approximately $         million of this invested amount. See "Use of Proceeds."

              The following bar graph illustrates the acquisitions and dispositions by number of apartment homes of our predecessor and its affiliates over five-year intervals since 1985 as well as cumulative acquisitions and dispositions since 1985.

Note: The number of acquisitions and dispositions of apartment homes includes our joint venture properties but does not include the buyout of the joint venture partners of Mr. Morgan and his affiliates.

Summary Risk Factors

              An investment in our common shares involves various risks, and prospective investors are urged to carefully consider the matters discussed under "Risk Factors" prior to making an investment in our common shares. Such risks include, but are not limited to:

  •
  Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our financial condition, results of operations, cash flows, the market price of our common shares, and our ability to pay distributions to our shareholders.

  •
  Our multifamily properties are primarily concentrated in suburban submarkets of the Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which makes us more susceptible to adverse developments in those markets.

  •
  Our success depends in part on key personnel, including Mr. Morgan, our Chairman, Chief Executive Officer and President, whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies.

  •
  We depend on residents for revenue, and vacancies, resident defaults, lease terminations or capital improvements may adversely affect our operations and cause the value of your investment to decline.

  •
  The average age of our multifamily properties is approximately 40 years and if we are not able to cost effectively maximize physical asset longevity we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to pay distributions on our common shares.

  •
  We may be unable to identify and complete acquisitions to expand our business on advantageous terms and successfully operate acquired properties, which may materially adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

  •
  We could be negatively impacted by the condition of the Federal National Mortgage Association, which we refer to as Fannie Mae, or the Federal Home Loan Mortgage Corporation, which we refer to as Freddie Mac.

  •
  The price we will pay for the existing entities to be acquired by us in the formation transactions may exceed their aggregate fair market value.

  •
  We have no experience operating as a public company or as a real estate investment trust, or REIT, for federal income tax purposes. Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our common shares.

  •
  The extent of our indemnification obligations with respect to certain limited partners upon the sale or other taxable disposition of certain properties pursuant to tax protection agreements may be such that they prevent us from effectuating such transactions even if they are otherwise in the best interests of shareholders.

  •
  We are assuming liabilities in connection with the formation transactions, including unknown liabilities and potential tax liabilities.

  •
  Conflicts of interest may exist or could arise in the future between the interests of our shareholders and the interests of holders of operating partnership units.

  •
  We did not conduct arm's-length negotiations with Mr. Morgan, our Chairman, Chief Executive Officer and President, regarding the terms of the formation transactions, such as the value of the properties to be acquired, and Mr. Morgan exercised significant influence with respect to the terms of the formation transactions.

  •
  Upon completion of this offering and the formation transactions, Mr. Morgan and his affiliates, directly or indirectly, will own a substantial beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and our operating partnership.

  •
  Our declaration of trust and bylaws, the amended and restated partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

  •
  Our board of trustees may change our policies without shareholder approval.

  •
  We may be required to borrow funds to satisfy our REIT distribution requirements.

  •
  The timing and amount of our cash distributions, if any, may fluctuate over time, and a portion of our distributions to investors in this offering may represent a return of capital.

  •
  Payments on our debt will reduce cash available for distribution, including cash available to pay distributions to our shareholders, and may expose us to the risk of default under our debt obligations.

  •
  Existing loan agreements contain, and future financing arrangements, including our new credit facility, will contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders.

  •
  If you invest in this offering, you will experience immediate and substantial dilution.

  •
  Increases in interest rates would increase our expenses, make it more difficult for us to make attractive investments and could limit our ability to pay distributions to our shareholders.

Industry Background and Market Opportunity

              Unless otherwise indicated, all information contained in this Industry Background and Market Opportunity section is derived from the market study prepared by Rosen Consulting Group, which we refer to as RCG, dated July 22, 2011.

Drivers of Multifamily Demand

              RCG expects that the multifamily housing market is well-positioned to lead the commercial real estate recovery in the United States. Over the next few years the combination of job growth, limited new supply, stringent requirements for new single-family mortgage loans, and the decoupling of currently shared households should translate directly into robust demand for existing multifamily housing. In addition, new household formation, the maturation of the echo-boom generation, and immigration should sustain multifamily demand over the long-term. Our core markets of suburban Philadelphia, New York-New Jersey, and Baltimore-Washington, D.C. have some of the most favorable supply-demand characteristics in the United States. As of March 31, 2011, approximately 82% of our annualized base rent was generated in our core markets. Our core markets have high barriers to entry for multifamily product which limit new supply, thus compounding demand for existing multifamily housing.

Short term drivers of demand

  •
  U.S. job growth during the recovery and low unemployment in our core markets.

  •
  Limited expected new multifamily supply in our core markets.

  •
  Strict mortgage lending standards outweigh improved housing affordability and have contributed to a decreased homeownership rate.

  •
  Shared households will begin to decouple and create new renters.

Long term drivers of demand

  •
  Strong expected U.S. population growth and new household formation through 2015 and thereafter.

  •
  Significant growth through 2020 of the U.S. population under age 35.

  •
  Continued inflow of foreign-born persons, the majority of whom rent homes, to the U.S. in particular.

High barrier markets versus low barrier markets

              In addition to underlying demographic and economic trends, the local regulatory environment can become an important indicator of relative market performance. Apartment markets with well-established supply constraints often outperform the average market as the risk of oversupply over the long-term is lessened. These constraints can include development regulations, geographic barriers, affordable housing requirements and many other measures that create barriers to market entry, which have the following effects.

  •
  Market barriers constrain new supply, and over the long term significantly more multifamily units are constructed in low barrier markets than high barrier markets.

  •
  Constrained supply leads to above-average rent growth.

  •
  High barrier markets typically exhibit low housing affordability, which leads to an increased renter base.

  •
  Urban centers with market barriers support higher household income levels.

              The table below compares our core markets with other high barrier markets, low barrier markets and the national average on a number of important economic metrics including multifamily permits as a percentage of multifamily stock, unemployment rate, CPI rent growth, and housing affordability.

	Average Over 2003 – 2010 Historical Period	2010	Average Over 2011 – 2015 Projected Period
Multifamily Permits as a Percentage of Multifamily Stock
Our Core Markets	0.8%	0.3%	0.6%
U.S. Average	0.9%	0.4%	1.0%
High Barrier Markets	0.8%	0.3%	0.6%
Low Barrier Markets	1.2%	0.4%	0.8%
Unemployment Rate
Our Core Markets	5.8%	8.1%	6.4%
U.S. Average	6.5%	9.6%	8.0%
High Barrier Markets	6.4%	9.4%	7.7%
Low Barrier Markets	6.6%	9.9%	8.1%
CPI Rent Growth
Our Core Markets	4.1%	2.5%	4.7%
U.S. Average	2.7%	0.6%	3.8%
High Barrier Markets	3.6%	1.4%	4.3%
Low Barrier Markets	2.0%	(0.2)%	3.1%
Housing Affordability
Our Core Markets	39.9%	49.3%	40.3%
U.S. Average	50.0%	62.9%	55.2%
High Barrier Markets	40.7%	55.4%	45.4%
Low Barrier Markets	61.6%	73.9%	67.2%

Note: Forecasts by RCG. Sources: Bureau of Economic Analysis, Bureau of Labor Statistics, Census Bureau and RCG.

Our core markets

              Our core markets of suburban Philadelphia, New York-New Jersey, and Baltimore-Washington, D.C. have some of the most favorable supply-demand characteristics in the United States. As of March 31, 2011, approximately 82% of our annualized base rent was generated by our 94 consolidated properties in our core markets. Our core markets have high barriers to entry for multifamily product which limit new supply, thus compounding demand for existing multifamily housing.

Suburban Philadelphia

              The suburban Philadelphia area has a total population of approximately 6.0 million, or 1.9% of the United States population. It has one of the highest mean household income levels in the United States at $128,329 and a current unemployment rate of 8.4%. The pharmaceutical, life sciences, healthcare and higher education industries, in particular, have fueled job gains and income growth during the past decade and continue to sustain the local economy. The University of Pennsylvania and its affiliate, Penn Medicine, are two of the largest private sector employers in the region. Furthermore, the Philadelphia economy has diversified, with services-driven industries generally replacing an outdated manufacturing base over time.

              New multifamily construction in the Philadelphia metropolitan area is constrained, resulting in a favorable environment for existing multifamily owners. New multifamily construction permits have averaged 0.6% of total stock versus the national average of 1.0% since 1996. New projects face high barriers to entry due to the extended zoning and approval process, land assembly difficulties and heavily unionized labor. Since 2009, the city of Philadelphia has worked to revise its zoning code and development process. Although these efforts should result in a streamlined development process in the future, it is likely that development approvals will continue to be challenging to obtain, the development timelines will be lengthy and the necessary zoning and environmental approvals will be costly. These challenges, together with strict lending standards will constrain new multifamily development, allowing existing multifamily property owners to take advantage of the vacancy rate drop and CPI rent growth RCG expects to occur through 2015.

              A healthy job market, low relative unemployment, high relative household income, and limited new supply have contributed to positive multifamily CPI rent growth in suburban Philadelphia. Average annual CPI rent growth in suburban Philadelphia was 3.0% from 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban Philadelphia to average 4.0% through 2015 versus the expected national average of 3.8% over the same period.

Suburban New York-New Jersey

              The suburban New York-New Jersey area has a total population of approximately 16.3 million, or 5.3% of the United States population. It has one of the highest mean household income levels in the United States at $153,600 and an unemployment rate of 8.8%. This metropolitan area is one of the most densely populated in the United States, and has one of the largest renter pools at 48.4% of households, versus the national average of 33.1%. Many are long-term renters due to the low housing affordability ratio of 37.0%, versus the national average of 62.9%. This area's role as a global business hub, in addition to its plentiful cultural resources, makes it a desirable location for both businesses and residents. The local economy is highly diverse. In addition to financial services, other major industries throughout the New York-New Jersey metropolitan area include business services, education, health care, media and publishing, pharmaceuticals, life sciences and shipping.

              The New York-New Jersey metropolitan region is a gateway through which immigrants enter the United States. The ethnically diverse population fuels demand for a variety of goods and services. Importantly, high immigrant populations generally translate into strong apartment demand because new residents tend to inhabit rental housing based on preference and greater difficulty obtaining mortgage credit due to recent immigration. Approximately 32.9% of the New York-New Jersey metropolitan area residents were born outside the United States, compared with 13.9% at the national level.

              The apartment market in the New York-New Jersey metropolitan area has high barriers to entry for new construction. New multifamily construction permits have averaged 0.6% of total stock versus the national average of 1.0% since 1996, and the area has one of the lowest multifamily vacancy rates in the United States of 7.1%. Often prohibitively high costs associated with new building projects are due to high tax rates, complex land ownership agreements and heavily unionized labor, among other factors. In addition, assembling the necessary parcels of land, complying with building codes and zoning regulations and conducting environmental reviews add time and extra cost to construction projects. As one of the most densely populated metropolitan areas in the United States, there are few opportunities remaining for new development in desirable locations along transportation corridors such as highways and rail lines.

              A healthy job market, dense population, low relative unemployment, high relative household income, and limited new supply have contributed to positive multifamily CPI rent growth in suburban New York-New Jersey. Average annual CPI rent growth in suburban New York-New Jersey was 4.3% from 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban New York-New Jersey to average 4.9% through 2015 versus the expected national average of 3.8% over the same period.

Suburban Baltimore-Washington, D.C.

              The suburban Baltimore-Washington, D.C. area has a total population of approximately 8.3 million, or 2.7% of the United States population. It has one of the highest average household income levels in the United States at $152,310 and one of the lowest current unemployment rates of 6.3%.

              The Baltimore-Washington, D.C. metropolitan area's performance through the recession has been strong, with the presence of the federal government and the private contractors who work for it supporting job growth. The region's numerous colleges and universities also help drive the educational and health services sector, one of Baltimore-Washington, D.C.'s largest job sectors. The area's healthy job market and corresponding high wages are attractions for both young professionals and working families, leading to positive net migration and population growth. Importantly, the Baltimore metropolitan and surrounding area's economy is expected to improve throughout 2011 when the federally mandated Base Realignment and Closure program, which we refer to as BRAC, accelerates. Under this program, 15,000 defense sector jobs are being relocated to bases in Harford and Anne Arundel counties. There is currently more than $100 million of federal funding earmarked for BRAC, and the effort is expected to bring more than 25,000 new jobs to the Baltimore metropolitan and surrounding area through 2015.

              The apartment market in the suburban Baltimore-Washington, D.C. area has high barriers to entry for new construction. In 2009, the city of Baltimore established an extensive sustainability plan focused on evaluating development proposals that are brought before Baltimore's Planning Department & Planning Commission. While these initiatives are a benefit to the city's environmental and economic future, they are often associated with prohibitively high initial costs to developers. Density is limited because of the restraints imposed on building vertically, which has caused development to sprawl horizontally. New developments are forced to locate further away from public transit hubs and are often less attractive commuting options. In addition, the Baltimore-Washington, D.C. metropolitan area is subject to affordable housing laws, which apply added pressure on developers, further reducing the number of market value units made available. Average annual CPI rent growth in suburban Baltimore-Washington, D.C. was 4.0% for 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban Baltimore-Washington, D.C. to average 4.5% through 2015 versus the expected national average of 3.8% over the same period.

Our Properties

              We own a portfolio of 94 properties, consisting of approximately 21,518 apartment homes, and we own equity interests in five additional properties, consisting of approximately 1,573 apartment homes, through unconsolidated joint ventures.

              Our properties are located in established high barrier markets and are well-maintained and located in areas with close proximity to schools, local businesses and public transportation systems. Our properties are generally two or three story garden style, communities comprised of brick on block and wood frame construction with mature and professionally managed landscaping. Many of our properties offer resident amenities ranging from swimming pools and tennis courts to business centers, fitness centers, playgrounds and pet play areas. Individual apartment homes include personal amenities such as in-unit washer/dryers, renovated kitchens and modernized bathrooms. Management believes that its focus on quality product, curb appeal, resident conveniences and the quality of the customer service it provides to all residents results in low turnover by industry standards.

              The following table presents an overview of our portfolio of multifamily properties based on information as of March 31, 2011, unless otherwise indicated. No single property accounted for more than 10% of our total assets or gross revenue for the year ended December 31, 2010.

	Number of Properties	Number of Apartment Homes(1)	Average Occupancy(2)	Annualized Base Rent(3)		Average Monthly Base Rent Per Occupied Apartment Home(4)	Percentage of Annualized Base Rent(5)
				(thousands)
Core Markets
Suburban Philadelphia	33	8,479	94.6%	$96,720		$1,005	40.1%
Suburban New York-New Jersey	31	4,503	94.3%	63,512		1,246	26.4%
Suburban Baltimore-Washington, D.C.	10	3,422	94.7%	37,281		959	15.5%

Subtotal Core Markets	74	16,404	94.5%	197,513		1,062	82.0%
Other Markets	20	5,114	94.1%	43,224		749	18.0%

Subtotal Core and Other Markets	94	21,518	94.4%	240,737		987	100.0%

Joint Venture Properties	5	1,573	94.2%	17,194	(6)	967

Total Properties	99	23,091	94.4%	$257,931		$986

Note: Figures may not add up due to rounding differences.

(1)
Excludes 57,485 square feet of commercial space located at nine of our residential communities as of June 30, 2011.

(2)
Average Occupancy is defined as total possible residential rental income, net of vacancy expense, as a percentage of total possible residential rental income for the first quarter of 2011.

(3)
Annualized Base Rent is defined as total possible residential rental income, net of vacancy expense for the first quarter of 2011, multiplied by four.

(4)
Average Monthly Base Rent represents Annualized Base Rent divided by the product of the number of apartment homes and Average Occupancy, divided by 12.

(5)
Shown as a percentage of our portfolio of 94 properties.

(6)
Amount of annualized base rent for our joint venture properties is shown on a fully consolidated basis, our pro rata share of the annualized base rent is approximately $1.8 million.

 Our Financing Strategy

              We are currently negotiating the terms of a credit facility with affiliates of certain of the underwriters of this offering. We expect to enter into the facility concurrently with, or shortly following, the completion of this offering. We intend to use this facility for, among other things, capital expenditures related to repositioning activities, acquisitions and general business and working capital purposes. There can be no assurance that we will be able to obtain such financing on favorable terms or at all.

              We expect to have approximately $            of total consolidated indebtedness outstanding upon completion of this offering and the formation transactions. As of                        , our indebtedness will have staggered maturities with a weighted average debt maturity of approximately            years and a weighted average interest rate of        % per annum, and consist of approximately        % fixed rate debt. Our overall leverage will depend on our investments and the cost of leverage. Our declaration of trust does not restrict the amount of leverage that we may use.

Structure and Formation of Our Company

Our Structure

              Morgan Properties Trust was formed on June 24, 2011, as a Maryland real estate investment trust. We are the sole general partner of our operating partnership, Morgan Properties Operating Partnership, L.P., a Delaware limited partnership, which was initially formed on June 2, 2010. We will conduct our business through a traditional UPREIT structure, in which substantially all of our properties are directly or indirectly owned by our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units.

Formation Transactions

              Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions, which are designed to:

  •
  consolidate the ownership of our portfolio under our operating partnership;

  •
  cause us to succeed to the property management business of our management company;

  •
  facilitate this offering;

  •
  enable us to repay existing indebtedness related to certain properties in our portfolio;

  •
  enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011;

  •
  enable certain investors in our predecessor, whom we refer to as continuing investors, to obtain liquidity for their investments; and

  •
  defer the recognition of taxable gain by certain continuing investors.

Our Organization and Ownership Structure

              The following diagram depicts our organization and ownership structure upon completion of this offering and the formation transactions. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings and the formation transactions. The ownership percentages below will vary depending on whether and to the extent the underwriters exercise their overallotment option.

(1)
On a fully diluted basis, our public shareholders will own approximately        % of our outstanding common shares, Mr. Morgan and his affiliates will own approximately        % of our outstanding common shares, and our trustees and executive officers, other than Mr. Morgan and his affiliates, will own approximately         % of our outstanding common shares.

(2)
Morgan Properties Trust serves as the general partner of Morgan Properties Operating Partnership, L.P.

(3)
Represents limited partnership interests in our operating partnership.

(4)
Consists of 91 wholly-owned properties and three properties in which an outside limited partner owns a de minimis equity interest.

(5)
Represents an approximately 12% economic interest in one multifamily property and an approximately 10% economic interest in four multifamily properties.

(6)
In the future, we may utilize one or more taxable REIT subsidiaries, or TRSs.

Benefits to Related Parties

              In connection with this offering and the formation transactions, Mr. Morgan, our Chairman, Chief Executive Officer and President, and certain of our trustees and executive officers will receive material financial and other benefits described in "Certain Relationships and Related Party Transactions," including the following. All amounts are based on the midpoint of the per share price range set forth on the cover page of this prospectus. The value of the common shares and operating partnership units to be received as described below will increase or decrease if our common shares are priced above or below on the midpoint of the per share price range set forth on the cover page of this prospectus.

  •
  Mr. Morgan and his affiliates, including the Morgan trusts, will receive                        common shares and                         operating partnership units in connection with the formation transactions, with an aggregate value of approximately $             million.

  •
  Our executive officers, other than Mr. Morgan and his affiliates, will receive                        operating partnership units in connection with the formation transactions, with an aggregate value of approximately $             million, and             restricted shares in exchange for their interests in our management company, with an aggregate value of approximately $             million.

  •
  We will repay third-party debt of approximately $             million (including debt of approximately $             million guaranteed by Mr. Morgan and his affiliates) encumbering certain properties acquired from Mr. Morgan and his affiliates as part of the formation transactions.

  •
  We expect to enter into agreements that provide for the release of all the personal debt guarantees provided by Mr. Morgan and his affiliates with respect to indebtedness that we assume in connection with the formation transactions.

  •
  We will repay Mr. Morgan and his affiliates approximately $             million for a portion of their cash equity investments made in connection with our purchase of certain properties in our portfolio since 2008.

  •
  We will repay debt owed to Mr. Morgan and his affiliates of approximately $             million made in connection with our purchase of certain properties in our portfolio since 2008.

  •
  We will enter into tax protection agreements with Mr. Morgan and his affiliates.

  •
  We intend to enter into employment agreements with Mr. Morgan, our Chairman, Chief Executive Officer and President, and Mr. O'Grady, our Executive Vice President and Chief Financial Officer that will become effective as of the completion of this offering.

  •
  We will enter into a registration rights agreement with the various persons receiving common shares and/or operating partnership units in the formation transactions, including Mr. Morgan and his affiliates, the Morgan trusts, and our executive officers.

  •
  We intend to adopt our 2011 Equity Incentive Award Plan under which we may grant cash and equity-based incentive awards to our trustees, officers, employees and consultants. See "Management—2011 Equity Incentive Plan."

Restrictions on Transfer

              Under the partnership agreement, holders of operating partnership units do not have redemption or exchange rights for a period of 12 months after first acquiring operating partnership units and, except under limited circumstances, may not otherwise transfer their operating partnership units during such period without our consent. In addition, our executive officers and trustees have agreed with the underwriters not to sell or otherwise transfer or encumber any of our common shares or securities convertible into or exchangeable for our common shares (including operating partnership units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the completion of this offering without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

Restrictions on Ownership of our Common Shares

              The Internal Revenue Code of 1986, as amended, or the Code, imposes limitations on the concentration of ownership of REIT shares. Our declaration of trust generally prohibits (i) any person from beneficially or constructively owning more than 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or (ii) 9.8% in value of the aggregate of our outstanding shares. Our declaration of trust also generally prohibits any individual (as defined under the Code to include certain entities such as private foundations) from beneficially owning (i) more than        %, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or (ii)         % in value of the aggregate of our outstanding shares. We refer to these restrictions as the ownership limits. These restrictions generally do not apply, however, to Mr. Morgan, his family and certain affiliates, who may collectively own up to        % by value of the aggregate of our outstanding shares, as described under "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer." Our declaration of trust permits our board of trustees in its sole and absolute discretion to increase the ownership limitation applicable to Mr. Morgan, his family and his affiliates and grant additional exemptions from any or all of the ownership limits if, among other limitations, such increase or exemptions will not cause us to fail to qualify as a REIT.

Conflicts of Interest

              Following the completion of this offering and the formation transactions, conflicts of interest may arise with respect to certain transactions between the holders of operating partnership units and our shareholders. In particular, the completion of certain business combinations, the taxable sale of any properties (especially those contributed in exchange for operating partnership units or held by the operating partnership prior to the closing of the initial public offering) or a reduction of indebtedness could have adverse tax consequences to holders of operating partnership units, which would make those transactions less desirable to certain holders of such operating partnership units. Mr. Morgan will hold both operating partnership units and common shares upon completion of this offering and the formation transactions.

              Mr. Morgan and his affiliates own interests, directly or indirectly, in the existing entities that own the properties that are included in our portfolio and that we will acquire in the formation transactions and as such are parties to, or have interests in, contribution or other acquisition agreements with us. In addition, certain of our executive officers may become parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management or our board of trustees and their affiliates, with possible negative impact on shareholders.

              We did not conduct arm's-length negotiations with Mr. Morgan with respect to the terms of the formation transactions. In the course of structuring the formation transactions, Mr. Morgan had the ability to influence the type and level of benefits that he will receive from us. In addition, we have not obtained any third-party appraisals of the properties and other assets to be acquired by us from the continuing investors, including Mr. Morgan and his affiliates, in connection with the formation transactions. As a result, the price to be paid by us to our continuing investors, including Mr. Morgan and his affiliates, for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets.

              In addition, we have agreed pursuant to tax protection agreements to indemnify Mr. Morgan and his affiliates, whom we refer to as the protected parties, against the taxes incurred by them upon a sale, exchange or other disposition of 35 of our properties in our core markets (or 37% of our 94 consolidated properties) in a taxable transaction until ten years following the closing of this offering, which we refer to as the restricted period. We refer to these 35 properties as the tax protected properties. We will also be required to indemnify the protected parties if we engage in other transactions, such as a taxable merger, that trigger their tax gain with respect to the tax protected properties during the restricted period. We also have agreed to maintain sufficient qualified nonrecourse financing during the restricted period on our properties so that at least $250 million of such indebtedness is allocated to Mr. Morgan and his affiliates for federal income tax purposes. In addition, we have agreed to maintain at least $120 million of certain additional indebtedness in order to permit the protected parties to guarantee or otherwise become at risk for such amount at their election in order to facilitate additional deferral of taxable income with respect to their operating partnership units. If we trigger these tax protection provisions, we must indemnify the protected parties for the entire amount of the resulting tax liabilities (without regard to any deductions or offsets available to them from other sources), plus an additional amount equal to the taxes incurred by them as a result of indemnification payments. The tax indemnities granted to the protected parties under the tax protection agreements may affect the way in which we conduct our business, including when and under what circumstances we sell properties or interests therein during the restricted period. See "Certain Relationships and Related Party Transactions—Tax Protection Agreements."

              We intend to adopt policies that are designed to eliminate or minimize certain potential conflicts of interests. See "Policies with Respect to Certain Activities—Conflict of Interest Policies" and "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P."

Distribution Policy

              We intend to pay cash dividends to holders of our common shares. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending on December 31, 2011 based on a dividend payment of $            per share for a full quarter. On an annualized basis, this would equal $            per share, or an annual distribution rate of approximately        %, based on the midpoint of the per share price range set forth on the cover page of this prospectus. Dividends and other distributions made by us will be authorized by our board of trustees and declared by us out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the distribution requirements for our qualification as a REIT for federal income tax purposes. See "Distribution Policy." We do not intend to reduce the expected dividend per share if the underwriters' overallotment option is exercised.

Our Tax Status

              We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our shareholders, determined without regard to the dividends paid deduction and excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute to our shareholders during the year in which we earn the income. If we fail to qualify as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to federal income tax on all of our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary, or TRS, that we own will be subject to taxation at regular corporate rates. See "Material U.S. Federal Income Tax Considerations."

Our Offices

              Our principal executive offices are located at 160 Clubhouse Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 265-2800. We maintain a website located at www.morgan-properties.com. The information found on or accessible through our website is not incorporated into and does not form a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

This Offering

Common shares offered by us	shares (plus up to an additional common shares that we may issue and sell upon exercise of the underwriters' overallotment option in full)
Common shares to be outstanding after this offering	shares(1)
Operating partnership units to be outstanding after this offering	operating partnership units(2)
Use of proceeds
We estimate that the net proceeds we will receive from the sale of common shares in this offering will be approximately $ million (or approximately $ million if the underwriters exercise their overallotment option in full), in each case assuming a public offering of $ per share, which is the midpoint of the per share price range set forth on the cover page of this prospectus. We will contribute the net proceeds of this offering to our operating partnership. We intend to use the net proceeds of this offering as follows:
• approximately $ million to repay outstanding third-party indebtedness, including applicable prepayment costs of $ million;
• $ million to repay notes owed to third-party investors in connection with the formation transactions;
• $ million to pay fees in connection with the assumption of indebtedness;
• $ million to repay loans owed to Mr. Morgan and his affiliates;
• $ million to repay Mr. Morgan and his affiliates for a portion of their cash equity investment made in connection with our purchase of certain properties;
• approximately $ million to pay unaccredited investors in connection with the formation transactions;

•       approximately $        to pay expenses incurred in connection with this offering and the formation transactions, including $        million in transfer taxes incurred in connection with the formation transactions; and

• the remaining amounts for general business and working capital purposes, including future acquisitions.

Ownership and Transfer Restrictions	To assist us in qualifying as a REIT, all persons (other than Mr. Morgan, his family and certain of his affiliates) are generally restricted from beneficially or constructively owning more than 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or 9.8% in value of the aggregate of our outstanding shares of beneficial interest. Also, individuals and certain entities (other than Mr. Morgan, his family and certain of his affiliates) are generally restricted from beneficially owning more than %, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or % in value of the aggregate of our outstanding shares of beneficial interest. No person (including Mr. Morgan, his family and affiliates) may own our shares to the extent such ownership would preclude us from qualifying as a REIT. See "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer."
Risk Factors
Investing in our common shares involves risks. You should carefully read and consider the information set forth in the section entitled "Risk Factors" and all other information in this prospectus before investing in our common shares.
Proposed New York Stock Exchange symbol	We intend to apply to list our common shares on the New York Stock Exchange, or NYSE, under the symbol "MPT".

(1)
Includes (a)             common shares to be issued in this offering, (b)             common shares to be issued in the formation transactions, and (c)             restricted shares to be granted under the 2011 Equity Incentive Plan to our non-employee trustees concurrently with the completion of this offering. Excludes (a)             shares available for future issuance under our 2011 Equity Incentive Plan and (b)              shares that may be issued, at our option, upon exchange of operating partnership units to be issued in the formation transactions.

(2)
Includes            operating partnership units expected to be issued in the formation transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for common shares on a one-for-one basis.

Summary Historical and Pro Forma Financial Data

              The following table sets forth summary historical financial and operating data on a historical combined basis for our predecessor and on a pro forma consolidated basis for our company. Each of the predecessor entities currently owns, directly or indirectly, one or more multifamily properties. Upon completion of the formation transactions, our operating partnership will acquire all of the equity interests in holding companies for our predecessor's properties. We have not presented historical information for Morgan Properties Trust because we have not had any activity since our formation other than the issuance of 100 common shares to Mr. Morgan in connection with the initial capitalization of the company and activity in connection with this offering, and because we believe it would not be meaningful.

              You should read the following summary historical financial data in conjunction with our historical financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

              The historical combined balance sheet information as of December 31, 2010 and 2009 of our predecessor and the combined consolidated statements of operations information for each of the three years in the period ended December 31, 2010 of our predecessor have been derived from the audited combined financial statements of our predecessor included elsewhere in this prospectus. The historical combined consolidated balance sheet information as of March 31, 2011, December 31, 2008, 2007 and 2006, and the combined statements of operations information of our predecessor for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2007 and 2006, have been derived from the unaudited combined financial statements of our predecessor. In the opinion of our management, such information includes all adjustments necessary to present fairly the information set forth therein.

              The unaudited pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2011 and the year ended December 31, 2010 assume the completion of this offering and the formation transactions as of January 1, 2010 for the operating data and as of March 31, 2011 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	For the Three Months Ended March 31, (unaudited)			For the Year Ended December 31,
		Predecessor Entities
					Predecessor Entities
	Pro Forma 2011			Pro Forma 2010
		2011	2010		2010	2009	2008	2007	2006
				(unaudited)				(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental revenues	$	$59,476	$15,639	$	$84,544	$42,567	$31,536	$28,071	$27,049
Operating expense reimbursements		2,894	1,348		4,626	2,734	1,822	1,180	1,090
Payroll expense reimbursements		2,388	6,365		25,392	29,073	27,990	17,062	11,899
Related party fee income		756	2,198		8,661	9,835	10,200	6,725	4,485
Other income		3,685	1,372		7,594	4,630	2,986	2,367	1,921

Total revenues		69,199	26,922		130,817	88,839	74,534	55,405	46,444

	For the Three Months Ended March 31, (unaudited)			For the Year Ended December 31,
		Predecessor Entities
					Predecessor Entities
	Pro Forma 2011			Pro Forma 2010
		2011	2010		2010	2009	2008	2007	2006
				(unaudited)				(unaudited)	(unaudited)
	(in thousands, except per share data)
Expenses:
Rental operations		31,271	8,644		45,366	20,692	14,211	12,593	13,961
General and administrative		4,197	2,846		15,223	11,484	10,729	8,655	6,772
Non Predecessor entities' payroll expense		2,388	6,365		25,392	29,073	27,990	17,062	11,899
Interest		24,765	4,668		30,048	10,633	9,249	10,246	10,149
Depreciation		11,838	3,339		16,931	8,662	5,908	5,202	4,874
Amortization		6,705	2,007		6,319	1,882	202	44	438
Net (gain) loss on derivative		144	197		(39)	(28)	73	16	70

Total expenses		81,308	28,066		139,240	82,398	68,362	53,818	48,163

Operating income (loss)		(12,109)	(1,144)		(8,423)	6,441	6,172	1,587	(1,719)
Equity in income (losses) earnings of unconsolidated entities		4	62		499	322	(789)	(327)	(579)
Gain on previously held equity investment		—	—		110,292	13,033	—	—	—
Non-operating income (expense)		8	20		43	13	111	5,038	599

Income (loss) before noncontrolling interest		(12,097)	(1,062)		102,411	19,809	5,494	6,298	(1,699)
Noncontrolling interest		(9,800)	(1,201)		47,307	10,767	2,039	(4,124)	(424)

Net income (loss)	$	$(2,297)	$139	$	$55,104	$9,042	$3,455	$10,422	$(1,275)

Pro forma basic earnings per share (unaudited)
Pro forma diluted earnings per share (unaudited)
Pro forma weighted average common shares outstanding—basic (unaudited)
Pro forma weighted average common shares outstanding—diluted (unaudited)

	As of March 31,		As of December 31,
		Predecessor Entities
				Predecessor Entities
	Pro Forma 2011		Pro Forma 2010
		2011		2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data (at period end):
Net investment in real estate	$	$1,644,937	$	$1,654,756	$338,607	$171,590	$111,750	$114,825
Cash and cash equivalents		8,918		13,508	2,006	435	(1,262)	1,787
Other assets		62,060		71,959	19,657	15,183	17,442	11,277

Total assets	$	$1,715,915	$	$1,740,223	$360,270	$187,208	$127,930	$127,889

Debt obligations		1,638,690		1,636,216	392,210	235,121	182,730	181,487
Other liabilities		48,273		55,610	32,219	29,523	26,973	25,635
Total liabilities		1,686,963		1,691,826	424,429	264,644	209,703	207,122
Owners' equity (deficit)		3,353		8,792	(46,365)	(49,460)	(46,852)	(48,268)
Noncontrolling interest		25,599		39,605	(17,794)	(27,976)	(34,921)	(30,965)

Total Liabilities and owners' equity	$	$1,715,915	$	$1,740,223	$360,270	$187,208	$127,930	$127,889

RISK FACTORS

              Investment in our common shares involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring the common shares offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Related to Our Business and Operations

Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our results of operations and returns to our shareholders.

              We are subject to risks generally attributable to the ownership of real property, including:

  •
  changes in national, regional or local economic, demographic or real estate market conditions;

  •
  changes in supply of or demand for apartment units in an area;

  •
  competition for real property investments targeted by our investment strategy;

  •
  changes in interest rates and the availability of financing;

  •
  environmental risks related to the presence of hazardous or toxic substances or materials at or in the vicinity of our properties;

  •
  changes in government rules, regulations and fiscal policies, including those governing real estate usage and tax; and

  •
  catastrophic events that may result in uninsured or underinsured losses.

              We are unable to accurately predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a continued recession or rise in interest rates could make it more difficult for us to lease apartments, may require us to lease our apartments at lower rental rates than projected and may lead to an increase in resident defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at competitive prices. These conditions, or others we cannot predict, could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

Our multifamily properties are primarily concentrated in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which makes us more susceptible to adverse economic developments in those markets.

              As of March 31, 2011, approximately 78% of our apartment homes, including those in our joint venture properties, (17,977 out of the total 23,091) are concentrated in our core markets of the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which exposes us to greater risks associated with the economies of these markets than if our property holdings were more geographically diverse. As of March 31, 2011, these markets represented approximately 82% of the annualized base rent for our 94 consolidated properties in our portfolio. As a result, we are particularly dependent upon the local economic conditions in these markets, including local real estate conditions, and any negative changes in conditions in these markets will impact our overall performance. All of these markets experienced downturns in recent years. If there is a further downturn in the economy in any of these markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our shareholders, could be materially adversely affected. We cannot assure you that these markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of multifamily properties. Our operations may also be affected if competing properties are built in any of these markets.

              In addition, the recent economic downturn caused consumer confidence to plunge and unemployment to rise. Increasing job losses typically slow household formations, which could impact the occupancy rates of our multifamily properties. In addition, continued job losses and weak economic conditions might negatively affect our current residents' ability to pay rent and would likely affect our ability to raise rents.

Our success depends in part on key personnel, including Mr. Morgan, our Chairman, Chief Executive Officer and President, whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies.

              Our success depends to a significant degree upon the contributions of key personnel, including Mr. Morgan, our Chairman, Chief Executive Officer and President. If key personnel, including Mr. Morgan, were to cease employment with us, our operating results could suffer. Additionally, even though we have entered into employment agreements with key personnel, including a            -year employment agreement with Mr. Morgan and a            -year employment agreement with Mr. O'Grady, we cannot assure you that they will continue to serve the company beyond the term of their agreement. The loss of services from one or more of our key personnel could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on Mr. Morgan.

Repositioning risks could affect our profitability.

              A key component of our strategy is to reposition and renovate apartment homes in order to effect long-term growth. In addition, we have repositioned and in the future may reposition new apartment homes. Our renovation and repositioning activities generally entail certain risks, including the following:

  •
  funds may be expended and management's time devoted to projects that may not be completed due to a variety of factors, including without limitation, the inability to obtain necessary zoning or other approvals;

  •
  construction costs of a renovation or repositioning project may exceed original estimates, possibly making the project economically unfeasible or the economic return on a repositioned property less than anticipated;

  •
  projects may be delayed due to zoning or other required approvals, adverse weather conditions, labor shortages or other unforeseen complications;

  •
  occupancy rates and rents at a repositioned property may be less than anticipated; and

  •
  the operating expenses at a repositioned property may be higher than anticipated.

These risks may reduce the funds available for distribution to shareholders.

We depend on residents for revenue, and vacancies, resident defaults, lease terminations or capital improvements may adversely affect our operations and cause the value of your investment to decline.

              The success of our investments depends upon the occupancy levels, rental income and operating expenses of our multifamily properties and our company. The revenues of our portfolio may be adversely affected by the general or local economic climate, local real estate considerations (such as over-supply of or reduced demand for apartments), the perception by prospective residents of the safety, convenience and attractiveness of the communities in which our properties are located (including the quality of local schools and other amenities) and increased operating costs (including real estate taxes and utilities).

              The recent economic downturn resulted in a trend of increasing vacancy rates in apartment rental markets. Although we believe this trend has stabilized, vacancy rates may increase in the future and we may be unable to lease vacant space or renew expiring leases on attractive terms, or at all, and we may be required to offer reduced rental rates or other concessions to residents. Our revenues may be lower as a result of lower occupancy rates, increased turnover, reduced rental rates, increased economic concessions and potential increases in uncollectible rent. In addition, we will continue to incur expenses, including maintenance costs, insurance costs and property taxes, even though a property maintains a high vacancy rate. Our financial performance will suffer if our revenues decrease or our costs increase as a result of this trend.

              The underlying value of our properties and our ability to make distributions to you depend upon our ability to lease our available apartment homes and the ability of our residents to generate enough income to pay their rents in a timely manner. Our residents' inability to pay rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. Upon a resident default, we will attempt to remove the resident from the premises and re-lease the property as promptly as possible. Our ability and the time required to evict a resident, however, will depend on applicable law. Virtually all of our apartment leases are short-term leases, generally ranging from six months to one year. As a result, our rental income and our cash flow are impacted by declines in market conditions more quickly than if our leases were for longer terms.

The average age of our multifamily properties is approximately 40 years and if we are not able to cost effectively maximize the life of our properties we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to pay distributions on our common shares.

              The average age of our multifamily properties is approximately 40 years. Older properties may carry certain risks including unanticipated repair costs associated with older properties, increased maintenance costs as older properties continue to age, and cost overruns due to the need for special materials and/or fixtures specific to older properties. Although we take a proactive approach to asset preservation, utilizing a preventative maintenance plan, and implementing architectural and engineering solutions that mitigate the cost impact of maintaining exterior building features and aging building components, if we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs which may adversely affect our ability to pay distributions on our common shares.

We may be unable to identify and complete acquisitions to expand our business on advantageous terms and successfully operate acquired properties, which may materially adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

              We intend to manage our existing properties and acquire additional multifamily properties. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to acquire properties that are as profitable as our prior acquisitions, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations, and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other investors. As a result of competition, we may be unable to acquire properties that we desire to purchase or the purchase price may be significantly elevated. Although we expect to finance future acquisitions through a combination of borrowings under the credit facility that we expect to enter into concurrently with, or shortly following, the completion of this offering, long-term debt, the issuance of common and preferred shares and retained cash flow, these sources of funds may not be available at all or on advantageous terms. Any of the above risks could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

Increased competition and increased affordability of apartment homes could limit our ability to retain our residents, lease apartment homes or increase or maintain rents at our multifamily properties.

              Our multifamily properties compete with numerous housing alternatives in attracting residents, including other multifamily properties and single-family rental homes, as well as owner occupied single and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner occupied single and multifamily homes due to, among other things, declining housing prices, oversupply, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

Underlying demographic characteristics and trends in our core markets, which we expect will increase demand for apartments, may not result in higher rental rates and reduced vacancies.

              Over the long term, we believe strong underlying demographic characteristics and trends in our core markets as described in this prospectus under the section "Industry Background and Market Opportunity" will increase demand for our apartment homes resulting in higher rental rates and reduced vacancies. In the event that this is not the case, our ability to effect our growth strategies could be adversely affected.

We face significant competition for real property investments and residents and may not compete successfully, which may materially adversely affect our financial condition, results of operations, cash flows, ability to satisfy our debt service obligations and ability to pay distributions on, and the market price of, our common shares.

              We compete with many other persons and entities seeking to buy real property or to attract residents to properties they own. There are numerous financial institutions, real estate funds and investment companies, pension funds, real estate developers and public and private U.S. and non-U.S. investors that compete with us in seeking investments and residents. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In particular, many of our competitors are larger public REITs, which have greater name recognition, resources and access to capital than we do, thus potentially adversely impacting our ability to compete successfully against our competitors.

              The apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our rental properties, which would adversely affect our operations. We face competition from many sources, including from multifamily rental properties both in the immediate vicinity and in the larger geographic market where our multifamily rental properties are located. Overbuilding of multifamily rental properties may occur. If so, this will increase the number of apartment homes available and may decrease occupancy and apartment rental rates. As of the quarter ended March 31, 2011, our apartment community rental portfolio had an average occupancy rate of approximately 94.4%.

              There is no assurance that we will be able to acquire properties or attract residents on favorable terms, if at all. Our competitors may be willing to offer apartment homes at rental rates below our rates, causing us to lose existing or potential residents and pressuring us to reduce our rental rates or provide resident inducement packages to retain existing residents or convince new residents to lease space at our properties. Increased competition may also require us to make capital improvements that we would not otherwise have made in order to keep pace with changing market demands. Each of these factors could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

Financing and compliance requirements could limit our income and the ability to raise rents, which may materially adversely affect our financial condition, results of operations, cash flows, ability to satisfy our debt service obligations and ability to pay distributions on, and the market price of, our common shares.

              As a requirement related to some of our financing or, in some instances, related to zoning or other municipal approvals, we have committed to make some of our apartment homes available to households whose income does not exceed certain thresholds and/or to limit rent increases. As of June 30, 2011, approximately 3,393 of our apartment homes were under some form of such limitations. These commitments typically expire after a period of time, and may limit our ability to raise rent aggressively and, consequently, may also limit increases in value of the communities subject to these restrictions.

We could be negatively impacted by the condition of the Federal National Mortgage Association, which we refer to as Fannie Mae, or the Federal Home Loan Mortgage Corporation, which we refer to as Freddie Mac.

              Fannie Mae and Freddie Mac are a major source of financing for secured multifamily rental properties. We and other multifamily companies depend heavily on Fannie Mae and Freddie Mac to finance growth by purchasing or guaranteeing apartment loans. In September 2008, the U.S. government assumed control of Fannie Mae and Freddie Mac and placed both companies into a government conservatorship under the Federal Housing Finance Agency. In December 2009, the Obama administration pledged to cover unlimited losses through 2012 for both companies, lifting an earlier cap of $400 billion. In February 2011, the U.S. Department of the Treasury and the Department of Housing and Urban Development released a report to Congress entitled "Reforming America's Housing Finance Market" in which they proposed to reduce or eliminate the role of Fannie Mae and Freddie Mac in mortgage financing. However, the report calls for an expansion of federal financing of multifamily real estate in order to provide greater support for rental housing.

              While we believe Fannie Mae and Freddie Mac will continue to provide liquidity to our sector, should they discontinue doing so, have their mandates changed or reduced or be disbanded, consolidated or reorganized by the government, it would significantly reduce our access to debt capital and adversely affect our ability to finance or refinance existing indebtedness at competitive rates and it may adversely affect our ability to sell assets. Uncertainty in the future activity and involvement of Fannie Mae and Freddie Mac as a source of financing could negatively impact our ability to make acquisitions and make it more difficult or not possible for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. Further, a decision by the government to eliminate Fannie Mae or Freddie Mac or reduce their acquisitions or guarantees of apartment loans may adversely affect interest rates, capital availability, and the development of multifamily properties. Governmental actions could also make it easier for individuals to finance loans for single-family homes, which would make renting a less attractive option and adversely affect our occupancy or rental rates.

The price we will pay for the existing entities to be acquired by us in the formation transactions may exceed their aggregate fair market value.

              We have not obtained any third-party appraisals of the properties to be acquired by us in connection with this offering or the formation transactions. The value of the operating partnership units and common shares that we will issue as consideration for the properties that we have acquired or will acquire will increase or decrease if our common shares are priced above or below the midpoint of the per share price range set forth on the cover page of this prospectus. The initial public offering price of our common shares will be determined in consultation with the underwriters based on the history and prospects for the industry in which we compete, our financial information, the ability of our management, our business potential and earning prospects, the prevailing securities markets at the time of this offering and the recent market prices of, and the demand for, publicly traded shares of generally comparable companies. The initial public offering price does not necessarily bear any relationship to the aggregate book value or the fair market value of the properties acquired in the formation transactions. As a result, the price to be paid by us for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets. The aggregate historical combined net tangible book value of the assets to be acquired by us in the formation transactions was approximately $             million as of            , 2011.

We will not obtain new owner's title insurance policies in connection with the properties that our operating partnership will acquire in the formation transactions.

              Each of our properties is insured by a title insurance policy. We will not, however, obtain new owner's title insurance policies in connection with the acquisition of our properties in the formation transactions, unless the existing mortgage loans on such properties are refinanced in connection therewith, in which case we may obtain new title policies or update existing title policies. Further, we have not obtained updated surveys for all of the properties we have acquired or developed. Because updated surveys were not always obtained, the title insurance policies obtained by us may contain exceptions for matters that an updated survey might have disclosed. Such matters might include such things as boundary encroachments, unrecorded easements or similar matters, which would have been reflected on a survey. Moreover, because no updated surveys were prepared for some properties, we cannot assure you that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures and improvements which we believe they cover. If there were a material title defect related to any of these properties that is not adequately covered by a title insurance policy, we could lose some or all of both our capital invested in and our anticipated profits from such property.

Our real property is subject to property taxes that may increase in the future, which could reduce our cash flow and results of operations.

              Our real properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space. Consequently, any tax increase may adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

The prior performance of our predecessor may not be indicative of our future performance.

              All of our properties have been acquired or developed by our predecessor and the entities holding our non-controlling interests in our joint venture properties prior to operation of our company as a REIT or a publicly traded company. Consequently, the historical operating results of our properties and the financial data set forth in this prospectus may not be indicative of our future performance. The operating performance of the properties may decline and could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

Our participation in joint ventures creates additional risks as compared to direct real estate investments, and the actions of our joint venture partners could adversely affect our operations or performance.

              We own five of our properties through joint ventures and in the future may purchase properties jointly with other entities, including limited partnerships and limited liability companies, some of which may be unaffiliated with us. There are additional risks involved in these types of transactions as compared to other types of real estate investments, including but not limited to the risks that:

  •
  our joint venture partner in an investment might become bankrupt, which would mean that we and any other remaining joint venture partners would bear an unexpectedly large portion of the economic responsibilities associated with the joint venture;

  •
  our joint venture partner may at any time have economic or business interests or goals that are or which become inconsistent with our business interests or goals;

  •
  our joint venture partner may take action contrary to our instructions, our policies or our objectives, including our policy with respect to maintaining our qualification as a REIT;

  •
  joint venture agreements may restrict our ability to transfer our joint venture interest when we desire or on advantageous terms;

  •
  our joint venture partner may exercise buy-sell, put-call and other similar liquidity mechanisms that could require us to fund additional capital to buy out our joint venture partner's interests or sell our interest to our joint venture partner at a price that we would consider to be less than optimal; and

  •
  we may in certain circumstances be liable for the actions of our joint venture partners.

              In addition, we may owe a fiduciary obligation to our partner in a joint venture transaction, which may make it more difficult to enforce our rights. We generally will seek to maintain sufficient control of our joint venture partnerships to permit us to achieve our business objectives; however, we may not be able to do so. Any of the above risks could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.

              In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of the partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made in the partnership.

We own three properties in which an outside limited partner owns a de minimis equity interest, and the actions of such outside limited partner could adversely affect our operations or performance.

              We own three properties located in Montgomery County, Pennsylvania in which an outside limited partner owns a de minimis equity interest. These three properties are subject to a right of first refusal pursuant to which the outside limited partner has a right to purchase our interest in the relevant property in the event we decide to accept an offer to sell any of the three properties to a third party. This may restrict our ability to transfer our interests in these properties when we desire or on advantageous terms.

Investments in properties other than multifamily properties may materially and adversely affect us.

              While our portfolio consists of, and our primary business objective is to make, equity investments in multifamily properties, we may, at the discretion of our board of trustees and without a vote of our shareholders, invest in properties other than multifamily properties. Because we have no investment experience in other types of real estate, our investments may not yield the returns we anticipate, and it could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our principal and interest obligations and to make distributions to our shareholders.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect our performance and your returns.

              Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as hurricanes, wind, floods and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is exacerbated by virtue of the concentration of our properties' locations and the potential for global climate change that may increase severe weather patterns. In addition, we may be subject to losses as a result of other catastrophic events, such as pollution or environmental matters (including the presence of asbestos or other hazardous building materials) that are uninsurable or not economically insurable.

              We maintain general commercial liability insurance on all of our properties and will attempt adequately to insure all of our real properties against casualty and other losses. However, these policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our real properties. Insurance proceeds may not be adequate to cover business interruption or losses resulting from adverse weather or other catastrophic disasters or to restore our economic position with respect to the affected property. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real properties incurs a casualty loss which is not fully covered by insurance, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties, which could result in lower distributions to our shareholders. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

              In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. In connection with this offering, we have not obtained updated surveys for all of the properties we have acquired or developed. Because updated surveys were not always obtained, the title insurance policies obtained by us may contain exceptions for matters that an updated survey might have disclosed. Moreover, because no updated surveys were prepared for some properties, we cannot assure you that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures, and improvements which we believe they cover. We have not obtained and do not intend to obtain new or additional title insurance in connection with this offering and the formation transactions, including any so-called date down endorsements or other modifications to our existing title insurance policies.

Insurance costs and policy deductibles expose us to unpredictable expenses which may be material.

              Our general liability, property and workers' compensation policies provide for deductibles and self-insured retention amounts. These deductibles and self-insured retention amounts expose us to potential uninsured losses. Our management believes that this exposure is justified by savings in insurance premium amounts and, in some cases, was necessary in order for us to secure coverage. Depending on the level of claims experienced, insurance coverage may become difficult to obtain at the current premium and expense levels.

Changes in applicable laws, or noncompliance with applicable laws, could adversely affect our operations and expose us to liability.

              We must operate our properties in compliance with numerous federal, state and local laws and regulations, including landlord tenant laws and other laws generally applicable to business operations. Noncompliance with laws could expose us to liability. Compliance with changes in laws increasing the potential liability for environmental conditions existing on our properties or the restrictions on discharges or other conditions; rent control or rent stabilization laws; or other governmental rules and regulations or enforcement policies affecting the use and operation of our multifamily properties, including changes to building codes and fire and life-safety codes, may result in lower revenue growth or significant unanticipated expenditures.

We may incur costs and increased expenses to repair property damage resulting from inclement weather.

              In many of our markets we are exposed to risks associated with inclement weather, including increased costs for the removal of snow and ice.

Our operating expenses may increase in the future, and to the extent such increases cannot be passed on to residents or satisfied from rental revenues, our cash flow and our operating results could decrease.

              Operating expenses, including utility costs, repair and maintenance and insurance costs, are not fixed and will likely increase in the near term due to general inflation and as we acquire new properties and grow our business. Vacancies in our apartment homes may cause rents to be insufficient to cover operating expenses. If we are unable to offset operating expense increases through rent increases, our cash flow may decrease.

We have a material weakness in our internal control over financial reporting.

              In connection with their audit of our predecessor's combined consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 our independent registered public accounting firm identified and communicated to us certain control deficiencies in our internal control, which constituted a material weakness. The material weakness was that our predecessor did not maintain effective controls over the recording of certain complex or non-standard transactions. Specifically, our predecessor's controls were not designed nor operated effectively to ensure complete and accurate accounting for certain costs, holding gains and debt instruments in a timely manner and to ensure complete, accurate and timely recording of certain journal entries including those related to employee compensation forfeitures. Additionally, our independent registered public accounting firm found that our predecessor did not have adequate resources that possessed the prerequisite level of knowledge and experience to effectively review these transactions and record them completely, accurately and timely. These control deficiencies resulted in several audit adjustments in our predecessor's combined consolidated financial statements.

              A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity's financial statements will not be prevented or detected and corrected, on a timely basis.

              We expect to hire a chief accounting officer concurrently with, or shortly following, the completion of this offering. Although this measure is designed to remediate the deficiencies raised by our independent registered public accounting firm, this and any future measures may not enable us to remedy these deficiencies or avoid other deficiencies in the future.

If we do not implement effective internal controls over financial reporting or disclosure controls and procedures within the required time frame, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.

              Since our inception we have operated as a private company through a number of direct and indirect special purpose entities. We cannot assure you that the past experience of our Chief Financial Officer in operating a publicly traded REIT will be sufficient to successfully operate our company as a publicly traded REIT, including the requirements to meet disclosure requirements in a timely manner and comply with the Sarbanes-Oxley Act of 2002. As an internally managed public company, after an initial transition period, we will be required to maintain internal control over financial reporting and our management will be required to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Additionally, we will be required to disclose in our annual reports on Form 10-K our management's assessment of the effectiveness of our internal control over financial reporting and a registered public accounting firm's attestation report on this assessment. As a public company, we will also be required to maintain disclosure controls and procedures, which encompass most of our internal control over financial reporting. Our principal executive officer and principal financial officer will be required to evaluate our disclosure controls and procedures as of the end of each quarter and disclose in our annual reports on Form 10-K and our quarterly reports on Form 10-Q their conclusions regarding the effectiveness of these controls and procedures. We are in the process of implementing such controls and procedures.

              Historically, as a private company, we have maintained our books and records on either a GAAP or a tax basis; however, as a public company we will be required to maintain books and records that allow us to prepare financial statements in accordance with GAAP. If we fail to remediate the weakness identified above, if we identify significant deficiencies or additional material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner or if we are not successful in establishing effective internal control over financial reporting or disclosure controls and procedures within the required time period, there could be inaccuracies or omissions in the information we are required to file with the SEC, including our consolidated financial information. Additionally, even if there are no inaccuracies or omissions, we will be required to publicly disclose the conclusion of our management that our internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in our reported financial information, adversely impact our share price, result in increased costs to remedy any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management's attention, limit our ability to access the capital markets or cause our shares to be delisted from the securities exchange on which they are listed.

We are and may continue to be subject to litigation, which could have a material adverse effect on our financial condition.

              We currently are, and are likely to continue to be, subject to litigation, including claims relating to our operations and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, would adversely impact our earnings and cash flows, thereby impacting our ability to service debt and pay distributions to our shareholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and trustees.

The extent of our indemnification obligations with respect to Mr. Morgan and his affiliates upon the sale or other taxable disposition of certain properties pursuant to tax protection agreements may be such that they prevent us from effectuating such transactions even if they are otherwise in the best interests of shareholders.

              We have agreed pursuant to tax protection agreements to indemnify Mr. Morgan and his affiliates, whom we refer to as the protected parties, against the taxes incurred by them upon a sale, exchange or other disposition of 35 of our properties in our core markets (or 37% of our 94 consolidated properties) in a taxable transaction during the ten years following the closing of this offering, or the restricted period. The tax protection agreements also require us to indemnify the protected parties if we engage in other taxable transactions, such as a taxable merger, that trigger their tax gain with respect to the tax protected properties during the restricted period. We would not be required to indemnify a protected party if we sell, exchange or otherwise dispose of a property in a tax deferred transaction such as a like-kind exchange.

              We also have agreed to maintain sufficient qualified nonrecourse financing on our properties during the restricted period so that at least $250 million of such indebtedness is allocated to the protected parties for federal income tax purposes, which is intended to allow them to defer recognition of gain and defer recapture of deductions attributable to our properties. In addition, we have agreed to maintain at least $120 million of certain additional indebtedness in order to permit the protected parties to guarantee or otherwise become at risk for such amount at their election in order to facilitate additional deferral of taxable income with respect to their operating partnership units. If we trigger these tax protection provisions, we must indemnify the protected parties for the entire amount of the resulting tax liabilities (without regard to any deductions or offsets available to them from other sources), plus an additional amount equal to the taxes incurred by them as a result of indemnification payments, and not just the value of the loss of deferral of such taxes for the balance of the restricted period.

              The tax indemnities granted to the protected parties may affect the way in which we conduct our business, including whether, when and under what circumstances we sell properties or interests therein and the timing and nature of our financings and refinancing transactions.

Tax consequences to holders of operating partnership units upon a sale or refinancing of properties not covered by the tax protection agreements may cause the interests of our senior management to differ from your own.

              As a result of the unrealized built-in gain attributable to certain properties acquired in connection with the formation transactions or held by the operating partnership immediately prior to the formation transactions, some holders of operating partnership units, including but not limited to Mr. Morgan and his affiliates, may suffer different and more adverse tax consequences than holders of common shares upon the sale or refinancing of properties not covered by the tax protection agreements. Such consequences may include disproportionately greater allocations of items of taxable income and gain upon a realization event. In addition, the refinancing of properties not covered by the tax protection agreements (or upon expiration of the tax protection agreements) could trigger recognition of gain to certain holders if such holders had been relying on operating partnership indebtedness to provide them with tax basis in their operating partnership units and the refinancing has the effect of reducing or eliminating such partnership indebtedness. As holders will not receive a correspondingly greater distribution of cash proceeds with respect to any such allocations of income or recognized gain, such holders may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all. As a result, the effect of certain transactions on these members of our executive management team may influence their decisions affecting these properties and may cause such members of our executive management team to attempt to delay, defer or prevent a transaction that might otherwise be in the best interests of our other shareholders.

Risks Related to the Real Estate Industry

The illiquidity of real estate investments and current economic conditions could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

              Real estate investments are relatively illiquid. We will have a limited ability to sell our properties or otherwise vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. Additionally, there is no assurance that we will dispose of properties on terms as advantageous to us as prior dispositions. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, the Code imposes a 100% penalty tax on gain recognized by a REIT from the sale of property characterized as held primarily for sale to customers in the ordinary course of business, which creates a disincentive for certain dispositions that other types of real estate companies do not face. These restrictions may increase the illiquidity of our real estate assets. Our inability to respond quickly to changes in the performance of our properties and sell an unprofitable property or parcel of land could adversely affect our cash flows and results of operations and limit our ability to make distributions to our shareholders.

              Additionally, the uncertainty in the credit markets and the economy in general could negatively impact our ability to make dispositions or may affect the price we receive since buyers may experience increased borrowing costs or an inability to obtain financing. As a result, when we sell any of our real estate investments, we may not realize a gain on such sale and we may realize a loss, or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. Our inability to realize a gain, or the realization of a loss, upon the sale of a property may adversely affect our results of operations.

We could incur significant costs related to government regulation and private litigation over environmental matters.

              Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at or emanating from that property. In the case of contamination of any of our properties, we may face liability under such laws regardless of:

  •
  our knowledge of the contamination;

  •
  the timing of the contamination;

  •
  the cause of the contamination; or

  •
  the party responsible for the contamination.

              Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties.

              Most of our properties likely contain asbestos or asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. Some laws impose liability for release or exposure to asbestos or asbestos-containing building materials. Environmental laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos or asbestos-containing building materials. Properties we may acquire in the future may also contain asbestos.

              To the extent environmental contamination exists on any of our properties, we could be subject to strict, joint and several liability for the contamination by virtue of our ownership interest. The presence of hazardous or toxic substances on our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, we could be subject to liability by virtue of our ownership interest and incur costs in defending against environmental claims, complying with environmental regulatory requirements or of remediating contaminated property, which could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

              Many of our properties have limited environmental insurance subject to deductibles, exclusions and policy conditions. Environmental liabilities may not be covered, proceeds from any such insurance policy may be insufficient to address any particular environmental situation or we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

              All of our currently owned properties have been subject to a Phase I or similar environmental assessment by independent environmental consultants, usually conducted at the time of acquisition, and we intend to subject any additional acquisitions to similar assessment. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties with respect to releases or potential releases of hazardous substances. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey or verification of compliance with environmental or permitting requirements. Even if none of our environmental assessments of our properties reveal an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, we cannot give any assurance that such conditions do not exist or may not arise or be discovered in the future. Material environmental conditions, liabilities or compliance concerns may arise or be discovered after the environmental assessment has been completed. Moreover, the environmental condition of our properties may be affected by residents, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), by third parties unrelated to us, or by catastrophic events such as severe weather, fire or earthquakes.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

              Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Likewise, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990, to be accessible to the handicapped. These and other federal, state and local laws may require modifications to our properties, or affect renovations of the properties. Although we believe that the properties in our portfolio substantially comply with present requirements of the ADA and FHAA, we have not conducted an audit or investigation of all of our properties to determine our compliance with the ADA and FHAA. If one or more of the properties in our portfolio does not comply with the ADA or FHAA, then we would be required to incur additional costs to bring the property into compliance. We cannot predict the ultimate cost of compliance with the ADA, FHAA or other legislation. If we incur substantial costs to comply with the ADA, FHAA and any other similar legislation, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay distributions to our shareholders, per share trading price of our common shares and our ability to satisfy our debt service obligations could be materially adversely affected.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.

              When excessive moisture accumulates in buildings or on building materials, mold may grow, particularly if the moisture remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues may also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels is alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants in any of our apartment community properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our residents and others if property damage or health concerns arise.

Risks Related to Our Organizational Structure

Conflicts of interest may exist or could arise in the future between the interests of our shareholders and the interests of holders of operating partnership units.

              Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

Mr. Morgan and his affiliates are involved in other real estate activities and investments and, therefore, may have conflicts of interest with us.

              Mr. Morgan and his affiliates own interests in other real estate-related businesses and investments, including equity securities of public and private real estate companies. Mr. Morgan and his affiliates own an approximate 1% non-controlling interest in each of two multifamily properties located in suburban Philadelphia, and unaffiliated third parties own the remaining interests in the properties. In the formation transactions we will acquire certain rights of first refusal with respect to such properties held by Mr. Morgan and his affiliates. Our executive officers' involvement in other real estate-related activities could divert their attention from our day-to-day operations, and state law may limit our ability to enforce any non-compete agreements.

We did not conduct arm's-length negotiations with Mr. Morgan, our Chairman, Chief Executive Officer and President, regarding the terms of the formation transactions, such as the value of the properties to be acquired, and Mr. Morgan exercised significant influence with respect to the terms of the formation transactions.

              We did not conduct arm's-length negotiations with Mr. Morgan and his affiliates with respect to the terms of the formation transactions. In the course of structuring the formation transactions, Mr. Morgan had the ability to influence the type and level of benefits that he, his affiliates and our other executive officers will receive from us. In addition, Mr. Morgan had substantial pre-existing ownership interests in our predecessor and will receive substantial economic benefits as a result of the formation transactions. As a result, Mr. Morgan may receive disproportionate benefits in this offering as compared to other shareholders.

Upon completion of this offering and the formation transactions, Mr. Morgan and his affiliates, directly or indirectly, will own a substantial beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and our operating partnership.

              Upon completion of this offering and the formation transactions, Mr. Morgan and his affiliates will own approximately         % of our outstanding common shares and        % of our outstanding operating partnership units, which together represent an approximate        % beneficial interest in our company on a fully diluted basis. Consequently, Mr. Morgan may be able to significantly influence the outcome of matters submitted for shareholder action, including the approval of significant corporate transactions, including business combinations, consolidations and mergers.

Our declaration of trust and bylaws and the amended and restated partnership agreement of our operating partnership contain provisions that may delay, defer or prevent a change of control transaction.

              Our declaration of trust provides that no person (other than Mr. Morgan, his family and certain of his affiliates) may beneficially or constructively own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common shares or 9.8% in value of the aggregate of our outstanding shares. Our declaration of trust also generally prohibits any individual (as defined under the Code to include certain entities such as private foundations), other than Mr. Morgan, his family and certain of his affiliates, from beneficially owning more than        % in value or in number of shares, whichever is more restrictive, of our outstanding common shares or        % in value of the aggregate of our outstanding shares. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of trustees' approval, even if our shareholders believe the change of control is in their best interest.

              Our declaration of trust also authorizes our board of trustees to authorize us to issue up to 450,000,000 common shares and up to 50,000,000 preferred shares, to classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of the classified or reclassified shares. Furthermore, our board of trustees may, without any action by the shareholders, amend our declaration of trust from time to time to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have authority to issue. Issuances of additional shares may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common shares or otherwise be in our shareholders' best interest.

              Additionally, provisions of the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, which some shareholders might consider desirable. These provisions include, among others:

  •
  redemption rights of limited partners and certain assignees of operating partnership units;

  •
  transfer restrictions on operating partnership units;

  •
  our ability in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership on terms that we may determine, in either case, without the consent of any limited partner; and

  •
  the right of the limited partners to consent to transfers of our interest in the operating partnership under specified circumstances, including in connection with certain mergers, consolidations and other business combinations involving us.

Certain provisions of Maryland law could impede changes in control, which may have the effect of preventing an acquisition that could benefit our shareholders.

              Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our shareholders, including:

  •
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

  •
  "control share" provisions that provide that holders of "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise voting power in the election of trustees within one of three increasing ranges) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares," subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

              As permitted by the MGCL, we have elected, by resolution of our board of trustees, to opt out of the business combination provisions of the MGCL and, pursuant to a provision in our bylaws, to opt out of the control share provisions of the MGCL. Our board of trustees may not repeal this exemption from the business combination provisions of the MGCL or amend our bylaws to opt into the control share provisions of the MGCL without the affirmative vote of a majority of the votes cast on the matter by our common shareholders.

              Maryland law also contains other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

              Title 3, Subtitle 8 of the MGCL permits our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses, some of which, including a classified board or a supermajority vote requirement to remove a trustee, we do not already have. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price.

              In addition, the provisions of our declaration of trust on the removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common shares or otherwise be in their best interest. Likewise, if our company's board of trustees were to opt in to the provisions of Title 3, Subtitle 8 of the MGCL classifying our board of trustees or increasing the vote required to remove a trustee, these provisions of the MGCL could have similar anti-takeover effects.

Our shareholders have only limited voting rights and will be bound by the majority vote on matters on which our shareholders are entitled to vote even if they do not vote with the majority on such matter, which may decrease the degree to which shareholders influence the actions of our company.

              In accordance with our declaration of trust, you may vote only on certain matters at an annual or special meeting of shareholders, including the election and removal of trustees, amendments to the declaration of trust, the termination of our company, mergers or consolidations or the sale or disposition of all or substantially all of our assets, any matters that are required to be approved by our shareholders under applicable law or the rules of any exchange on which our common shares are listed or traded, any properly submitted shareholder proposals and any other matters that our board of trustees directs to be submitted to our shareholders. Our shareholders are not entitled to vote on matters outside these limited areas. In addition, you will be bound by the majority vote on matters requiring approval of the shareholders (other than the election of trustees, in which you will be bound by the plurality vote) even if you do not vote with the majority (or plurality) on any such matter.

Our board of trustees may change our policies without shareholder approval.

              Our policies, including our policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of trustees or those committees or officers to whom our board of trustees delegates such authority. Our board of trustees will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our board of trustees or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, and we may adopt policies that may not prove to be in the best interests of our shareholders.

Your interest in us will be diluted by our issuance of additional shares in this offering or otherwise.

              Existing shareholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our declaration of trust provides that we may issue up to 500,000,000 shares of beneficial interest, of which 450,000,000 shares are designated as common shares and 50,000,000 shares are designated as preferred shares. All of such shares may be issued in the discretion of our board of trustees. Our board of trustees may increase or decrease the number of authorized shares of beneficial interest, increase or decrease the number of authorized shares of any class or series of shares, or classify or reclassify any unissued shares without obtaining shareholder approval.

              Existing shareholders and investors purchasing common shares in this offering will also experience dilution of their equity investment in us in the event that we:

  •
  issue common shares in the future;

  •
  issue securities that are convertible into common shares;

  •
  issue common shares in a private offering;

  •
  issue common shares upon the exercise of the options granted to our independent trustees, employees or others; or

  •
  issue common shares to sellers of properties acquired by us in connection with a redemption of our operating partnership units.

              Depending on the terms of such transactions, most notably the price per share, which may be less than the price paid per share in this offering, and the value of our properties, investors in this offering may experience a dilution in the book value per common share. Issuances of a substantial amount of our common shares in the public market, or the perception that such issuances might occur, could also adversely affect the market price of our common shares.

              Additionally, we and other companies in the real estate industry have experienced limited availability of financing in sufficient amounts or on favorable terms from time to time. If we issue additional equity securities to finance repositioning activities and acquisitions instead of incurring debt, the interest of our existing shareholders could be diluted.

We may pursue enforcement of the terms of the formation transaction documents less vigorously because of conflicts of interest with Mr. Morgan, which may adversely affect our shareholders.

              Mr. Morgan and his affiliates have ownership interests in the properties and in the other assets and liabilities that our operating partnership will acquire in the formation transactions. None of the agreements related to the formation transactions were negotiated at arm's-length. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Mr. Morgan and the other individuals and entities involved.

Employment agreements that provide termination benefits to Mr. Morgan and Mr. O'Grady, our Chairman, Chief Executive Officer and President and our Executive Vice President and Chief Financial Officer, respectively, could prevent or deter a change of control.

              We expect to enter into employment agreements with Mr. Morgan and Mr. O'Grady that will provide them with severance benefits if their employment ends due to a termination by us without cause or by Mr. Morgan or Mr. O'Grady for good reason. The terms of Mr. Morgan's and Mr. O'Grady's employment agreements could prevent or deter a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which may limit our ability to recover damages from our trustees and officers.

              As permitted by the MGCL, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding that an action or failure to act by the trustee or officer was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

              In addition, our declaration of trust authorizes us to obligate our company, and our bylaws so obligate us, to indemnify our trustees and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors, officers, employees and agents of a Maryland corporation. Generally, Maryland law permits a Maryland corporation to indemnify its directors and officers except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, had reasonable cause to believe that his or her actions were unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the trustee or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Accordingly, in the event that actions taken by any of our trustees or officers impede the performance of our company, your ability to recover damages from that trustee or officer may be limited.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

              We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such, and shareholders should be aware that qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

              If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distribution to our shareholders because:

  •
  we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax on all of our taxable income at regular corporate rates;

  •
  we could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

              In addition, if we fail to qualify as a REIT, we will not be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common shares.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

              Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on net income from certain "prohibited transactions," tax on income from certain activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes. We could also, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, any of our subsidiaries that are taxable REIT subsidiaries, or TRSs, will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distributions to shareholders.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

              We intend to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders for a calendar year is less than a minimum amount specified under the Code.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

              We believe that our operating partnership will be treated as a partnership for U.S. federal tax purposes. As a partnership, our operating partnership would not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, would be required to take into account its allocable share of the operating partnership's income. No assurance can be provided, however, that the IRS would not challenge the status of our operating partnership or of any other subsidiary partnership in which we have an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or, depending on the size of our interest, a subsidiary partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, our operating partnership and any such subsidiary partnership would become subject to U.S. federal, state and local income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

We may be required to borrow funds or sell assets to satisfy our REIT distribution requirements.

              In order to maintain our qualification as a REIT and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. Our cash flows from operations may be insufficient to fund required distributions for a variety of reasons, including as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible expenditures, such as capital expenditures, payments of compensation for which Section 162(m) of the Code denies a deduction, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or to sell equity securities in order to fund distributions required to maintain our qualification as a REIT. Also, although the Internal Revenue Service, or IRS, has issued Revenue Procedure 2010-12 treating certain issuances of taxable stock dividends by REITs as distributions for purposes of the REIT requirements for taxable years ending on or before December 31, 2011, no assurance can be given that the IRS will extend this treatment or that we will otherwise be able to pay taxable share dividends to meet our REIT distribution requirements.

We may in the future choose to pay dividends in the form of our shares instead of cash, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

              We may, in the future, distribute taxable dividends that are payable in cash and common shares at the election of each shareholder or distribute other forms of taxable stock dividends. Taxable shareholders receiving such dividends or other forms of taxable stock dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including with respect to all or a portion of such dividend that is payable in shares. In addition, if a significant number of our shareholders decide to sell shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our shares.

Dividends payable by REITs generally do not qualify for reduced tax rates.

              Certain dividends payable to individuals, trusts and estates that are U.S. shareholders, as defined in "Material U.S. Federal Income Tax Considerations" below, are currently subject to U.S. federal income tax at a maximum rate of 15% and are scheduled to be taxed at ordinary income rates for taxable years beginning after December 31, 2012. Dividends payable by REITs, however, are generally not eligible for the current reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common shares.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments.

              To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. In order to meet these tests, we may be required to forego investments we might otherwise make, liquidate otherwise attractive investments and refrain from engaging in certain activities as discussed under "Material U.S. Federal Income Tax Considerations" below. Thus, compliance with the REIT requirements may hinder our performance.

              In addition, if we fail to comply with certain asset ownership tests described under "Material U.S. Federal Income Tax Considerations," below, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

We are assuming liabilities in connection with the formation transactions, including unknown liabilities and potential tax liabilities.

              Pursuant to the formation transactions, we and our operating partnership will acquire all of the assets and liabilities of, or all of the interests in, certain existing entities. If any such existing entity filed tax returns as an S corporation or partnership but was properly classified as a regular C corporation, we could assume material U.S. federal income tax liabilities in connection with the formation transactions. In addition, to qualify as a REIT, we will be required to distribute any earnings and profits acquired from such existing entities prior to the close of the taxable year in which the formation transactions occur. No rulings from the IRS will be requested and no opinions of counsel will be rendered regarding the U.S. federal income tax treatment of any of the existing entities to be acquired by our company or our subsidiaries in the formation transactions. Accordingly, no assurance can be given that we will not inherit material U.S. federal income or other tax liabilities from any such existing entities.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

              At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws, may be amended. We cannot predict if or when any new U.S. federal income tax law, regulation, or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

You may be restricted from acquiring or transferring certain amounts of our shares.

              In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. To assist us in qualifying as a REIT, our declaration of trust contains an aggregate share ownership limit and a common share ownership limit of 9.8% applicable to all shareholders (other than Mr. Morgan, his family and certain of his affiliates) who beneficially or constructively own our shares and also contains additional aggregate and common share ownership limits of        % applicable to individuals (other than Mr. Morgan, his family and certain of his affiliates) who beneficially own our shares. The lower        % ownership limit applicable to individuals is intended to permit Mr. Morgan, his family and his affiliates to exchange their operating partnership units for our shares without violating the prohibition against five or fewer individuals owning more than 50% of our shares. Generally, any shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limits, and any shares of common shares owned by affiliated owners will be added together for purposes of the common share ownership limits.

              If anyone attempts to transfer or own shares in a way that would violate the ownership limits, unless such ownership limits have been waived by our board of trustees, or in a way that would prevent us from continuing to qualify as a REIT, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the ownership limits. If this transfer to a trust fails to prevent such a violation or our disqualification as a REIT, then the initial intended transfer or ownership will be null and void from the outset. Anyone who acquires or owns shares in violation of an aggregate share ownership limit or common share ownership limit, unless such ownership limit or limits have been waived by our board of trustees, or in violation of the other restrictions on transfer or ownership in our declaration of trust bears the risk of a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

              The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Generally, income from a hedging transaction we enter into following the offering to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute "gross income" for purposes of the 75% or 95% gross income tests, provided we properly identify the hedge pursuant to the applicable sections of the Code and Treasury Regulations. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary, or TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on income or gains resulting from hedges entered into by it or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in any of our TRSs will generally not provide any tax benefit, except for being carried forward for use against future taxable income in the TRSs.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

              Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax on all of our taxable income at regular corporate rates, which may have adverse consequences on our total return to our shareholders.

The opinion of our tax counsel regarding our status as a REIT does not guarantee that we are a REIT or that we will remain a REIT.

              Our tax counsel, Goodwin Procter LLP, is expected to render an opinion to us to the effect that we have been and are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our prior, current and proposed ownership and method of operations will allow us to satisfy the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ending December 31, 2011. This opinion will be based upon our representations as to the manner in which we will be owned, invest in assets, operate and make distributions, among other things, and will assume we do in fact comply with our representations. The validity of Goodwin Procter LLP's opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Goodwin Procter LLP. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any taxable year. The opinion of Goodwin Procter LLP will be based upon current law, which is subject to change either prospectively or retroactively. Opinions of counsel impose no obligation on counsel to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Changes in applicable law could modify the conclusions expressed in the opinion. Unlike a ruling from the IRS, an opinion of Goodwin Procter LLP is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our qualification as a REIT.

Risks Related to this Offering

There has been no public market for our common shares prior to this offering and we cannot guarantee that an active one will develop. The trading price of our common shares may therefore decline below the initial public offering price determined by agreement among us and the underwriters.

              Prior to this offering, there has been no public market for our common shares, and there can be no assurance that an active trading market will develop or be sustained or that our common shares will be resold at or above the initial public offering price. The initial public offering price of our common shares has been determined by agreement among us and the underwriters, but there can be no assurance that our common shares will not trade below the initial public offering price following the completion of this offering. The market value of our common shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common shares following the completion of this offering, the extent of institutional investors' interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. In addition, the trading market for our common shares will rely in part on the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common shares to decline.

The market price and trading volume of our common shares may be volatile.

              The market price of our common shares may be volatile. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future.

              Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

  •
  actual or anticipated variations in our quarterly operating results or dividends;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate industry;

  •
  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

  •
  changes in market valuations of similar companies; adverse market reaction to any additional debt we incur in the future;

  •
  additions or departures of key management personnel;

  •
  actions by institutional shareholders;

  •
  speculation in the press or investment community;

  •
  the realization of any of the other risk factors presented in this prospectus; and

  •
  general market and economic conditions.

The timing and amount of our cash distributions, if any, may fluctuate over time, and a portion of our distributions to investors in this offering may represent a return of capital.

              One of our primary investment objectives is to pay regular cash distributions to shareholders. If these distributions exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes, a portion of our distributions may represent a return of capital to shareholders for U.S. federal income tax purposes. Although such return of capital distributions will not be taxable to a shareholder unless they exceed the shareholder's adjusted tax basis in our shares, such basis will be reduced by the amount of the return of capital distribution, thereby increasing the amount of gain (or decreasing the amount of loss) recognizable by the shareholder upon a subsequent disposition of our shares. The actual amount and timing of distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of trustees may deem relevant from time to time. Our ability to buy, and earn positive yields on, real estate assets, the yields on our investments, our operating expense levels, distribution requirements under the REIT provisions of the Code and many other variables may affect the availability and timing of our cash distributions. As a result, our distribution rate and payment frequency may vary. Our long-term strategy is to fund the payment of regular cash distributions to our shareholders entirely from our funds from operations. However, in the near term we may need to borrow funds, issue new securities, sell assets, or, to the extent necessary, utilize offering proceeds in order to make cash distributions. Our board of trustees may modify our dividend policy from time to time.

Estimated initial cash available for distribution may not be sufficient to make distributions at expected levels.

              We intend to distribute to our shareholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements applicable to REITs under the Code and to avoid federal income and excise tax on retained income. Our estimated initial annual distributions represent        % of our estimated cash available for distribution for the 12 months ending December 31, 2011. Our ability to pay dividends may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay our estimated initial annual distribution to shareholders out of cash available for distribution as calculated in "Distribution Policy." This calculation gives no effect to additional leasing of the properties in our portfolio after the date of this prospectus, or other potential sources of in-flows and out-flows of cash. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital (expected to aggregate approximately $            upon completion of this offering) or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. Any such reduction may result in a decrease in the market price of our shares.

If we pay distributions from sources other than our cash flow from operations, we will have less funding available for the acquisition of properties, and your overall return may be reduced.

              Our organizational documents permit us to make distributions from any source, and we may choose to pay distributions when we do not have sufficient cash flow from operations to fund such distributions. In addition, to the extent we make distributions to shareholders with sources other than funds from operations, the amount of cash that is distributed from such sources will limit the amount of investments that we can make, which will in turn negatively impact our ability to achieve our investment objectives and limit our ability to make future distributions. Distributions that exceed cash flows from operations or the cash flow generated by investing activities will likely not be sustainable for a significant period of time.

If you invest in this offering, you will experience immediate and substantial dilution.

              We expect the initial public offering price of our common shares to be higher than the pro forma book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $            in the book value per common share. This means that investors who purchase common shares will pay a price per share that exceeds the pro forma book value of our assets after subtracting our liabilities.

Affiliates of our underwriters will receive benefits in connection with this offering.

              We expect that affiliates of our underwriters will participate as lenders under our proposed $             million credit facility. We expect that, under this facility, an affiliate of                        will act as administrative agent and joint arranger, and an affiliate of                        will act as syndication agent and joint arranger. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering and formation transactions are completed.

Risks Related to Our Indebtedness and Future Debt Financing

Payments on our debt will reduce cash available for distribution, including cash available to pay distributions to our shareholders, and may expose us to the risk of default under our debt obligations.

              Upon completion of this offering, we anticipate that our pro forma total consolidated indebtedness will be approximately $             million, and we may incur significant additional debt to finance future acquisition and repositioning activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or pay distributions to our shareholders necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

  •
  our cash flow may be insufficient to meet our required principal and interest payments;

  •
  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet operational needs;

  •
  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

  •
  because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

  •
  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

  •
  we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the existing entities that own the properties that secure their loans and receive an assignment of rents and leases;

  •
  we may be at a competitive disadvantage compared to our competitors that have less debt;

  •
  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

  •
  our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness; and

  •
  substantial inflationary or deflationary pressures could have a negative effect on rental rates and property operating expenses and have a more pronounced negative impact on our debt interest.

              If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay distributions to our shareholders, per share trading price of our common shares, and our ability to satisfy our debt service obligations could be materially adversely affected.

Existing loan agreements contain, and future financing arrangements, including our proposed credit facility, will contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders and cause us to fail to qualify as a REIT.

              We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future, including our proposed credit facility, will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, the loan documents generally contain restrictive covenants which may include, among others, financial covenants, including certain debt service coverage and leverage ratios, as well as covenants limiting our ability to incur additional secured and unsecured indebtedness, make dividend payments, sell all or substantially all of its assets, engage in mergers and consolidations and complete certain acquisitions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us. Also, if, as a result of covenants applicable to our debt, we are restricted from making distributions, we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT, which could affect our financial condition, results of operations, cash flows, ability to make distributions, and the market price for our common shares.

Future offerings of debt, which would be senior to our common shares upon liquidation, and/or preferred equity securities which may be senior to our common shares for purposes of dividend distributions or upon liquidation, may dilute or otherwise adversely affect the market price of our common shares.

              In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities. Upon liquidation, holders of our debt securities and shares of preferred shares and lenders with respect to other borrowings may receive distributions of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their holdings in us.

Disruptions in the financial markets could adversely affect our ability to obtain debt financing and impact our acquisitions and dispositions.

              Dislocations and liquidity disruptions in capital and credit markets could impact liquidity in the debt markets, resulting in financing terms that are less attractive to us and/or the unavailability of certain types of debt financing. The capital and credit markets have recently experienced significant volatility during which the availability of funds to real estate investment trusts, among others, was limited. Should this again be the case, or if funds are only available on unattractive terms, debt financing or refinancing could be costly or unavailable to us. It is possible that our ability to access the capital and credit markets may therefore be limited or precluded at a time when we would like, or need, to do so, which would adversely impact our ability to refinance maturing debt and/or react to changing economic and business conditions. Uncertainty in the credit markets may negatively impact our ability to make acquisitions, make it more difficult or not possible for us to sell properties, or adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. Renewed disruptions in the financial markets could also have other unknown adverse effects on us or the economy generally, and may cause the price of our common shares to fluctuate significantly and/or to decline.

Our organizational documents contain no limitation on the amount of debt we may incur. As a result, we may become highly leveraged in the future.

              Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Subject to certain limitations under our existing loan documents, as described above, we could alter the balance between our total outstanding indebtedness and the value of our assets at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions or the distributions required to maintain our REIT status, and could harm our financial condition.

Increases in interest rates would increase our expenses, make it more difficult for us to make attractive investments and could limit our ability to pay distributions to our shareholders.

              High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. Interest we pay would reduce cash available for distribution to our shareholders and other purposes. Interest rates are currently low relative to historical levels and may increase significantly in the future. Unless we have hedged effectively against interest rate changes, if we incur variable-rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flow and our ability to make distributions to you. Further, increases in interest rates may make investments in other entities more attractive than an investment in us. Conversely, decreases in interest rates may cause the price of real property investments and real estate-related investments to increase, thus making it more difficult for us to make otherwise attractive investments. Any of these risks could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

              Subject to maintaining our status as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Cross-collateralization and cross-default provisions in our loan documents may increase the risk of loss, as defaults under these documents may cause us to lose the properties securing the loans.

              In addition to the general foreclosure risk associated with mortgage financing, some of our secured loan documents contain cross-collateralization or cross-default provisions. These provisions create the risk that a default on a single property could affect multiple properties, including by triggering foreclosure against multiple properties to satisfy the loan obligation. If any of our properties are foreclosed upon due to a default, it could have an adverse effect on our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our common shares.

FORWARD-LOOKING STATEMENTS

              We make statements in this prospectus that are "forward-looking statements." In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. You can also identify forward-looking statements by discussions of strategy, projections, plans or intentions.

              Forward-looking statements involve numerous risks and uncertainties and you should not place undue reliance on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  the anticipated operating performance of our multifamily properties;

  •
  decreases in real estate values;

  •
  decreased rental rates or increased resident incentives or vacancy rates at our multifamily properties resulting from competition or otherwise;

  •
  the real estate markets in selected states in the Northeast and Mid-Atlantic United States and in general;

  •
  changes in the competitive environment in which we operate;

  •
  our investments, indebtedness, acquisitions, dispositions, financings and other matters;

  •
  changes in the operations of Fannie Mae or Freddie Mac;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness and make distributions to our shareholders;

  •
  increased interest rates or operating costs;

  •
  difficulties in identifying properties to acquire and completing acquisitions;

  •
  our inability to manage growth effectively;

  •
  our inability to comply with the laws and regulations applicable to companies, particularly public companies;

  •
  detrimental changes in real estate or zoning laws and regulations or increases in real property tax rates and taxation of REITs;

  •
  our failure to obtain necessary outside financing;

  •
  potential losses from environmental uncertainties or natural disasters;

  •
  uninsured or underinsured losses relating to our properties;

  •
  general volatility of the capital markets and the market price of our common shares;

  •
  limitations imposed by the tax protection agreements on our ability to sell or dispose of our properties during the restricted period; and

  •
  our failure to maintain our status as a REIT.

              While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by law. For a further discussion of these and other factors that could impact our future results, performance or transactions, please carefully read the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties."

USE OF PROCEEDS

              We estimate we will receive gross proceeds from this offering of $             million, or approximately $             million if the underwriters' overallotment option is exercised in full, in each case assuming an initial public offering price of $            per share, which is the midpoint of the per share price range set forth on the cover page of this prospectus. After deducting the underwriting discount and commissions and estimated expenses of this offering, we expect to receive net proceeds from this offering of approximately $             million, or approximately $             million if the underwriters' overallotment option is exercised in full.

              We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership will subsequently use the net proceeds received from us as described below:

  •
  approximately $             million to repay, in whole or in part, the outstanding indebtedness described in the table below, including applicable prepayment costs:

Amount to be Repaid(1) (in millions)	Debt to be Repaid(2)	Interest Rate	Effective Interest Rate (June 30, 2011)	Maturity Date

(1)
Amounts based on outstanding balances as of                        , 2011.

(2)
Exact payment amounts may differ from such estimates due to amortization of principal, additional borrowings, accrual of additional prepayment fees and incurrence of additional transaction expenses.
  •
  $             million to repay notes owed to third-party investors in connection with the formation transactions;

  •
  $             million to pay fees in connection with the assumption of indebtedness;

  •
  $             million to repay loans owed to Mr. Morgan and his affiliates;

  •
  $             million to repay Mr. Morgan and his affiliates for a portion of their cash equity investment made in connection with our purchase of certain properties in our portfolio;

  •
  approximately $             million to unaccredited investors in connection with the formation transactions;

  •
  approximately $             million to pay expenses incurred in connection with this offering and the formation transactions, including $             million in transfer taxes incurred in connection with the formation transactions;

  •
  approximately $            to pay expenses incurred in connection with this offering and the formation transactions, including $             million in transfer taxes incurred in connection with the formation transactions; and

  •
  the remaining amounts for general business and working capital purposes, including future acquisitions.

              If the underwriters exercise their option to purchase up to an additional            common shares in full to cover overallotments, we expect to use the additional net proceeds for general working capital purposes, potential future acquisitions and repositioning activities.

              We currently do not intend to use any of the net proceeds from the offering to fund distributions to our shareholders, but if we use the net proceeds to fund distributions, these payments may be treated as a return of capital to our shareholders for U.S. federal income tax purposes. Pending the application of the net proceeds, we intend to invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities consistent with our intention to qualify for taxation as a REIT.

DISTRIBUTION POLICY

              We intend to pay regular quarterly dividends to holders of our common shares. We intend to pay a pro rata initial dividend with respect to the period commencing on the completion of this offering and ending            , based on $            per share for a full quarter. On an annualized basis, this would be $            per share, or an annual distribution rate of approximately        % based on an estimated initial public offering price at the midpoint of the per share price range set forth on the cover page of this prospectus. We estimate that this initial annual distribution rate will represent approximately        % of estimated cash available for distribution for the 12 months ending March 31, 2012. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending March 31, 2012, which we have calculated based on adjustments to our pro forma income for the year ended December 31, 2010 and for the three months ending March 31, 2011. This estimate was based on our historical operating results and does not take into account our growth strategy. In estimating our cash available for distribution for the 12 months ending March 31, 2012, we have made certain assumptions as reflected in the table and footnotes below.

              Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for recurring capital expenditures. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of estimating the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

              Dividends and other distributions made by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected dividends per share if the underwriters' overallotment option is exercised; however, this could require us to borrow under our credit facility.

              We cannot assure you that our estimated dividends will be made or sustained or that our board of trustees will not change our dividend policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our residents to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations. See "Risk Factors."

              U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. See "Material U.S. Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will exceed the amount required to be distributed pursuant to the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or avoid taxes on retained income. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any such shortfall, including borrowing under our proposed credit facility, selling certain of our assets or using a portion of the net proceeds from this offering or further offerings. We may also elect to pay distributions in the form of taxable distributions of shares or debt securities. If, in the future, we issue any preferred shares, the distribution preference on the preferred shares could limit our ability to make distributions to the holders of our common shares.

              The following table describes our pro forma income available to common shareholders for the 12 months ending March 31, 2011, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the 12 month period ending March 31, 2012 (amounts in thousands). These calculations do not assume any changes to our operations or any acquisitions or dispositions, which could affect our operating results and cash flows, or changes in our outstanding common shares. We cannot assure you that our actual results will be the same as or comparable to the calculations below.

For the Last Twelve Months Ended March 31, 2011
Pro forma net income (loss) for twelve months ending December 31, 2010
Add: Pro forma net income (loss) for the three months ending March 31, 2011
Less: Pro forma net income (loss) for the three months ending March 31, 2010

Pro forma net income (loss) for twelve months ending March 31, 2011
Add: Depreciation and amortization
Add: Net increase/decrease in management fee income from existing management contracts for the twelve months ending March 31, 2012 as compared to the twelve month period ending March 31, 2011(1)
Add: Non-cash compensation expense
Add: Non-cash interest expense

Estimated cash flows from operating activities for the twelve months ending March 31, 2012
Estimated cash flows used in investing activities:
Less: Annual provision for recurring capital expenditures(2)

Total estimated cash flow used in investing activities
Estimated cash flows used in financing activities:
Less: Scheduled loan principal payments(3)

Total estimated cash flow used in financing activities
Total estimated annual cash available for distribution for the twelve months ending March 31, 2012(4)
Our share of estimated cash available for distribution
Non-controlling interests' share of estimated cash available for distribution
Total estimated initial annual distribution to shareholders and unitholders(5)
Estimated annual distribution per share
Payout ratio based on estimated cash available for distribution

(1)
Adjustment reflects the net increase in contractual management fee revenues for the twelve months ending March 31, 2012 compared to the same period ended March 31, 2011 from contracts in place during the twelve months ended March 31, 2011.

(2)
Represents recurring capital expenditures based on a pro forma historic average recurring capital expenditures calculated as follows:

	2010	2009	2008	Average
Recurring Capital Expenditures
Units
Average Recurring Capital Expenditures Per Unit
(3)
Represents required mortgage loan payments for owned properties after the repayment of certain loans with proceeds from this Offering.

(4)
Reflects estimated cash flows less cash flow used in financing and investing activities.

(5)
Estimated initial annual distribution calculated by multiplying the issued shares of            by the assumed annual distribution amount per share of             .

CAPITALIZATION

              The following table sets forth the capitalization of our predecessor as of March 31, 2011 and our capitalization on a pro forma basis as of March 31, 2011 to give effect to the formation transactions and as further adjusted to give effect to this offering (assuming a price per share equal to the midpoint of the per share price range set forth on the cover page of this prospectus), and the use of net proceeds as set forth in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of March 31, 2011
	Predecessor Historical Combined	Pro Forma Consolidated Before this Offering	As Adjusted Pro Forma Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
(in thousands, except share and per share amounts)
Cash and cash equivalents	$	$	$
Debt:
Mortgages and other secured loans	$		$
Non-controlling interests in our operating partnership
Shareholders' equity (deficit):
Preferred shares, $0.01 par value, 50,000,000 shares authorized, none issued or outstanding on an actual or pro forma basis
Common shares, $0.01 par value, 450,000,000 shares authorized, shares issued and outstanding on an actual and pro forma basis and shares issued on an as adjusted pro forma basis(1)
Additional paid in capital
Owners' equity (deficit)
Total shareholders' equity (owners' deficit)
	$	$	$

Total Capitalization	$		$

(1)
The common shares outstanding as shown include common shares to be issued in this offering and            restricted shares granted to and excludes (i)             shares available for future issuance under our 2011 Equity Incentive Plan and (ii)             shares reserved for issuance with respect to operating partnership units held by limited partners expected to be outstanding subsequent to the formation transactions that may, subject to limits in the partnership agreement of our operating partnership, be redeemed for cash or, at our option, exchanged for            common shares on a one-for-one basis commencing 12 months after the completion of this offering.

DILUTION

              Purchasers of our common shares offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of common shares purchased by them. As of March 31, 2011, we had a combined net tangible book value of approximately $            million, or $            per common share held by our continuing investors, assuming the exchange of operating partnership units into common shares on a one-for-one basis. After giving effect to the sale of our common shares offered hereby, including the use of proceeds as described under "Use of Proceeds" and the formation transactions, and the deduction of underwriting discounts and commissions and estimated offering and formation expenses, the pro forma net tangible book value as of March 31, 2011 attributable to common shareholders would have been $             million, or $            per common share. This amount represents an immediate increase in net tangible book value of $            per share to continuing investors and an immediate dilution in pro forma net tangible book value of $            per share from the assumed public offering price of $            per common share to new investors. See "Risk Factors—Risks Related to this Offering." The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share before the formation transactions and this offering(1)
Net increase in pro forma net tangible book value per share attributable to formation transactions and this offering
Pro forma net tangible book value per share after the formation transactions and this offering(2)

Dilution in pro forma net tangible book value per share to new investors(3)	$

(1)
Net tangible book value per common share before the formation transactions and this offering is determined by dividing the net tangible book value of our predecessor as of March 31, 2011 (consisting of total assets less intangible assets, which are comprised of                                             net of liabilities to be assumed) by the number of common shares held by continuing investors after this offering, assuming the exchange for common shares on a one-for-one basis of the operating partnership units to be issued in connection with the formation transactions.

(2)
Based on pro forma net tangible book value of approximately $             million divided by the sum of common shares and operating partnership units to be outstanding after this offering, not including            common shares available for issuance under our 2011 Equity Incentive Plan.

(3)
Dilution is determined by subtracting pro forma net tangible book value per common share after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a common share.

SELECTED FINANCIAL DATA

              The following table sets forth summary selected financial and operating data on a historical combined basis for our predecessor. We refer to our predecessor entities and their subsidiaries as the existing entities. Each of the existing entities currently owns, directly or indirectly, one or more apartment community properties. Upon completion of this offering and the formation transactions, we will acquire 99 properties or interests in properties held by our predecessor or predecessor's affiliates and we will assume the ownership and operation of their businesses. We have not presented historical information for Morgan Properties Trust because we have not had any trust activity since our formation other than the issuance of common shares in connection with the initial capitalization of the company and activity in connection with this offering and because we believe that a discussion of the results of Morgan Properties Trust would not be meaningful.

              You should read the following summary selected financial data in conjunction with our historical combined consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

              The historical combined balance sheet information as of December 31, 2010 and 2009 of our predecessor and the combined statements of operations information for each of the three years in the period ended December 31, 2010 of our predecessor have been derived from the historical audited combined consolidated financial statements included elsewhere in this prospectus. The historical combined consolidated balance sheet information as of March 31, 2011 and as of December 31, 2008, 2007 and 2006, and the combined statements of operations information for the three months ended March 31, 2011 and 2010 and for the years ended December 31, 2007 and 2006, have been derived from the unaudited combined financial statements of our predecessor. In the opinion of the management of our company, such information includes all adjustments necessary to present fairly the information set forth therein.

              Our unaudited selected pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2011 and the year ended December 31, 2010 assume completion of this offering and the formation transactions as of January 1, 2010 for the operating data and as of March 31, 2011 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

 The Company (Pro Forma) and our Predecessor (Historical)

	For the Three Months Ended March 31, (unaudited)			For the Year Ending December 31,
		Predecessor Entities			Predecessor Entities
	Pro Forma 2011			Pro Forma 2010
		2011	2010		2010	2009	2008	2007	2006
				(unaudited)				(unaudited)	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental revenues	$	$59,476	$15,639	$	$84,544	$42,567	$31,536	$28,071	$27,049
Operating expense reimbursements		2,894	1,348		4,626	2,734	1,822	1,180	1,090
Payroll expense reimbursements		2,388	6,365		25,392	29,073	27,990	17,062	11,899
Related party fee income		756	2,198		8,661	9,835	10,200	6,725	4,485
Other Income		3,685	1,372		7,594	4,630	2,986	2,367	1,921

Total revenues		69,199	26,922		130,817	88,839	74,534	55,405	46,444
Expenses:
Rental operations		31,271	8,644		45,366	20,692	14,211	12,593	13,961
General and administrative		4,197	2,846		15,223	11,484	10,729	8,655	6,772
Non Predecessors entities' payroll expense		2,388	6,365		25,392	29,073	27,990	17,062	11,899
Interest		24,765	4,668		30,048	10,633	9,249	10,246	10,149
Depreciation		11,838	3,339		16,931	8,662	5,908	5,202	4,874
Amortization		6,705	2,007		6,319	1,882	202	44	438
Net loss on derivative		144	197		(39)	(28)	73	16	70

Total expenses		81,308	28,066		139,240	82,398	68,362	53,818	48,163

Operating income (loss)		(12,109)	(1,144)		(8,423)	6,441	6,172	1,587	(1,719)
Equity in earnings of unconsolidated entities		4	62		499	322	(789)	(327)	(579)
Gain on previously held equity investment		—	—		110,292	13,033	—	—	—
Non-operating income (expense)		8	20		43	13	111	5,038	599

Income (loss) before non-controlling interest		(12,097)	(1,062)		102,411	19,809	5,494	6,298	(1,699)
Non-controlling interest		(9,800)	(1,201)		47,307	10,767	2,039	(4,124)	(424)

Net Income (loss)	$	$(2,297)	$139	$	$55,104	$9,042	$3,455	$10,422	$(1,275)

Pro forma basic earnings per share (unaudited)
Pro forma diluted earnings per share (unaudited)
Pro forma weighted average common shares outstanding—basic (unaudited)
Pro forma weighted average common shares outstanding—diluted (unaudited)

			As of December 31,
	As of March 31,
				Predecessor Entities
	Pro Forma 2011	Predecessor Entities 2011	Pro Forma 2010
				2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data (at period end):
Net investment in real estate	$	$1,644,937	$	$1,654,756	$338,607	$171,590	$111,750	$114,825
Cash and cash equivalents		8,918		13,508	2,006	435	(1,262)	1,787
Other assets		62,060		71,959	19,657	15,183	17,442	11,277

Total assets	$	$1,715,915	$	$1,740,223	$360,270	$187,208	$127,930	$127,889

Debt obligations		1,638,690		1,636,216	392,210	235,121	182,730	181,487
Other liabilities		48,273		55,610	32,219	29,523	26,973	25,635
Total liabilities		1,686,963		1,691,826	424,429	264,644	209,703	207,122
Owners' equity (deficit)		3,353		8,792	(46,365)	(49,460)	(46,852)	(48,268)
Noncontrolling interest		25,599		39,605	(17,794)	(27,976)	(34,921)	(30,965)

Total Liabilities and owners' equity	$	$1,715,915	$	$1,740,223	$360,270	$187,208	$127,930	$127,889

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion of our financial condition and results of operation should be read in conjunction with selected combined financial data and related notes and the historical consolidated financial statements of our "predecessor," included elsewhere in this prospectus. Each of the existing entities currently owns one or more multifamily properties. As used in this section, unless the context otherwise requires, "we," "us," and "our company" mean our predecessor for the periods presented together with Morgan Properties Trust, a Maryland real estate investment trust and its consolidated subsidiaries which will acquire the predecessor entities upon completion of this offering and the formation transactions. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. See "Risk Factors" and "Forward-Looking Statements."

Overview

Our Company

              We are a fully integrated REIT specializing in the acquisition, ownership, management and repositioning of well-located multifamily properties in high-barrier-to-entry markets. We are headquartered in King of Prussia, Pennsylvania. We were formed to succeed to Mitchell L. Morgan's multifamily real estate business founded in 1985 and, as such, we have significant experience, longstanding relationships and extensive knowledge of our core markets. Our strategy is to acquire, reposition and professionally manage well-located multifamily properties located in supply constrained, high-barrier-to-entry markets in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which we consider our core markets. We own a portfolio of 94 properties, consisting of approximately 21,518 apartment homes, and we own equity interests in five additional properties, consisting of approximately 1,573 apartment homes, through unconsolidated joint ventures. Our properties are primarily located in our core markets and had an average occupancy of 94.4% for the quarter ended March 31, 2011.

Our Organization

              We were formed as a Maryland real estate investment trust on June 24, 2011 and will conduct all of our business activities through our operating partnership, Morgan Properties Operating Partnership, L.P. of which we are the sole general partner. We expect to hold a                        interest in our operating partnership upon completion of this offering. We will not have any operating activity until the completion of this offering and the formation transactions. Accordingly, we believe that a discussion regarding the historical operations of Morgan Properties Trust would not be meaningful, and we have therefore set forth a discussion regarding the historical results of operations of our predecessor only.

              We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute to our shareholders during the year in which we earn the income. If we fail to qualify as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to federal income tax on all of our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See "Material U.S. Federal Income Tax Considerations."

Formation Transactions

              Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions, which are designed to:

  •
  consolidate the ownership of our portfolio under our operating partnership;

  •
  cause us to succeed to the property management business of our management company;

  •
  facilitate this offering;

  •
  enable us to repay existing indebtedness related to certain properties in our portfolio;

  •
  enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011;

  •
  enable certain investors in our predecessor, whom we refer to as continuing investors, to obtain liquidity for their investments; and

  •
  defer the recognition of taxable gain by certain continuing investors.

              As a result of our formation transactions, our future financial condition and results of operations may differ significantly from, and will not be comparable with, the historical financial position and results of operations of our predecessor.

Our Predecessor

              Our predecessor means the combination of (i) all entities or interests in entities currently controlled by Mitchell L. Morgan and his affiliates that own interests in certain properties, which interests we will own after the completion of our formation transactions described elsewhere in this prospectus, which we refer to as the "existing entities," and (ii) Mitchell L. Morgan Management, Inc., which we refer to as "our management company" and Morgan Properties Payroll Services, Inc., which we refer to as our "payroll company."

              In particular, our predecessor includes 3 property groups: (1) owned properties, (2) acquired properties and (3) our management company and payroll company, which are 100% owned by Mitchell L. Morgan. The financial statements presented herein summarize the combined results of operations for these property groups. All significant intercompany transactions and balances between the combined entities have been eliminated, which are primarily service and management fees incurred between the properties and our management company and payroll company.

              Owned properties are defined as properties that were held by us for the entire periods being compared where comparable operating results are available. For the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008, the owned properties consisted of seven properties that were controlled by Mitchell L. Morgan for both periods. For the fiscal year ended December 31, 2010 compared to the fiscal year December 31, 2009, the owned properties consisted of 11 properties. For the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010, the owned properties increased to 18 properties, as Mitchell Morgan acquired controlling interest in additional properties.

              The acquired properties are defined as properties where Mitchell L. Morgan acquired the controlling interests in multifamily properties in which he previously held a non-controlling interest. These properties become part of our predecessor upon acquiring control. See "Acquisitions" below for further information regarding the acquisitions that occurred during the periods 2008 through 2010.

Acquisitions

              On June 23, 2008 and December 18, 2008, certain entities controlled by Mitchell L. Morgan and other affiliates acquired his partners' 60% interest in four partnerships, each holding an individual multifamily property, and Mitchell L. Morgan obtained 100% effective control of the partnerships. Two of these partnerships are referred to as the UDRT Portfolio and the remaining two are referred to as the Avalon Portfolio. These four properties totaled approximately 1,018 apartment homes. These properties are included as acquired properties for the fiscal years ended December 31, 2008 and 2009, and are included as owned properties thereafter.

              On October 22, 2009, certain entities controlled by Mitchell L. Morgan and other affiliates acquired his partners' 50% interest in MPM Venture Associates, LP ("MPM") and, Mitchell L. Morgan obtained 100% effective control of MPM. MPM holds seven multifamily properties with approximately 3,061 apartment homes. These properties are included as acquired properties for the fiscal years ended December 31, 2009 and 2010 and are included as owned properties for the three months ended March 31, 2010 and 2011.

              On October 27, 2010, the MLM EC Investor, LP ("MLMEC"), an entity controlled by Mitchell L. Morgan and other affiliates, acquired his partner's 95.72% interest in 55 properties and Mitchell L. Morgan obtained 100% effective control of the properties. MLMEC holds 55 multifamily properties with approximately 9,548 apartment homes. These properties are included as acquired properties for all periods presented.

              On November 23, 2010, MLM Forest Heights Investor LLC ("MLM Forest Heights"), an entity controlled by Mitchell L. Morgan and other affiliates, acquired his partner's 90% interest in MLM Forest Heights and Mitchell L. Morgan obtained 100% effective control. MLM Forest Heights holds one multifamily property located in Maryland with approximately 322 apartment homes. This property is included as an acquired property for all periods presented.

              On December 31, 2010, FMP/MLM Associates LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP (collectively, "FMP/MLM") entities controlled by Mitchell L. Morgan and other affiliates, acquired his partner's 60% interest in 20 multifamily properties and Mitchell L. Morgan obtained 100% effective control of the properties. FMP/MLM holds 20 multifamily properties with approximately 5,084 apartment homes. These properties are included as acquired properties for all periods presented.

Internal Controls

              In connection with the preparation of our financial statements included elsewhere in this prospectus, our independent registered public accounting firm identified and communicated to us certain deficiencies in our internal controls which constituted a material weakness. The material weakness was that our predecessor did not maintain effective internal controls over the recording of certain complex or non-standard transactions. Our management believes that the underlying cause of the deficiencies in our internal controls relates to our transition from a private company to a public company that must meet the applicable reporting and control standards. To remediate the material weakness noted by our independent registered public accounting firm, we expect to hire a chief accounting officer with appropriate SEC reporting skills and experience, concurrently with, or shortly following, the completion of this offering. See "Risk Factors—We have a material weakness in our internal control over financial reporting."

Factors That May Influence Our Business

              The primary source of our operating revenue is rents received from tenants under leases at our properties, including reimbursements from tenants for certain operating costs. Substantially all of the leases at our multifamily properties are for a term of one year or less, which generally enables us to seek increased rents upon renewal of existing leases or commencement of new leases. These short-term leases minimize the potential adverse effect of inflation or deflation on rental income, although residents may leave without penalty at the end of their lease terms and may do so if rents are increased significantly. Thus, increased resident vacancies, defaults and lease terminations may adversely affect our operations and could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

              We seek earnings growth primarily through increasing rents and occupancy at existing properties and acquiring additional properties in markets complementing our existing portfolio locations. Our multifamily properties are primarily concentrated in suburban submarkets of the Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which make us more susceptible to adverse developments in those markets. As a result, we are particularly dependent upon the local economic conditions in these markets, including but not limited to, changes in supply of or demand for apartment units in an area, competition for real property investments in these submarkets, changes in government rules, regulations and fiscal policies, including those governing real estate usage and tax, and any environmental risks related to the presence of hazardous or toxic substances or materials at or in the vicinity of our properties, which will negatively impact our overall performance. All of these markets experienced economic downturns in recent years. If there is a further downturn in the economy in any of these markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our shareholders, could be materially adversely affected.

              We may be unable to accurately predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a continued recession or rise in interest rates could make it more difficult for us to lease apartments, may require us to lease our apartments at lower rental rates than projected and may lead to an increase in resident defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at competitive prices. These conditions, or others we cannot predict, could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Results of Operations

              Unless the context otherwise requires or indicates, references in this "Results of Operations" section to (i) "we," "our" and "us" refer to our predecessor and the information is given for our predecessor and (ii) net operating income, or NOI, means total revenue less rental operations and general and administrative costs, including all property management fees. Dollars in this "Results of Operations" section are in thousands.

Comparison of Three Months Ended March 31, 2011 to Three Months Ended March 31, 2010

              We owned 18 multifamily properties throughout the quarters ended March 31, 2011 and 2010 where comparable operating results are available, consisting of approximately 6,564 apartment homes ("2011 Owned Properties").

              During 2010, we acquired the remaining interests in 76 multifamily properties consisting of approximately 14,954 apartment homes (the "2011 Acquired Properties") in which we previously had a non-controlling interest. Prior to these acquisitions, we actively managed each property and prepared the operating results for each of the periods presented in this prospectus, while reporting them as an equity method investment. The inclusion of these acquired properties accounted for the significant changes in operating results for the combined consolidated predecessor entities, as presented in the table below. For the three months ended March 31, 2011, total revenue generated by the 2011 Acquired Properties increased 5% over the total revenue generated by the Acquired Properties for the three months ended March 31, 2010, primarily due to annual rent increases. Rental operations and general and administrative costs decreased 2%, when compared to the three months ended March 31, 2010, primarily due to the decrease in natural gas pricing.

              A summary of the NOI for the combined consolidated predecessor entities is as follows:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	$ Change	%
Revenue
Rental income	$59,476	$15,639	$43,837	280.3%
Operating expense reimbursements	2,894	1,348	1,546	114.7%
Other income	6,837	9,955	(3,118)	(31.3)%

Total revenue	69,207	26,942	42,265	156.9%
Rental operations and general and administrative	37,856	17,855	(20,001)	112.0%

Net operating income	31,351	9,087	22,264	245.0%

Interest expense	24,765	4,668	(20,097)	(430.5)%
Depreciation and amortization	18,543	5,346	(13,197)	(246.9)%
Net loss on derivative	144	197	53	26.9%
Equity in (income) unconsolidated entities	(4)	(62)	(58)	93.5%

Net income (loss)	$(12,097)	$(1,062)	$(11,035)	1,039.1%

              The following tables summarize the combined results of operations for the 2011 Owned Properties, the 2011 Acquired Properties and our management and payroll companies for the three months ended March 31, 2011 and the three months ended March 31, 2010. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the properties.

	Three Months Ended March 31, 2011
	Owned Properties	Acquired Properties	Management and Payroll Companies	Elimination Entries	Total Combined
Number of Properties	18	76	—	—	94
Revenue
Rental income	$16,222	$43,336	$—	$(82)	$59,476
Operating expense reimbursements	1,372	1,526	1	(5)	2,894
Other income	1,343	2,317	11,712	(8,543)	6,829
Interest income	—	8	—	—	8

Total revenue	18,937	47,187	11,713	(8,630)	69,207
Rental operations and general and administrative	9,251	25,658	11,569	(8,622)	37,856

Net operating income	9,686	21,529	144	(8)	31,351
Interest expense	4,691	20,074	—	—	24,765
Depreciation and amortization	3,309	15,188	46	—	18,543
Net loss on derivative	43	101	—	—	144
Equity in (income) loss of unconsolidated entities	4	—	—	(8)	(4)

Net income (loss)	$1,639	$(13,834)	$98	$—	$(12,097)

	Three Months Ended March 31, 2010
	Owned Properties	Acquired Properties	Management and Payroll Companies	Elimination Entries	Total Combined
Number of Properties	18	—	—	—	18
Revenue
Rental income	$15,722	$—	$—	$(83)	$15,639
Operating expense reimbursements	1,356	—	—	(8)	1,348
Other income	1,325	—	11,076	(2,466)	9,935
Interest income	20	—	—	—	20

Total revenue	18,423	—	11,076	(2,557)	26,942

Rental operations and general and administrative	9,582	—	10,773	(2,500)	17,855

Net operating income	8,841	—	303	(57)	9,087
Interest expense	4,668	—	—	—	4,668
Depreciation and amortization	5,303	—	43	—	5,346
Net loss on derivative	197	—	—	—	197
Equity in (income) loss of unconsolidated entities	(5)	—	—	(57)	(62)

Net income (loss)	$(1,322)	$—	$260	$—	$(1,062)

2011 Owned Properties

              For the three months ended March 31, 2011, total revenue was $18,937, which increased by $514, or 2.8%, over the revenue generated during the three months ended March 31, 2010. The increase was attributable to the increase in rental income, as discussed below. Rental operations and general and administrative costs were $9,251, which decreased by $331, or 3.5%, when compared to the three months ended March 31, 2010. Net operating income was $9,686, which increased by $845, or 9.6%, when compared to the three months ended March 31, 2010. Depreciation and amortization decreased by $1,994, or 37.6%, as discussed below.

              Rental income increased $500, or 3.2%, due to increased occupancy and a substantial decrease in concessions, which was directly impacted by the implementation of a third-party revenue management system. During the first half of 2011 we completed the implementation of this system for substantially all of our properties. This revenue management system uses advanced mathematical modeling and statistical methods to accurately forecast availability and demand at the apartment home type level, resulting in optimal pricing for both new leases and renewals. Due to rising rents and demand in our strengthening markets we were able to decrease the use of concessions. Under the new revenue management system, market rents are set on a daily basis based on apartment availability, local supply of and demand for apartment homes, and pricing. Rent concessions are still used, but on a limited basis, in specific locations.

              Further breakdown of the rental operations and general and administrative expenses for the 2011 Owned Properties by line item is listed below:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	$ Variance	%
Electricity	$412	$501	$89	17.8%
Gas & Oil	952	1,308	356	27.2%
Water & Sewer	901	793	(108)	(13.6)%
Repairs & Maintenance	1,074	1,060	(14)	(1.3)%
Personnel Expense	1,967	2,010	43	2.1%
Advertising	240	222	(18)	(8.1)%
Legal & Professional	91	93	2	2.2%
Office & Telephone	64	73	9	12.3%
Property Insurance	194	236	42	17.8%
Real Estate Taxes	1,720	1,614	(106)	(6.6)%
Snow Removal	155	244	89	36.5%
Trash Removal	130	134	4	3.0%
Property Management General and Administrative	1,351	1,294	(57)	(4.4)%

Total	$9,251	$9,582	$331	3.5%

              Electricity costs decreased $89, or 17.8%, primarily due to decreases in the average electric cost per apartment home and average amount of kilowatts used. Beginning in January 2011, we secured contracts to lock-in rates at our larger properties to offset the expiration of rate caps.

              Natural gas heating costs decreased $356, or 27.2%, primarily due to decreases in average natural gas prices.

              Water and sewer costs increased $108, or 13.6%, primarily due to increased sewer usage.

              Real estate taxes increased $106, or 6.6%, primarily due to increased assessments and rate increases in our markets.

              Snow removal costs decreased $89, or 36.5%, due to the re-negotiation of all inclusive contracts for the 2010–2011 seasons.

              Depreciation and amortization decreased by $1,994, or 37.6%, due to a decrease in amortization of intangibles identified in purchase accounting for recently acquired properties including leasehold interest, customer relationships, and in place leases.

              The operating expense ratio for the 2011 Owned Properties for the three months ended March 31, 2011 and 2010 was 41.7% and 45%, respectively. This ratio is the rental operations and general and administrative costs, excluding property management general and administrative expense, compared to total revenue. The ratio was lower during the three months ended March 31, 2011 primarily due to an increase in rental income and a decrease in natural gas prices.

Management and Payroll Companies for the Quarter Ended March 31, 2011

              Our management company and payroll company provides services to our properties, joint ventures and multifamily properties owned by former partners. The total revenue of $11,713 consists of approximately $2,793 of management fees and $8,920 of reimbursements from properties for payroll for the onsite staff. Rental operations and general and administrative expense of $11,569 consists of payroll costs for onsite staff of $9,026, payroll costs for our management company employees of $2,131 and general and administrative costs of $412, which are primarily comprised of professional fees, travel, phone expense, and due diligence costs. All of these line items approximate the same line items from the prior year's quarter since the number of properties we managed was consistent for both periods. Although our predecessor increased as a result of our acquisition activity, the total number of properties managed was the same in both periods. All eliminations between our predecessor properties and our equity investments in the predecessor have been reflected in the combined results.

NOI following this Offering

              The following table presents net operating income and net income (loss) of our company as it will be presented following this offering. As calculated in the following table, net operating income means total rental revenues less property operating expenses which include the direct costs of regional managers and regional facility managers at the property level.

Three Months Ended March 31, 2011
Total revenue	$66,124
Property operating expenses	33,135

Net operating income	32,989

Interest expense	24,909
Depreciation and amortization	18,497
Corporate, general and administrative	1,410
Other expenses	364

Net income (loss)	$(12,191)

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009.

              We owned 11 multifamily properties, consisting of approximately 4,079 apartment homes, throughout 2010 and 2009 where comparable operating results are available for the years presented (the "2010 Owned Properties"). For the year ended December 31, 2010, the 2010 Owned Properties showed an increase in total revenues of 0.2% and a net operating income decrease of 3.2% over the prior year. Rental operations and general and administrative costs increased 3.9%. Average physical occupancy for the 2010 Owned Properties was 92.7% at December 31, 2010, up from 92.0% at December 31, 2009.

              During 2009 and 2010, we acquired 63 multifamily properties, consisting of approximately 12,931 apartment homes (the "2010 Acquired Properties") in which we previously had a non-controlling interest. Prior to these acquisitions, we actively managed each property and prepared the operating results for each of the periods presented in this prospectus, while reporting them as an equity method investment. The inclusion of the 2010 Acquired Properties accounted for the significant changes in operating results for the combined consolidated predecessor entities, as presented in the table below, for the year ended December 31, 2010 compared to the year ended December 31, 2009. For the year ended December 31, 2010, total revenue generated by these properties increased by 3% over the total revenue generated during the year ended December 31, 2009, due to annual rent increases. Rental operations and general and administrative costs increased by 6% over the previous year due to an increase in real estate taxes.

              A summary of the NOI for the combined consolidated predecessor entities is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Change	%
Revenue
Rental income	$84,544	$42,567	$41,977	98.6%
Operating expense reimbursements	4,626	2,734	1,892	69.2%
Other income	41,690	43,551	(1,861)	(4.3)%

Total revenue	130,860	88,852	42,008	47.3%
Rental operations and general and administrative	85,981	61,249	(24,732)	40.4%

Net operating income	44,879	27,603	17,276	62.6%

Interest expense	30,048	10,633	(19,415)	(182.6)%
Depreciation and amortization	23,250	10,544	(12,706)	(120.5)%
Net (gain) on derivative	(39)	(28)	11	(39.3)%
Equity in (income) unconsolidated entities	(499)	(322)	177	(55.0)%
Gain on previously held equity investment	(110,292)	(13,033)	97,259	(746.3)%

Net income (loss)	$102,411	$19,809	$82,602	417%

              The following tables summarize the combined results of operations for the 2010 Owned Properties, the 2011 Acquired Properties and our management and payroll companies for the years ended December 31, 2010, and December 31, 2009. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the predecessor entities and our management company.

	Year Ended December 31, 2010
	Owned Properties	Acquired Properties	Management and Payroll Companies	Elimination Entries	Total Combined
Number of Properties	11	63	—	—	74
Revenue
Rental income	$37,989	$46,886	$—	$(331)	$84,544
Operating expense reimbursements	2,728	1,931	4	(37)	4,626
Other income	3,865	3,427	47,177	(12,822)	41,647
Interest income	40	3	—	—	43

Total revenue	44,622	52,247	47,181	(13,190)	130,860

Rental operations and general and administrative	21,694	30,176	47,064	(12,953)	85,981

Net operating income	22,928	22,071	117	(237)	44,879

Interest expense	8,452	21,596	—	—	30,048
Depreciation and amortization	7,955	15,115	180	—	23,250
Net loss on derivative	198	(237)	—	—	(39)
Equity in (income) loss of unconsolidated entities	—	(262)	—	(237)	(499)
Gain on previously held equity investment	—	(110,292)	—	—	(110,292)

Net income (loss)	$6,323	$96,151	$(63)	$—	$102,411

	Year Ended December 31, 2009
	Owned Properties	Acquired Properties	Management & Payroll Companies	Elimination Entries	Total Combined
Number of Properties	11	7	—	—	18
Revenue
Rental income	$38,380	$4,399	$—	$(212)	$42,567
Operating expense reimbursements	2,523	228	9	(26)	2,734
Other income	3,635	403	46,348	(6,848)	43,538
Interest income	12	—	1	—	13

Total revenue	44,550	5,030	46,358	(7,086)	88,852
Rental operations and general and administrative	20,871	2,537	44,500	(6,659)	61,249

Net operating income	23,679	2,493	1,858	(427)	27,603
Interest expense	8,784	1,849	—	—	10,633
Depreciation and amortization	8,067	2,307	170	—	10,544
Net loss on derivative	(28)	—	—	—	(28)
Equity in (income) loss of unconsolidated entities	—	105	—	(427)	(322)
Gain on previously held equity investment	—	(13,033)	—	—	(13,033)

Net income (loss)	$6,856	$11,265	$1,688	$—	$19,809

2010 Owned Properties

              For the year ended December 31, 2010, total revenue was $44,622, which increased by $72 over the year ended December 31, 2009. Rental operations and general and administrative costs were $21,694, which increased by $823, or 3.9%, over the year ended December 31, 2009. Net operating income was $22,928, which decreased by $751, or 3.2%, for the year ended December 31, 2009. Interest expense decreased by $332, or 3.8%, depreciation and amortization decreased by $112, or 1.4%, and the net loss on the sales of derivatives was $226 unfavorable compared to the year ended December 31, 2009.

              Rental income decreased by $391, or 1%, primarily due to decreased market rents in the suburban Philadelphia market.

              Operating expense reimbursements increased by $205, or 8.1%, due to an increase in utility reimbursements, primarily from water and service fees.

              Other income increased by $230, or 6.3%, as a result of increased temporary corporate unit lease income.

              Further breakdown of the rental operations and general and administrative expenses for the 2010 Owned Properties and 2009 Owned Properties is listed below:

	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Variance	%
Electricity	$1,543	$1,383	$(160)	(11.6)%
Gas & Oil	1,154	1,141	(13)	(1.1)%
Water & Sewer	1,815	1,820	5	0.3%
Repairs & Maintenance	3,413	3,444	31	0.9%
Personnel Expense	4,383	4,206	(177)	(4.2)%
Advertising	575	552	(23)	(4.2)%
Legal & Professional	231	200	(31)	(15.5)%
Office & Telephone	173	184	11	6.0%
Property Insurance	463	509	46	9.0%
Real Estate Taxes	3,526	3,286	(240)	(7.3)%
Snow Removal	218	131	(87)	(66.4)%
Trash Removal	378	362	(16)	(4.4)%
Property Management General and Administrative	3,822	3,653	(169)	(4.6)%

Total	$21,694	$20,871	$(823)	(3.9)%

              Electricity costs increased $160, or 11.6%, over the prior year due mostly to rate increases by energy providers.

              Personnel expenses increased $177, or 4.2%, over the prior year driven by a cost savings initiative to use in-house employees to perform routine painting, plastering and concrete repairs rather than hiring more expensive outside contractors.

              Real estate taxes increased $240, or 7.3%, over the prior year, primarily due to typical annual rate increases in our markets. Four percent of the total increase is attributable to the suburban Philadelphia market.

              Snow removal costs increased $87, or 66.4%, due to higher snowfall levels in 2010 compared to snowfall levels in 2009.

              Property management general and administrative costs increased $169, or 4.6%, in 2010. This was partially due to frequent furniture rentals for corporate suites, which increased $49 due to higher rental volume. Additionally, computer software expenses increased $47 due to expenses incurred for upgrades to our accounting software. These software programs are all part of an ongoing effort to increase efficiency and promote the availability of key information for decision-making across all sites.

              Interest expense decreased by $332, or 3.8%, as a result of lower variable interest rates.

              Depreciation and amortization decreased by $112, or 1.4%, due to a decrease in amortization of intangibles identified in purchase accounting for recently acquired properties.

              The operating expense ratio for the owned properties for the years ended December 31, 2010 and 2009 was 40.1% and 38.6%, respectively. This ratio is the rental operations and general and administrative costs, excluding property management general and administrative expense, compared to total revenue. The ratio was higher for the fiscal year ended 2010 due to total revenue remaining flat year-over-year as the rental rate increases were offset by increases in vacancies and concessions. Furthermore, rental operations and general and administrative costs increased as discussed above.

Management and Payroll Companies for the Year Ended December 31, 2010

              Our management company and payroll company provides services to our properties, joint ventures and properties owned by former partners. The revenue of $47,181 consists of approximately $12,285 of management fees and $34,896 of reimbursements from properties for payroll for the onsite staff. Rental operations and general and administrative expense of $47,064 consists of payroll costs for onsite staff of $35,287, payroll costs for our management company employees of $8,685 and administrative costs of $3,092, which is comprised of professional fees, travel, phone expense, office supplies, computer expenses, and due diligence costs. All of the line items approximate the same line items from the prior year since the number of properties we managed was consistent for both periods. Although the number of properties we owned increased as a result of our acquisition activity, the total number of properties we managed was the same in both periods. All eliminations between our predecessor properties and our equity investments in the predecessor have been reflected in the combined results.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008.

              We owned seven multifamily properties, consisting of approximately 2,485 apartment homes, throughout 2009 and 2008 where comparable operating results are available for the years presented (the "2009 Owned Properties"). For the year ended December 31, 2009, the 2009 Owned Properties showed an increase in total revenues of 2.4% and a net operating income decrease of 2% over the prior year. Rental operations and general and administrative costs increased 7.4%. Average physical occupancy for the 2009 Owned Properties was 91.3%, up from 90.8% in 2008.

              During 2008 and 2009, we acquired 11 multifamily properties, consisting of approximately 4,079 apartment homes (the "2009 Acquired Properties") in which we previously had a non-controlling interest. Prior to these acquisitions, we actively managed each property and prepared the operating results for each of the periods covered in this filing, while reporting them as an equity method investment. The inclusion of the 2009 Acquired Properties accounted for the significant changes in operating results for the combined consolidated predecessor entities, as presented in the table below, for the year ended December 31, 2009 compared to the year ended December 31, 2008. For the year ended December 31, 2009, total revenue generated by the 2009 Acquired Properties increased by 1.5% over the revenue generated during the year ended December 31, 2008. Rental operations and general and administrative costs increased by 0.4% over the year ended December 31, 2008.

              A summary of the NOI for the combined consolidated predecessor entities is as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	$ Change	%
Revenue
Rental income	$42,567	$31,536	$11,031	35.0%
Operating expense reimbursements	2,734	1,822	912	50.1%
Other income	43,551	41,287	2,264	5.5%

Total revenue	88,852	74,645	14,207	19.0%
Rental operations and general and administrative	61,249	52,930	(8,319)	15.7%

Net operating income	27,603	21,715	5,888	27.1%

Interest expense	10,633	9,249	(1,384)	(15.0)%
Depreciation and amortization	10,544	6,110	(4,434)	(72.6)%
Net (gain) loss on derivative	(28)	73	101	138.4%
Equity in (income) unconsolidated entities	(322)	789	1,111	140.8%
Gain on previously held equity investment	(13,033)	—	13,033	—

Net income (loss)	$19,809	$5,494	$14,315	260.6%

              The following tables summarize the combined results of operations for the 2009 and 2008 Owned Properties, the 2009 and 2008 Acquired Properties and our management and payroll companies for the years ended December 31, 2009, and December 31, 2008. This presentation reconciles and eliminates intercompany transactions that are primarily service and management fees incurred between the predecessor entities and our management company.

	Year Ended December 31, 2009
	Owned Properties	Acquired Properties	Management and Payroll Companies	Elimination Entries	Total Combined
Number of Properties	7	11	—	—	18
Revenue
Rental income	$29,233	$13,546	$—	$(212)	$42,567
Operating expense reimbursements	2,200	551	9	(26)	2,734
Other income	2,454	1,584	46,348	(6,848)	43,538
Interest income	6	6	1	—	13

Total revenue	33,893	15,687	46,358	(7,086)	88,852
Rental operations and general and administrative	15,679	7,729	44,500	(6,659)	61,249

Net operating income	18,214	7,958	1,858	(427)	27,603
Interest expense	6,593	4,040	—	—	10,633
Depreciation and amortization	5,559	4,815	170	—	10,544
Net loss on derivative	(99)	71	—	—	(28)
Equity in (income) loss of unconsolidated entities	—	105	—	(427)	(322)
Gain on previously held equity investment	—	(13,033)	—	—	(13,033)

Net income (loss)	$6,161	$11,960	$1,688	$—	$19,809

	Year Ended December 31, 2008
	Owned Properties	Acquired Properties	Management and Payroll Companies	Elimination Entries	Total Combined
Number of Properties	7	2	—	—	9
Revenue
Rental income	$29,015	$2,622	$—	$(101)	$31,536
Operating expense reimbursements	1,750	73	—	(1)	1,822
Other income	2,246	263	43,476	(4,809)	41,176
Interest income	89	8	14	—	111

Total revenue	33,100	2,966	43,490	(4,911)	74,645
Rental operations and general and administrative	14,606	1,067	41,690	(4,433)	52,930

Net operating income	18,494	1,899	1,800	(478)	21,715
Interest expense	8,527	722	—	—	9,249
Depreciation and amortization	5,280	747	83	—	6,110
Net loss on derivative	73	—	—	—	73
Equity in (income) loss of unconsolidated entities	—	1,267	—	(478)	789

Net income (loss)	$4,614	$(837)	$1,717	$—	$5,494

2009 Owned Properties

              For the year ended December 31, 2009, total revenue was $33,893, which increased by $793, or 2.4%, over the year ended December 31, 2008. Rental operations and general and administrative costs were $15,679, which increased by $1,073, or 7.3%, over the year ended December 31, 2008. Net operating income was $18,214, which decreased by $280, or 1.5%, for the year ended December 31, 2008. Interest expense decreased by $1,934, or 22.7%, depreciation & amortization increased by $279, or 5.3%, and the net gain on the sale of derivatives was $172 favorable compared to 2008. Each of the items are discussed in more detail below.

              Rental income increased by $218, or 0.8%. This was primarily driven by the suburban Philadelphia market.

              Operating expense reimbursements increased by $450, or 25.7%, due to increased utility reimbursements, especially in water and utility reimbursement flat rate programs. In 2009 selected properties implemented a flat rate utility charge and phased out of the Utility Reimbursement program. The purpose of the program was to reduce Utility Reimbursement bad debt and eliminate the need to switch utility bills into residents' names.

              Further breakdown of the rental operations and general and administrative costs for the 2009 Owned Properties by line item is listed below:

	Year Ended December 31, 2009	Year Ended December 31, 2008	$ Variance	%
Electricity	$1,204	$1,161	$(43)	(3.7)%
Gas & Oil	1,128	1,472	344	23.4%
Water & Sewer	1,477	1,295	(182)	(14.1)%
Repairs & Maintenance	2,579	2,447	(132)	(5.4)%
Personnel Expense	2,979	2,863	(116)	(4.1)%
Advertising	391	341	(50)	(14.7)%
Legal & Professional	168	123	(45)	(36.6)%
Office & Telephone	128	135	7	5.2%
Property Insurance	327	417	90	21.6%
Real Estate Taxes	2,521	2,401	(120)	(5.0)%
Snow Removal	90	20	(70)	(350.0)%
Trash Removal	282	277	(5)	(1.8)%
Property Management General and Administrative	2,405	1,654	(751)	(45.4)%

Total	$15,679	$14,606	$(1,073)	(7.3)%

              Gas & oil costs decreased $344, or 23.4%, due to lower natural gas prices and a decrease in consumption.

              Water & sewer costs increased $182, or 14.1%, due mainly to increased water usage.

              Repairs & maintenance costs increased $132, or 5.4%, primarily due to an increase in exterminating, grounds maintenance, roof repairs and HVAC repairs when compared to 2008.

              Personnel expenses increased $116, or 4.1%, primarily due to a $74 increase in expenses related to an increase in the number of employees residing at company properties at a discounted rate when compared to 2008.

              Property insurance expenses decreased by $90, or 21.6%, due to lower premiums as a result of the favorable impact of having lower loss claims than previously estimated for 2009.

              Real estate taxes increased $120, or 5%, over the prior year, primarily due to typical annual rate increases in our markets. Three percent of the increase is attributable to the Baltimore-Washington, D.C. submarket.

              Rental operations and general and administrative costs increased $751, or 45.4%, over the prior year primarily due to the inclusion of outstanding rent owed by former tenants, which in prior years, was presented as a reduction in rental revenues.

              Interest expense decreased by $1,934, or 22.7%, as a result of lower variable interest rates.

              Depreciation and amortization increased $279, or 5.3%, due to an increase in amortization of intangibles identified in purchase accounting for acquired properties.

              The operating expense ratio for the owned properties for the years ended December 31, 2009 and 2008 was 39.2% and 39.1%, respectively. This ratio is the rental operations and general and administrative costs, excluding property management general and administrative expenses, compared to total revenue.

Management and Payroll Companies for the Year Ended December 31, 2009

              Our management and payroll company provides services to our properties, joint ventures and properties owned by former partners. The revenue of $46,358 consists of approximately $12,384 of management fees and $33,974 of reimbursements from properties for payroll for the onsite staff. Rental operations and general and administrative costs of $44,500 consists of payroll costs for onsite staff of $34,252, payroll costs for our management company employees of $8,417 and administrative costs of $1,831, which consists of professional fees, travel, meals, phone expenses, and office supplies. All of these line items approximate the same line items from the prior year since the number of properties we managed was consistent for both periods. Although our predecessor increased as a result of our acquisition activity, the total number of properties managed was the same in both periods. All eliminations between our predecessor properties and our equity investments in the predecessor have been reflected in the combined results.

Liquidity and Capital Resources

              Our short-term liquidity requirements consist primarily of operating expenses, capital improvements, including repositioning and redevelopment activities in which we are currently engaged, the payment of dividends required to maintain our REIT status and potentially acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by our operations, the net proceeds of this offering, and if necessary, borrowings under a new credit facility, which we expect to enter into concurrently with, or shortly after the completion of this offering.

              Our long-term liquidity needs consist primarily of funds necessary to pay for the repayment of debt at maturity, property acquisitions and non-recurring capital requirements through net cash provided by our operations, a new credit facility, which we expect to enter into concurrently with, or shortly after the completion of this offering, mortgage financings, debt issuances and common and/or preferred equity issuances.

              We believe that, upon completion of this offering, and as a publicly traded REIT, the net cash provided by our operations will be adequate to fund our operating requirements, debt service, repositioning and redevelopment activity in which we are currently engaged and the payment of dividends required for us to qualify as a REIT.

              Factors affecting our liquidity and capital resources are our cash flows from operations and financing activities as well as general economic and market conditions. Operating cash flow has historically been determined by: (i) the number of apartment homes currently owned, (ii) rental rates, (iii) occupancy levels and (iv) operating expenses with respect to apartment homes. The timing and type of capital markets activity in which we engage, as well as our plans for redevelopment, acquisition and disposition activity, are affected by changes in the capital markets environment, such as changes in interest rates or the availability of cost effective capital. We regularly review our liquidity needs, the adequacy of cash flows from operations and other expected liquidity sources to meet these needs.

Capital Improvements

              On average over the last three fiscal years, we have spent approximately $920 per unit per year on recurring, non-revenue generating maintenance capital expenditures. Our policy is to capitalize costs related to acquisition, development, rehabilitation and improvement of properties. Capital improvements are costs that increase the value and extend the useful life of an asset. Ordinary repair and maintenance costs that do not extend the useful life of the asset are expensed as the units are turned. Turnover costs due to normal wear and tear by the residents are expensed as the units are turned. Our recurring maintenance capital expenditures include appliances, carpeting and flooring, window replacements, HVAC, kitchen and bath cabinets, roof replacements, site improvements and exterior building improvements. Our revenue enhancing capital expenditures include upgrades to kitchens and bathrooms and installations, where possible, of in-unit washers and dryers. Our disciplined approach to revenue enhancing capital expenditures include a targeted cash-on-cash return of 12% as well as our policy to test our residents' acceptance of renovated unit features and related rental premiums on a select number of apartment homes before fully implementing a renovation program on an entire multifamily community.

              As part of our capital forecasting we focus on generating cost savings through proactive implementation of energy efficiency upgrades which seek to optimize building systems in order to reduce utility and maintenance expenses. Examples of these energy conservation projects include window replacements, HVAC system upgrades, common area lighting upgrades and water usage management projects, such as installation of low water usage toilets, faucets and showerheads.

              We continually look to identify enhancement programs where there is a third party, generally a utility provider that participates in the cost of the project or provides incentives/rebates for us to reduce our energy usage. Utility providers and municipalities have been mandated to reduce the overall utility usage. We are currently partnering with the New Jersey Board of Public Utilities as part of their New Jersey Clean Energy Program. Their program, Pay for Performance, offers incentives to qualifying utility customers who can implement energy-efficient measures that achieve an overall energy savings of at least 15%. Qualifying utility customers may receive up to 50% of the total cost of the energy-efficient measures performed based on the actual utility savings achieved. Utilities are tracked for a period of one year after completion of the enhancement to determine the level of contribution from the state. For 2011, we have received, or are applying to receive, incentives/rebates on six multifamily communities. Examples of the energy saving measures we plan to focus on are common area lighting, boilers, variable speed drives and attic insulation. The projected cost for these enhancements is approximately $3.9 million. Based on the modeling that was required for the application process, we anticipate utility savings in excess of the minimum 15% requirement and we are estimating reimbursements from the state of approximately $1 million.

Cash Flow Summary

Three Months Ended March 31, 2011 compared to March 31, 2010

              The company's net cash flow from operating activities was $7.0 million in 2011 compared to $5.0 million in 2010. The $2.0 million increase was primarily due to a $8.0 million increase due to changes in net income and depreciation and amortization offset by lower accounts payable and accrued expenses of $6.0 million.

              Cash used in investing activities was $4.0 million in 2011 compared to $1.0 million in 2010. $2.0 million of this increase was due to real estate investments for normal replacements and asset preservation costs on 94 properties, as compared to 18 properties during the first quarter of 2010.

              Net cash used in financing activities totaled $7.0 million in 2011 compared to $3.0 million in 2010. This increase in financing activity was primarily due to the timing of distributions paid to owners.

Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

              The company's net cash flow from operating activities was $30.0 million in 2010 compared to $21.0 million in 2009. The $9.0 million increase was primarily due to a $3.0 million increase in prepaid expenses and a $6.0 million increase in accounts payable and accrued expenses.

              Cash provided by investing activities was $2 million in 2010 compared to $8 million used in investing activities in 2009. The increase of $10 million is primarily related to the cash acquired in the acquisitions of the Berwind 20 and Fannie 55 portfolios during the year.

              Net cash used in financing activities totaled $20 million in 2010 compared to $11.0 million in 2009. The $9 million increase in financing activity was due to a $47.0 million debt repayment on the Fannie 55 portfolio at acquisition, the equity contributions from noncontrolling and owners interests to fund the acquisition of the Fannie 55 and Berwind 20 portfolios and distributions.

Year Ended December 31, 2009 compared to the Year Ended December 31, 2008

              The company's net cash flow from operating activities was $21.0 million in 2009 compared to $15.0 million in 2008. The $6.0 million increase was primarily due to changes in net income and depreciation and amortization.

              Cash used in investing activities was $8.0 million in 2009 compared to $13.0 million in 2008. The $5.0 million decrease was primarily due to the acquisition of the MPM Venture portfolio in 2009, which required less cash than the acquisition of the Avalon and UDRT portfolios in 2008.

              Net cash used in financing activities totaled $11.0 million in 2009 compared to $0.2 million in 2008 primarily due to increased contributions in 2008 for the acquisition of the Avalon and UDRT portfolios.

Contractual Obligations

              Our primary contractual obligations relate to our borrowings for properties in our portfolio, which are encumbered by first mortgage liens. In addition, five properties are encumbered by second mortgages or mezzanine financing. These mortgages were provided by securitized lenders, insurance companies, and banks. We expect to assume most of this debt in connection with the formation transactions. Within our portfolio of 94 properties, we have 48 mortgage loans, some of which encumber more than one property and are cross-collateralized. Detailed information on these mortgage loans are discussed further under The Morgan Properties Predecessor Combined Consolidated Financial Statements, Note 5.

              The following table contains the contractual obligations as of December 31, 2010, which only includes long-term debt-principal.

Payments due by period
(in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt-principal	$1,702,110	$98,322	$966,937	$239,223	$397,628
Capital lease obligations	—	—	—	—	—
Operating lease obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other	—	—	—	—	—

Total	$1,702,110	$98,322	$966,937	$239,223	$397,628

Pro Forma Indebtedness to be Outstanding After This Offering

              We expect to have approximately             million of total consolidated indebtedness outstanding upon completion of this offering and the formation transactions. Our indebtedness will have staggered maturities with a weighted average debt maturity of approximately            years and a weighted average interest rate of            per annum, and consist of approximately            fixed rate debt.

              We are currently negotiating the terms of a credit facility with affiliates of certain of the underwriters of this offering. We expect to enter into the facility concurrently, with or shortly after, the completion of this offering. We intend to use this facility for, among other things, capital expenditures related to repositioning activities, acquisitions and general business and working capital purposes. There can be no assurance that we will be able to obtain such financing on favorable terms or at all.

              Our indebtedness outstanding upon the completion of this offering and the formation transactions will be comprised almost entirely of mortgage indebtedness secured by properties in our portfolio. The following table sets forth certain information with respect to the mortgage indebtedness

on our portfolio with pro forma outstanding balances as of                , 2011 that we expect will be outstanding after this offering and the formation transactions:

Debt Schedule
Debt	Lender	Pro Forma Outstanding at , 2011	Interest Rate	Annual Debt Service	Maturity Date	Years to Maturity	Balance at Maturity
Fixed Rate
Montgomery Woods	Wachovia (Fannie Mae)
Chartleytowne	Capmark (Freddie Mac)
Main Street Apartments	Key Bank RE Servicing (CSFB)
Villages at Montpelier	Midland Loan Services (CSFB)
Huntley Glen	Capmark (Freddie Mac)
Gwynnbrook Apartments	Capmark
Oak Park Apartments	Capmark (Freddie Mac)
Oxford Manor Apartments	Capmark (Freddie Mac)
Place One Apartments	Capmark (Freddie Mac)
Timberlake Apartments	Capmark (Freddie Mac)
Wedgewood Hills	Capmark (Freddie Mac)
William Penn Village	Capmark (Freddie Mac)
The Pointe at Stafford—2nd	Capmark (Fannie Mae)
Chase Lea—2nd	Capmark (Fannie Mae)
Camp Hill Plaza Apartments	Capmark (Freddie Mac)
Fox Run Apartments	Capmark (Freddie Mac)
Hidden Lakes Apartments	Key Bank RE Servicing (CSFB)
Kenwood Gardens	Key Bank RE Servicing (CSFB)
Lakewood Hills Apartments	Capmark (Freddie Mac)
Marylander Apartments	Capmark (Freddie Mac)
Regency Lakeside Apartments	Capmark (Freddie Mac)
Roberts Mill Apartments	Capmark (Freddie Mac)
Vineland Village Apartments	Capmark (Freddie Mac)
Moorestowne Woods	Capmark (Freddie Mac)
Burnt Mill Apartments	Capmark (Freddie Mac)
Glen Mar Apartments	Capmark (Freddie Mac)
Willowbrook Apartments	Capmark (Freddie Mac)
Ross Ridge Apartments	Capmark (Freddie Mac)
Glen Ridge Apartments	Capmark (Freddie Mac)
Squires Manor	Capmark (Freddie Mac)
Brookmont Apartments	Capmark (Freddie Mac)
Briarwood Apartments	Capmark (Freddie Mac)
Whitestone	Capmark (Freddie Mac)
Sherwood Crossing	Capmark (Freddie Mac)
Riverwind Apartments	Greystone (Fannie Mae)
Stonesthrow	Greystone (Fannie Mae)
Credit Facility—Note A	Fannie Mae
Total Weighted Average
Variable Rate
Kingswood	ARCS Commercial (Fannie Mae)
Kingswood	ARCS Commercial (Fannie Mae)
Brookside	ARCS Commercial (Fannie Mae)
Brookside	ARCS Commercial (Fannie Mae)
Forge Gate Apartments	ARCS Commercial (Fannie Mae)
Forge Gate Apartments	ARCS Commercial (Fannie Mae)
The Pointe at Stafford—1st	Capmark (Fannie Mae)
Chase Lea—1st	Capmark (Fannie Mae)
Credit Facility—Note B	Fannie Mae
Credit Facility—Note C	Fannie Mae
Credit Facility—Note D	Fannie Mae
Total Weighted Average
Joint Venture Properties
The Carlyle	Capmark (Freddie Mac)
Towson Crossing	Greystone (Fannie Mae)
Oak Grove	Wachovia (Fannie Mae)
Forest Hills	Capmark (Freddie Mac)
Station Square	Capmark (Freddie Mac)
Total

Off Balance Sheet Arrangements

              We have five joint venture arrangements with unrelated third parties. We account for these investments under the equity method of accounting. The properties owned by these unconsolidated joint ventures are as follows:

Property	Location
The Carlyle	Baltimore, MD
Towson Crossing	Baltimore, MD
Oak Grove	Middle River, MD
Forest Hills	Annapolis, MD
Station Square	Suitland, MD

Non-GAAP Financial Measures

Net Operating Income

              Net operating income, or NOI, falls within the definition of "non-GAAP financial measure" set forth in Item 10(e) of Regulation S-K and, as a result, we are required to include in this registration statement a statement disclosing the reasons why management believes that presentation of this measure provides useful information to investors. We believe that NOI is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of the company's multifamily properties. In addition, multifamily properties are valued and sold in the market by using a multiple of NOI. We also use this measure to compare our performance to that of our peer group. However, investors should not rely on this financial measure as a substitute for any GAAP financial measures.

Inflation

              We anticipate that our leases generally will provide for separate real estate tax and operating expense escalations over a base amount and also provide for fixed base rent increases or indexed increases. We believe that inflationary increases in costs would be at least partially offset by such contractual rent increases and operating expense escalations.

Quantitative and Qualitative Disclosures About Market Risk

              Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Our primary market risk will result from debt that we may incur, which would bear interest at fixed and variable rates. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we intend to mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions and derivative positions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn, will reduce the risks that the variability of cash flows will impose on variable rate debt. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio. Based on our variable rate debt outstanding at December 31, 2010 and 2009, an interest rate change of 100 basis points would impact interest expense by $4,322 and $4,364 on an annual basis, respectively.

Critical Accounting Policies

              The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, management has utilized information available including industry practice and its own past history in forming its estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. It is possible that the ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements may not materialize. However, application of the accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

              See Note 2 to the Morgan Properties Predecessor Combined Consolidated Financial Statements included elsewhere in this prospectus for further discussion of our significant accounting policies. These critical accounting policies are considered critical in the preparation of the financial statements due to the degree of judgment involved in estimating reported amounts and the sensitivity to changes in industry and economic conditions.

INDUSTRY BACKGROUND AND MARKET OPPORTUNITY

              Unless otherwise indicated, all information contained in this Industry Background and Market Opportunity section is derived from the market study prepared by Rosen Consulting Group, which we refer to as RCG, dated July 22, 2011.

Drivers of Multifamily Demand

              RCG expects that the multifamily housing market is well-positioned to lead the commercial real estate recovery in the United States. The current and projected combination of job growth, limited new supply, stringent requirements for new single-family mortgage loans, and the decoupling of currently shared households should translate directly into robust demand for existing multifamily housing. In addition, new household formation, the maturation of the echo-boom generation, and immigration should sustain multifamily demand over the long-term.

Short term drivers of demand

              U.S. job growth during the current recovery and low unemployment in our core markets.    Although the current economic recovery has yet to fully replace the number of jobs lost during 2008 and 2009, it has exceeded expectations of a jobless recovery. From January 2010 through May 2011, the U.S. economy created nearly 2.1 million private sector jobs. During the recoveries following the last two recessions in 1990 – 1991 and 2000 – 2001, significant levels of job creation did not return until the third year of the recovery. RCG expects total payroll expansion in the United States of 1.3% in 2011, and an average annual increase of 1.2% between 2012 and 2015. Our core markets have experienced lower levels of job losses through the most recent recession than the U.S. average and maintained lower rates of unemployment. RCG expects a year-end 2011 unemployment rate in Philadelphia, New York-New Jersey, and Baltimore-Washington, D.C. of 8.2%, 8.0% and 6.2%, versus the national average of 8.9%. Consistent employment in our core markets has led to steady demand and rental growth outperformance through the recent recession for our portfolio relative to public multifamily REITs. We believe the combination of low unemployment relative to the national average and consistent job growth has led to outperformance for multifamily assets in our core markets relative to the national average through economic cycles.

U.S. Jobs Added & New Households Created

Sources: US Bureau of Labor Statistics ("BLS"), U.S. Census Bureau ("Census"), RCG

              Limited expected new multifamily supply.    Low levels of apartment construction in recent years have limited new supply entering the market just as rental demand is increasing. New multifamily construction peaked during 2005, with 354,000 units started, and subsequently began to decline rapidly. In 2009 and 2010 there were approximately 112,000 and 114,000 units started nationwide, and RCG expects 165,000 multifamily unit starts in 2011 and 250,000 in 2012 versus average starts in the United States of 288,000 over the past ten years. The favorable supply-demand imbalance relative to historical norms creates a significant opportunity for higher rent and occupancy levels for existing multifamily housing on a national basis.

  •
  In suburban Philadelphia, year-to-date through April 2011, building permits for more than 1,200 multifamily units were obtained. RCG expects multifamily permitting activity to remain slow through the near term with permits for 2,100 units forecasted in 2011. RCG predicts this figure will rise steadily to 4,800 units in 2015, representing less than 1.0% of total multifamily stock.

  •
  In the suburban New York-New Jersey area, the number of multifamily units authorized for construction increased slightly during 2010 after a drastic slowdown from recent years in 2009. Just 11,300 units were permitted during 2010, up from 10,000 in 2009 and in contrast with an average of 43,800 per year from 2005 to 2008. Looking further ahead, RCG expects development activity to gain momentum, though annual permitting volume is not likely to reach 2005 to 2008 levels by 2015. RCG's forecast calls for permitting activity to increase after 2010 and to reach 38,400 permits in 2015, up from 14,800 in 2011. While development activity is projected to accelerate, in 2015 the projected annual permitting level will reach only 0.8% of existing stock. The vast majority of units authorized for construction are likely to be in the New York metropolitan division.

  •
  In the suburban Baltimore-Washington, D.C. area multifamily housing permitting activity slowed during the last several years and RCG expects this trend will continue until inventory is significantly reduced. While 13,100 multifamily unit building permits were obtained in 2005, only 5,000 permits were obtained in 2009. In 2010, permit issuance increased slightly by 0.1% for a total of 5,700 units. Going forward, RCG estimates that the pace of construction activity in the Baltimore-Washington, D.C. region will remain modest in the near-term and eventually pick back up, with 8,000 permits expected to be obtained in 2015.

U.S. Multifamily Unit Starts

                                    Sources: Census, RCG

              Strict mortgage lending standards outweigh improved housing affordability and have contributed to a decreased homeownership rate.    Housing affordability is a key factor in apartment demand, particularly in the high-priced home markets in some Northeast and Mid-Atlantic cities. The number of households able to afford a new home increased during the past several years as home prices declined significantly. After reaching a low of 40.1% in 2005, household affordability reached 60.6% in 2009. In 2010 the national affordability rate peaked at 62.9%, and RCG expects it to decline further to 59.3% and 54.4% in 2011 and 2012.

              Although housing affordability has generally improved, stricter lending standards have led to a reduced number of households with the ability to qualify for mortgages, thereby causing more households to rent apartments. Since 2008, underwriting standards for residential mortgages have tightened significantly. Despite the end of the recession and some stabilization in the for-sale housing market, residential lending tightened among 40% of respondents in early 2011 compared with the previous year according to a credit availability survey conducted by the Office of the Comptroller of the Currency. The National Association of Realtors surveyed attitudes on homeownership in 2010 and 80% of respondents noted that the lack of sufficient savings for a down payment and closing costs was an obstacle to purchasing. In the same survey, 55% of homeowners and 74% of renters believed that owning a home is more difficult now than in their parents' generation. Additionally, a vast majority, 87% of homeowners and 82% of renters, believed that it will be more difficult for the next generation to obtain homeownership.

              Stricter lending standards have also led to significant declines in the home ownership rate. Since peaking at 69.2% in the fourth quarter of 2004, the percentage of households owning their home fell steadily, reaching 66.4% in the first quarter of 2011, the lowest level since 1998. RCG expects this percentage to continue to fall in the near term to between 64% to 65% as the peak homeownership rate experienced during the housing boom was primarily due to the relative ease of attaining mortgage financing. Every 1% decline in the homeownership rate leads to approximately 1.2 million new renter households in the United States.

U.S. Housing Affordability – Median Priced	U.S. Homeownership Rate

Source: RCG	Sources: Census, RCG

              Shared households will begin to decouple and create new renters.    As the economy improves, shared households (e.g. 18 – 34 year-olds living with their parents, households with roommates) will begin to decouple. During the recession, many young people were forced to move back home with their families or move in with roommates in an effort to lower living costs. The National Multifamily Housing Council notes that in 2009, 20 million people in the 18 to 34 year-old age cohort, or 29.4%, were living with their parents, an increase over the historical range of 27% to 28%. The formation of new households in the Northeast and Mid-Atlantic regions as a result of decoupling will translate directly into stronger demand for rental units.

Long term drivers of demand

              Strong expected U.S. population growth and new household formation through 2015 and thereafter.    RCG projects the U.S. population to increase by more than 15.2 million people from 2011 through 2015, reaching 324.3 million residents by 2015, an annual increase of 1.0%. RCG expects nearly 7.0 million total new U.S. households will be created from 2011 through 2015, and total U.S. households to climb to 124.5 million from 117.5 million in 2010, an increase of approximately 5.9%. RCG expects future population growth and household formation will be positive, contributing to an increase in rental demand.

              Significant growth through 2020 of the U.S. population under age 35.    The Joint Center for Housing Studies of Harvard University projects that nearly 2.2 million new households under the age of 35 will be created by 2020. This age cohort traditionally constitutes the bulk of the renter pool and is one of the key sources of multifamily demand. In 2010, the rentership rate of households headed by someone under the age of 35 was 60.9%, the highest rate of all age cohorts. Additionally, there were nearly 4.3 million births per year on average between 2000 and 2009, more than during the echo boom, ensuring continued strong growth in the population of 20 – 24 year-olds even after the echo boomers move into older age cohorts. The 15 to 34 year-old age cohort accounts for more than one-quarter of the population in suburban Philadelphia, 27.6% in New York-New Jersey and 28.1% in Baltimore-Washington, D.C. From 2011 through 2015, the age group will expand by a cumulative 7.7% in Philadelphia, by 7.4% in New York-New Jersey and by 13.3% in Baltimore-Washington, D.C. By 2015, RCG expects this age bracket to expand by more than 125,000 people in Suburban Philadelphia, by 333,500 in New York-New Jersey and by 308,400 in Baltimore-Washington, D.C.

U.S. Population Aged 20-34 Years

                                      Sources: Census, RCG

              Continued inflow of foreign-born persons, the majority of whom rent homes, to the U.S. population and to our core markets.    Immigration adds to renter demand as it is one of the key drivers of U.S. population growth and the homeownership rate among immigrants was 56.6% in 2009. The Pew Research Center projects that by 2020, the foreign-born share of the U.S. population will rise to 14.6% from 12.0% in 2005. This increase will constitute 31% of total population growth over these years. Importantly, high immigrant populations generally translate into strong apartment demand because new residents tend to inhabit rental housing based on preference and have greater difficulty obtaining mortgage credit due to recent immigration. The Northeast and Mid-Atlantic regions receive a significant influx of new immigrants each year and foreign-born residents, as a percentage of the total population, has increased over time. In suburban Philadelphia, the foreign-born population increased from 7.0% in 1990 to 11.2% in 2009, representing an increase of over 250,000 people. In suburban New York-New Jersey, approximately 32.9% of residents in this area were born outside the United States, compared with 13.9% at the national level. This figure has increased from 26.5% in 2000 and 23.7% in 1990. In suburban Baltimore-Washington, D.C., in 2009, 17.9% of the area residents were born outside of the United States, compared with 13.9% at the national level. This figure has increased from 14.3% in 2000 and 10.6% in 1990.

High barrier markets versus low barrier markets

              In addition to underlying demographic and economic trends, the local regulatory environment can become an important indicator of relative market performance. High-barrier-to-entry apartment markets which have well-established supply constraints demonstrate above average performance as the risk of oversupply over the long-term is lessened. These constraints can include development regulations, geographic barriers, affordable housing requirements and many other measures that create barriers to market entry.

              Constrained supply leads to above-average rent growth.    From 2003 through 2010, annual average CPI rent growth in our core markets was 4.1%, in high barrier markets was 3.6% and in low barrier markets was 2.0%, as compared to the national annual average CPI rent growth of 2.7% over the same period. High barrier markets should produce stronger rent growth going forward, with the low barrier markets lagging due to higher levels of supply. From 2011 through 2015, our core markets are expected to average 4.7% CPI rent growth per year. Over the same time period the high barrier markets should average 4.3% per year while the low barrier markets should lag with 3.1% growth per year.

CPI Rent Growth

                                    Sources: BLS, RCG

              Market barriers constrain new supply, and over the long term significantly more multifamily units are constructed in low barrier markets than high barrier markets.    From 2003 through 2010, multifamily building permits in our core markets accounted for an average of 0.8% of stock in line with the high barrier markets at 0.8% of stock over the same period. In comparison, low barrier markets produced average permitting activity of 1.3% of stock. Multifamily development activity is expected to increase throughout the nation, but construction in high barrier markets will remain constrained. RCG expects annual permitting activity averaging 0.6% of stock from 2011 through 2015 in our core markets in line with the high barrier average of 0.6% of stock over the same period and compared to 0.8% for the low barrier markets. The low barrier markets, with fewer development constraints, produced permits as a share of stock at a significant spread above the core and high barrier markets for much of the past two decades. The recent decline in development activity throughout all types of markets caused this spread to tighten since 2009. RCG expects an increase in multifamily construction activity to once again widen the spread between low and high barrier markets, though it is not expected to return to pre-recession levels.

Multifamily Permits as Share of Multifamily Stock

                                    Sources: Census, RCG

              High barriers indicate low housing affordability, which leads to an increased renter base.    The greater relative median price of single family homes in high barrier markets reduces single family housing affordability even though incomes are generally higher in these cities. In 2010, the share of households able to afford the median priced home in high barrier markets was 49.3%, significantly less than the high barrier markets at 55.4% and the low barrier markets at 73.9%. While the affordability rates have increased from a low in 2005 due to stricter lending standards, fewer households can afford to purchase a home using conventional mortgages in the high barrier markets. By 2015, housing affordability in our core markets, is expected to decrease to 38.0%, much lower than the 53.2% national rate and 65.5% affordability in low barrier markets. The level of affordability correlates strongly with rentership rate as cost is a primary determinant of a household's choice whether to rent or buy.

              Urban centers with market barriers support higher household income levels.    The increased housing costs as a result of market barriers and dense land usage necessitate higher income levels. Within high barrier markets, the mean average household income in 2010 was $160,893. The average household income increased by 39.7% since 2000 and is forecasted to grow by 4.5% per year from 2011 through 2015. The core markets had a mean average household income of $148,240 in 2010. Since 2000, the average household income increased by 42.0% in these markets. RCG projects average household incomes in the core markets to expand by an average of 4.5% annually over the next five years. In comparison, low barrier markets had an average household income of $111,276 in 2010 and income increased by only 32.8% since 2000. From 2011 through 2015, the average household income in the low barrier group is expected to increase by 4.3% per year.

Mean Household Income

                                    Sources: BEA, RCG

              The table below compares our core markets with other high barrier markets, low barrier markets and the national average on a number of important economic metrics including multifamily permits as a percentage of multifamily stock, unemployment rate, CPI rent growth and housing affordability.

	Average Over 2003 – 2010 Historical Period	2010	Average Over 2011 – 2015 Projected Period
Multifamily Permits, Percentage of Multifamily Stock
Our Core Markets	0.8%	0.3%	0.6%
U.S. Average	0.9%	0.4%	1.0%
High Barrier Markets	0.8%	0.3%	0.6%
Low Barrier Markets	1.2%	0.4%	0.8%
Unemployment Rate
Our Core Markets	5.8%	8.1%	6.4%
U.S. Average	6.5%	9.6%	8.0%
High Barrier Markets	6.4%	9.4%	7.7%
Low Barrier Markets	6.6%	9.9%	8.1%
CPI Rent Growth
Our Core Markets	4.1%	2.5%	4.7%
U.S. Average	2.7%	0.6%	3.8%
High Barrier Markets	3.6%	1.4%	4.3%
Low Barrier Markets	2.0%	(0.2%)	3.1%
Housing Affordability
Our Core Markets	39.9%	49.3%	40.3%
U.S. Average	50.0%	62.9%	55.2%
High Barrier Markets	40.7%	55.4%	45.4%
Low Barrier Markets	61.6%	73.9%	67.2%

Note: Forecasts by RCG. Sources: Bureau of Economic Analysis, Bureau of Labor Statistics, Census Bureau and RCG.

Our core markets

              Our core markets of suburban Philadelphia, New York-New Jersey, and Baltimore-Washington, D.C. have some of the most favorable supply-demand characteristics in the United States. As of March 31, 2011, approximately 82% of our annualized base rent was generated by our 94 consolidated properties in our core markets. Our core markets have high barriers to entry for multifamily product which limit new supply, thus compounding demand for existing multifamily housing.

Suburban Philadelphia

              The suburban Philadelphia area has a total population of approximately 6.0 million, or 1.9% of the United States population. It has one of the highest mean household income levels in the United States at $128,329 and a current unemployment rate of 8.4%. The pharmaceutical, life sciences, healthcare and higher education industries, in particular, have fueled job gains and income growth during the past decade and continue to sustain the local economy. The University of Pennsylvania and its affiliate, Penn Medicine, are two of the largest private sector employers in the region. Furthermore, the Philadelphia economy has diversified, with services-driven industries generally replacing an outdated manufacturing base over time.

              New multifamily construction in the Philadelphia metropolitan area is challenging, resulting in a favorable environment for existing multifamily owners. New multifamily construction permits have averaged 0.6% of total stock versus the national average of 1.0% since 1996. New projects face high barriers to entry due to the extended zoning and approval process, land assembly difficulties and heavily unionized labor. Since 2009, the city of Philadelphia has worked to revise its zoning code and development process. Although these efforts should result in a streamlined development process in the future, it is likely that development approvals will continue to be challenging to obtain, development timelines will be lengthy, and the necessary zoning and environmental approvals will be costly. These challenges, together with strict lending standards will constrain new multifamily development, allowing existing multifamily properties to take advantage of the vacancy rate drop and CPI rent growth RCG expects to occur through 2015.

              A healthy job market, low relative unemployment, high relative household income, and limited new supply have contributed to positive multifamily CPI rent growth in suburban Philadelphia. Average annual CPI rent growth for suburban Philadelphia was 3.0% from 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban Philadelphia to average 4.0% through 2015 versus the expected national average of 3.8% over the same period.

	Suburban Philadelphia	U.S. total/ average
Total residents	5,992,395	309,051,000

2010 population growth	0.4%	0.8%
RCG anticipated average pop. growth 2011 – 2015	0.5%	1.0%

2010 unemployment rate	9.0%	9.6%
RCG anticipated unemployment

2011E	8.2%	8.9%
2015E	5.4%	7.0%

2010 average household income	$128,329	$87,673
2010 job growth	0.5%	0.5%

RCG anticipated job growth
2011E	0.8%	1.3%

2015E	1.2%	1.3%
2010 housing affordability	61.6%	62.9%

RCG anticipated housing affordability
2011E	57.1%	59.3%

2015E	48.2%	53.2%
Total 15 – 34 year-olds	1,624,871	85,435,777

% of total population	27.1%	27.6%
Total foreign-born residents	667,863	42,639,300

% of total population	11.2%	13.9%
2010 multifamily construction permits	1,854	151,393

RCG anticipated multifamily construction permits
2011E	2,100	n/a

2012E	2,500	n/a
2010 rentership percentage	29.3%	33.1%

Philadelphia Multifamily Permits

Philadelphia Rental Vacancy Rate & Rent Growth

                                    Sources: BLS, Census, RCG

Suburban New York-New Jersey

              The suburban New York-New Jersey area has a total population of approximately 16.3 million, or 5.3% of the United States population. It has one of the highest mean household income levels in the United States at $153,600 and an unemployment rate of 8.8%. This metropolitan area is one of the most densely populated in the United States, and has one of the largest renter pools at 48.4% of households, versus the national average of 33.1%. Many are long-term renters due to the low housing affordability ratio of 37.0%, versus the national average of 62.9%. This area's role as a global business hub, in addition to its plentiful cultural resources, makes it a highly desirable location for businesses and residents. The local economy is highly diverse. In addition to financial services, other major industries throughout the New York-New Jersey metropolitan area include business services education, health care, media and publishing, pharmaceuticals, life sciences and shipping.

              The New York-New Jersey metropolitan region is a gateway through which immigrants enter the United States. The ethnically diverse population fuels demand for a variety of goods and services. Importantly, high immigrant populations generally translate into strong apartment demand because new residents tend to inhabit rental housing based on preference and greater difficulty obtaining mortgage credit due to recent immigration. Approximately 32.9% of the New York-New Jersey metropolitan area residents were born outside the United States, compared with 13.9% at the national level.

              The apartment market in the New York-New Jersey metropolitan area has high barriers to entry for new construction. New multifamily construction permits have averaged 0.6% of total stock versus the national average of 1.0% since 1997, and as a result the area has one of the lowest multifamily vacancy rates in the United States of 7.1%. Often prohibitively high costs associated with new building projects are due to high tax rates, complex land ownership agreements and heavily unionized labor, among other factors. In addition, assembling the necessary parcels of land, complying with building codes and zoning regulations and conducting environmental reviews add time and extra cost to construction projects. As one of the most densely populated metropolitan areas in the United States, there are few opportunities remaining for new development in desirable locations along transportation corridors such as highways, rail lines and others.

              A healthy job market, dense population, low relative unemployment, high relative household income, and limited new supply have contributed to positive multifamily CPI rent growth in suburban New York-New Jersey. Average annual CPI rent growth for suburban New York-New Jersey was 4.3% from 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban New York-New Jersey to average 4.9% through 2015 versus the expected national average of 3.8% over the same period.

	Suburban New York- New Jersey	U.S. total/ average
Total residents	16,265,116	309,051,000

2010 population growth	0.5%	0.8%
RCG anticipated average pop. growth 2011 – 2015	0.6%	1.0%

2010 unemployment rate	8.6%	9.6%
RCG anticipated unemployment

2011E	8.0%	8.9%
2015E	5.7%	7.0%

2010 average household income	$153,600	$87,673
2010 job growth	0.0%	0.5%

RCG anticipated job growth
2011E	0.7%	1.3%

2015E	1.4%	1.3%
2010 housing affordability	37.0%	62.9%

RCG anticipated housing affordability
2011E	32.2%	59.3%

2015E	25.7%	53.2%
Total 15 – 34 year-olds	4,495,179	85,435,777

% of total population	27.6%	27.6%
Total foreign-born residents	5,327,450	42,639,300

% of total population	32.9%	13.9%
2010 multifamily construction permits	11,268	151,393

RCG anticipated multifamily construction permits
2011E	14,800	n/a

2012E	22,700	n/a
2010 rentership percentage	48.4%	33.1%

New York-New Jersey Multifamily Permits

                                    Sources: Census, RCG

New York-New Jersey Rental Vacancy Rate & Rent Growth

                                    Sources: BLS, Census, RCG

Suburban Baltimore-Washington, D.C.

              The suburban Baltimore-Washington, D.C. area has a total population of approximately 8.3 million, or 2.7% of the United States population. It has one of the highest household income levels in the United States at $152,310 and one of the lowest current unemployment rates of 6.3%.

              The Baltimore-Washington, D.C. metropolitan area's performance through the recession has been strong, with the presence of the federal government and the private contractors who work for it supporting job growth. The region's numerous colleges and universities also help drive the educational and health services sector, one of Baltimore-Washington, D.C.'s largest job sectors. The area's healthy job market and corresponding high wages are major attractions for both young professionals and working families, leading to positive net migration and population growth. Importantly, the Baltimore metropolitan and surrounding area's economy is expected to improve throughout 2011 when the federally mandated Base Realignment and Closure program, which we refer to as BRAC, accelerates. Under this program, 15,000 defense sector jobs are being relocated to bases in Harford and Anne Arundel counties. There is currently more than $100 million of federal funding earmarked for BRAC, and the effort is expected to bring more than 25,000 new jobs to the Baltimore metropolitan and surrounding area through 2015.

              The apartment market in the suburban Baltimore-Washington, D.C. area has high barriers to entry for new construction. In 2009, the city of Baltimore established an extensive sustainability plan focused on evaluating development proposals that are brought before Baltimore's Planning Department & Planning Commission. While these initiatives are a benefit to the city's environmental and economic future, they are often associated with prohibitively high initial costs to developers. Density is limited because of the restraints imposed on building vertically, which has caused development to sprawl horizontally. New developments are forced to locate further away from public transit hubs and are often less attractive commuting options. In addition, the Baltimore-Washington, D.C. metropolitan area is subject to affordable housing laws, which apply added pressure on developers, further reducing the number of market value units made available. Average annual CPI rent growth for suburban Baltimore-Washington, D.C. was 4.0% for 2003 through 2010 versus a national average of 2.7%. RCG expects CPI rent growth in suburban Baltimore-Washington, D.C. to average 4.5% through 2015 versus the expected national average of 3.8% over the same period.

	Suburban Baltimore- Washington, D.C.	U.S. total/ average
Total residents	8,274,915	309,051,000

2010 population growth	1.5%	0.8%
RCG anticipated average pop. growth 2011 – 2015	1.4%	1.0%

2010 unemployment rate	6.6%	9.6%
RCG anticipated unemployment

2011E	6.2%	8.9%
2015E	4.4%	7.0%

2010 average household income	$152,310	$87,673
2010 job growth	0.6%	0.5%

RCG anticipated job growth
2011E	1.4%	1.3%

2015E	1.8%	1.3%
2010 housing affordability	62.7%	62.9%

RCG anticipated housing affordability
2011E	58.1%	59.3%

2015E	50.2%	53.2%
Total 15 – 34 year-olds	2,323,710	85,435,777

% of total population	28.1%	27.6%
Total foreign-born residents	1,461,547	42,639,300

% of total population	17.9%	13.9%
2010 multifamily construction permits	5,660	151,393

RCG anticipated multifamily construction permits
2011E	5,400	n/a

2012E	6,000	n/a
2010 rentership percentage

—Baltimore	34.3%	33.1%
—Washington, D.C.	32.7%	33.1%

Baltimore-Washington, D.C Multifamily Permits

                                      Sources: Census, RCG

Baltimore Rental Vacancy Rate & Rent Growth

                                      Sources: BLS, Census, RCG

OUR BUSINESS AND PROPERTIES

              We are a fully integrated real estate investment trust, or REIT, specializing in the acquisition, ownership, management and repositioning of well-located multifamily properties in high-barrier-to-entry markets. We are headquartered in King of Prussia, Pennsylvania. We were formed to succeed to Mitchell L. Morgan's multifamily real estate business founded in 1985 and, as such, we have significant experience, longstanding relationships and substantial knowledge of our core markets. Our strategy is to acquire, reposition and professionally manage well-located multifamily properties in supply constrained, high-barrier-to-entry markets in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas, which we consider our core markets. We place great significance on providing a superior offering of apartment services and features closely matched to our residents' needs. In addition, we take a proactive long-term approach to asset preservation that allows us to cost-effectively maximize the life of our properties. Both are key elements of our business strategy, which, together with our geographic focus, we believe differentiates us from our competitors.

              We own a portfolio of 94 properties, consisting of approximately 21,518 apartment homes, and we own equity interests in five additional properties that we also manage, consisting of approximately 1,573 apartment homes, through unconsolidated joint ventures. Our properties are primarily located in established middle income areas of the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas and had an average occupancy of 94.4% as of the quarter ended March 31, 2011. Based on applications we received for apartment homes for the six month period ending June 30, 2011, the average household income of our residents was approximately $            and the average monthly base rent per occupied apartment home at our properties was approximately $986 for the quarter ending March 31, 2011. We believe our portfolio's extensive footprint in high barrier markets, coupled with our experienced management team and proactive management style positions us to maximize the value of our portfolio over time. Our five-year average same-store revenue growth for the period ending December 31, 2010 of approximately 3.5% has generally outperformed the revenue growth of public multifamily REITs over the same period. A summary of certain information regarding our portfolio of 94 properties is set forth below.

  •
  Suburban Philadelphia portfolio:  33 properties comprising 8,479 apartment homes, which generated approximately 40.0% of our total quarterly revenue as of March 31, 2011, reflecting a 2.0% quarterly revenue increase over the first quarter of 2010. Our suburban Philadelphia portfolio had an average occupancy of 94.6% as of the quarter ended March 31, 2011.

  •
  Suburban New York-New Jersey portfolio:  31 properties comprising 4,503 apartment homes, which generated approximately 25.3% of our total quarterly revenue as of March 31, 2011, reflecting a 4.5% quarterly revenue increase over the first quarter of 2010. Our suburban New York-New Jersey portfolio had an average occupancy of 94.3% as of the quarter ended March 31, 2011.

  •
  Suburban Baltimore-Washington, D.C. portfolio:  ten properties comprising 3,422 apartment homes (excluding our non-controlling interests in five properties owned pursuant to unconsolidated joint ventures), which generated approximately 16.0% of our total quarterly revenue as of March 31, 2011, reflecting a 3.4% quarterly revenue increase over the first quarter of 2010. Our suburban Baltimore-Washington, D.C. portfolio had an average occupancy of 94.7% as of the quarter ended March 31, 2011.

  •
  Remaining portfolio:  20 properties comprising 5,114 apartment homes which generated approximately 18.7% of our total quarterly revenue as of March 31, 2011, reflecting a 4.1% quarterly revenue increase over the first quarter of 2010. Our remaining portfolio had an average occupancy of 94.1% as of the quarter ended March 31, 2011.

              According to RCG, our core markets are characterized as having high-barriers-to-entry for new multifamily real estate construction, in addition to having strong demographics and dynamic, diversified economies that will continue to generate jobs and drive rent growth in our core markets. According to RCG, although multifamily development activity is expected to increase throughout the United States, construction activity in high-barrier-to-entry markets is expected to remain constrained. RCG expects multifamily construction starts as a percentage of total housing stock from 2011 to 2015 to average 0.6% for our core markets versus 1.0% for the national average. According to RCG, the 2010 median price for a single family home in our core markets was $215,500 in Philadelphia, $350,600 in Central New Jersey, $450,700 in New York, $364,100 in Northern New Jersey, $237,400 in Baltimore and $331,100 in Washington, D.C., compared to the national median price of $170,600. In 2010, home affordability in our core markets was 49.3%, compared to the national average of 62.9%. We believe that high single family home prices and low home affordability rates are major factors contributing to the high percentage of renters in our core markets.

              We will continue to focus primarily on acquiring and owning well-located multifamily properties in high-barrier-to-entry markets with favorable supply and demand characteristics. The properties that we will seek to acquire will typically target middle income residents, which we believe constitute a much larger segment of the population of renters than high income residents in our markets. We believe that we will face less competition from single-family housing than operators of high-end luxury multifamily properties will. We expect that a shift in consumer preferences away from homeownership and towards rentership will further strengthen demand for our apartments.

              Mitchell L. Morgan, our founder, Chairman, Chief Executive Officer, President and our largest shareholder, brings a wealth of multifamily expertise developed through more than 30 years of experience in the multifamily real estate industry. Mr. Morgan has brought together an experienced team of professionals to effectively execute management strategies in order to maximize shareholder value. Our senior management team, which has an average of 22 years of commercial real estate experience and has worked at our predecessor for an average of approximately 13 years, brings focused expertise in the areas of multifamily leasing, management, marketing, acquisitions, repositioning and financing. Upon completion of this offering, Mr. Morgan and our senior management team, together with affiliates of Mr. Morgan, will own approximately        % of our company on a fully diluted basis. We believe this significant ownership will strongly align management's interests with those of our shareholders.

              We were formed as a Maryland real estate investment trust on June 24, 2011, and our operating partnership, of which we are the sole general partner, was formed as a Delaware limited partnership on June 2, 2010. As of the date of this prospectus, we have a single shareholder, Mr. Morgan. Upon completion of this offering and our formation transactions, we will own a        % limited partnership interest in our operating partnership.

              We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2011.

Our Competitive Strengths

  •
  Irreplaceable portfolio of multifamily properties in high-barrier-to-entry infill markets.  During our more than 25 year history, we have aggregated a portfolio of multifamily properties in high-barrier-to-entry markets located in the suburban Philadelphia, New York-New Jersey and Baltimore-Washington, D.C. metropolitan areas. The majority of our properties are located in infill locations where developable land is scarce. Even where developable land is available near our properties, we believe that current construction costs as well as zoning, environmental and entitlement regulations significantly restrict the development of moderately priced multifamily housing. In addition, we believe that due to the fragmented ownership of multifamily properties in our core markets, it would be difficult for our competitors to accumulate a portfolio of similar scale to our portfolio. Based on per square foot replacement cost data provided by Integra Real Estate Resources, Inc., the average replacement cost for a typical newly constructed multifamily property in Morgan Properties' core markets of suburban Philadelphia, suburban New York-New Jersey, and suburban Baltimore-Washington, D.C, as of July 10, 2011, ranged from $142,000 per unit for a garden-style apartment to $214,000 per unit for a mid-rise apartment. These averages are weighted by renter occupied unit data provided by the U.S. Census Bureau for our core markets. Replacement cost estimates assume an average residential unit size of 1,000 square feet. Average replacement cost includes new construction costs, including direct, indirect and land costs and any profit of the developer, but excludes club houses, maintenance buildings, swimming pools, and site costs that can be significant. We estimate site costs to be between $            and $            per apartment home. The map below highlights the high barrier markets in which our properties are located.

  •
  Superior product offering tailored to residents' needs.  Our target customers are value-conscious middle income residents who are willing to pay a premium for apartment features that meet their core needs. Accordingly, we tailor our product offering property-by-property and use desirable value features such as in-unit washer/dryers, renovated bathrooms, and renovated kitchens with dishwashers and built-in microwaves to differentiate our properties from the competition. We strive to acquire properties that are situated in infill locations with desirable school districts and that offer convenient access to our residents' work places. Furthermore, we endeavor to provide excellent services to our residents, including 24-hour turn-around time for maintenance requests, popular online rent payment features, online communication options for service requests and resident feedback, resident events, and opportunities for residents to connect via property-specific online communities on Facebook and Twitter. We believe these features and our resident services allow us to maintain a lower resident turnover ratio and to charge incrementally higher rents than our competitors. We also believe these features and resident services reduce our resident turnover ratio. Resident turnover ratio in our communities is approximately 48% for the 2010 year which is consistent with the turnover ratio in our communities in recent years. Competition for our residents predominantly comes from properties that are of comparable age to ours, but that are not typically professionally managed and do not provide the sought-after features such as in-unit washer/dryers and updated kitchens and bathrooms that we frequently offer. In addition, we believe that our commitment to site employee training and quality resident services distinguishes us from other multifamily operators that target middle income residents within our core markets.

  •
  Experienced management team with significant ownership stake.

  •
  Our senior management team is led by Mitchell L. Morgan, our founder, Chairman, Chief Executive Officer and President, who brings more than 30 years experience in the multifamily real estate industry. Mr. Morgan's experience includes overseeing the acquisition by our predecessor and its affiliates of multifamily properties from third parties consisting of approximately 38,000 apartment homes, and the disposition of multifamily properties to third parties consisting of approximately 14,800 apartment homes. Our senior management team has an average of 22 years of experience in the real estate industry. Upon completion of this offering, our senior management team, together with affiliates of Mr. Morgan, will own approximately        % of our company on a fully diluted basis. We believe this significant ownership will strongly align management's interests with those of our shareholders.

  •
  Our senior management team has in-depth knowledge of our properties, core markets and future growth opportunities. The members of our senior management team have worked at our predecessor for an average of 13 years. Our senior management team has been integrally involved in acquiring, repositioning, managing, leasing, marketing and financing all of the properties in our portfolio. We believe that we have developed the experience and systems infrastructure necessary to own and manage multifamily properties in our core markets, which will allow us to efficiently grow our portfolio.

  •
  Extensive market knowledge and long-standing relationships facilitate access to a robust pipeline of acquisition opportunities.  We believe that our in-depth market knowledge and extensive network of long-standing relationships with real estate owners, developers, brokers and other market participants will provide us access to an ongoing pipeline of attractive acquisition opportunities in our core markets. The acquisitions we pursue are typically from smaller, less experienced and/or undercapitalized operators, such as first-generation family owners, which we believe offers the opportunity for significant revenue enhancement. We seek to transform these well-located, but under-marketed and under-maintained assets into professionally managed communities with distinct marketing advantages over our competitors. In addition, we expect to have opportunities to acquire properties through the issuance of operating partnership units, which can be of particular value to tax-sensitive sellers in providing deferred recognition of tax gain.

  •
  Strong balance sheet and access to capital.  We believe that our capital structure following completion of this offering will provide us with an advantage over competitors in our core markets because we will have the liquidity required to execute our short- to mid-term growth strategies. We expect our pro forma debt to total market capitalization will be         % and our pro forma debt to annualized EBITDA will be                        at the completion of this offering. Following the completion of this offering and the application of the net proceeds as described in this prospectus, our outstanding indebtedness will have a weighted average interest rate of        %. We have also significantly mitigated our refinancing and interest rate risks with a weighted average debt maturity of            years and a debt profile consisting of approximately        % fixed rate debt. In addition, we intend to enter into a credit facility concurrently with, or shortly following, the completion of this offering to help fund future capital expenditures including property and unit renovations that will drive revenue growth.

Our Business and Growth Strategies

              Our primary business goals are to maximize operating cash flow, generate long-term growth and increase shareholder value. We intend to achieve these goals by executing the following business and growth strategies:

  •
  Capitalize on attractive acquisition opportunities in high-barrier-to-entry markets.  We intend to expand our portfolio through the strategic acquisition of well-located properties that can be repositioned to offer a superior rental product to our prospective residents. We have demonstrated the ability to purchase properties at values significantly below our estimates of replacement cost and have been able to increase asset property cash flows over time. We target the acquisition of multifamily properties in established, suburban, middle income areas within our high-barrier-to-entry core markets, characterized by favorable supply and demand and demographic characteristics. Based on data provided by the U.S. Census Bureau, the average of multifamily properties in our core markets is approximately 45 to 50 years old. The overall market for these types of properties is highly fragmented and primarily comprised of smaller, less experienced and/or undercapitalized operators, such as first-generation family owners. We believe that our in-depth market knowledge and extensive network of long-standing relationships in our core markets with real estate owners, developers, brokers and other market participants will provide us with access to an ongoing pipeline of acquisition opportunities in our core markets. We believe that we are well positioned to compete for individual properties as well as portfolios of multifamily properties due to our scale, access to capital and experience in acquiring and repositioning such properties. The following bar graph illustrates the acquisitions and dispositions by number of apartment homes of our predecessor and its affiliates over five-year intervals since 1985 as well as cumulative acquisitions and dispositions since 1985, which we believe shows our ability to efficiently recycle capital.

                  Note: The number of acquisitions and dispositions of apartment homes includes our joint venture properties but does not include the buyout of the joint venture partners of Mr. Morgan and his affiliates.

  •
  Drive internal growth through focused upgrades, renovations and product differentiation.

  •
  We intend to continue to increase rental revenues in our communities through focused, opportunistic unit renovations, thereby increasing our property values. We typically achieve optimal product differentiation through upgrading kitchens and bathrooms, and installing, where possible, in-unit washer/dryers, which has historically enabled us to increase rental income. Our disciplined approach to revenue enhancing capital expenditures includes a targeted cash-on-cash return of approximately 12% for each renovation as well as our policy to test our customers' acceptance of renovated unit features and related rent premiums on a select number of apartment homes before fully implementing a renovation program on an entire multifamily community. As part of our ongoing renovation program, we have identified 20 properties where we expect to perform interior unit renovations in 2012. Following the completion of upgrades and renovations to our apartment homes, we typically increase rent on the renovated unit by between approximately $90 and $120 per month when kitchen, bathroom and washer/dryer upgrades are installed.

  •
  In addition, we intend to continue to generate cost savings through proactive implementation of energy efficiency upgrades, which seek to optimize building systems in order to reduce utility and maintenance expenses. For example, we have begun to implement energy conservation projects in six properties where we expect to generate a targeted cash-on-cash return over a five-year investment period of at least 12%. Such projects include window replacements, HVAC systems upgrades, common area lighting upgrades and water usage management projects, such as installation of low water usage toilets, faucets and showerheads. Our disciplined approach to energy efficiency upgrades includes our policy to confirm cost savings on a select number of buildings before fully implementing the upgrade on an entire multifamily community.

  •
  Proactive property management to optimize returns.  We intend to continue to actively manage our properties, employ leading leasing and property management strategies, and leverage our training platform to improve employee performance. We maximize our revenue by employing a third-party revenue management system, utilizing a third-party service provider call center that enables 24/7 leasing, and leveraging outsourcing contracts to maximize profitability. In addition we have focused on building online communities by engaging residents and vendors through Facebook, Twitter and YouTube. Our resident portal includes access and links to pricing, apartment availability, neighborhood information with web links, local weather, resident testimonials and the ability and convenience to pay rent online, submit a service request or offer other valuable feedback. Our mobile application was launched in 2010 and hosted an average of 5,500 visitors per month for the six-month period ending June 30, 2011. This application was recently enhanced by offering payment services directly from a handheld device, 24 hours per day. We have also developed a training program known as "Morgan University" through which our approximately 700 on-site employees, as of June 30, 2011, have learned our standards of operational excellence through in-person coaching and online classes. We believe that our proactive utilization of innovative industry practices will provide us with a competitive advantage over our competitors that serve middle income residents within our core markets.

  •
  Cost-effectively maximize physical asset longevity.  According to the U.S. Census Bureau, our core markets are characterized by a median housing stock age of 47 years with an average age of approximately 45 to 50 years. The average age of our properties is approximately 40 years old. We believe that our experience in cost-effectively maintaining older assets provides us with a strong competitive advantage in our core markets. We take a proactive long-term approach to asset preservation and employ strategies that include robust preventative maintenance, in addition to architectural and engineering solutions to reduce the cost of maintaining our properties. Our rolling five-year asset preservation plans are designed to ensure that needed repairs and replacements are projected and completed as planned. We manage our capital expenditures on long-term maintenance projects, such as roof, siding, or window replacements, by maintaining an optimal balance between repair and replacement options for various building elements and systems as well as by implementing major replacements in phases. A phased replacement strategy allows us to promptly address those building elements and systems that need to be addressed urgently, while enabling us to extend the life of the remaining building elements and systems that have not yet reached the end of their useful lives.

Recent Developments

              We are refinancing the existing mortgage loan on our Gwynnbrook Townhomes property. As a result of the refinancing, we currently expect this property to be encumbered by a mortgage loan of not less than approximately $18,500,000 and secured by a first lien deed of trust on the property. We expect the loan to have a term of not less than seven years.

Our Properties

              We own a portfolio of 94 consolidated properties, consisting of approximately 21,518 apartment homes, and we own equity interests in five additional properties, consisting of approximately 1,573 apartment homes, through unconsolidated joint ventures.

              Our properties are located in established high barrier markets and are well-maintained and located in areas with close proximity to schools, local businesses and public transportation systems. Our properties are generally two or three story garden style, communities comprised of brick on block and wood frame construction with mature and professionally managed landscaping. Many of our properties offer resident amenities ranging from swimming pools and tennis courts to business centers, fitness centers, playgrounds and pet play areas. Individual apartment homes include personal amenities such as in-unit washer/dryers, renovated kitchens and modernized bathrooms. Management believes that its focus on quality product, curb appeal, resident conveniences and the quality of the customer service it provides to all residents results in low turnover.

              The following table presents an overview of our portfolio of multifamily properties based on information as of March 31, 2011, unless otherwise indicated. No single property accounted for more than 10% of our total assets or gross revenue for the year ended December 31, 2010.

Detailed Property Table

										Average Monthly Base Rent Per Occupied Apartment Home(4)
							Average Occupancy %(3)
						Avg. Unit Size (Square Feet)(2)
Market	Property Name	Location	Apartment Homes(1)	Year Built	Year Acquired		Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009	Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009
Core Markets
Suburban Philadelphia
	Brookmont Apartments	Philadelphia, PA	231	1971	1996	762	94.8%	95.2%	92.3%	$822	$826	$844
	Brookside	Lansdale, PA	417	1972	1985	1,200	92.4%	93.6%	93.8%	1,126	1,127	1,129
	Burnt Mill Apartments	Voorhees, NJ	112	1960	1996	650	97.0%	96.1%	95.2%	864	868	884
	Colonial Apartments	Cherry Hill, NJ	188	1966	2007	923	96.2%	93.2%	92.9%	1,195	1,187	1,160
	Eastampton Apartments	Eastampton, NJ	240	1967	2007	886	96.3%	93.7%	92.7%	983	969	941
	Fairways Apartments	Blackwood, NJ	332	1972	2007	1,010	97.2%	93.0%	92.5%	897	880	844
	Forge Gate Apartments	Lansdale, PA	205	1973	1985	1,014	93.6%	93.5%	95.2%	1,034	1,037	1,033
	Fox Run Apartments	Bear, DE	414	1989/1993	2003	869	92.6%	92.6%	92.7%	913	902	894
	Huntley Glen	Bear, DE	176	1988	2005	1,157	91.1%	91.0%	92.2%	1,090	1,070	1,059
	Hyde Park Apartments	Bellmawr, NJ	286	1964	2007	725	92.9%	85.2%	94.7%	831	836	813
	Kingswood	King of Prussia, PA	768	1967	1985	838	95.4%	94.1%	93.2%	1,067	1,064	1,070
	Lexington House Apartments	Cherry Hill, NJ	89	1964	2007	740	93.1%	90.5%	92.6%	983	980	946
	Longview Apartments	Wilmington, DE	90	1964	2007	863	95.1%	95.2%	95.3%	863	855	818
	Lumberton Apartments	Lumberton, NJ	240	1971	2007	889	94.1%	94.3%	92.8%	1,021	1,012	972
	Main Street Apartments	Lansdale, PA	207	1965	1989	877	90.0%	93.1%	93.2%	899	900	928
	Montgomery Woods	Harleysville, PA	192	1970	1988	923	96.0%	95.2%	93.1%	1,029	1,035	1,073
	Moorestowne Woods	Moorestowne, NJ	172	1966	1996	1,190	97.0%	96.9%	93.3%	1,323	1,316	1,319
	Nieuw Amsterdam Apartments	Marlton, NJ	171	1960	2007	697	96.7%	95.1%	91.5%	929	917	899
	Place One Apartments	Plymouth Meeting, PA	329	1974	1996	1,172	95.8%	93.4%	94.2%	1,336	1,340	1,347
	Roberts Mill Apartments	Maple Shade, NJ	401	1970	1996	764	95.3%	95.6%	94.4%	967	952	950
	Sherwood Crossing	Philadelphia, PA	405	1971	1996	858	93.0%	93.7%	92.6%	940	934	943
	Sherwood Village	Eastampton, NJ	304	1971	2007	812	97.2%	94.3%	93.6%	1,056	1,054	1,042
	The Pines at Arborwood	Lindenwold, NJ	412	1972	2007	844	93.4%	93.8%	92.5%	710	710	716
	Timberlake Apartments	East Norriton, PA	316	1975	1996	1,051	94.6%	94.0%	94.7%	1,215	1,227	1,210
	Tory Estates	Clementon, NJ	96	1987	2007	910	94.1%	95.7%	95.1%	1,005	993	975
	Towers of Windsor Park	Cherry Hill, NJ	525	1966	2007	930	93.6%	94.5%	91.6%	1,075	1,065	1,044
	Warwick Terrace	Somerdale, NJ	70	1962	2007	670	99.2%	91.7%	91.4%	750	744	731
	Westwood Gardens	Deptford, NJ	40	1973	2007	940	99.5%	98.1%	97.7%	859	865	821
	William Penn Village	New Castle, DE	347	1972	1996	920	90.6%	92.1%	92.4%	815	803	797
	Woodacres Apartments	Claymont, DE	178	1967	2007	918	97.0%	94.3%	93.6%	887	867	836

										Average Monthly Base Rent Per Occupied Apartment Home(4)
							Average Occupancy %(3)
						Avg. Unit Size (Square Feet)(2)
Market	Property Name	Location	Apartment Homes(1)	Year Built	Year Acquired		Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009	Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009
	Woodview at Marlton	Marlton, NJ	288	2001	2007	1,141	97.0%	96.8%	94.8%	1,281	1,276	1,270
	Lincoln Park Apartments	West Lawn, PA	154	1969	2007	947	93.3%	96.3%	95.3%	901	888	849
	Vineland Village Apartments	Vineland, NJ	84	1970	1996	1,117	94.4%	95.1%	93.4%	1,030	1,024	1,040

Subtotal/Average
	33 Properties		8,479	1972		921	94.6%	93.9%	93.4%	1,005	1,000	993

Suburban New York-New Jersey
	Berkeley Arms	Rutherford, NJ	41	1928	2007	631	94.6%	98.1%	95.3%	1,282	1,263	1,249
	Cranbury Crossing	East Brunswick, NJ	160	1984	2007	916	91.5%	95.5%	95.2%	1,453	1,423	1,371
	Cranford Crossing	Cranford, NJ	50	2007	2007	1,321	90.4%	95.3%	91.8%	2,444	2,400	2,366
	Duncan Hill	Westfield, NJ	135	1952	2007	734	91.6%	92.4%	92.2%	1,532	1,513	1,455
	East Coast Edgewater Garden	Long Branch, NJ	72	1965	2007	1,025	94.7%	93.8%	90.2%	1,119	1,115	1,124
	East Coast Glen Ellen	Long Branch, NJ	92	1964	2007	702	96.2%	94.6%	92.4%	1,153	1,149	1,150
	East Coast Monmouth Beach Village	Monmouth Beach, NJ	20	1968	2007	680	87.2%	92.7%	90.3%	1,115	1,118	1,069
	East Coast Ocean Terrace	Long Branch, NJ	44	1965	2007	620	90.9%	90.8%	92.1%	1,003	1,010	1,000
	EatonCrest Apartments	Eatontown, NJ	412	1965	2007	703	93.2%	93.6%	92.3%	1,053	1,043	1,023
	Elmwood Village	Elmwood Park, NJ	666	1950	2007	723	94.7%	89.4%	92.9%	1,230	1,226	1,187
	General Greene Village	Springfield, NJ	183	1954	2007	665	94.2%	93.8%	95.7%	1,399	1,361	1,293
	Harper House	Highland Park, NJ	44	1947	2007	589	97.6%	92.4%	90.9%	1,198	1,184	1,137
	Highland House	Highland Park, NJ	46	1963	2007	424	98.6%	90.5%	90.1%	1,030	1,032	1,026
	Hillside Gardens	Nutley, NJ	65	1923	2007	530	95.2%	93.9%	96.0%	1,036	1,030	1,028
	Holiday on the Bay	Toms River, NJ	226	1970	2007	950	94.2%	93.9%	90.6%	1,212	1,225	1,234
	Horizons at Franklin Lakes	Franklin Lakes, NJ	120	2004	2007	1,045	97.3%	97.4%	91.0%	2,014	1,987	2,031
	Lakeview Terrace	Eatontown, NJ	108	1973	2007	807	88.7%	93.7%	94.5%	1,100	1,097	1,087
	Market Street Apartments	Perth Amboy, NJ	48	1955	2007	513	95.5%	92.2%	93.5%	957	942	912
	Mt. Arlington Apartments	Mt. Arlington, NJ	162	1968	2007	1,021	97.6%	94.3%	92.7%	1,166	1,141	1,085
	Post and Coach	Freehold, NJ	104	1972	2007	769	93.7%	90.9%	81.8%	1,032	1,050	1,142
	Riverside Towers	New Brunswick, NJ	169	1964	2007	838	97.9%	92.0%	89.4%	1,156	1,149	1,167
	Rolling Gardens	Mahwah, NJ	76	1962	2007	925	97.2%	96.5%	91.4%	1,482	1,466	1,467
	Short Hills Village	Short Hills, NJ	51	1950	2007	923	93.8%	92.3%	95.8%	1,680	1,648	1,591
	South Street Apartments	Morristown, NJ	48	1927	2007	927	92.8%	97.3%	98.4%	1,189	1,125	1,044
	St. Lukes Place	Montclair, NJ	40	1925	2007	560	97.6%	96.8%	95.1%	1,210	1,204	1,227
	Tanglewood Terrace	Piscataway, NJ	214	1967	2007	655	94.9%	96.7%	93.3%	1,161	1,135	1,109
	The Mews at Annandale	Annandale, NJ	221	2003	2007	1,178	92.6%	94.6%	93.4%	1,536	1,509	1,475
	Village Green Apartments	South River, NJ	88	1962	2007	723	92.0%	95.0%	88.8%	951	925	898
	Westminster Towers	Elizabeth, NJ	203	1961	2007	779	93.6%	93.4%	91.5%	1,187	1,172	1,170
	Westview Apartments	Westwood, NJ	48	1963	2007	677	96.3%	96.5%	88.9%	1,321	1,323	1,376
	Imperial Gardens	Middletown, NY	547	1985	2007	892	95.4%	94.7%	91.8%	1,124	1,117	1,086

Subtotal/Average
	31 Properties		4,503	1967		812	94.3%	93.6%	92.3%	1,246	1,233	1,212

Suburban Baltimore-Washington, D.C.
	Chase Lea	Owings Mills, MD	296	1988	1998	1,016	94.8%	93.7%	96.8%	1,083	1,078	1,066
	Glen Mar Apartments	Glen Burnie, MD	176	1966	1996	841	94.2%	93.9%	97.2%	963	951	936
	Glen Ridge Apartments	Glen Burnie, MD	286	1965	1996	828	96.1%	96.3%	95.0%	922	907	892
	Gwynnbrook	Baltimore, MD	322	1961	2007	896	93.1%	93.2%	91.7%	876	881	879

										Average Monthly Base Rent Per Occupied Apartment Home(4)
							Average Occupancy %(3)
						Avg. Unit Size (Square Feet)(2)
Market	Property Name	Location	Apartment Homes(1)	Year Built	Year Acquired		Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009	Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009
	Marylander Apartments	Baltimore, MD	500	1950	2003	540	95.1%	95.9%	95.2%	856	844	832
	Ross Ridge Apartments	Baltimore, MD	192	1972	1996	853	94.4%	93.9%	97.0%	836	845	843
	Chartleytowne	Reisterstown, MD	692	1970	1998	1,028	95.9%	96.4%	96.2%	922	906	891
	Willowbrook Apartments	Baltimore, MD	298	1965	1996	949	91.9%	96.2%	97.5%	964	935	921
	Montpelier	Laurel, MD	520	1970	2000	811	94.1%	93.4%	94.9%	1,104	1,101	1,089
	The Pointe at Stafford	Stafford, VA	140	1989	1998	852	96.5%	96.2%	96.9%	1,129	1,125	1,103

Subtotal/Average
	10 Properties		3,422	1968		860	94.7%	95.0%	95.6%	959	950	937

Total/Average Core Markets
	74 Properties		16,404	1970		878	94.5%	94.0%	93.4%	1,062	1,053	1,041

Other Markets
	Whitestone	Allentown, PA	172	1975	1996	797	96.2%	93.5%	94.4%	754	754	764
	Seagrass Cove Apartments	Pleasantville, NJ	46	1989	2007	855	98.7%	94.0%	90.6%	905	894	901
	The Landings	Absecon, NJ	416	1986	2007	1,094	90.5%	91.7%	91.6%	953	943	940
	Hidden Lakes Apartments	Miamisburg, OH	360	1986	2003	849	96.1%	90.3%	91.8%	646	675	656
	Country Village Apartments	Dover, DE	212	1970	2007	874	91.8%	92.7%	90.0%	805	796	775
	Mapleton Square Apartments	Dover, DE	212	1968	2007	837	92.0%	91.1%	91.2%	769	758	744
	Woodcrest Arms Apartments	Dover, DE	120	1967	2007	613	91.1%	91.6%	89.9%	746	780	870
	Stonesthrow	Greenville, SC	388	1990	1999	857	91.2%	92.3%	92.7%	557	553	558
	Camp Hill Plaza Apartments	Camp Hill, PA	300	1966	2003	925	94.7%	94.1%	95.6%	791	801	799
	Lakewood Hills Apartments	Harrisburg, PA	550	1972/ 1974/1981	2003	1,118	95.3%	93.4%	93.4%	786	791	789
	Oxford Manor Apartments	Mechanicsburg, PA	201	1972	1996	783	93.7%	95.6%	93.5%	755	759	753
	Wedgewood Hills	Harrisburg, PA	156	1954	1996	685	95.0%	93.3%	94.6%	631	636	634
	Oak Park Apartments	Indianapolis, IN	163	1964	1996	1,079	93.5%	93.6%	87.0%	609	605	621
	Greentree Village Apartments	Lebanon, PA	124	1971	2007	1,000	94.0%	97.3%	97.0%	824	806	781
	Regency Lakeside	Omaha, NE	433	1977	2003	1,137	92.7%	92.4%	90.8%	1,017	1,022	1,038
	Squires Manor	South Park, PA	132	1978	1996	778	95.7%	95.2%	93.8%	699	674	658
	Summit Point Apartments	Scranton, PA	212	1965	2007	944	93.6%	93.3%	95.5%	844	828	796
	Riverwind Apartments	Spartanburg, SC	194	1986	1999	869	96.4%	94.2%	94.6%	653	652	671
	Briarwood Apartments	State College, PA	219	1968	1996	1,011	99.4%	98.7%	98.6%	997	976	935
	Kenwood Gardens	Toledo, OH	504	1952	2003	807	96.5%	89.8%	89.3%	419	426	454

Subtotal/Average
	20 Properties		5,114	1973		930	94.1%	93.1%	92.7%	749	749	750

Total/Average (excluding joint venture properties)
	94 Properties		21,518	1970		891	94.4%	93.8%	93.3%	987	981	972

										Average Monthly Base Rent Per Occupied Apartment Home(4)
							Average Occupancy %(3)
						Avg. Unit Size (Square Feet)(2)
Market	Property Name	Location	Apartment Homes(1)	Year Built	Year Acquired		Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009	Year to Date March 31, 2011	Year Ended 2010	Year Ended 2009
Joint Venture Properties
Suburban Baltimore-Washington, D.C.
	The Carlyle	Baltimore, MD	285	1962	2006	938	91.5%	94.9%	92.1%	1,164	1,147	1,150
	Towson Crossing	Baltimore, MD	464	1972	2005	849	93.9%	95.5%	95.9%	842	841	838
	Oak Grove	Middle River, MD	347	1950	2006	700	93.2%	94.9%	93.9%	806	799	793
	Forest Hills	Annapolis, MD	153	1965	2006	867	96.6%	97.2%	95.7%	1,178	1,157	1,101
	Station Square	Suitland, MD	324	1962	2007	821	96.7%	95.2%	95.3%	1,047	1,040	1,010

Total/Average Joint Venture Properties
	5 Properties		1,573	1963		828	94.2%	95.4%	94.5%	967	959	946

Total/Average Properties
	99 Properties		23,091	1970		886	94.4%	93.9%	93.4%	986	980	970

(1)
Excludes 57,485 square feet of commercial space located at nine of our residential communities as of June 30, 2011.

(2)
Average Unit Size is calculated by dividing the property's total residential square footage by the number of apartment homes.

(3)
Average Occupancy is defined as total possible residential rental income, net of vacancy expense, as a percentage of total possible residential rental income.

(4)
Average Monthly Base Rent represents total possible residential rental income, net of vacancy expense, divided by the product of the number of apartment homes and Average Occupancy, divided by the number of months in the applicable period. Total possible rental income is determined by valuing occupied apartment homes at contract rates and vacant apartment homes at market rates.

Our Properties—Unit Type, Turnover and Renovations

								Turnover % for the period ended(2)
											Renovations
				Unit Type
			Apartment Homes(1)					June 30, 2011	Dec. 31, 2010	Dec. 31, 2009	Upgraded Kitchen	Upgraded Bathroom	Washer Dryer
Market	Property Name	Location		Studio	1BR	2BR	3BR+
Core Markets
Suburban Philadelphia
	Brookmont Apartments	Philadelphia, PA	231	—	137	94	—	37%	37%	38%	—	—	17
	Brookside	Lansdale, PA	417	—	180	178	59	41%	49%	50%	110	—	132
	Burnt Mill Apartments	Voorhees, NJ	112	—	112	—	—	32%	36%	37%	—	102	112
	Colonial Apartments	Cherry Hill, NJ	188	14	58	96	20	26%	26%	24%	106	99	86
	Eastampton Apartments	Eastampton, NJ	240	—	160	80	—	43%	51%	47%	204	200	139
	Fairways Apartments	Blackwood, NJ	332	—	228	104	—	27%	30%	28%	185	185	185
	Forge Gate Apartments	Lansdale, PA	205	—	47	140	18	45%	50%	45%	33	15	18
	Fox Run Apartments	Bear, DE	414	—	67	341	6	59%	60%	56%	5	—	414
	Huntley Glen	Bear, DE	176	—	—	67	109	61%	66%	59%	—	—	176
	Hyde Park Apartments	Bellmawr, NJ	286	—	198	88	—	39%	58%	36%	177	167	176
	Kingswood	King of Prussia, PA	768	68	262	397	41	63%	71%	74%	145	79	51
	Lexington House Apartments	Cherry Hill, NJ	89	25	35	29	—	36%	39%	30%	60	49	47
	Longview Apartments	Wilmington, DE	90	—	30	60	—	44%	60%	32%	9	1	—
	Lumberton Apartments	Lumberton, NJ	240	—	168	72	—	46%	43%	53%	198	195	174
	Main Street Apartments	Lansdale, PA	207	—	99	108	—	40%	62%	66%	26	12	14
	Montgomery Woods	Harleysville, PA	192	—	96	96	—	48%	51%	48%	16	16	192
	Moorestowne Woods	Moorestowne, NJ	172	—	26	146	—	41%	43%	47%	86	27	79
	Nieuw Amsterdam Apartments	Marlton, NJ	171	—	139	32	—	26%	32%	43%	151	147	88
	Place One Apartments	Plymouth Meeting, PA	329	—	144	182	3	40%	39%	40%	103	17	329
	Roberts Mill Apartments	Maple Shade, NJ	401	—	322	79	—	37%	45%	37%	72	73	357
	Sherwood Crossing	Philadelphia, PA	405	—	280	125	—	38%	42%	44%	12	10	345
	Sherwood Village	Eastampton, NJ	304	—	244	60	—	51%	47%	45%	226	289	223
	The Pines at Arborwood	Lindenwold, NJ	412	—	332	80	—	33%	38%	32%	72	37	—
	Timberlake Apartments	East Norriton, PA	316	—	128	188	—	33%	33%	34%	93	—	316
	Tory Estates	Clementon, NJ	96	—	—	96	—	31%	28%	35%	2	—	96
	Towers of Windsor Park	Cherry Hill, NJ	525	66	328	107	24	21%	22%	23%	117	88	—
	Warwick Terrace	Somerdale, NJ	70	4	58	8	—	26%	44%	34%	50	53	50
	Westwood Gardens	Deptford, NJ	40	—	32	8	—	25%	15%	21%	2	—	40
	William Penn Village	New Castle, DE	347	—	127	220	—	46%	44%	54%	54	2	—
	Woodacres Apartments	Claymont, DE	178	3	107	66	2	53%	53%	44%	159	162	162
	Woodview at Marlton	Marlton, NJ	288	—	40	242	6	38%	41%	51%	—	—	288
	Lincoln Park Apartments	West Lawn, PA	154	—	39	115	—	44%	50%	54%	138	149	154
	Vineland Village Apartments	Vineland, NJ	84	—	14	16	54	40%	48%	45%	—	—	—

Subtotal/Average
	33 Properties		8,479	180	4,237	3,720	342	41%	46%	45%	2,611	2,174	4,460

								Turnover % for the period ended(2)
											Renovations
				Unit Type
			Apartment Homes(1)					June 30, 2011	Dec. 31, 2010	Dec. 31, 2009	Upgraded Kitchen	Upgraded Bathroom	Washer Dryer
Market	Property Name	Location		Studio	1BR	2BR	3BR+
Suburban New York-New Jersey
	Berkeley Arms	Rutherford, NJ	41	—	34	7	—	29%	20%	32%	20	—	—
	Cranbury Crossing	East Brunswick, NJ	160	—	24	136	—	35%	26%	29%	1	18	160
	Cranford Crossing	Cranford, NJ	50	—	4	46	—	31%	52%	43%	—	—	50
	Duncan Hill	Westfield, NJ	135	—	58	73	4	22%	50%	27%	116	116	104
	East Coast Edgewater Garden	Long Branch, NJ	72	—	48	24	—	39%	50%	39%	18	18	—
	East Coast Glen Ellen	Long Branch, NJ	92	—	60	32	—	48%	42%	53%	24	30	—
	East Coast Monmouth Beach Village	Monmouth Beach, NJ	20	—	16	4	—	50%	35%	50%	13	6	—
	East Coast Ocean Terrace	Long Branch, NJ	44	—	44	—	—	18%	52%	48%	31	24	—
	EatonCrest Apartments	Eatontown, NJ	412	—	293	119	—	36%	36%	33%	368	365	215
	Elmwood Village	Elmwood Park, NJ	666	—	164	432	70	26%	39%	31%	509	540	259
	General Greene Village	Springfield, NJ	183	—	93	88	2	28%	36%	26%	122	123	91
	Harper House	Highland Park, NJ	44	—	22	22	—	45%	41%	36%	30	29	—
	Highland House	Highland Park, NJ	46	—	46	—	—	39%	37%	26%	29	29	—
	Hillside Gardens	Nutley, NJ	65	17	48	—	—	37%	38%	40%	62	50	—
	Holiday on the Bay	Toms River, NJ	226	—	—	226	—	50%	44%	45%	16	16	226
	Horizons at Franklin Lakes	Franklin Lakes, NJ	120	—	33	87	—	25%	23%	25%	—	—	120
	Lakeview Terrace	Eatontown, NJ	108	—	77	31	—	52%	30%	26%	61	58	—
	Market Street Apartments	Perth Amboy, NJ	48	15	27	6	—	29%	29%	17%	3	2	—
	Mt. Arlington Apartments	Mt. Arlington, NJ	162	—	128	34	—	31%	30%	38%	124	121	122
	Post and Coach	Freehold, NJ	104	—	84	20	—	35%	45%	41%	70	76	—
	Riverside Towers	New Brunswick, NJ	169	22	63	62	22	58%	33%	34%	134	135	—
	Rolling Gardens	Mahwah, NJ	76	—	38	38	—	34%	37%	38%	55	57	—
	Short Hills Village	Short Hills, NJ	51	—	33	18	—	24%	27%	25%	6	1	—
	South Street Apartments	Morristown, NJ	48	—	28	15	5	0%	19%	8%	7	7	1
	St. Lukes Place	Montclair, NJ	40	12	28	—	—	50%	40%	50%	28	23	—
	Tanglewood Terrace	Piscataway, NJ	214	—	160	54	—	31%	24%	23%	49	74	14
	The Mews at Annandale	Annandale, NJ	221	—	17	184	20	28%	39%	37%	—	—	221
	Village Green Apartments	South River, NJ	88	—	88	—	—	45%	36%	30%	13	27	—
	Westminster Towers	Elizabeth, NJ	203	33	123	47	—	18%	34%	34%	3	2	—
	Westview Apartments	Westwood, NJ	48	—	32	16	—	33%	23%	40%	38	8	—
	Imperial Gardens	Middletown, NY	547	2	193	346	6	34%	36%	38%	32	5	12

Subtotal/Average
	31 Properties		4,503	101	2,106	2,167	129	33%	36%	34%	1,982	1,960	1,595

Suburban Baltimore-Washington, D.C.
	Chase Lea	Owings Mills, MD	296	—	158	108	30	49%	61%	56%	29	28	296
	Glen Mar Apartments	Glen Burnie, MD	176	—	80	96	—	41%	49%	45%	53	54	12
	Glen Ridge Apartments	Glen Burnie, MD	286	—	130	156	—	35%	38%	48%	55	51	11
	Gwynnbrook	Baltimore, MD	322	—	64	194	64	47%	39%	52%	322	322	322

								Turnover % for the period ended(2)
											Renovations
				Unit Type
			Apartment Homes(1)					June 30, 2011	Dec. 31, 2010	Dec. 31, 2009	Upgraded Kitchen	Upgraded Bathroom	Washer Dryer
Market	Property Name	Location		Studio	1BR	2BR	3BR+
	Marylander Apartments	Baltimore, MD	500	329	99	70	2	72%	66%	62%	8	5	5
	Ross Ridge Apartments	Baltimore, MD	192	—	72	120	—	38%	59%	57%	40	40	10
	Chartleytowne	Reisterstown, MD	692	—	138	397	157	28%	36%	35%	4	4	236
	Willowbrook Apartments	Baltimore, MD	298	—	83	163	52	38%	43%	45%	4	2	2
	Montpelier	Laurel, MD	520	—	203	259	58	43%	48%	40%	2	2	173
	The Pointe at Stafford	Stafford, VA	140	—	110	30	—	81%	106%	103%	2	—	140

Subtotal/Average
	10 Properties		3,422	329	1,137	1,593	363	45%	50%	50%	519	508	1,207

Total Core Markets Properties
	74 Properties		16,404	610	7,480	7,480	834	40%	44%	43%	5,112	4,642	7,262

Other Markets
	Whitestone	Allentown, PA	172	—	87	85	—	57%	58%	53%	5	—	—
	Seagrass Cove Apartments	Pleasantville, NJ	46	—	22	24	—	35%	30%	30%	2	1	—
	The Landings	Absecon, NJ	416	—	108	308	—	33%	40%	38%	7	4	—
	Hidden Lakes Apartments	Miamisburg, OH	360	12	132	204	12	57%	65%	68%	—	—	57
	Country Village Apartments	Dover, DE	212	14	80	78	40	58%	83%	76%	186	196	168
	Mapleton Square Apartments	Dover, DE	212	—	120	92	—	61%	77%	60%	166	164	163
	Woodcrest Arms Apartments	Dover, DE	120	21	27	72	—	57%	87%	60%	108	107	107
	Stonesthrow	Greenville, SC	388	—	165	179	44	62%	66%	71%	3	—	—
	Camp Hill Plaza Apartments	Camp Hill, PA	300	—	120	180	—	53%	51%	56%	—	2	2
	Lakewood Hills Apartments	Harrisburg, PA	550	—	162	369	19	50%	58%	59%	103	—	550
	Oxford Manor Apartments	Mechanicsburg, PA	201	—	36	165	—	45%	51%	61%	10	8	167
	Wedgewood Hills	Harrisburg, PA	156	—	48	108	—	59%	60%	54%	5	82	—
	Oak Park Apartments	Indianapolis, IN	163	—	51	112	—	44%	46%	60%	1	—	4
	Greentree Village Apartments	Lebanon, PA	124	—	—	124	—	45%	43%	51%	41	67	124
	Regency Lakeside	Omaha, NE	433	—	188	217	28	30%	40%	41%	1	2	433
	Squires Manor	South Park, PA	132	—	72	60	—	47%	45%	55%	18	—	—
	Summit Point Apartments	Scranton, PA	212	—	81	109	22	54%	58%	45%	15	15	1
	Riverwind Apartments	Spartanburg, SC	194	—	84	98	12	58%	62%	63%	1	—	194
	Briarwood Apartments	State College, PA	219	41	37	84	57	27%	57%	64%	3	2	—
	Kenwood Gardens	Toledo, OH	504	—	184	294	26	60%	51%	57%	—	10	—

Subtotal/Average
	20 Properties		5,114	88	1,804	2,962	260	50%	56%	57%	675	660	1,970

Total Average (excluding joint venture properties)
	94 Properties		21,518	698	9,284	10,442	1,094	42%	47%	46%	5,787	5,302	9,232

Joint Venture Properties
Suburban Baltimore-Washington, D.C.
	The Carlyle	Baltimore, MD	285	55	123	107	—	74%	99%	97%	252	277	245

								Turnover % for the period ended(2)
											Renovations
				Unit Type
			Apartment Homes(1)					June 30, 2011	Dec. 31, 2010	Dec. 31, 2009	Upgraded Kitchen	Upgraded Bathroom	Washer Dryer
Market	Property Name	Location		Studio	1BR	2BR	3BR+
	Towson Crossing	Baltimore, MD	464	—	267	197	—	38%	54%	53%	464	464	464
	Oak Grove	Middle River, MD	347	—	142	204	1	38%	42%	49%	347	347	88
	Forest Hills	Annapolis, MD	153	—	49	87	17	44%	49%	41%	86	139	66
	Station Square	Suitland, MD	324	—	117	174	33	38%	47%	47%	324	324	—

Total/Average Joint Venture Properties
	5 Properties		1,573	55	698	769	51	45%	58%	58%	1,473	1,551	863

Total/Average Properties
	99 Properties		23,091	753	9,982	11,211	1,145	43%	48%	47%	7,260	6,853	10,095

(1)
Excludes 57,485 square feet of commercial space located at nine of our residential communities as of June 30, 2011.

(2)
Turnover is defined as an annualized total number of move-outs over the applicable period divided by the total apartments homes.

Market Breakdown by Total Revenue

              As of December 31, 2010 the total revenue provided by our portfolio of 94 properties by market was as set forth in the following table.

Market	Number of Apartment Homes on Dec. 31, 2010	Percentage of total revenue for the year ended Dec. 31, 2010
Suburban Philadelphia	8,479	40.6%
Suburban New York-New Jersey	4,503	25.1%
Suburban Baltimore-Washington, D.C.	3,422	15.9%
Other Markets	5,114	18.4%

Total	21,518	100%

Our Portfolio

              According to RCG, our core markets are characterized by high-barriers-to-entry for new multifamily real estate construction, as well as strong demographics and dynamic, diversified economies that will continue to generate jobs and drive rent growth. The historical performance of our properties in our core markets has been resilient to the challenging economic environment. We believe that our apartment home features and resident services, as well as the location of our properties, allow us to obtain consistent financial results throughout market cycles. The following table represents select statistics over the indentified periods for our 94 properties. As calculated in the following table, net operating income means total rental revenues less property operating expenses which include the direct costs of regional managers and regional facility managers at the property level.

Historical Property Performance—94 Consolidated Properties

	Year Ended December 31, (dollars in thousands)					Three Months Ended March 31,
	2008	2009		2010		2010	2011
	Statistic	Statistic	% Change	Statistic	% Change	Statistic	Statistic	% Change
Core Markets
Rental Revenue	$203,114	$207,738	2.1%	$212,082	2.1%	$52,117	$53,761	3.2%
Operating Expense	95,877	99,841	(4.1)%	104,982	(5.2)%	27,448	26,447	3.6%

Net Operating Income	$107,237	$107,897	0.6%	$107,100	(0.7)%	$24,669	$27,314	10.7%

Average Occupancy(1)	93.3%	93.4%		94.0%		93.7%	94.5%
Number of Properties	74	74		74		74	74
Number of Apartment Homes(2)	16,404	16,404		16,404		16,404	16,404
Other Markets
Rental Revenue	$46,038	$47,411	3.0%	$47,862	1.0%	$11,955	$12,363	3.4%
Operating Expense	24,439	25,212	(3.2)%	25,468	(1.0)%	6,539	6,688	(2.3)%

Net Operating Income	$21,599	$22,199	2.8%	$22,394	0.9%	$5,416	$5,675	4.8%

Average Occupancy(1)	91.5%	92.7%		93.1%		92.4%	94.1%
Number of Properties	20	20		20		20	20
Number of Apartment Homes(2)	5,114	5,114		5,114		5,114	5,114
Total
Rental Revenue	$249,152	$255,149	2.4%	$259,944	1.9%	$64,072	$66,124	3.2%
Operating Expense	120,316	125,053	(3.9)%	130,450	(4.3)%	33,987	33,135	2.5%

Net Operating Income	$128,836	$130,096	1.0%	$129,494	(0.5)%	$30,085	$32,989	9.7%

Average Occupancy(1)	93.0%	93.3%		93.8%		93.5%	94.4%
Number of Properties	94	94		94		94	94
Number of Apartment Homes(2)	21,518	21,518		21,518		21,518	21,518

(1)
Average Occupancy is defined as total possible residential rental income, net of vacancy expense, as a percentage of total possible residential rental income.

(2)
Excludes apartment homes that are no longer in service.

Property Revenue and Operating Expenses

              The table below includes information regarding total revenue, property operating expenses, net operating income, interest, depreciation and other expenses, and net income associated with the properties in our portfolio for the three-month period ended March 31, 2011. As calculated in the following table, net operating income means total rental revenues less property operating expenses which include the direct costs of regional managers and regional facility managers at the property level.

Market	Suburban Philadelphia (in thousands)	Suburban New York- New Jersey (in thousands)	Suburban Baltimore- Washington, D.C. (in thousands)	Other Markets (in thousands)	Total (in thousands)
Total Revenue	$26,445	$16,735	$10,580	$12,364	$66,124
Property Operating Expenses(1)(2)	13,588	8,183	4,675	6,689	33,135

Net Operating Income	12,857	8,552	5,905	5,675	32,989

Interest	8,806	8,775	2,983	4,345	24,909
Depreciation and Amortization Expense	7,132	4,861	3,236	3,268	18,497
Corporate, General and Administrative	552	380	220	258	1,410
Other Expenses	167	22	58	117	364

Property Net Loss	$(3,800)	$(5,486)	$(592)	$(2,313)	$(12,191)

Property Management and Payroll Company Net Income					98
Equity in (Income) of Unconsolidated Entities					(4)

Net Loss					(12,097)

(1)
Property Operating Expenses include direct costs of regional managers and regional facilities managers.

(2)
Property Operating Expenses include property management general and administrative expenses in the amount of approximately $2.9 million.

Historical Capital Expenditures

              On average over the last three fiscal years, we have spent approximately $920 per apartment home per year on recurring, non-revenue generating maintenance capital expenditures. Our policy is to capitalize costs related to acquisition, development, rehabilitation and improvement of properties. Capital improvements are costs that increase the value and extend the useful life of an asset. Ordinary repair and maintenance costs that do not extend the useful life of the asset are expensed as incurred. Turnover costs due to normal wear and tear by the residents are expensed as the units are turned. Our recurring maintenance capital expenditures include appliances, carpeting and flooring, window replacements, HVAC, kitchen and bath cabinets, roof replacements, site improvements and exterior building improvements. Our revenue enhancing capital expenditures include upgrades to kitchens and bathrooms and installations where possible, of in-unit washers and dryers. We use focused upgrades, renovations and product differentiation to drive internal growth on our core properties. Our disciplined approach to revenue enhancing capital expenditures include a targeted cash-on-cash return of 12% as well as our policy to test our residents' acceptance of renovated unit features and related rental premiums on a select number of apartment homes before fully implementing a renovation program on an entire multifamily community.

Historical Capital Expenditures—94 Consolidated Properties

	Year ended December 31, 2010						Year ended December 31, 2009						Year ended December 31, 2008
	Maintenance Capital Expenditures		Revenue Enhancing Capital Expenditures		Total Capital Expenditures		Maintenance Capital Expenditures		Revenue Enhancing Capital Expenditures		Total Capital Expenditures		Maintenance Capital Expenditures		Revenue Enhancing Capital Expenditures		Total Capital Expenditures
	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)	(thousands)	Per unit(1)
Buildings improvements (2)	$3,460	$161	$0	$0	$3,460	$161	$5,396	$251	$0	$0	$5,396	$251	$4,901	$228	$0	$0	$4,901	$228
Roof replacements	1,580	73	0	0	1,580	73	871	40	0	0	871	40	2,210	103	0	0	2,210	103
Site improvements	3,350	156	0	0	3,350	156	2,180	101	0	0	2,180	101	3,761	175	0	0	3,761	175
Apartment upgrades (3)	0	0	8,585	399	8,585	399	0	0	6,503	302	6,503	302	0	0	8,622	401	8,622	401
Appliance Replacement	1,418	66	0	0	1,418	66	1,557	72	0	0	1,557	72	1,355	63	0	0	1,355	63
Carpeting/flooring	3,236	150	0	0	3,236	150	4,379	204	0	0	4,379	204	4,360	203	0	0	4,360	203
HVAC/mechanicals	3,026	141	0	0	3,026	141	2,249	105	0	0	2,249	105	2,035	95	0	0	2,035	95
Miscellaneous (4)	2,418	112	111	5	2,529	118	3,330	155	20	1	3,350	156	2,314	108	78	4	2,391	111

Total	$18,488	$859	$8,695	$404	$27,183	$1,263	$19,962	$928	$6,523	$303	$26,485	$1,231	$20,936	$973	$8,700	$404	$29,636	$1,377

(1)
Calculated as if we owned all of the 94 consolidated properties for each of the periods presented, which includes 21,518 apartment homes.

(2)
Includes items such as window replacements, electrical lighting, elevator refurbishments, painting, plumbing and pool facilities.

(3)
Includes upgrades such as renovations to kitchens, bathrooms and installation of in-unit washers and dryers.

(4)
Includes items such as fitness equipment, furniture and fixtures, and maintenance equipment.

Terms of Leases

              Residents of each of our apartment homes execute a lease agreement with us. Our multifamily leases typically follow standard forms customarily used between tenants and landlords in the geographic area where the relevant properties are located. Typically, under such leases, residents agree to pay an initial deposit (usually one half to two months rent dependent on credit risk associated with the applicant) and is responsible for monthly rent. As a landlord, we are responsible for all real estate taxes, sales and use taxes, special assessments, property-level utilities, insurance and building repairs, and other building operation and management costs. Individual residents are generally responsible for the utility costs of their apartment home. Our lease terms generally range from six months to one year. To a lesser extent, we offer flexible lease terms in furnished apartment homes branded as "Morgan Suites" with a minimum 90 day stay.

Property Management and Monitoring

              We maintain on-site staff at each property, including 24/7 on-site maintenance. The on-site staff is responsible for all aspects of the property's operations, including marketing, leasing administration, business administration, processing financial transactions, customer service, property maintenance, social activities for residents and oversight of capital projects. We have developed a "101 Point Checklist" that our team members use to check and inspect a unit before move-in. We provide regional oversight for each property, with each "region" typically comprised of approximately seven to eleven properties.

              The regional manager is responsible for all aspects of the operations of properties in his or her region. He or she monitors the performance of the properties and the compliance of each of the property managers with our programs and policies to preserve operational standards at the properties in his or her region. In addition, in order to ensure the continuing quality of our corporate and operational personnel, we have developed a training program known as "Morgan University," through which our employees learn our standards of operational excellence and complete required compliance training such as compliance with the Federal Fair Housing Act, diversity in the workplace, safety in the workplace, environmental hazards training. Each employee signs our "Exceptional Service Pledge" indicating that employee's intention to meet our standards and provide exceptional customer service.

Property Management Agreements

              As of June 30, 2011, in addition to our portfolio of 91 wholly-owned properties, all of which are managed by us, we provided management services to three joint venture properties in which an outside limited partner owns a de minimis equity interest, five joint venture properties in which we own minority equity interests and 32 properties owned by a third party in which we have no ownership or joint venture interest, which we refer to as the 32 third party managed properties. As of July 5, 2011, the property management agreements with respect to five of the 32 properties were terminated in accordance with their terms due to a change in ownership of the five properties.

              With respect to five joint venture properties in which we have minority equity interests, and 27 properties in which we have no ownership or joint venture interest, we entered into property management agreements on a property-by-property basis. Pursuant to these property management agreements, we are entitled to a property management fee of 3% of the gross rental revenue from each property. We manage the three properties in which an outside limited partner owns a de minimis equity interest pursuant to a single property management agreement, and we are entitled to a property management fee of 2.5% of the gross rental revenue of these three properties. For the quarter ended March 31, 2011, we earned total management fees of approximately $621,000 for the 32 third party managed properties and approximately $140,000 for our five joint venture properties.

              The property management agreements are continued on an annual basis. Subject to certain qualifications and applicable cure periods, the property management agreements are generally terminable upon the occurrence of certain customary events of default, including: the consummation of any sale or disposition of the property by the owner to an unrelated third party; the bankruptcy or insolvency of either party; and the failure of either party to perform its obligations under the property management agreement. In addition, the property management agreements for the five joint venture properties in which we own minority equity interest can be terminated by our joint venture partners in their sole discretion at any time in the event that the relevant property underperforms certain benchmarks. The property management agreements for the properties owned by third parties in which we have no ownership or joint venture interest can be terminated at any time by the property owner upon three days written notice.

Regulation

    General

              Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to building and zoning, as well as fire and safety requirements. We believe that our existing properties comply with such laws, ordinances and regulations in all material respects.

    Americans With Disabilities Act

              Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine our compliance, and we are aware that some particular properties may currently be in non-compliance with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

    Fair Housing Act

              The Federal Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development, or HUD, and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) or handicap (disability) and, in some states, on financial capability. We believe that our properties are in substantial compliance with the Federal Fair Housing Act.

    Rent Control and Rent Stabilization Requirements

              Rent control and rent stabilization laws vary by state and municipality. In certain locations, as a result of zoning or other municipal requirements, we are required to make some of the apartments in a community available to households whose income does not exceed certain thresholds and to limit rent increases on particular apartment homes. As of June 30, 2011, our portfolio contained approximately 3,393 apartment homes subject to some form of rent control, all of which are located in New Jersey.

              Approximately 2,040 of these apartment homes are subject to rent control with vacancy decontrol, meaning that rent protection is associated with particular tenants rather than the apartment homes. For those apartment homes currently being rented by qualifying tenants, the maximum increase in rent upon lease renewal is typically based on CPI or a fixed percentage between 2.5% to 5% as set by local rent control ordinances. However, once the qualifying tenant moves out of his or her particular apartment home, the rent control restrictions on the apartment home are lifted, and it may be rented at market rates.

              We may not be able to re-rent at market rates select apartment homes at our Elmwood Village, Westminster Towers, Berkeley Apartments and Riverside Towers due to additional rent control restrictions that apply upon tenant move out. However, permitted rate increases on re-rented apartment homes are greater than permitted increases in conjunction with lease renewals. Approximately 79 apartment homes at our Mews at Annandale and Woodview at Marlton properties are subject to rent regulations under state law. For these apartment homes, rent increases are set at the county level based on median income, and have been approximately 2% over the past two years. Three properties, Fairways Apartments, Tory Estates and Highland House, are subject to permanent decontrol. At these properties, rent control restrictions apply only to residents who rented their apartment homes prior to permanent decontrol being enacted by the local municipality. All permanently decontrolled apartment homes are rented and renewed at market rates.

    Environmental Matters

              Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the indoor or outdoor environment. Under certain of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances, or persons whose property is affected by hazardous or toxic substances, may sue for personal injury or property impairment damages. For example, some laws impose liability for release or exposure to asbestos containing materials, a substance known to be present in a number of our properties, which we have remediated. In addition, when excessive moisture accumulates in properties or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concerns about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of our properties may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. The presence of significant mold could expose us to liability from residents, employees and others if property damage or health concerns arise.

              If any of our properties are not properly connected to a water or sewer system, or if the integrity of such systems are breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future. In other cases, properties may be affected by contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and repositioning of real properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

              In addition, our ability to reposition or sell properties may be restricted or limited by certain natural resources that may be present on or in the vicinity of our properties, such as wetlands, threatened or endangered species or protected natural habitats. The costs to clean up a contaminated property, to defend against a claim or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders.

              We have obtained "Phase I environmental site assessments," or ESAs, on each of our properties prior to acquisition and we are not aware of any material environmental contamination at any of our properties. However, these ESAs may not have revealed all environmental matters or potential liabilities that could have a material adverse effect on our business, assets, results of operations or liquidity. Material environmental conditions, liabilities or compliance concerns may have arisen after the ESAs were conducted or may arise in the future. In addition, future laws, ordinances or regulations may impose material additional environmental liability.

Insurance

              We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. We believe the policy specifications and insured limits are appropriate and adequate for our properties given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots, war or terrorism.

Competition

              We face competition from other real estate investors, including financial institutions, pension and investment funds, other REITs, and public and private U.S. and non-U.S. investors, to acquire and reposition multifamily properties. As an owner and operator of multifamily properties, we also face competition for prospective residents from other operators whose communities may be perceived to offer a better location or better amenities or whose rent may be perceived as a better value given the quality, location and amenities that such residents seek. We also compete against condominiums and single-family homes that are available for sale or rent. Although we compete against large sophisticated developers and operators for repositioning opportunities and for prospective residents, real estate developers and operators of any size can provide effective competition for both real estate assets and potential residents.

Employees

              As of June 30, 2011, we had approximately 770 employees consisting of approximately 670 on-site employees and approximately 100 executive, corporate, administrative and financial personnel. We believe that our relationships with our employees are good. Except for certain on-site employees at one property, none of our employees are represented by a labor union.

Our Offices

              Our principal executive offices are located at 160 Clubhouse Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 265-2800.

Legal Proceedings

              In the ordinary course of our business we are frequently party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

MANAGEMENT

Our Trustees, Trustee Nominees and Executive Officers

              Currently, our board of trustees consists of one trustee. Upon the completion of this offering, our board of trustees will consist of seven members, including our current trustee and six other trustee nominees each of whom will have consented to serve as a trustee prior to the completion of this offering. We expect our board of trustees to determine that at least            of the six trustee nominees satisfy the NYSE's listing standards for "independent directors." Pursuant to our declaration of trust, our trustees will be elected annually by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. The first annual meeting of our shareholders after the completion of this offering will be held in 2012. Our officers serve at the discretion of our board of trustees. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our bylaws are amended, the number of trustees may never be more than 15.

              The following table sets forth certain information concerning our trustee, trustee nominees and executive officers upon completion of this offering:

Name	Age	Position
Mitchell L. Morgan	56	Chairman, Chief Executive Officer and President
*		Independent Trustee
*		Independent Trustee
*		Independent Trustee
*		Independent Trustee
*		Independent Trustee
*		Independent Trustee
J. Patrick O'Grady	50	Executive Vice President and Chief Financial Officer
Rimas Petrulis	36	Senior Vice President, Acquisitions and Asset Management
Karen V. McAlonen	46	Senior Vice President, Operations
Stephen J. Waters	43	Senior Vice President, Facilities Operations

*
Independent within the meaning of the NYSE listing standards. It is expected that this individual will become a trustee immediately upon completion of this offering.

Biographical Summaries of Trustee, Trustee Nominees and Executive Officers

              The following is a biographical summary of the experience of the persons who will serve as our trustees and executive officers upon completion of this offering.

              Mitchell L. Morgan will serve as our Chief Executive Officer, President and Chairman of our board of trustees. Prior to founding our predecessor in 1985, Mr. Morgan served as the Chief Financial Officer of Construction Consultants Inc. and had a two-year tenure in public accounting. From 2003 until 2008, Mr. Morgan served on the board of directors of Royal Bancshares of Pennsylvania, Inc., a bank holding company. He is also a member of the board of directors of a number of educational and governmental institutions and a research sponsor at the Zell-Lurie Real Estate Center at the Wharton School of Business. Mr. Morgan holds a B.S. from Temple University Fox School of Business and a J.D. from Temple University Beasley School of Law. Our board of trustees determined that Mr. Morgan should serve as a trustee based on his extensive knowledge of our company and his significant experience in multifamily real estate and expertise in real estate leasing, management, marketing, acquisitions and repositioning.

              J. Patrick O'Grady will serve as our Executive Vice President and Chief Financial Officer. Mr. O'Grady has served as Chief Financial Officer for our management company since August 2008.

Mr. O'Grady was responsible for the development of corporate accounting policies and procedures, cash management and the implementation of financial controls and reporting for our management company and our payroll company. Prior to joining our management company, Mr. O'Grady served from July 2006 to June 2008 as Chief Financial Officer and Executive Vice President of GMH Communities Trust, a specialty housing company that focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families. GMH Communities Trust merged with a publicly traded REIT listed on the NYSE in 2008 in a $1.8 billion transaction. Prior to June 2006, Mr. O'Grady served as a partner with the accounting firm KPMG, LLP and Arthur Andersen LLP with 24 years of experience in auditing REITs and other non real estate public clients. Mr. O'Grady holds a B.S. in accounting from LaSalle University and is a Certified Public Accountant.

              Rimas Petrulis will serve as our Senior Vice President, Acquisitions and Asset Management. Mr. Petrulis has most recently served as Senior Vice President for our predecessor, having previously served as Asset Manager from 2006 through 2011. His responsibilities included structuring and executing real estate acquisition, disposition and financing transactions, as well as implementing numerous asset management initiatives. Prior to joining our predecessor in 2004, Mr. Petrulis served in an investment management role with Oxford Realty Financial Group, a regional multifamily owner with over 30,000 multifamily units, as well as in two corporate finance roles at AstraZeneca Pharmaceuticals. Mr. Petrulis received his B.S. degree in business administration with a major in finance from University of Maine and an M.B.A. degree from the University of Maryland, Smith School of Business.

              Karen V. McAlonen will serve as our Senior Vice President, Operations. She has served as Vice President of Operations, and most recently as Senior Vice President of Operations, for our predecessor since 2003. Under Ms. McAlonen's leadership, our predecessor standardized property staffing and customer service along with implementing numerous cost saving and quality control initiatives. Ms. McAlonen joined our predecessor as a Leasing Consultant in 1994, also serving as a Property Manager and a Regional Manager during her more than 16-year tenure. Ms. McAlonen holds a B.S. in Marketing and Management from Siena College and is a Certified Property Manager with the Institute of Real Estate Management.

              Stephen J. Waters will serve as our Senior Vice President, Facilities Operations. Mr. Waters served as Senior Vice President for our predecessor. Upon joining our predecessor in 2000, Mr. Waters initially served as Maintenance Director for two years before becoming Vice President of Facilities and Operations, a position he held for eight years. As Vice President and now Senior Vice President, Mr. Waters has been responsible for directing all maintenance operations, overseeing procurements and project management, and capital planning. Prior to joining our predecessor, Mr. Waters served from 1989 through 1999 as Project Manager and Maintenance Director of Korman Communities, a real estate company based in Trevose, Pennsylvania, that specializes in apartments and providing corporate housing throughout the eastern United States. Mr. Waters worked with the National Apartment Association to develop the Certified Apartment Maintenance Technician (CAMT) Training Program. He serves on the board of the New Jersey Apartment Association, and leads courses in the CAMT and CAM programs in both the Philadelphia and New Jersey areas.

Corporate Governance Profile

              We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our board of trustees is not staggered, each of our trustees is subject to re-election at each annual meeting of shareholders;

  •
  of the seven persons who will serve on our board of trustees immediately after the completion of this offering, we expect our board of trustees to determine that        , or        %, of our trustees satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act;

  •
  at least one of our trustees will qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the control share acquisition statute in the MGCL and the business combination provisions of the MGCL, and we will not opt in to the control share acquisition statute or the business combination provisions of the MGCL without shareholder approval; and

  •
  we do not have a shareholder rights plan.

              Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees will meet regularly in executive sessions without the presence of our executive officers or non-independent trustees.

Board of Trustees and Committees

              Upon completion of this offering, our board of trustees will form an audit committee, a compensation committee and a nominating and corporate governance committee, and will adopt charters for each of these board committees. Under these charters, the composition of each of these committees will be required to comply with the listing standards and rules and regulations of the SEC and NYSE, as amended or modified from time to time. Initially, each of these committees will have            trustees and will be composed exclusively of trustees who are "independent" within the meaning of applicable SEC rules and NYSE listing standards. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee trustees and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside trustees for purposes of Section 162(m) of the Code. Our board of trustees may from time to time establish certain other committees.

    Audit Committee

              Upon completion of this offering, our audit committee will be composed of            ,             and            , each of whom will be "independent" under applicable SEC rules and NYSE listing standards and "financially literate" under the rules of the NYSE.            will chair our audit committee and has been determined by our board of trustees to be an "audit committee financial expert" within the meaning of applicable SEC rules.

              The purposes of the audit committee are to:

  •
  assist our board of trustees in its oversight of (1) the integrity of our financial statements and the internal controls over financial reporting, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) our internal audit function; and

  •
  prepare the report required by the rules of the SEC to be included in our annual proxy statement.

    Compensation Committee

              Upon completion of this offering, our compensation committee will be composed of            ,            and            , each of whom will be "independent" under NYSE listing standards.            will chair our compensation committee.

              The purposes of the compensation committee are to:

  •
  discharge our board of trustees' responsibilities relating to compensation of our trustees and executives;

  •
  oversee our overall compensation structure, policies and programs;

  •
  review our processes and procedures for the consideration and determination of trustee and executive compensation; and

  •
  prepare the compensation committee report to be included in our proxy statement in accordance with the applicable rules and regulations of the SEC, the NYSE and any other rules and regulations applicable to us.

    Nominating and Corporate Governance Committee

              Upon completion of this offering, our nominating and corporate governance committee will be composed of            ,             and            , each of whom will be "independent" under NYSE listing standards.            will chair our nominating and corporate governance committee.

              The purposes of the nominating and corporate governance committee are to:

  •
  identify individuals qualified to become members of our board of trustees, consistent with criteria approved by our board of trustees, and recommend that our board of trustees select the trustee nominees for election at each annual meeting of shareholders;

  •
  review and make recommendations to our board of trustees for committee appointments to our board of trustees;

  •
  develop and recommend to our board of trustees a set of corporate governance guidelines applicable to us and periodically review and recommend any changes to such guidelines; and

  •
  oversee the evaluation of our board of trustees.

Lead Trustee

              Our board of trustees intends to select                                    to serve as our initial lead trustee. The lead trustee's duties include chairing executive sessions of the independent trustees, facilitating communications and resolving conflicts, if any, between the independent trustees, other members of our board of trustees and the management of our company, and consulting with and providing counsel to our Chief Executive Officer and President as needed or requested.

Board Leadership Structure and Risk Oversight

              Mr. Morgan will serve as the Chairman of our board of trustees. We currently do not have a lead independent trustee, but our board of trustees may appoint one in the future.

              Our audit committee is responsible for overseeing our risk management function. While the audit committee has the primary responsibility, we expect the entire board of trustees to be actively involved in overseeing management's oversight of our risk management. We believe that the leadership structure of our board supports effective risk management oversight.

Code of Business Conduct and Ethics

              Upon completion of this offering, our board of trustees will adopt a Code of Business Conduct and Ethics that applies to each of our employees, officers and trustees. This code will set forth our policies and expectations on a number of topics, including: conflicts of interest, compliance with laws, the protection and proper use of our assets, corporate opportunities, confidentiality, fair dealing with third parties, encouraging the reporting of any illegal or unethical behavior, accuracy of records and quality of public disclosures.

Compensation Committee Interlocks and Insider Participation

              Upon completion of this offering, our compensation committee will be composed of            ,            and            , none of whom has served as an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of trustees or board of directors or compensation committee of another entity that has one or more executive officers serving on our board of trustees.

Compensation Discussion and Analysis

              This section discusses the compensation program for our named executive officers upon completion of this offering. Our named executive officers for 2011 are expected to include Mitchell L. Morgan, Chairman, Chief Executive Officer and President; J. Patrick O'Grady, Executive Vice President and Chief Financial Officer; Rimas Petrulis, Senior Vice President, Acquisitions and Asset Management; Karen V. McAlonen, Senior Vice President, Operations; and Stephen J. Waters, Senior Vice President, Facilities Operations.

Executive Compensation Program Objectives

              Our board of trustees and our compensation committee have not yet adopted compensation policies for our named executive officers, but intend to do so in the future in connection with the completion of this offering. We anticipate that our compensation policies will be established by our compensation committee based on factors such as the desire to retain our named executive officers' services over the long-term, aligning their interests with those of our shareholders, incentivizing them over the near-, medium- and long-term, and rewarding them for exceptional performance, and such other factors as our compensation committee may consider in shaping its compensation philosophy.

              In addition, our compensation committee may determine to make awards to any new executive officers to help attract them to our company. We expect to pay base salaries and annual bonuses and make grants of awards under our 2011 Equity Incentive Plan to our named executive officers, effective upon completion of this offering. We anticipate that these awards made under our 2011 Equity Incentive Plan will be granted to provide retention incentives to these individuals and to recognize such individuals' efforts on our behalf in connection with our formation and this offering.

              We expect that our compensation strategy will focus on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to align employee contributions with our corporate objectives and shareholder interests. We intend to provide a competitive total compensation package and will appropriately share our success with our named executive officers, as well as our other employees, when applicable objectives are met.

              The following is a non-exhaustive list of items that we expect to consider in formulating our compensation philosophy and applying that philosophy to the implementation of our overall compensation program for named executive officers and other employees:

  •
  Goals of the compensation program;

  •
  Role of our compensation committee;

  •
  Engagement, role(s) and recommendation of an external compensation consultant and other advisors;

  •
  Involvement of management in compensation decisions;

  •
  Components of compensation, including equity, cash, incentive, fixed, short-, medium- and long-term compensation, and the interaction of these various components with one another;

  •
  Equity grant guidelines with regard to timing, type, vesting and other terms and conditions of equity grants;

  •
  Share ownership guidelines and their role in aligning the interests of our named executive officers with our shareholders;

  •
  Severance and change of control protections;

  •
  Perquisites, enhanced benefits and insurance;

  •
  Deferred compensation and other tax-efficient compensation programs;

  •
  Retirement and other savings programs;

  •
  Peer compensation, benchmarking and survey data; and

  •
  Risk mitigation and related protective and remedial measures.

Compensation Consultant

              We have retained            , or            , a compensation consulting firm, to provide advice regarding the executive compensation program for our senior executive management team following the completion of this offering.            has not performed and does not currently provide any other services to management, our company or our predecessor, and it is anticipated that            will be retained by our board of trustees and compensation committee upon completion of this offering. We have requested that            provide analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for our executive management team, and a trustee compensation program for non-employee members of our board of trustees.

Elements of Compensation

              Set forth below is an overview of the expected initial elements of our named executive officer compensation program to be provided following completion of this offering, based upon the recommendations of            .

    Base Salaries

              We will pay our executive officers a base salary, which we expect our compensation committee will review annually. Base salaries are intended to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. We also believe that attractive base salaries can motivate and reward executives for their overall performance. We expect that annual base salaries will be based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual and individual performance. The expected amounts of 2011 annual base salaries for our named executive officers are set forth in the "Summary of Executive Compensation Table" below.

    Cash Bonuses

              Our named executive officers will be eligible to earn annual cash bonuses for years ending after the completion of this offering. Annual cash bonuses for these named executive officers are expected to be determined on the basis of the attainment of financial performance metrics and/or individual performance objectives to be established by our compensation committee upon completion of this offering, with the assistance of            . The applicable terms and conditions of the cash bonuses will be determined by our compensation committee based upon            's recommendations.

    Equity Awards

              We expect to provide equity awards to our named executive officers under our 2011 Equity Incentive Plan which is described below. We believe that our equity award program will serve a number of important corporate objectives, most importantly the alignment of our executives' interests with our shareholders' interests. In determining equity awards, we anticipate that our compensation committee will take into account our overall financial performance. Upon completion of this offering, we plan to grant awards with respect to            shares under our 2011 Equity Incentive Plan. See "—IPO Grants of Plan-Based Awards" and "—2011 Equity Incentive Plan" below. These grants will be awarded to reflect market-appropriate compensation for our executive officers once we become a public company, and to further align their interests with those of our shareholders. The equity grants that we expect to make effective upon completion of this offering to our named executive officers are set forth in the IPO Grants of Plan-Based Awards table below.

Benefits and Perquisites

              Our named executive officers are eligible to participate in our group benefit plans, including a retirement savings plan under Section 401(k) of the Code and health and welfare plans, which provide medical, dental and other health and related benefits, on generally the same basis as provided to our other full-time employees.

2011 Equity Incentive Plan

              We expect our 2011 Equity Incentive Plan, which we sometimes refer to as our equity incentive plan, to be adopted by our board of trustees and to be approved by our shareholders prior to the completion of this offering. Our equity incentive plan permits us to make grants of options, share appreciation rights, restricted share units, restricted shares, unrestricted shares, dividend equivalent rights, performance-based awards and other equity-based awards, including units in our operating partnership, which we refer to as LTIP units, or any combination of the foregoing. The number of common shares that may be issued under our equity incentive plan is equal to            % of the aggregate number of common shares outstanding upon completion of this offering, including any shares issued pursuant to the exercise of the underwriters' overallotment option. Options or share appreciation rights, with respect to no more than            of our common shares, may be granted to any one individual grantee during any calendar year. The number of shares reserved under our equity incentive plan is also subject to adjustment in the event of a share split, share dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under our equity incentive plan also will be available for future awards. No awards were outstanding prior to completion of this offering.

    Administration

              Our equity incentive plan will be administered by our compensation committee. Our compensation committee may interpret our equity incentive plan and may make all determinations necessary or desirable for the administration of the plan and has full power and authority to select the grantees to whom awards will be granted, to make any combination of awards to grantees, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of our equity incentive plan.

    Award Recipients

              All full-time and part-time officers, employees, non-employee trustees and other key persons, including consultants and prospective employees, are eligible to participate in our equity incentive plan.

    Options

              Options may be granted under our equity incentive plan. We may grant incentive share options under the plan intended to qualify as incentive share options under Section 422 of the Code and we may also grant non-qualified share options. Incentive share options will only be granted to our employees and employees of our subsidiaries. The exercise price of options awarded under our plan may not be less than 100% of the fair market value of our common shares on the date of the option grant, or, in the case of incentive share options granted to any 10% shareholder, not less than 110% of the fair market value of our common shares on the date of grant. Our compensation committee will determine at what time or times each option may be exercised, provided that in no event may the term of an option exceed ten years from the date of grant. In the case of an incentive share option granted to any 10% shareholder, the term of an option may not exceed five years from the date of the grant.

    Share Appreciation Rights

              Share appreciation rights may be granted under our equity incentive plan. Share appreciation rights allow the grantees to receive the appreciation in the fair market value of our common shares between the grant date and the date of exercise in the form of our common shares. The exercise price of share appreciation rights awarded under our equity incentive plan may not be less than 100% of the fair market value of our common shares on the date of grant. Our compensation committee determines the terms of share appreciation rights, including when such rights become exercisable, provided that in no event may the term of a share appreciation right exceed ten years.

    Restricted Shares, Restricted Share Units and Unrestricted Shares

              Restricted shares and restricted share units may also be granted under our equity incentive plan. Restricted share awards are common shares that are subject to a risk of forfeiture in accordance with terms and conditions established by our compensation committee. Our compensation committee may impose whatever conditions it determines to be appropriate, including the attainment of performance goals and/or service requirements. Restricted shares that do not satisfy the vesting conditions are subject to our right of repurchase, to the extent the shares were initially purchased by the grantee, or forfeiture. Restricted share units are units entitling the grantees to receive our common shares either upon vesting or on a deferred basis and subject to such restrictions and conditions as our compensation committee shall determine. Our compensation committee may impose whatever conditions to vesting it determines to be appropriate, including the attainment of performance goals and/or service requirements. Restricted share units that do not satisfy the vesting conditions are subject to forfeiture. Our compensation committee may also award common shares that are not subject to any risks of forfeiture.

    Dividend Equivalent Rights

              Dividend equivalent rights may also be granted under our equity incentive plan. These rights entitle the grantee to receive an amount equal to the value of the dividends that would be paid if the grantee had held a specified number of our common shares. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

    Other Share-Based Awards

              Other share-based awards under our equity incentive plan will include awards that are valued in whole or in part by reference to our common shares, including convertible preferred shares, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest, such as LTIP units, as described in more detail below.

    LTIP Units

              Under our equity incentive plan, we may use a class of partnership interests in our operating partnership, called long term incentive plan units, or LTIP units, as a form of share-based award. LTIP units are designed to qualify as "profits interests" in our operating partnership for U.S. federal income tax purposes. Under current law, profits interest treatment generally should allow the executive to defer the recognition of taxable income attributable to the equity grant and potentially convert some or all of such income to capital gain. However, profits interest treatment requires that initially the LTIPs are not economically equivalent in value to a common share, but over time can increase in value to one-for-one parity with our common shares. In general, LTIP units are designed to offer executives a long-term incentive comparable to restricted shares but with a more attractive tax profile. Each LTIP unit awarded is deemed equivalent to an award of one common share reserved under our equity incentive plan, reducing availability for other equity awards on a one-for-one basis. Unless our compensation committee provides otherwise, LTIP units, whether vested or not, will receive the same per unit distributions as our operating partnership units, which will equal per share dividends (both regular and special) on our common shares.

    Certain Transactions

              Except as our compensation committee may otherwise specify with respect to particular awards in the case of a sale event, the plan and all outstanding awards granted hereunder shall terminate, unless provision is made in the sole discretion of the parties thereto for continuation of granted awards. In the event of a sale event, our board of trustees and the board of trustees of the surviving or acquiring entity shall, as to outstanding awards under our equity incentive plan, make appropriate provision, with respect to awards, which may provide for the continuation or assumption of such awards and may provide for the acceleration of vesting and/or cash out with respect to existing awards.

    Transferability

              Unless our compensation committee provides otherwise, our equity incentive plan does not generally allow for the transfer of awards, and only the grantee, or the grantee's legal representative or guardian in the event of incapacity, may exercise an award during his or her lifetime.

    Amendment

              The terms of our equity incentive plan provide that we may amend, suspend or terminate the plan at any time, but shareholder approval of any such action will be obtained if required to comply with applicable law or regulatory rules. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. Our equity incentive plan will terminate on the tenth anniversary of the date on which shareholder approval was received. However, rights under any then existing award will continue until expiration of the award or prior satisfaction thereof.

              We intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under our equity incentive plan.

Tax Aspects Under the Code

              The following is a summary of the principal federal income tax consequences of certain transactions under our equity incentive plan. It does not describe all federal tax consequences under our equity incentive plan, nor does it describe state or local tax consequences.

              Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If common shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

              If common shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the common shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering common shares.

              If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

              Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the common shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the common shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering common shares.

              Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code with respect to certain "disqualified individuals" as defined under the regulations relating to Section 280G of the Code. Any such parachute payments would be non-deductible to the company, in whole or in part, and would subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

              Limitation on Deductions. Under Section 162(m) of the Code, the company's deduction for certain awards under the 2011 Equity Incentive Plan may be limited to the extent that the Chief

Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Chief Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2011 Equity Incentive Plan is structured to allow certain awards to qualify as performance-based compensation.

Summary of Executive Compensation Table

              Set forth below is the compensation expected to be paid in fiscal year 2011 on an annualized basis to our named executive officers following the completion of this offering. Because we were only recently organized and our named executive officers were not entitled to any compensation from us prior to the completion of this offering, compensation for prior periods has not been provided.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Share Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total(4)
Mitchell L. Morgan	2011
Chairman, Chief Executive Officer and President
J. Patrick O'Grady	2011
Executive Vice President and Chief Financial Officer
Rimas Petrulis	2011
Senior Vice President, Acquisitions and Asset Management
Karen V. McAlonen	2011
Senior Vice President, Operations
Stephen J. Waters	2011
Senior Vice President, Facilities Operations

(1)
Salary amounts are annualized for the year ended December 31, 2011, based on the expected base salary levels to be effective upon completion of this offering. Each of our named executive officers will receive a pro-rata portion of his or her 2011 base salary for the period from the completion of this offering through December 31, 2011.

(2)
Any bonus awards to our named executive officers will be determined after the end of the 2011 fiscal year in the sole discretion of our compensation committee contingent upon such factors as our compensation committee may deem appropriate. See "—Elements of Compensation—Cash Bonuses" above.

(3)
Equity awards under our 2011 Equity Incentive Plan have not yet been granted to our named executive officers but are expected to be made on or about the date of this offering. See "—IPO Grants of Plan-Based Awards" below.

(4)
Amounts shown in this column include the value of            awards (described in Note 3 above) that are expected to be granted to our named executive officers in connection with the offering, but which have not yet been granted.

IPO Grants of Plan-Based Awards

              Set forth below are the annual bonus and equity grants that we expect to provide to our named executive officers upon completion of this offering.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
				All Other Shares Awards; Number Of Shares or Units (#)	Grant Date Fair Value of Share Awards ($)
	Grant Date
Name		Target ($)	Maximum ($)
Mitchell L. Morgan	(1)			(2)	(3)
J. Patrick O'Grady	(1)			(2)	(3)
Rimas Petrulis	(1)			(2)	(3)
Karen V. McAlonen	(1)			(2)	(3)
Stephen J. Waters	(1)			(2)	(3)

(1)
Each of these awards is expected to be made on or about the date of this offering.

(2)
Represents equity grants that will be issued upon completion of this offering, which will vest ratably in equal installments over a            year period commencing on the first anniversary of this offering.

(3)
Represents the estimated grant date fair value of the equity grants.

Trustee Compensation

              We intend to approve and implement a compensation program for our non-employee trustees that consists of annual retainer fees and equity awards. We will also reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full board of trustees and committee meetings.

Employment Agreements

              Upon completion of this offering, we intend to enter into employment agreements with Messrs. Morgan and O'Grady. The terms of the employment agreements will be disclosed in a future amendment to this prospectus.

              Under the employment agreements, Messrs. Morgan and O'Grady will agree to certain restrictive covenants, including noncompetition and nonsolicitation covenants during their employment with us and for            months after termination of employment.

Section 162(m)

              The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders. We believe that, because we intend to qualify as a REIT under the Code and distribute all or substantially all of our REIT taxable income, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income, although we may be required to borrow funds to make distributions. See "Risk Factors—Risks Related to Our Status as a REIT." To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital or as gain treated as from the disposition of shares. We do not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard. For these reasons, our compensation committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

              Each of the 94 properties in our portfolio that will be owned by us through our operating partnership upon completion of this offering and the formation transactions is currently owned, directly or indirectly, by partnerships, limited liability companies or corporations in which Mr. Morgan, our Chairman, Chief Executive Officer and President, and his affiliates, including the Morgan trusts, our executive officers and, on a very limited basis, other third parties, own a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the "ownership entities" and the current owners of the ownership entities as the "continuing investors." Mr. Morgan and his affiliates own non-controlling equity interests in our five joint venture properties. Our operating partnership indirectly wholly owns 55 properties. In addition, pursuant to contribution or other acquisition agreements, our operating partnership will acquire equity interests in each of the ownership entities that directly or indirectly own 39 owned properties in our portfolio or, in some cases, by acquiring the fee interest in such properties and will acquire the non-controlling equity interests in our five joint venture properties, in exchange for operating partnership units. In addition, in connection with the formation transactions, we will acquire the assets of our management company and payroll company, which are wholly-owned by Mr. Morgan. We refer to this transaction as the "management company acquisition." As a result of the management company acquisition, we will succeed to the property management business of our management company and payroll company, which we refer to as the "property management business." The formation transactions are subject to customary closing conditions, including obtaining required third-party consents and approvals and the completion of this offering.

              The number of operating partnership units issuable by our operating partnership and the number of common shares issued by us was determined by our management team based on its relative valuation of each existing entity (net of debt). This valuation was based on several factors including, but not limited to, the applicable property's occupancy and rental revenue; potential for growth in net operating income through increase in occupancy and rental rates; property location, age and amenities; opportunities for reduction in operating expenses; projected resident improvements; current market and submarket conditions and demographics, as well as the future outlook for each market and submarket; competitive position within its market; historical lease renewal rates and near-term capital expenditure requirements. This relative valuation was not an appraisal or other determination of the value of the properties to be included in our initial portfolio, but rather was a component considered by the participants in the formation transactions and utilized by them in constructing a formula for determination of their relative equity interests. Continuing investors, including Mr. Morgan and his affiliates and our executive officers, will receive as aggregate consideration for their interests in the ownership entities,            common shares and            operating partnership units in accordance with the relevant contribution or other acquisition agreement. The number of common shares and operating partnership units to be received by the continuing investors is fixed and will not be adjusted on the basis of the public offering price of our common shares in this offering. The aggregate value of common shares and operating partnership units to be paid to continuing investors, including Mr. Morgan and his affiliates and our executive officers, in the formation transactions at the midpoint of the per share price range set forth on the cover page of this prospectus is $            . This value will increase or decrease if the common shares are priced above or below the midpoint of the per share price range set forth on the cover page of this prospectus.

              In the event that the formation transactions are completed, we and our operating partnership will be solely responsible for all transaction costs incurred by the ownership entities in connection with the formation transactions and this offering. As of                        , 2011, we had incurred transaction costs of approximately $             million. Moreover, while the contribution agreements contain certain representations and warranties by the continuing investors who are parties to such agreements, the majority of these representations and warranties will not survive the closing of the formation transactions.

              The following table sets forth the consideration to be received by our trustees, officers and affiliates in connection with the formation transactions, assuming a price per common share equal to the midpoint of the per share price range set forth on the cover page of this prospectus. The total value of formation transaction consideration will increase or decrease if the common shares are priced above or below the midpoint of the per share price set forth on the cover page of this prospectus.

Continuing investors	Relationship with Us	Number of Shares Received in Formation Transactions	Number of Operating Partnership Units Received in Formation Transactions	Total Value of Formation Transaction Consideration
The Agreement of Trust of Mitchell L. Morgan dated May 1, 1996	Owner of 5% or more of our outstanding common shares and operating partnership units
2007 Morgan Family Trust	Owner of 5% or more of our outstanding common shares and operating partnership units
Mitchell L. Morgan	Chairman, Chief Executive Officer, President and owner of 5% or more of our outstanding common shares and operating partnership units
J. Patrick O'Grady	Executive Vice President and Chief Financial Officer
Rimas Petrulis	Senior Vice President, Acquisitions and Asset Management
Karen V. McAlonen	Senior Vice President, Operations
Stephen J. Waters	Senior Vice President, Facilities Operations

              We did not obtain any third-party appraisals of the properties and other assets to be acquired through contributions or other acquisitions in the formation transactions, or any other independent third party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us or the operating partnership for these properties and other assets in the formation transactions may be lower than or exceed their fair market value. See "Risk Factors—Risks Related to Our Business and Operations—The price we will pay for the existing entities to be acquired by us in the formation transactions may exceed their aggregate fair market value." The aggregate historical combined net tangible book value of the assets to be acquired by us in the formation transactions was approximately $             million as of                        , 2011.

              Upon completion of this offering and the formation transactions, Mr. Morgan and his affiliates and our executive officers, will own approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis (or approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis, if the underwriters' option is exercised in full).

Excluded Assets

              Mr. Morgan and his affiliates own an approximate 1% non-controlling interest in each of two multifamily properties located in suburban Philadelphia, and unaffiliated third parties own the remaining interests in the properties. In the formation transactions we will acquire certain rights of first refusal with respect to such properties held by Mr. Morgan and his affiliates in exchange for operating partnership units.

              Mr. Morgan and his affiliates hold promoted interests in our five joint venture properties. Following the completion of the formation transactions we will hold all of the economic interests in each of these five joint venture properties other than the associated promoted interests. Based on a capitalization rate of 6.0% on the NOI associated with the underlying properties, the aggregate value of the retained promoted interests held by Mr. Morgan and his affiliates would be approximately $4.4 million as of March 31, 2011.

Repayment of Third-Party Debt

              In connection with the formation transactions, we will repay in cash from a portion of the net proceeds of this offering approximately $             million in notes payable to third-party investors, which are secured by general partner interests in certain ownership entities. In addition, in connection with the formation transactions, we will repay in cash from a portion of the net proceeds of this offering approximately $             million in existing indebtedness related to certain properties in our portfolio. Mr. Morgan and his affiliates will receive approximately $             million of this amount in their capacity as direct or indirect owners of the ownership entities.

Release of Personal Debt Guarantees

              Morgan Realty Partners, LP, which is wholly-owned by Mr. Morgan and which we refer to as Morgan Realty Partners, and certain other affiliates of Mr. Morgan are guarantors of approximately $             million of indebtedness, in the aggregate, with respect to approximately            of the properties in our portfolio as of March 31, 2011. Approximately $             million of the indebtedness underlying the foregoing guaranteed amounts will be repaid with a portion of the net proceeds from this offering and, as a result, Morgan Realty Partners and these other affiliates of Mr. Morgan will be released from $             million of guarantee obligations.

              The remaining guarantees on approximately $             million of indebtedness, in the aggregate, with respect to approximately            of our properties, will be assumed by us upon completion of this offering and the formation transactions. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from typical non-recourse carveouts, including a borrower's fraud, intentional misrepresentation or other "bad acts," a borrower's bankruptcy, a prohibited transfer under the loan documents or a borrower's breach of certain environmental covenants. In connection with these assumptions, we will seek to have Morgan Realty Partners and such other affiliates of Mr. Morgan released from such guarantees and to have our operating partnership assume any such guarantee obligations as replacement guarantor to the extent such guarantee obligations arise on or after the date of the assumption of the indebtedness. To the extent lenders do not consent to the assumption of such guarantees by our operating partnership or the release of Morgan Realty Partners and/or such other affiliates of Mr. Morgan, and Morgan Realty Partners and/or such other affiliates remain guarantors on assumed indebtedness following this offering, our operating partnership will enter into a reimbursement agreement with Morgan Realty Partners and such other affiliates, as applicable, pursuant to which our operating partnership will be obligated to reimburse Morgan Realty Partners and/or the applicable affiliates of Mr. Morgan for any amounts paid by them under guarantees of the assumed indebtedness, with respect to liabilities arising on or after the date of the assumption of the indebtedness.

Repayment of Cash Equity Investments and Debt

              We will repay Mr. Morgan and his affiliates approximately $            for a portion of their cash equity investments made in connection with our purchase on certain properties in our portfolio since 2008. Also, we will repay $             million of debt owed to Mr. Morgan and his affiliates made in connection with our purchase of certain properties in 2008. See "—Assets Recently Acquired."

Partnership Agreement

              In connection with the completion of this offering and the formation transactions, we will enter into an amended and restated partnership agreement with the various persons receiving operating partnership units in the formation transactions, including Mr. Morgan and his affiliates. As a result, such persons will become limited partners of our operating partnership. See "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P."

              Pursuant to the partnership agreement, limited partners of our operating partnership will have rights beginning 12 months after their first acquisition of operating partnership units, to cause our operating partnership to redeem each of their operating partnership units for cash equal to the then-current market value of one common share (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their operating partnership units for our common shares on a one-for-one basis, subject to adjustment under certain circumstances.

              In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the date that the Morgan Excepted Holder Group (as defined in our declaration of trust), beneficially owns, in the aggregate less than        % of the number of operating partnership units issued on the closing of this offering (excluding operating partnership units issued to us), in connection with an extraordinary transaction or in connection with an issuance of shares of beneficial interest by us, in any case that requires approval by our common shareholders. See "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P.—Transfer of General Partner Interests; Extraordinary Transactions."

Tax Protection Agreements

              We have agreed pursuant to tax protection agreements to indemnify Mr. Morgan and his affiliates, whom we refer to as the protected parties, against the taxes incurred by them upon a sale, exchange or other disposition of 35 of our properties in our core markets (or 37% of our 94 consolidated properties) in a taxable transaction until ten years following the closing of this offering, which we refer to as the restricted period. We refer to these properties as the tax protected properties. The tax protection agreements also require us to indemnify the protected parties if we engage in other taxable transactions, such as a taxable merger, that trigger their tax gain with respect to the tax protected properties during the restricted period. We would not be required to indemnify a protected party if we sell, exchange or otherwise dispose of a property in a tax deferred transaction such as a like-kind exchange.

              We also have agreed to maintain sufficient qualified nonrecourse financing on our properties during the restricted period so that at least $250 million of such indebtedness is allocated to the protected parties for federal income tax purposes, which is intended to allow them to defer recognition of gain and defer recapture of deductions attributable to our properties. In addition, we have agreed to maintain at least $120 million of certain additional indebtedness in order to permit the protected parties to guarantee or otherwise become at risk for such amount at their election to facilitate additional deferral of taxable income with respect to their operating partnership units. If we trigger these tax protection provisions, we must indemnify the protected parties for the entire amount of the resulting tax liabilities (without regard to any deductions or offsets available to them from other sources), plus an additional amount equal to the taxes incurred by them as a result of indemnification payments, and not just the value of the loss of deferral of such taxes for the balance of the restricted period.

              The tax indemnities granted to the protected parties may affect the way in which we conduct our business, including whether, when and under what circumstances we sell properties or interests therein and the timing and nature of our financings and refinancing transactions.

Reimbursement of Pre-closing Transaction Costs

              From time to time prior to this offering, our management company, which is indirectly controlled by Mr. Morgan, has advanced or incurred, as of                        , 2011, an aggregate of approximately $             million in organizational, legal, accounting and other similar expenses in connection with this offering and the formation transactions. We will reimburse our management company for all expenses incurred or advanced in connection with this offering and the formation transactions pursuant to the terms of a reimbursement agreement entered into by us, our operating partnership and our management company.

Assets Recently Acquired

              In October 2010, our operating partnership purchased 55 properties that Mr. Morgan and his affiliates previously owned jointly with a third party for approximately $916.4 million net of an approximately $57.3 million debt discount including assumption of indebtedness. In connection with this transaction, Mr. Morgan repaid indebtedness of approximately $45 million which was funded by an equity contribution by Mr. Morgan of approximately $51.3 million. Following the closing of this offering, all of these properties will be indirectly wholly-owned by our operating partnership.

              In addition, in December 2010, affiliates of Mr. Morgan purchased the outside limited partnership interests in entities owning 20 properties that Mr. Morgan and his affiliates previously owned with third party investors for approximately $10 million and approximately $67.3 million of notes owed to third-party investors, which are secured by general partner interests in certain ownership entities. In connection with the formation transactions, the remaining balance of approximately $38 million as of June 30, 2011, of the notes owed to the third-party investors will be repaid with proceeds of this offering and, all of these properties will be indirectly owned by our operating partnership.

Employment Agreements

              We intend to enter into employment agreements with Messrs. Morgan and O'Grady as described above under the heading "Management—Employment Agreements," that will become effective in connection with the closing of this offering and the formation transactions. These agreements will provide for salary, bonus and other benefits, including severance benefits upon a termination of employment, among other matters.

Registration Rights

              In connection with the completion of this offering, we will enter into a registration rights agreement with the various persons receiving common shares and/or operating partnership units in the formation transactions, including Mr. Morgan and his affiliates, including the Morgan trusts, and our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not earlier than six months after the date of this offering and not later than 12 months after the date of this offering, we will file one or more registration statements covering the resale of the common shares issued in the formation transactions and the resale of the common shares issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of common shares registered under the Securities Act in lieu of our operating partnership's obligation to pay cash for such operating partnership units.

              Commencing one year after the date of this offering (but prior to the date upon which the registration statement described above is effective) or        months after the date of this offering if a shelf registration statement is not then effective, Mr. Morgan and his affiliates, including the Morgan trusts will have demand rights to require us to undertake an underwritten offering under a resale registration statement (so long as a majority-in-interest of such group makes such a demand). In addition, if we file a registration statement with respect to an underwritten offering for our own account beginning six months after the date of this offering, any of Mr. Morgan and his affiliates, including the Morgan trusts will have the right, subject to certain limitations, to register such number of common shares issued to him or her pursuant to the formation transactions as each such person requests.

              Commencing upon our filing of a resale registration statement not later than      months after the date of this offering, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of holders of at least      % in the aggregate of the securities originally issued in the formation transactions, provided the securities to be registered in such offering shall (1) have a market value of at least $                 million or (2) shall represent all of the remaining securities acquired in the formation transactions by Mr. Morgan and his affiliates, including the Morgan trusts and such securities shall have a market value of at least $                 million, and provided further that we are not obligated to effect more than                such underwritten offerings. We have agreed to pay all of the expenses relating to the securities registrations described above. See "Shares Eligible for Future Sale—Registration Rights."

Property Management Business Acquisition

              We will succeed to the property management business of our management company and payroll company as a result of the management company acquisition.

Equity Incentive Award Plan

              In connection with the formation transactions, we expect to adopt a cash and equity-based incentive award plan for certain of our trustees, officers, employees, and other key persons, including consultants. We expect that an aggregate of            common shares and operating partnership units will be available for issuance under awards granted pursuant to our 2011 Equity Incentive Award Plan. See "Management—2011 Equity Incentive Plan."

Indemnification of Officers and Trustees

              Effective upon completion of this offering, we will enter into an indemnification agreement with each of our trustees and executive officers as described in "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Indemnification and Limitation of Trustees' and Officers' Liability."

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

              The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without shareholder approval. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders' best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

              We plan to invest principally in multifamily properties. Our senior management team will identify and negotiate acquisition opportunities, subject to approval by our board of trustees.

              We will conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our shareholders through increases in the value of our company. Consistent with our policy to acquire properties for both income and capital gain, our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, repositioning and owning our properties and to make occasional sales of our properties consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see "Our Business and Growth Strategies."

              There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type. While not prohibited from doing so, we currently have no intention to pursue ground up development.

              We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Investments in Real Estate Mortgages and Other Lending Policies

              While our portfolio consists of, and our primary business objective is to make, equity investments in multifamily properties, we may, at the discretion of our board of trustees and without a vote of our shareholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in mortgages secured by multifamily properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. Investments in mortgages are also subject to our policy not be treated as an "investment company" under the Investment Company Act of 1940, as amended, or the Investment Company Act.

              We do not currently intend to make loans to any third parties. We may make loans to joint ventures in which we may participate in the future. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

              We may in the future invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT provisions of the Code.

              There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We currently intend to invest primarily in entities that own multifamily properties. We have no current plans to invest in entities that are not engaged in real estate activities. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act and we intend to divest securities before any such registration would be required.

              We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

              Although we have no current plans to dispose of properties that we acquire, we will consider doing so, subject to the REIT provisions of the Code, including the prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. The tax consequences to our trustees and executive officers who hold operating partnership units, and our obligations under the Tax Protection Agreements, may influence the decision as to the desirability of such proposed disposition. See "Risk Factors—Risks Related to Our Organizational Structure—Tax consequences to holders of operating partnership units upon a sale or refinancing of our properties may cause the interests of our senior management to differ from your own."

Financing Policies

              Upon completion of this offering, we will use significant amounts of cash to repay mortgage indebtedness on certain of the properties in our portfolio. In the future, however, we anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general business and working capital purposes. Our obligations to maintain certain levels of nonrecourse indebtedness under our tax protection agreements with Mr. Morgan and affiliates may influence refinancing decisions.

              We are currently negotiating the terms of a credit facility with affiliates of certain of the underwriters of this offering. We intend to enter into the facility concurrently with, or shortly following, the completion of this offering. We intend to use this proposed facility for, among other things, capital expenditures related to repositioning activities, acquisitions and general business and working capital purposes. We expect to have approximately $             million of total consolidated indebtedness outstanding upon completion of this offering and the formation transactions. Our indebtedness will have staggered maturities with a weighted average maturity of approximately            years and a weighted average interest rate of        % per annum, and consist of approximately        % fixed rate debt. None of our indebtedness will mature until            , and less than $             million (or approximately        % of our total indebtedness upon completion of this offering and the formation transactions) will mature prior to            . In the future, we may also finance our growth through the issuances of common equity, preferred shares and secured and unsecured debt. Our overall leverage will depend on our investments and the cost of leverage. Our declaration of trust and bylaws do not restrict the amount of leverage that we may incur. Our board of trustees has not adopted a policy limiting the total amount of debt that we may incur.

              We will consider several factors when evaluating our level of indebtedness and making financial decisions, including, but not limited to, the following:

  •
  our long-term objectives with regard to the financing;

  •
  interest rate of the proposed financing;

  •
  the extent to which the financing impacts our ability to reposition or renovate our properties;

  •
  prepayment penalties and restrictions on refinancing;

  •
  our target investment returns;

  •
  the ability of the particular properties, including our company as a whole, to generate sufficient cash flow to cover expected debt payments;

  •
  our overall level of indebtedness;

  •
  timing of our debt maturities;

  •
  provisions that require recourse and cross-collateralization;

  •
  corporate credit ratios; and

  •
  overall ratio of fixed to variable rate debt.

Equity Capital Policies

              Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to authorize us to issue additional authorized common and preferred shares or otherwise raise capital, including through the issuance of additional units or senior securities of our operating partnership, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue operating partnership units in connection with acquisitions of property. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for operating partnership units, which will dilute the ownership interests of the limited partners in our operating partnership.

              Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

              We may, under certain circumstances, purchase common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable U.S. federal and state laws and the REIT provisions of the Code.

Conflict of Interest Policies

              Following the completion of this offering and the formation transactions, conflicts of interest may arise with respect to certain transactions between the holders of operating partnership units and our shareholders. In particular, the completion of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of operating partnership units, which would make those transactions less desirable to certain holders of such operating partnership units. Mr. Morgan and his affiliates will hold both operating partnership units and common shares upon completion of this offering and the formation transactions.

              Mr. Morgan and his affiliates own interests, directly or indirectly, in the entities that own the properties that are included in our portfolio and that we will acquire in the formation transactions and as such are parties to or, have interests in, contribution or other acquisition agreements with us. In addition, certain of our executive officers may become parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management or our board of trustees and their affiliates, with possible negative impact on shareholders.

              We did not conduct arm's-length negotiations with Mr. Morgan with respect to the terms of the formation transactions. In the course of structuring the formation transactions, Mr. Morgan had the ability to influence the type and level of benefits that he will receive from us. In addition, we have not obtained any third-party appraisals of the properties and other assets to be acquired by us from the continuing investors, including Mr. Morgan, in connection with the formation transactions. As a result, the price to be paid by us to the continuing investors, including Mr. Morgan, for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets.

              We have agreed pursuant to tax protection agreements to indemnify Mr. Morgan and his affiliates, whom we refer to as the protected parties, against the taxes incurred by them upon a sale, exchange or other disposition of 35 of our properties in our core markets (or 37% of our 94 consolidated properties) in a taxable transaction until ten years following the closing of this offering, which we refer to as the restricted period. We refer to these properties as the tax protected properties. The tax protection agreement also requires us to indemnify the protected parties if we engage in other taxable transactions, such as a taxable merger, that trigger their tax gain with respect to the tax protected properties during the restricted period. We would not be required to indemnify a protected party if we sell, exchange or otherwise dispose of a property in a tax deferred transaction such as a like-kind exchange.

              We also have agreed to maintain sufficient qualified nonrecourse financing on our properties during the restricted period so that at least $250 million of such indebtedness is allocated to the protected parties for federal income tax purposes, which is intended to allow them to defer recognition of gain and defer recapture of deductions attributable to our properties. In addition, we have agreed to maintain at least $120 million of certain additional indebtedness in order to permit the protected parties to guarantee or otherwise become at risk for such amount at their election to facilitate additional deferral of taxable income with respect to their operating partnership units. If we trigger these tax protection provisions, we must indemnify the protected parties for the entire amount of the resulting tax liabilities (without regard to any deductions or offsets available to them from other sources), plus an additional amount equal to the taxes incurred by them as a result of indemnification payments, and not just the value of the loss of deferral of such taxes for the balance of the restricted period.

              The tax indemnities granted to the protected parties may affect the way in which we conduct our business, including whether, when and under what circumstances we sell properties or interests therein and the timing and nature of our financings and refinancing transactions.

              Our governing instruments do not restrict any of our trustees, officers, shareholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party before approving such transaction. We will also adopt a Code of Business Conduct and Ethics, which will provide that all of our trustees, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of our property, information or position without our consent. See "Management—Code of Business Conduct and Ethics." However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Risk Factors—Risks Related to Our Organizational Structure."

              Our declaration of trust provides that a contract or other transaction between us and any of our trustees or any other entity in which one of our trustees is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee's vote was counted in favor of the contract or transaction, if:

  •
  the fact of the common board membership or interest is disclosed or known to the board or a committee of the board, and the board or that committee authorizes or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

  •
  the fact of the common board membership or interest is disclosed or known to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to the trust.

Reporting Policies

              After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Structure

              Morgan Properties Trust was formed on June 24, 2011 as a Maryland real estate investment trust. We are the sole general partner of our operating partnership, Morgan Properties Operating Partnership, L.P., a Delaware limited partnership, which was initially formed on June 2, 2010. We will conduct our business through a traditional UPREIT structure, in which substantially all of our properties are directly or indirectly owned by our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units.

Our Operating Partnership

              Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain approval and voting rights of the limited partners, which are described more fully in the section "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P."

              Beginning on or after the date which is 12 months after the completion of this offering, limited partners (other than us) of our operating partnership will have the right to require the operating partnership to redeem part or all of their operating partnership units for cash, based upon the value of an equivalent number of common shares at the time of the redemption, or, at our election, common shares on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described in the section entitled "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer." Each redemption of operating partnership units by a limited partner will increase our percentage ownership interest in our operating partnership and our share of our operating partnership's cash distributions and profits and losses. See "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P."

Formation Transactions

              Each of the 94 properties in our portfolio that will be owned by us through our operating partnership upon completion of this offering and the formation transactions is currently owned, directly or indirectly, by partnerships, limited liability companies or corporations in which Mr. Morgan, our Chairman, Chief Executive Officer and President, and his affiliates, including the Morgan trusts, our executive officers and, on a very limited basis, other third parties, own a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the "ownership entities" and the current owners of the ownership entities as the "continuing investors." Mr. Morgan and his affiliates own non-controlling equity interests in our five joint venture properties. Our operating partnership indirectly wholly owns 55 properties. In addition, pursuant to contribution or other acquisition agreements, our operating partnership will acquire equity interests in each of the ownership entities that directly or indirectly own 39 owned properties in our portfolio or, in some cases, by acquiring the fee interest in such properties and will acquire the non-controlling equity interests in our five joint venture properties, in exchange for operating partnership units. In addition, in connection with the formation transactions, we will acquire the assets of our management company and payroll company, which are wholly-owned by Mr. Morgan. We refer to this transaction as the "management company acquisition." As a result of the management company acquisition, we will succeed to the property management business of our management company and payroll company, which we refer to as the "property management business." The formation transactions are subject to customary closing conditions, including obtaining required third party consents and approvals and the completion of this offering.

              The formation transactions are designed to:

  •
  consolidate the ownership of our portfolio (including in certain cases the equity interests in joint venture properties) under us and our operating partnership and its wholly-owned subsidiaries;

  •
  cause us to succeed to the property management business of our management company;

  •
  facilitate this offering;

  •
  repay existing indebtedness related to certain properties in our portfolio;

  •
  enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011;

  •
  defer the recognition of taxable gain by certain continuing investors; and

  •
  enable continuing investors to obtain liquidity for their investments.

              Pursuant to the formation transactions, the following have occurred or will occur concurrently with, or shortly following, the completion of this offering:

  •
  We were formed as a Maryland real estate investment trust on June 24, 2011.

  •
  Our operating partnership was formed as a Delaware limited partnership on June 2, 2010. We are the sole general partner of our operating partnership.

  •
  We will sell            common shares in this offering and an additional            common shares if the underwriters exercise their option in full, and will contribute the net proceeds from this offering to our operating partnership for an equal number of operating partnership units.

  •
  We will acquire the assets of our management company and payroll company.

  •
  Our operating partnership indirectly wholly owns 55 properties. In addition, pursuant to contribution or other acquisition agreements, our operating partnership will acquire equity interests in each of the ownership entities that directly or indirectly own 39 owned properties in our portfolio or, in some cases, by acquiring the fee interest in such properties and will acquire the non-controlling equity interests in our five joint venture properties, in exchange for operating partnership units.

  •
  Continuing investors, including Mr. Morgan and his affiliates and our executive officers, will receive as aggregate consideration for their interests in the ownership entities,            common shares and operating partnership units in accordance with the relevant contribution or other acquisition agreement. The number of common shares and operating partnership units to be received by the continuing investors is fixed and will not be adjusted on the basis of the public offering price of our common shares in this offering. The aggregate value of common shares and operating partnership units to be paid to continuing investors, including Mr. Morgan and his affiliates and our executive officers, in the formation transactions at the midpoint of the per share price range set forth on the cover page of this prospectus is $            . This value will increase or decrease if the common shares are priced above or below the midpoint of the per share price range set forth on the cover page of this prospectus.

  •
  Our operating partnership intends to use a portion of the net proceeds of this offering to repay approximately $             million of notes owed to third-party investors, which are

    secured by general partner interests in certain ownership entities. As a result of the foregoing use of proceeds and the completion of the formation transactions, we will own a 100% interest in these ownership entities.

  •
  Our operating partnership intends to use a portion of the net proceeds of this offering to repay approximately $             million of indebtedness, including applicable prepayment costs of approximately $             million. As a result of the foregoing use of proceeds, we expect to have approximately $             million (approximately $             million including our pro rata share of joint venture debt) of total debt outstanding upon completion of this offering and the formation transactions.

  •
  We intend to enter into a credit facility concurrently with, or shortly following, the completion of this offering.

  •
  We intend to adopt our 2011 Equity Incentive Award Plan under which we may grant cash and equity-based incentive awards to our trustees, officers, employees and consultants. We expect that an aggregate of                        common shares will be available for issuance under awards granted pursuant to the 2011 Equity Incentive Award Plan. See "Management—2011 Equity Incentive Plan."

Consequences of This Offering and the Formation Transactions

              The completion of this offering and the formation transactions will have the following effects. All amounts are based on the midpoint of the per share price range set forth on the cover page of this prospectus:

  •
  Through our interest in our operating partnership and its wholly-owned subsidiaries, we will indirectly own a 100% fee simple interest in all of the properties in our portfolio other than the five properties in our joint venture portfolio, in which we will own an approximately 12% economic interest in one joint venture property and an approximately 10% economic interest in four joint venture properties and three properties in which an outside limited partner will own a de minimis equity interest.

  •
  We will own our property management business.

  •
  Purchasers of common shares in this offering will own approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis (or approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis, if the underwriters' option is exercised in full).

  •
  Mr. Morgan and his affiliates will own approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis (or approximately        % of our outstanding common shares, or approximately        % on a fully diluted basis, if the underwriters' option is exercised in full).

  •
  We will be the sole general partner of our operating partnership. We will own approximately        % of the outstanding operating partnership units. Mr. Morgan and his affiliates will own approximately        % of the outstanding operating partnership units and the other continuing investors, including our executive officers, will own approximately        % of the outstanding operating partnership units. If the underwriters' option is exercised in full, we will own approximately         % of the outstanding operating partnership units, Mr. Morgan and his affiliates will own approximately        % of the outstanding operating partnership

    units and the other continuing investors, including our executive officers, will beneficially own approximately        % of the outstanding operating partnership units.

  •
  We expect that our pro forma total consolidated indebtedness will be approximately $             million (approximately $             million including our pro rata share of joint venture debt).

Valuation of Interests Being Acquired in the Formation Transactions

              The number of operating partnership units issuable by our operating partnership and the number of common shares issued by us was determined by our management team based on its relative valuation of each existing entity (net of debt). This valuation was based on several factors including, but not limited to, the applicable property's occupancy and rental revenue; potential for growth in net operating income through increase in occupancy and rental rates; property location, age and amenities; opportunities for reduction in operating expenses; projected resident improvements; current market and submarket conditions and demographics, as well as the future outlook for each market and submarket; competitive position within its market; historical lease renewal rates and near-term capital expenditure requirements.

              Mr. Morgan and his affiliates own interests in each existing entity and, as described above, will receive common shares and operating partnership units upon completion of the formation transactions. We did not conduct arm's length negotiations with Mr. Morgan with respect to the terms of the formation transactions. See "Policies with Respect to Certain Activities—Conflict of Interest Policies." In addition, we did not obtain any third party appraisals of the properties and other assets to be acquired through contributions or other acquisitions in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us or the operating partnership for these properties and other assets in the formation transactions may be lower than or exceed their fair market value.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF MORGAN PROPERTIES OPERATING PARTNERSHIP, L.P.

              The following summary of the terms of the agreement of limited partnership of our operating partnership, which we refer to as the operating partnership agreement, does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Morgan Properties Operating Partnership, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, references to the "general partner" refer to Morgan Properties Trust.

General

              Our operating partnership is a Delaware limited partnership that was formed on June 2, 2010. We will be the sole general partner of our operating partnership. We will conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Upon completion of this offering and the formation transactions,            operating partnership units will be outstanding and we will own            of the outstanding operating partnership units. Of those operating partnership units, 1% will be our general partner interest in our operating partnership and the balance will be held as a limited partnership interest. In connection with the formation transactions, we will enter into the partnership agreement and continuing investors in our portfolio who receive operating partnership units in the formation transactions will be admitted as limited partners of our operating partnership.

Management

              Pursuant to the operating partnership agreement, we have, subject to certain rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain extraordinary transactions including acquisitions, dispositions and debt refinancings. No limited partner may take part in the operation, management or control of the business of our operating partnership by virtue of being a holder of operating partnership units. The limited partners have no power to remove the general partner, with or without cause, without the general partner's consent.

Restrictions on General Partner's Authority

  •
  The operating partnership agreement prohibits us, in our capacity as general partner, from taking any action in contravention of an express prohibition or limitation of the operating partnership agreement without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). In addition, we may not:

  •
  perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the operating partnership agreement or under the Delaware Revised Uniform Limited Partnership Act; or

  •
  enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a limited partner from exercising its redemption rights in full or a limited partner from exercising its redemption rights under the operating partnership in full.

              In exercising its authority under the operating partnership agreement, the general partner, may, but shall be under no obligation to, take into account the tax consequences to any partner (including the general partner) of any action taken (or not taken) by it. Except as provided in the operating partnership agreement and as may be provided in a separate written agreement between our operating partnership and a limited partner, the general partner and our operating partnership shall not have liability to a limited partner under any circumstances as a result of an income tax liability incurred by such limited partner as a result of an action (or inaction) by the general partner pursuant to its authority under the operating partnership agreement provided, that the general partner has acted in good faith and pursuant to its authority under the operating partnership agreement.

Transfer of General Partner Interests; Extraordinary Transactions

              Except as described below, the operating partnership agreement provides that the general partner may not transfer any of its interest in our operating partnership, or withdraw as a general partner, or engage in an extraordinary transaction, any merger, consolidation, or other combination with or into another person, the sale of all or substantially all our assets, a reclassification, recapitalization or change in any of our outstanding common shares or other outstanding equity interests, or any liquidation unless approved by the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of our shareholders and the limited partners of our operating partnership to approve certain direct or indirect transfers of the general partner's interests in our operating partnership as described below and the rights of holders of any class or series of partnership interest, the general partner and our company are permitted to engage in an extraordinary transaction if:

  •
  in connection with such extraordinary transaction, all of the limited partners will receive or have the right to elect to receive, for each common operating partnership unit, the greatest amount of cash, securities or other property paid to a holder of one common share (subject to adjustment in accordance with the operating partnership agreement) in the extraordinary transaction and, if a purchase, tender or exchange offer is made and accepted by holders of more than 50% of our outstanding common shares, each holder of common operating partnership units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received common shares in exchange for its common operating partnership units immediately prior to the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

  •
  substantially all of the assets of our operating partnership will be owned, directly or indirectly, by a surviving entity (which may be our operating partnership) in which the limited partners of our operating partnership holding common operating partnership units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving entity immediately before the extraordinary transaction, which interest will be on terms that are at least as favorable as the terms of the common operating partnership units in effect immediately before the event and as those applicable to any other limited partners or non-managing members of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the common operating partnership units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

              Our operating agreement will provide that in connection with any extraordinary transaction permitted by the preceding bullet points above, the general partner shall use its commercially reasonable efforts to structure such extraordinary transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such extraordinary transaction provided such efforts are consistent with and subject in all respects to the exercise by the board of trustees of their fiduciary duties to the shareholders of Morgan Proprties Trust under applicable law.

              We may also transfer our interest in our operating partnership to an entity that is wholly owned by us and is a qualified REIT subsidiary under the Code or disregarded as an entity separate from us for U.S. federal income tax purposes without the consent of any limited partner.

              Until the date that the Morgan Excepted Holder Group (as defined in our declaration of trust), beneficially owns, in the aggregate less than        % of the number of operating partnership units issued on the closing of this offering and the formation transactions (excluding operating partnership units issued to the general partner or its subsidiaries), the general partner may not, without prior "partnership approval," directly or indirectly transfer all or any portion of our interest in our operating partnership in connection with an extraordinary transaction (as defined above) or in connection with an issuance of shares of beneficial interest in us, in each case that requires approval by our common shareholders. The "partnership approval" requirement is satisfied, with respect to such extraordinary transaction or issuance of shares when the sum of (1) the percentage interest of limited partners consenting to the extraordinary transaction or issuance of shares, as the case may be, plus (2) the product of (a) the percentage of the outstanding operating partnership units held by the general partner multiplied by (b) the percentage of the votes that were cast in favor of the extraordinary transaction or issuance of shares, as the case may be, by our common shareholders equals or exceeds the percentage required for our common shareholders to approve the extraordinary transaction or issuance of shares, as the case may be. Accordingly, until the date referenced above, in order to complete an extraordinary transaction or the issuance of shares in which the consent of a majority of our outstanding common shares is required, we must receive (i) the consent of a majority of our outstanding common shares and (ii) the consent of a majority of our outstanding operating partnership units (where the general partner votes its operating partnership units in proportion to the manner in which our outstanding common shares were voted). Limited partners will be entitled to cast one vote for each operating partnership unit, subject to adjustment under the operating partnership agreement. The foregoing provisions of the operating partnership agreement would under no circumstances require us to engage in an extraordinary transaction or issuance of shares which required the approval of our common shareholders if our shareholders did not in fact give the requisite approval.

              In addition, any transferee of our interest in our operating partnership must be admitted as a general partner of our operating partnership, assume, by operation of law or express agreement, all of our obligations as general partner under the partnership agreement, accept all of the terms and conditions of the partnership agreement and execute such instruments as may be necessary to effectuate the transferee's admission as a general partner.

Transfer of Limited Partner Interests

              With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be given or withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such operating partnership units.

Capital Contribution

              We will contribute, directly, to our operating partnership the net proceeds of this offering as our initial capital contribution in exchange for operating partnership units in our operating partnership. The operating partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional operating partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred operating partnership units, in connection with acquisitions of property, which could have priority over common operating partnership interests with respect to distributions from our operating partnership, including the partnership interests we own as the general partner.

Operations

              The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Redemption Rights

              Pursuant to the partnership agreement, limited partners, other than us, will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to cause our operating partnership to redeem all or a portion of our operating partnership units held by such limited partner in exchange for cash or, at our option, our common shares on a one-for-one basis. The cash redemption amount per operating partnership unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of operating partnership units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We currently anticipate that we will elect to issue common shares in connection with redemptions rather than having our operating partnership pay cash. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner:

  •
  could cause such partner or any other person to violate any of the restrictions on ownership and transfer of our common shares set forth in our declaration of trust; or

  •
  would otherwise be prohibited under our declaration of trust.

Reimbursements of Expenses

              We will not receive any compensation for our services as the general partner of our operating partnership. We have the same right to distributions as other holders of operating partnership units. In addition, our operating partnership will be responsible for and will pay all expenses relating to the organization of our operating partnership and the general partner, the ownership of their assets and their operations, including without limitation, administrative expenses.

Fiduciary Responsibilities

              Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no fiduciary obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause our operating partnership to take or decline to take any actions. Unless otherwise provided in the operating partnership agreement and as may be provided in a separate written agreement between our operating partnership and a limited partner, the limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our shareholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our shareholders.

              The limited partners of our operating partnership will expressly acknowledge that we are acting for the benefit of our operating partnership, the limited partners and our shareholders collectively.

Distributions

              The partnership agreement will provide that, subject to the terms of any preferred partnership interests that our operating partnership may issue, our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership's property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

              Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our partnership, including any partner loans and subject to the terms of any preferred partnership interests, any remaining assets of our partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

              Profits and losses of the partnership (and items thereof) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in our partnership, subject to the terms of any preferred partnership interests and provided that the operating partnership may disproportionately allocate losses to certain partners who want to receive additional allocations of liabilities for federal income tax purposes by agreeing to restore deficits in their capital accounts. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. Section 704(c) governs the allocations of tax items with respect to property contributed to a partnership with a tax basis that varies from fair market value. The principles of Section 704(c) also govern allocations of unrealized gain and loss at the times when capital accounts are marked to fair market value to reflect issuances and redemptions of partnership units. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, and subject to our tax protection agreements, we, as the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to any contributed property acquired in connection with this offering for which fair market value differs from the adjusted tax basis at the time of contribution, or with respect to properties that are revalued and carried for purposes of maintaining capital accounts at a value different from adjusted tax basis at the time of revaluation, and such election shall be binding on all partners. With respect to the properties contributed in our formation transactions and the properties held by the operating partnership immediately prior to the formation transactions, the tax protection agreements with Mr. Morgan and his affiliates specify that we must use the "traditional" method of Section 704(c) of the Code. Absent such agreement, we may have elected other methods potentially more favorable to us.

Borrowing by Our Operating Partnership

              We may cause our operating partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our operating partnership.

Issuance of Additional Limited Partnership Interests

              We, as general partner, are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to the limitations described below. No limited partner has preemptive, preference or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any operating partnership units.

              No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

  •
  our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of our operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us;

  •
  we make an additional capital contribution to our operating partnership; or

  •
  our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class in proportion to their respective percentage interests in that class.

Issuance of Our Common Shares

              Pursuant to the operating partnership agreement, upon the issuance of our common shares other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common shares, common operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Indemnification and Limitation of Liability

              The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Amendments to Partnership Agreement

              Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners holding partnership interests representing 25% or more of the percentage interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the approval of limited partners (including us or our affiliates) holding partnership interests representing more than 50% of the percentage interests entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

  •
  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

  •
  to reflect the issuance of additional partnership interests or the admission, substitution or withdrawal of partners in compliance with the partnership agreement and to amend the list of operating partnership unit holders in connection with such admission, substitution or withdrawal;

  •
  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner under the operating partnership agreement;

  •
  to reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with law or with other provisions of the operating partnership agreement, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with law or with the provisions of the operating partnership agreement;

  •
  to include provisions referenced in future U.S. federal income tax guidance relating to compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that we determine are reasonably necessary in respect of such guidance;

  •
  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law; and

  •
  to modify the manner in which capital accounts, or any debits or credits thereto, are computed (but only to the extent set forth in the operating partnership agreement or to the extent required by the Code or applicable tax regulations under the Code).

              Certain provisions affecting our rights and duties as general partner may not be amended without the approval of a majority of our operating partnership units held by limited partners (excluding us and any limited partners 50% or more of whose equity is owned, directly or indirectly, by us).

              Amendments to the partnership agreement that would, among other things, (1) convert a limited partner's interest into a general partner's interest, (2) modify the limited liability of a limited partner, (3) alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units, (4) materially alter the unit redemption right of the limited partners, or (5) alter or modify the provisions governing transfer of the general partner's partnership interest, must be approved by each affected limited partner.

Term

              Our operating partnership will continue perpetually, unless earlier terminated in the following circumstances:

  •
  the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion elect in writing to continue the business of the partnership and to the appointment of a successor general partner;

  •
  an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion;

  •
  entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

  •
  the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

  •
  the redemption of all operating partnership units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more general partners; or

  •
  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereinafter in effect, unless prior to the entry of such order, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor limited partner.

Tax Matters

              Our partnership agreement will provide that we, as the sole general partner of our operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

PRINCIPAL SHAREHOLDERS

              The following table sets forth, as of                        , 2011, certain information regarding the beneficial ownership of common shares and common shares into which operating partnership units are exchangeable immediately following the completion of this offering and the formation transactions for (i) each person who is expected to be the beneficial owner of 5% or more of our outstanding common shares immediately following the completion of this offering, (ii) each of our trustees, trustee nominees and named executive officers, and (iii) all of our trustees, trustee nominees and executive officers as a group. This table assumes that the formation transactions and this offering are completed, and gives effect to the expected issuance of common shares and operating partnership units in connection with this offering and the formation transactions. Each person named in the table has sole voting and investment power with respect to all of our common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold common shares as opposed to operating partnership units is set forth in the footnotes below.

              The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of                        , 2011 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

              Unless otherwise indicated, the address of each named person is c/o Morgan Properties Trust, 160 Clubhouse Road, King of Prussia, Pennsylvania 19406. No shares owned by any executive officer, trustee, or trustee nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares and Operating Partnership Units Beneficially Owned	% of All Shares(1)	% of All Shares and Operating Partnership Units(2)
Agreement of Trust of Mitchell L. Morgan dated May 1, 1996
2007 Morgan Family Trust
Mitchell L. Morgan
J. Patrick O'Grady
Rimas Petrulis
Karen V. McAlonen
Stephen J. Waters
All trustees, trustee nominees and executive officers as a group ( persons)

*
Less than one percent.

(1)
Assumes            common shares are outstanding immediately following this offering. In addition, assumes that operating partnership units beneficially owned by the person are exchanged for common shares, and amounts for all trustees, trustee nominees and executive officers, as a group assume all operating partnership units beneficially owned by them are exchanged for common shares in each case, regardless of when such operating partnership units are currently exchangeable. The total number of common shares outstanding used in calculating this percentage assumes that none of the operating partnership units held by other persons are exchanged for common shares.

(2)
Assumes a total of            common shares and            operating partnership units, which units may be redeemed for cash, or at our option, exchanged for common shares.

 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

              The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

General

              Our declaration of trust provides that we may issue up to 450,000,000 common shares and 50,000,000 preferred shares, each having par value $0.01 per share. Upon completion of this offering,                        common shares will be issued and outstanding and no preferred shares will be issued and outstanding. Our board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, may authorize the issuance of common or preferred shares, may establish the terms of any class or series of shares to be issued, and may amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series. Under Maryland law, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders.

Common Shares

              All of the common shares offered in this offering will be duly authorized, fully paid and nonassessable. Subject to our declaration of trust restrictions on the ownership and transfer of our shares, all the common shares have equal rights as to earnings, assets, dividends and voting, and distributions may be paid to the holders of our common shares if, as and when authorized by our board of trustees out of funds legally available therefor and declared by us. Our common shares generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our declaration of trust. In the event of our liquidation, dissolution or winding up, each common share would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time, and our declaration of trust restrictions on the transfer and ownership of our shares. Subject to our declaration of trust restrictions on the ownership and transfer of our shares and except as may otherwise be specified in the terms of any class or series of common shares, each common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided with respect to any other class or series of shares, and except for certain amendments to our charter relating to the ownership limit applicable to Mr. Morgan, his family and his affiliates (and the vote required to amend those provisions), the holders of our common shares will possess exclusive voting power. Generally, all matters to be voted on by shareholders, other than the election of trustees or the approval of mergers, transfers or dispositions of all or substantially all of our assets, the termination of our company or amendments to our declaration of trust, must be approved by a majority of the votes cast at a meeting at which a quorum is present, with shareholders of all classes and series entitled to vote on the matter voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred shares. A plurality of the votes cast in the election of trustees is sufficient to elect a trustee, and there is no cumulative voting in the election of trustees, which means that holders of a majority of the outstanding common shares can elect all of our trustees. For more information regarding the voting standard for trustee elections, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Annual Elections."

Power to Reclassify Our Unissued Shares of Beneficial Interest

              Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to our declaration of trust restrictions on ownership and transfer of shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of trustees could authorize the issuance of shares of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares and Issue Additional Common and Preferred Shares

              We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares, to authorize us to issue additional authorized but unissued common or preferred shares and to classify or reclassify unissued shares of common or preferred shares and thereafter to authorize us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as additional common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which our securities may be listed or traded. Therefore, our board of trustees could authorize us to issue a class or series of shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Restrictions on Ownership and Transfer

              In order for us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT is made). Also, not more than 50% of the value of the outstanding shares may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT is made).

              Our declaration of trust contains restrictions on the ownership and transfer of our shares. The relevant sections of our declaration of trust provide that, subject to the exceptions described below, no person, other than Mr. Morgan, his family and certain of his affiliates, may beneficially or constructively own more than 9.8% in value of the aggregate of our outstanding shares or more than 9.8% in value or number (whichever is more restrictive) of our outstanding common shares. Our declaration of trust also generally prohibits any "individual" (as defined under the Code to include certain entities such as private foundations), other than Mr. Morgan, his family and certain of his affiliates, from beneficially owning more than        %, in value or in number of shares, whichever is more restrictive, of our outstanding common shares and        % in value of the aggregate of our outstanding shares. We refer to these restrictions as the "ownership limits." Mr. Morgan, his family and certain of his affiliates, may collectively own up to        % in value of the aggregate of our outstanding shares.

              The applicable attribution and constructive ownership rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than        % in value of our outstanding shares or less than        % in value or number of our outstanding common shares (or the acquisition of an interest in an entity that owns, actually or constructively, our shares) by an individual or entity could, nevertheless cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of        % in value of our outstanding shares or        % in value or number of our outstanding common shares.

              In addition to the ownership limits, our declaration of trust prohibits any person from beneficially owning our shares to the extent that such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code, without regard to whether the ownership interest is held during the last half of a taxable year.

              Our board of trustees, in its sole discretion, may prospectively or retroactively exempt a person from the ownership limits and establish or increase a different limit on ownership, or "excepted holder limit," for any person, may prospectively or retroactively increase the ownership limitation applicable to Mr. Morgan, his family and his affiliates and may prospectively or retroactively waive the prohibition on the beneficial ownership by any person of our shares with respect to the first half of a taxable year that would result in us being "closely held" within the meaning of Section 856(h) of the Code without regard to whether the ownership interest is held during the last half of any taxable year. However, the board of trustees may not grant any such exemption, increase or waiver to any person whose ownership of our outstanding shares in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of trustees for exemption, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person's beneficial or constructive ownership of our shares will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings will result in the shares being automatically transferred to a trust as described below. As a condition of its exemption, increase or waiver, or creating any of excepted holder limit, our board of trustees may require an opinion of counsel or IRS ruling satisfactory to our board of trustees with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption, increase or waiver, or grant of excepted holder limit. However, our board of trustees may only reduce the Morgan Excepted Holder Limit with the written consent of Mr. Morgan, The 2007 Morgan Family Trust and Agreement of Trust of Mitchell L. Morgan Dated May 1, 1996.

              In connection with a waiver of the ownership limits or at any other time, our board of trustees may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons (other than Mr. Morgan, his family and certain of his affiliates); provided that the new ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate, more than 49.9% in value of our outstanding shares. Reduced ownership limits will not apply to any person whose percentage of ownership of our common shares or total shares, as applicable, is in excess of such decreased ownership limits until such time as such person's percentage of ownership of our common shares or total shares, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of our common shares or total shares, as applicable, in excess of such percentage of ownership of our common shares or total shares will be in violation of the ownership limits. Prior to increasing or decreasing any of the ownership limits, our board of trustees may require such opinions of counsel, affidavits, undertakings or agreements it deems necessary or advisable to determine or ensure our status as a REIT.

              Our declaration of trust further prohibits:

  •
  any person from transferring our shares after the first date on which our shares are beneficially owned by 100 or more persons if such transfer would result in our shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

  •
  any person from beneficially or constructively owning our shares if such ownership would result in our failing to qualify as a REIT.

              Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not become effective upon the completion of this offering and will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

              Pursuant to our declaration of trust, if there is any purported transfer of our shares or other event that, if effective, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations selected by us, except that any transfer that results in the violation of the restriction relating to our shares being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Shares held in the trust will be issued and outstanding shares of our company. The purported transferee will have no rights to dividends and will not possess any rights to vote attributable to the shares held in the trust. Any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our declaration of trust, then the transfer of the excess shares will be automatically void and of no force or effect.

              Our shares transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that are owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.

              If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that are owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that our shares have been transferred to a trust, such shares are sold by a purported transferee, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

              The trustee shall be appointed by us and shall be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

              Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible trust action, then the trustee may not rescind and recast the vote.

              In addition, if our board of trustees determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares set forth in our declaration of trust, our board of trustees will take such action as it deems advisable to refuse to give effect to or to prevent such violation, including, but not limited to, causing the company to redeem common shares or preferred shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

              Following the end of each REIT taxable year, every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of any class or series of our outstanding shares must, upon request, provide us with written notice of the person's name and address, the number of shares of each class and series that the person beneficially owns, and a description of the manner in which the shares are held. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of such owner's beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our shares and any person (including the shareholder of record) who is holding our shares for a beneficial owner or constructive owner shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

              Any certificates evidencing our shares will bear a legend referring to the restrictions described above.

              These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Listing

              We intend to apply to list our common shares on the NYSE under the symbol "MPT".

Transfer Agent and Registrar

              We expect the transfer agent and registrar for our common shares to be                        .

SHARES ELIGIBLE FOR FUTURE SALE

General

              Prior to this offering, there has been no public market for our common shares. Trading of our common shares on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

              Upon completion of this offering, we will have outstanding an aggregate of approximately            of our common shares consisting of            shares sold in this offering and            shares issued to our non-employee trustees, and excluding            shares issuable in the future under our 2011 Equity Incentive Plan. The shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Common shares owned by our affiliates upon redemption of our operating partnership units will be "restricted shares" as defined in Rule 144. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration, including an exemption under Rule 144, as described below.

Rule 144

              In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without complying with any of the requirements of Rule 144.

              An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of our common shares then outstanding, which will equal approximately            shares immediately after this offering (            shares if the underwriters exercise their overallotment option in full); or

  •
  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

              Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

              In connection with the formation transactions, our operating partnership will issue an aggregate of operating partnership units to certain continuing investors. Beginning on or after the date which is 12 months after a limited partner first acquires operating partnership units, a limited partner of our operating partnership will have the right to require our operating partnership to redeem part or all of its operating partnership units for cash, based upon the value (determined in accordance with the partnership agreement) of an equivalent number (subject to adjustments under certain circumstances) of our common shares at the time of the redemption, or, at our election, exchange such operating partnership units for our common shares, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the sections entitled "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer" and "Description of the Partnership Agreement of Morgan Properties Operating Partnership, L.P."

Registration Rights

              In connection with the completion of this offering, we will grant those persons who will receive common shares and operating partnership units in the formation transactions certain registration rights with respect to such common shares that are acquired in the formation transactions and any of our common shares that may be acquired by them in connection with the exchange of operating partnership units tendered for redemption. An aggregate of             million of our common shares to be acquired in the formation transactions are subject to a registration rights agreement (including approximately             million shares issuable upon exchange of operating partnership units issued in the formation transactions). Beginning as early as 12 months following completion of this offering, the holders of such shares and operating partnership units will be entitled to require us to seek to register all such common shares for public sale, subject to certain exceptions, limitations and conditions precedent. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting fees, discounts or commissions, brokerage or sales commissions, out-of-pocket expenses or transfer taxes, if any, relating to the sale of such shares.

Grants under the 2011 Equity Incentive Plan

              We intend to adopt the 2011 Equity Incentive Plan immediately prior to the completion of this offering. The 2011 Equity Incentive Plan will provide for the grant of incentive awards to our employees, trustees and consultants of our company and our subsidiaries. We intend to reserve            common shares for issuance under the 2011 Equity Incentive Plan. Upon completion of this offering, we will grant            shares to            .

              Following completion of this offering, we intend to file with the SEC a Registration Statement on Form S-8 covering the common shares issuable under the 2011 Equity Incentive Plan. Our common shares covered by this registration statement, including any of our common shares issuable upon the exercise of options or restricted common shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

              We, each of our executive officers, trustees and trustee nominees, have agreed not to sell or transfer any common shares or operating partnership units or any securities convertible into or exchangeable or exercisable for our common shares or operating partnership units, for 180 days after the completion of this offering without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of our common shares or operating partnership units or any securities convertible into or exchangeable or exercisable for our common shares or operating partnership units owned by them at the completion of this offering or thereafter acquired by them or with respect to which the power of disposition is acquired;

  •
  file, or cause to be filed, any registration statement under the Securities Act related to our common shares or operating partnership units or any securities convertible into or exchangeable or exercisable for our common shares or operating partnership units; or

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of our common shares or operating partnership units or any securities convertible into or exchangeable or exercisable for our common shares or operating partnership units whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR
DECLARATION OF TRUST AND BYLAWS

              The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information."

Number of Trustees; Vacancies

              Our declaration of trust provides that the number of trustees will be set only by the board of trustees in accordance with our bylaws. Our bylaws provide that a majority of our entire board of trustees may at any time increase or decrease the number of trustees. Under our bylaws, the number of trustees established by the Board may not be more than 15. Because our board of trustees has the power to amend our bylaws, it could modify the bylaws to change that range.

              Our declaration of trust also provides that, at such time as we have at least three independent trustees and a class of our common shares or preferred shares is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, at such time, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Annual Elections

              A meeting of our shareholders will be held annually beginning in 2012. At each annual meeting of our shareholders, our shareholders will elect each of our trustees to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. A plurality of all votes cast in the election of trustees at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

              Our declaration of trust provides that, subject to the rights, if any, of holders of any class or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause by the affirmative vote of majority of the votes entitled to be cast generally in the election of trustees. "Cause" is defined in our declaration of trust to mean conviction of a trustee of a felony or a final judgment of a court of competent jurisdiction holding that a trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Calling of Special Meetings of Shareholders

              Our bylaws provide that special meetings of shareholders may be called by our board of trustees and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders shall be called by the secretary of the trust upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

              Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of trustees or (3) by a shareholder who was a shareholder of record both at the time of giving of notice by such shareholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our bylaws. With respect to special meetings of shareholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of trustees at a special meeting may be made only (1) by or at the direction of the board of trustees or (2) provided that the special meeting has been called for the purpose of electing trustees, by any shareholder who was a shareholder of record both at the time of giving of notice by such shareholder as provided for in our bylaws and at the time of the special meeting, and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by our bylaws.

              The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of trustees any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Mergers; Extraordinary Transactions

              Under the Maryland REIT Law, or MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our declaration of trust provides that these mergers may be approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if advised by our board of trustees and approved by a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

              Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. The MRL permits, and our declaration of trust provides, that our trustees, acting alone, may amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue.

              Except for certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust generally may be amended only if advised by our board of trustees and approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. In addition to being advised by our board of trustees and approved by the affirmative vote of a majority of the votes entitled to be cast on the matter, any amendment to our declaration of trust to reduce the Morgan Excepted Holder Limit, to modify the restrictions on the power of the board of trustees to modify the Morgan Excepted Holder limit set forth in our declaration of trust or to the vote required to approve such amendments must be approved by Mr. Morgan, The 2007 Morgan Family Trust and Agreement of Trust of Mitchell L. Morgan Dated May 1, 1996.

              Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws except that amendments to any the following provisions of our bylaws may be amended only with the affirmative vote of a majority of the votes cast on the matter by our common shareholders: (1) the provision prohibiting our board of trustees, without the approval of a majority of the votes cast by our common shareholders, from revoking, altering or amending its resolution exempting from the business combination provisions of the MGCL any business combinations between us and any other person; (2) the provision opting out of the control share acquisition provisions of the MGCL; and (3) the provisions governing amendments of our bylaws.

Term and Termination

              Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any class or series of our shares then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve our termination.

Business Combinations

              Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain "business combinations," including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an "interested shareholder" or, generally, any person who beneficially owns 10% or more of the voting power of the real estate investment trust's outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (2) two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an "interested shareholder" if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust's board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

              These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, and our bylaws provide that our board of trustees may not revoke, alter or amend this resolution without the affirmative vote of a majority of the votes cast on the matter by our common shareholders. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations with us and, as a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute.

Control Share Acquisitions

              The MGCL provides that holders of "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. "Control shares" are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

              A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders' meeting. If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

              The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or (2) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

              Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares, and our board of trustees may not amend or repeal this provision of our bylaws without the affirmative vote of a majority of the votes cast on the matter by our common shareholders.

No Shareholder Rights Plan

              We have no shareholder rights plan. We do not intend to adopt a shareholder rights plan unless our shareholders approve in advance the adoption of a plan or, if our board of trustees adopts a plan for our company, we submit the shareholder rights plan to our shareholders for a ratification vote within 12 months of adoption, without which the plan will terminate.

Certain Elective Provisions of Maryland Law

              Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee;

  •
  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of shareholders.

              Our declaration of trust provides that, at such time as we are eligible to make a Subtitle 8 election, we elect to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) vest in the board the exclusive power to fix the number of trustees and (2) require, unless called by our chairman of the board, chief executive officer or president or the board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

              The provisions of the MGCL, our declaration of trust and our bylaws described above could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our board of trustees were to opt in to certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, these provisions of the MGCL could have similar anti-takeover effects. Additionally, through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) vest in the board the exclusive power to fix the number of trustees and (2) require, unless called by our chairman of the board, chief executive officer or president or the board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Indemnification and Limitation of Trustees' and Officers' Liability

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

  •
  actual receipt of an improper benefit in money, property or services, or

  •
  active or deliberate dishonesty that is established by a final judgment and is material to the cause of action.

              Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

              Our declaration of trust also authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former trustee or officer or (2) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, member, manager, or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise, in each case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. Upon completion of this offering, we expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

REIT Qualification

              Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following summary addresses U.S. federal income tax considerations related to our election to be subject to tax as a REIT for U.S. federal income tax purposes and the ownership and disposition of our common shares that we anticipate being material to holders of our common shares. This summary does not address any foreign, state, or local tax consequences of holding our common shares. The provisions of the Code concerning the U.S. federal income tax treatment of a REIT are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide you with general information only and is not intended as a substitute for careful tax planning.

              This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal or tax advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release. We do not expect to seek a ruling from the IRS regarding any of the U.S. federal income tax issues discussed in this prospectus, and no assurance can be given that the IRS will not challenge any of the positions we take and that such a challenge will not succeed. This discussion does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules. Prospective purchasers of our common shares are urged to consult their tax advisors prior to any investment in our common shares concerning the potential U.S. federal, state, local, and foreign tax consequences of the investment with specific reference to their own tax situations.

              Except as otherwise noted, references in this discussion of "Material U.S. Federal Income Tax Considerations" to "we," "our," "us" and "our company" refer to Morgan Properties Trust.

Taxation of our Company

              We intend to elect to be taxed as a REIT effective for our taxable year ending December 31, 2011. We believe that we are organized, and expect to operate, in such a manner to qualify for taxation as a REIT.

              In connection with this offering, we will receive an opinion of Goodwin Procter LLP to the effect that we have been and are organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our prior, current and proposed ownership and method of operations will allow us to satisfy the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ending December 31, 2011. The opinion of Goodwin Procter LLP will be based on various assumptions and on our representations to Goodwin Procter LLP concerning our current and continuing organization, our prior, current and proposed ownership, operations and distributions, and other matters relating to our ability to qualify as a REIT. The opinion will be expressly conditioned upon the accuracy of such assumptions and representations, which Goodwin Procter LLP will not verify. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, through actual annual operating results, distribution levels, and diversity of share ownership, the various and complex REIT qualification tests imposed under the Code, the results of which will not be reviewed or verified by Goodwin Procter LLP. See "—Qualification as a REIT" below. Accordingly, no assurance can be given that we will in fact satisfy such requirements. The opinion of Goodwin Procter LLP will be based upon current law, which is subject to change either prospectively or retroactively. Opinions of counsel impose no obligation on counsel to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Changes in applicable law could modify the conclusions expressed in the opinion. Unlike a ruling from the IRS, an opinion of Goodwin Procter LLP is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our qualification as a REIT.

              If we qualify as a REIT, we generally will be allowed to deduct dividends paid to our shareholders, and, as a result, we generally will not be subject to U.S. federal income tax on that portion of our ordinary income and net capital gain that we currently distribute to our shareholders. We intend to make distributions to our shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See "—Qualification as a REIT—Annual Distribution Requirements" below.

              Notwithstanding the foregoing, even if we qualify for taxation as a REIT, we nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

  •
  We will be required to pay U.S. federal income tax on our undistributed REIT taxable income, including net capital gain;

  •
  We may be subject to the "alternative minimum tax";

  •
  We may be subject to tax at the highest corporate rate on certain income from "foreclosure property" (generally, property acquired by reason of default on a lease or indebtedness held by us);

  •
  We will be subject to a 100% U.S. federal income tax on net income from "prohibited transactions" (generally, certain sales or other dispositions of property, sometimes referred to as "dealer property," held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a "taxable REIT subsidiary," or TRS, or such property has been held by us for two years and certain other requirements are satisfied;

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which we fail the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability;

  •
  If we fail to satisfy any of the asset tests, other than the 5% or the 10% asset tests that qualify under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under "—Qualification as a REIT—Asset Tests," then we will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

  •
  If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under "—Qualification as a REIT—Income Tests" and "—Qualification as a REIT—Asset Tests," respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;

  •
  We will be subject to a 4% excise tax if certain distribution requirements are not satisfied;

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Recordkeeping Requirements";

  •
  If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation's tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us;

  •
  We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations; and

  •
  Income earned by our TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

    In General

              The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements, and (vi) that meets the additional requirements discussed below.

    Ownership Tests

              In order to qualify as a REIT, commencing with our second REIT taxable year, (i) the beneficial ownership of our shares must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly, by or for five or fewer individuals (the "5/50 Test"). Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term "individual" for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A "qualified trust" described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, shares held by it are treated as owned proportionately by its beneficiaries.

              We believe that we will satisfy the above ownership requirements. In addition, our declaration of trust restricts ownership and transfers of our shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding shares in that taxable year and have no reason to know that we have violated the 5/50 Test.

    Income Tests

              In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:

    (1)
    First, at least 75% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments; and

    (2)
    Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of stock or securities that are not dealer property, or any combination of the above.

For purposes of the 75% and the 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership's gross income.

              Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a "qualified lodging facility," as defined in Section 856(d)(9)(D) of the Code, or a "qualified health care property," as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

              Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant" under the applicable tax rules. Accordingly, we may not provide "impermissible services" to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to "impermissible tenant service income." Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

              We do not intend to charge significant rent that is based in whole or in part on the income or profits of any person, derive significant rents from related party tenants, derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, or derive impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualified rents could cause us to fail to qualify as a REIT.

              Distributions that we receive from a TRS will be classified as dividend income to the extent of the earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

              If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless qualify as a REIT for a particular year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of our gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "—Taxation of Our Company," even if these relief provisions were to apply, we would be subject to U.S. federal income tax to the extent we fail to meet the 75% or 95% gross income tests.

              Foreclosure property.    Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

              Hedging transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into and meets other identification requirements as specified in applicable Treasury Regulations, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure and monitor our hedging transactions so that such transactions do not jeopardize our ability to qualify as a REIT.

              Qualified temporary investment income.    Income derived from certain types of temporary stock and debt investments made with the proceeds of this offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following this offering. More specifically, qualifying income for purposes of the 75% gross income test includes "qualified temporary investment income," which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After the one year period following this offering, income from investments of the proceeds of this offering will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.

    Asset Tests

              At the close of each quarter of each taxable year, we must also satisfy four tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of our TRSs, (i) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer's outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as "securities" to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership's equity interests and certain debt securities) or if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term "securities" also does not include debt securities issued by another REIT, certain "straight debt" securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of our TRSs cannot represent more than 25% of our total assets. Although we intend to meet these asset tests, no assurance can be given that we will be able to do so. For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership's assets. Also, for purposes of these asset tests, the term "real estate assets" includes any property that is not otherwise a real estate asset and that is attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date the REIT receives such capital. "Real estate assets" include our investments in stock of other REITs but do not include stock of any real estate company, or other company, that does not qualify as a REIT (unless eligible for the special rule for temporary investment of new capital).

              We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

  •
  We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

  •
  We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

              Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:

  •
  De Minimis Exception:  The failure is due to a violation of the 5% or 10% asset tests referenced above and is "de minimis" (meaning that the failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred; or

  •
  General Exception:  All of the following requirements are satisfied: (i) the failure is not due to the above De Minimis Exception, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred, and (v) we pay an excise tax as described above in "—Taxation of Our Company."

    Annual Distribution Requirements

              In order to qualify as a REIT, each taxable year we must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Subject to certain requirements, we may satisfy our distribution requirement by paying a taxable stock dividend.

              To the extent that we do not distribute all of our net capital gain and taxable income, we will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT taxable income (subject to certain adjustments) for such year, (ii) 95% of our capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed plus retained income from such taxable year on which we paid corporate income tax.

              Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

              In addition, in order to satisfy the REIT distribution requirements, the dividends we pay must not be "preferential" within the meaning of the Code. If a dividend is determined to be preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every shareholder of the class of shares with respect to which we make a distribution the same as every other shareholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. If any part of a distribution is preferential, none of that distribution will be applied towards satisfying our REIT distribution requirements.

              We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each shareholder must include in its income (as long-term capital gain) its proportionate share of our undistributed long-term capital gains, (ii) each shareholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains, and (iii) each shareholder's basis in its shares is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid by us.

              To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. We do not expect to have any non-REIT earnings and profits at the end of our first REIT taxable year, and we intend to distribute any non-REIT earnings and profits that we accumulate before the end of any taxable year in which we accumulate such earnings and profits in order to comply with this requirement.

    Failure to Qualify

              If we fail to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

              If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In such event, to the extent of our current or accumulated earnings and profits, all distributions to our shareholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction, and individual, trust and estate shareholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code, through the end of 2012. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.

              Our qualification as a REIT for U.S. federal income tax purposes will depend on our meeting the various requirements summarized above governing the ownership of our outstanding shares, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.

Prohibited Transactions Tax

              Any gain realized by us on the sale of any property (other than foreclosure property) held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a "safe harbor" pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

              We currently intend to hold properties for investment and to make sales of properties consistent with our investment objectives. However, we may make sales at a gain that do not satisfy the safe harbor requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

              To avoid a monetary penalty, we must request on an annual basis information from certain of our shareholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Qualified REIT Subsidiaries and Disregarded Entities

              If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," or QRS, or if a REIT or its operating partnership owns 100% of the membership interests in a domestic limited liability company or other domestic unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. To the extent we own a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States.

Taxation of the Operating Partnership and Subsidiary Partnerships

              We expect to hold investments through entities that will be classified as partnerships for U.S. federal income tax purposes, including our operating partnership. Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax return each year. In general, the character of each partner's share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items and is required to take such items into account in determining the partner's income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner's basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner's interest in the partnership.

              For purposes of the REIT income and assets tests, a REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Our proportionate share of the assets and items of income of the operating partnership, including the operating partnership's share of the assets and liabilities and items of income with respect to any partnership or disregarded entity in which it holds an interest, will be treated as our assets and liabilities and items of income for purposes of applying the REIT asset and income tests. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

              The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of operating partnership units in proportion to the number of operating partnership units held by each such holder, except to the extent an allocation is subject to Section 704(c) of the Code or similar rules discussed below and provided that the operating partnership may disproportionately allocate losses to certain partners who want to receive additional allocations of liabilities for federal income tax purposes by agreeing to restore deficits in their capital accounts. If an allocation of partnership income or loss does not have "substantial economic effect" within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of income and loss are intended to have substantial economic effect or otherwise reflect the partners' interests in the partnership.

              Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships, including our operating partnership, acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Similar rules apply to unrealized gain and loss at the times when capital accounts are marked to fair market value to reflect issuances and redemptions of partnership units, including with respect to unrealized gain and loss for properties held by the operating partnership prior to the issuance of operating partnership units in the formation transactions.

              Our operating partnership will acquire properties in exchange for operating partnership units in connection with the offering, and we may also use our operating partnership to acquire properties in exchange for operating partnership units after the offering in order to permit the sellers of such properties to defer recognition of their tax gain. In such a transaction, the operating partnership's initial tax basis in the properties acquired generally will be the sellers' tax basis in the properties and generally will be less than the purchase price of the properties. Absent certain elections, which would accelerate gain to the contributors and that we have agreed not to make with respect to the initial properties pursuant to the tax protection agreements described below, the operating partnership's tax depreciation from such properties would be limited to the tax basis inherited from the sellers. Consequently, our depreciation deductions for such properties may be less than the deductions that we would have if the operating partnership acquired these properties in taxable transactions. Similarly, our depreciation deductions for properties held by the operating partnership immediately prior to the formation transactions may be less than the deductions we would have if the operating partnership acquired such properties at the time of the formation transactions in taxable transactions. In addition, we may issue equity compensation to employees in the form of interests in our operating partnership that do not generate a corresponding deduction for our operating partnership and which may further reduce our share of depreciation. An increase in income, or a decrease in depreciation, allocated to us by our operating partnership could increase the amount we are required to distribute to maintain our REIT status and could cause a greater percentage of our distributions to be taxable as dividends to our shareholders.

              The discussion above assumes that our operating partnership and any other subsidiary partnerships will be treated as "partnerships" for U.S. federal income tax purposes. Generally, a domestic unincorporated entity such as our operating partnership with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain "publicly traded partnerships" are treated as corporations for U.S. federal income tax purposes. Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a "publicly traded partnership" and it does not derive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that provision. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Operating partnership units will not be traded on an established securities market, and we intend to operate so that our operating partnership is not treated as a corporation under the publicly traded partnership rules. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. For example, interests in a partnership are not readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership (determined by counting indirect partners who held their partnership interests through certain flow-through entities). If our operating partnership or another subsidiary partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income, and the income requirements applicable to us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. We intend that our operating partnership and any other subsidiary partnership will satisfy at least one of the above-mentioned safe harbors, and/or comply with the qualifying income exception, so as to avoid being taxed as a corporation under these rules. However, treatment of the operating partnership or other subsidiary partnership as a corporation could prevent us from qualifying as a REIT. Also, our operating partnership or other subsidiary partnership would become subject to U.S. federal, state and local income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Tax Protection Agreements

              Under the Code, taxable gain or loss recognized upon a sale of an asset contributed to our operating partnership in the formation transactions (or held by our operating partnership prior to such time) must be allocated to the contributing partner (or the historical partners in our operating partnership) in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the formation transactions. Upon a taxable disposition of such a property, this requirement may result in a significant allocation of taxable gain to our limited partners, beyond their pro rata share of the taxable gain, without any increased cash distribution to the contributing partner. A taxable disposition of partnership interests can have similar adverse tax consequences to our limited partners. In addition, any reduction in the partner's share of partnership liabilities for federal income tax purposes may result in taxable gain to the partner or recapture (as income) of prior deductions or losses claimed by the partner with respect to the property. Moreover, to avoid certain recapture under the "at risk" rules, the nonrecourse liabilities allocated to the partner must constitute "qualified nonrecourse financing."

              We have agreed pursuant to tax protection agreements to indemnify Mr. Morgan and his affiliates, whom we refer to as the protected parties, against the taxes incurred by them upon a sale, exchange or other disposition of 35 of our properties in our core markets (or 37% of our 94 consolidated properties) in a taxable transaction until ten years following the closing of this offering, which we refer to as the restricted period. We refer to these 35 properties as the tax protected properties. The tax protection agreements also require us to indemnify the protected parties if we engage in other transactions, such as a taxable merger, that trigger their tax gain with respect to the tax protected properties during the restricted period. We would not be required to indemnify a protected party if we sell, exchange or otherwise dispose of a property in a tax deferred transaction such as a like-kind exchange.

              We also have agreed to maintain sufficient qualified nonrecourse financing on our properties during the restricted period so that at least $250 million of such indebtedness is allocated to the protected parties for federal income tax purposes, which is intended to allow them to defer recognition of gain and defer recapture of deductions attributable to our properties. In addition, we have agreed to maintain at least $120 million of certain additional indebtedness in order to permit the protected parties to guarantee or otherwise become at risk for such amount at their election to facilitate additional deferral of taxable income with respect to their operating partnership units. If we trigger these tax protection provisions, we must indemnify the protected parties for the entire amount of the resulting tax liabilities (without regard to any deductions or offsets available to them from other sources), plus an additional amount equal to the taxes incurred by them as a result of indemnification payments, and not just the value of the loss of deferral of such taxes for the balance of the restricted period.

              The tax indemnities granted to the protected parties may affect the way in which we conduct our business, including whether, when and under what circumstances we sell properties or interests therein and the timing and nature of our financings and refinancing transactions.

Investments in Certain Debt Instruments

              We may acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. Even if a loan is not secured by real property, or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. To the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had we earned the income directly.

              If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT's treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the real property securing the loan, as of the date we committed to acquire or modify the loan, and the fair market value of the loan. The value of this guidance may be limited, however, because appreciation in the value of the real property collateral (and loan value) could give rise to a nonqualifying asset.

              The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% income test. However, to the extent that mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect our REIT qualification if we acquired them. As such, the REIT provisions of the Code may limit our ability to acquire mortgage, mezzanine or other loans that we might otherwise desire to acquire.

              Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments and may cause portions of gain to be treated as ordinary income. For example, we may purchase debt instruments at a discount from face value. To the extent we purchase any instruments at a discount in connection with their original issuances, the discount will be "original issue discount" if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though we may not receive the corresponding cash payment until maturity. To the extent debt instruments are purchased by us at a discount after their original issuances, the discount may represent "market discount." Unlike original issue discount, market discount is not required to be included in income on a constant yield method. However, if we sell a debt instrument with market discount, we will be required to treat gain up to an amount equal to the market discount that has accrued while we held the debt instrument as ordinary income. Additionally, any principal payments we receive in respect of our debt instruments must be treated as ordinary income to the extent of any accrued market discount. If we ultimately collect less on a debt instrument than our purchase price and any original issue discount or accrued market discount that we have included in income, there may be limitations on our ability to use any losses resulting from that debt instrument. We may acquire distressed debt instruments that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because distressed debt instruments are often acquired at a substantial discount from face value, the difference between our amount realized and our tax basis in the old note could be significant, resulting in significant income without any corresponding receipt of cash. Such a modification also may require us to retest the status of the modified loan for purposes of determining whether the loan is fully secured by real property. Similarly, if we acquire a distressed debt instrument and subsequently foreclose, we could have taxable income to the extent that the fair market value of the property we receive exceeds our tax basis in the debt instrument. Such a scenario could also result in significant taxable income without any receipt of cash. In the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Investments in TRSs

              We expect to own one or more subsidiaries that will elect to be treated as TRSs for federal income tax purposes. A TRS of ours is a corporation in which we directly or indirectly own stock and that jointly elects with us to be treated as a TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of ours. A domestic TRS (or a foreign TRS with income from a U.S. business) pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that our TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by us will be reduced accordingly.
              A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by us without jeopardizing our qualification as a REIT. Certain payments made by any of our TRSs to us may not be deductible by the TRS (which could materially increase the TRS's taxable income). In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS.

Taxation of U.S. Shareholders

              The term "U.S. shareholder" means an investor in our common shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any of its states or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.

              In addition, as used herein, the term U.S. shareholder does not include any individuals or entities that are subject to special treatment under the Code, such as (i) insurance companies; (ii) tax-exempt organizations (except to the limited extent discussed below); (iii) financial institutions or broker-dealers; (iv) non-U.S. individuals and foreign corporations (except to the limited extent discussed below); (v) U.S. expatriates; (vi) persons who mark-to-market our common shares; (vii) subchapter S corporations; (viii) U.S. shareholders whose functional currency is not the U.S. dollar; (ix) regulated investment companies; (x) holders who receive our common shares through the exercise of employee stock options or otherwise as compensation; (xi) persons holding our common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; (xii) persons subject to the alternative minimum tax provisions of the Code; (xiii) persons holding our common shares through a partnership or similar pass-through entity; and (xiv) persons holding a 10% or more (by vote or value) beneficial interest in our common shares. If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership. This summary assumes that shareholders hold our common shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

    Distributions

              Distributions by us, other than capital gain dividends, will constitute ordinary dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate shareholders. Our ordinary dividends generally will not qualify as "qualified dividend income" currently taxed as net capital gain for U.S. shareholders that are individuals, trusts, or estates. However, provided we properly designate the distributions, distributions to U.S. shareholders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. shareholder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from other corporations during the taxable year, including from our TRSs, and (ii) our undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year. We do not anticipate distributing a significant amount of qualified dividend income. Absent an extension, the favorable rates for qualified dividend income will not apply for taxable years beginning after December 31, 2012. The discussion in this section applies equally to distributions payable in cash and taxable stock distributions.

              Under IRS Revenue Procedure 2010-12, we may distribute taxable dividends that are partially payable in cash and partially payable in our common shares in order to meet the annual REIT distribution requirements. Under the IRS guidance, up to 90% of any such taxable dividend declared on or before December 31, 2012, with respect to a taxable year ending on or before December 31, 2011, could be payable in common shares. The Code also provides that certain other distributions payable in shares will be treated as taxable stock dividends. In addition, if we establish a dividend reinvestment plan, shares acquired through such dividend reinvestment plan will be treated as taxable stock dividends. Taxable U.S. shareholders receiving taxable dividends of shares will be required to include as dividend income the fair market value of the shares received plus any cash or other property received in the distribution, to the extent of our current and accumulated earnings and profits for U.S.

federal income tax purposes. As a result, a U.S. shareholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. shareholder sells the shares it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the shares at the time of the sale.

              To the extent that we make a distribution in excess of our current and accumulated earnings and profits (a "return of capital distribution"), the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. shareholder's shares and thereby increasing the amount of gain (or decreasing the amount of loss) recognizable by the shareholder upon a subsequent disposition of its shares. To the extent a return of capital distribution exceeds a U.S. shareholder's tax basis in its shares, the distribution will be taxable as capital gain realized from the sale of such shares.

              Dividends declared by us in October, November or December and payable to a shareholder of record on a specified date in any such month shall be treated both as paid by us and as received by the shareholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year.

              We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax generally applicable to REITs if certain distribution requirements are not met. Moreover, any deficiency dividend will be treated as an ordinary or a capital gain dividend, as the case may be, regardless of our earnings and profits at the time the distribution is actually made. As a result, shareholders may be required to treat certain distributions as taxable dividends that would otherwise result in a tax-free return of capital.

              Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. shareholders may be required to treat a portion of any capital gain dividend as "unrecaptured Section 1250 gain," taxable at a maximum rate of 25%, if we incur such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

              The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our shareholders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as we may designate. A U.S. shareholder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the shareholder. The U.S. shareholder's basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the U.S. shareholder's long-term capital gains.

    Passive Activity Loss and Investment Interest Limitations; No Pass Through of Losses

              Our distributions and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. shareholders will not be able to apply any "passive losses" against such income. With respect to non-corporate U.S. shareholders, our distributions (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of our shares (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. shareholder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. shareholders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.

    Sale or Disposition of Shares

              In general, any gain or loss realized upon a taxable disposition of our common shares by a shareholder that is not a dealer in securities will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise will be a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of our distributions or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our common shares may be disallowed if the taxpayer purchases other common shares within 30 days before or after the disposition, in which case the shareholder's basis in purchased shares would be adjusted to reflect the disallowed loss.

    Medicare Tax on Unearned Income

              For taxable years beginning after December 31, 2012, certain U.S. shareholders that are individuals, estates or trusts will be required to pay an additional 3.8% tax (the "Medicare Tax") on, among other things, certain dividends on and capital gains from the sale or other disposition of shares. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare Tax on their ownership and disposition of our common shares.

Taxation of U.S. Tax-Exempt Shareholders

    In General

              In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its "unrelated business taxable income" or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of "acquisition indebtedness" with respect to such debt-financed property. Before making an investment in our common shares, a tax-exempt shareholder should consult its tax advisors with regard to UBTI and the suitability of the investment in our shares.

              Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt shareholder or gains from the disposition of our shares held as capital assets generally will not constitute UBTI unless the exempt organization's shares are debt-financed property (e.g., the shareholder has incurred "acquisition indebtedness" with respect to such shares). However, if we are a "pension-held REIT," this general rule will not apply to distributions to certain pension trusts that are qualified trusts (as defined above) and that hold more than 10% (by value) of our shares. We will be treated as a "pension-held REIT" if (i) treating qualified trusts as individuals would cause us to fail the 5/50 Test (as defined above) and (ii) we are "predominantly held" by qualified trusts. We will be "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% by value of our shares or (ii) one or more qualified trusts, each owning more than 10% by value of our shares, hold in the aggregate more than 50% by value of our shares. In the event we are a pension-held REIT, the percentage of any dividend received from us treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by us (treating us as if we were a qualified trust and, therefore, subject to tax on UBTI) to (b) our total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. We cannot assure you that we will not be treated as a pension-held REIT. Before making an investment in our common shares, a prospective tax-exempt shareholder should consult its tax advisors with regard to UBTI and the suitability of the investment in our shares.

    Special Issues

              Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

Taxation of Non-U.S. Shareholders

              The rules governing U.S. federal income taxation of non-U.S. shareholders, such as persons who are nonresident alien individuals, foreign corporations, and foreign trusts and estates for U.S. federal income tax purposes ("non-U.S. shareholders"), are complex. This section is only a partial discussion of such rules. This discussion does not attempt to address the considerations that may be relevant for non-U.S. shareholders that are partnerships or other pass-through entities, that hold their shares through intermediate entities, that have special statuses (such as sovereigns), or that otherwise are subject to special rules. Prospective non-U.S. shareholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on ownership of our common shares, including any reporting requirements.

    Distributions

              A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of "United States real property interests" (as defined below) and that we do not designate as a capital gain dividend or retained capital gain generally will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs or are available in limited circumstances. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates (in the same manner as U.S. shareholders are taxed on distributions) and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder (including any portion of any dividend that is payable in our shares) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of "United States real property interests" unless either (i) a lower treaty rate or special provision of the Code (e.g., Section 892) applies and the non-U.S. shareholder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. shareholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

              A non-U.S. shareholder generally will not incur tax on a return of capital distribution in excess of our current and accumulated earnings and profits that is not attributable to the gain from our disposition of a "United States real property interest" if the excess portion of the distribution does not exceed the adjusted basis of the non-U.S. shareholder's common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of those common shares. However, a non-U.S. shareholder will be subject to tax on such a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. shareholder's adjusted basis in the common shares, if the

non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may file a U.S. federal income tax return and obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

              We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution that is neither attributable to the gain from our disposition of a "United States real property interest" nor designated by us as a capital gain dividend, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%, unless we conclude that an exemption applies.

              Subject to the exception discussed below for 5% or smaller holders of regularly traded classes of shares on an established securities market located in the United States, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, regardless of whether we designate such distributions as capital gain distributions. The term "United States real property interests" includes interests in U.S. real property and stock in U.S. corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We generally must withhold 35% of any distribution subject to these rules ("35% FIRPTA Withholding"). A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

              A non-U.S. shareholder that owns no more than 5% of our common shares at all times during the one-year period ending on the date of a distribution will not be subject to FIRPTA or 35% FIRPTA Withholding with respect to such distribution that is attributable to gain from our sale or exchange of United States real property interests, provided that our common shares continue to be regularly traded on an established securities market located in the United States. Instead, any such distributions made to such non-U.S. shareholder will be subject to the general withholding rules discussed above, which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

              Subject to the discussion below, distributions that are designated by us as capital gain dividends, other than those attributable to gain from the disposition of a U.S. real property interest, should not be subject to U.S. federal income taxation unless:

  •
  such distribution is effectively connected with the non-U.S. shareholder's U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. shareholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax; or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United

    States, in which case such nonresident alien individual generally will be subject to a 30% tax on the individual's net U.S. source capital gain.

However, notwithstanding that such dividends should only be subject to U.S federal income taxation in those two instances, existing Treasury Regulations might be construed to require us to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts we withhold would be creditable against the non-U.S. shareholder's U.S. federal income tax liability). In addition, the law is not entirely clear as to whether the treatment described above of capital gain dividends not attributable to gain from the disposition of a U.S. real property interest (and not effectively connected with a U.S. trade or business or permanent establishment or received by a nonresident individual present in the United States for 183 days or more) applies in the case of capital gain dividends paid to non-U.S. shareholders who own 5% or less of the value of our common shares at all times during the one-year period ending on the date of distribution (and it is possible that any such capital gain dividends paid to such a shareholder who has held 5% or less of our common shares for such period would be taxable as ordinary dividends in the manner described in the paragraphs above). If we were to pay a capital gain dividend described in this paragraph, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.

    Dispositions

              If gain on the sale of common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders with respect to that gain, subject to applicable alternative minimum tax, and a special alternative minimum tax in the case of nonresident alien individuals. A non-U.S. shareholder generally will not incur tax under FIRPTA on a sale or other disposition of our shares if we are a "domestically controlled qualified investment entity," which means that, during the shorter of the period since our formation and the five year period ending on the date of the distribution or dispositions, non-U.S. shareholders hold, directly or indirectly, less than 50% in value of our shares and we are qualified as a REIT. We cannot assure you that we will be a domestically controlled qualified investment entity. However, the gain from a sale of our common shares by a non-U.S. shareholder will not be subject to tax under FIRPTA if (i) our common shares are considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and (ii) the non-U.S. shareholder owned, actually and constructively, 5% or less of our common shares at all times during a specified testing period. Following the completion of our initial public offering, we expect our common shares to be regularly traded on an established securities market. Accordingly, a non-U.S. shareholder should not incur tax under FIRPTA with respect to gain on a sale of our common shares unless it owns, actually or constructively, more than 5% of our common shares provided that our common shares continue to be regularly traded on an established securities market.

              In addition, even if we are a domestically controlled qualified investment entity, upon a disposition of our common shares, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. shareholder (i) disposes of an interest in our common shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a United States real property interest and (ii) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our common shares within 30 days before or after such ex-dividend date. The foregoing rule does not apply if the exception described above for dispositions by 5% or smaller holders of regularly traded classes of shares is satisfied.

              Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will generally incur a 30% tax on his or her net U.S. source capital gains.

              Purchasers of our shares from a non-U.S. shareholder generally will be required to withhold and remit to the IRS 10% of the purchase price unless at the time of purchase (i) any class of our shares is regularly traded on an established securities market (subject to certain limits if the shares sold are not themselves part of such a regularly traded class) or (ii) we are a domestically controlled qualified investment entity. The non-U.S. shareholder may receive a credit against its tax liability for the amount withheld.

    U.S. Federal Income Tax Returns

              If a non-U.S. shareholder is subject to taxation under FIRPTA on proceeds from the sale of our common shares or on capital gain distributions, the non-U.S. shareholder will be required to file a U.S. federal income tax return. Prospective non-U.S. shareholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our common shares, including any reporting requirements.

Information Reporting Requirements and Backup Withholding Tax

              We will report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the current rate of 28% with respect to distributions paid, unless such shareholder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the shareholder has furnished to us is correct and the shareholder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

              We will also report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to back-up withholding unless applicable certification requirements are met.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Additional U.S. Federal Income Tax Withholding Rules

              Additional U.S. federal income tax withholding rules apply to certain payments made after December 31, 2012, to foreign financial institutions and certain other non-U.S. entities. A withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our shares paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Prospective investors are encouraged to consult their tax advisors regarding the implications of these rules with respect to their investment in our shares, as well as the status of any related federal regulations.

Sunset of Reduced Tax Rate Provisions

              Several of the tax rates described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum U.S. federal income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% U.S. federal income tax rate for qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion generally is not discussed herein. Prospective shareholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Legislative or Other Actions Affecting REITs

              The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common shares.

State, Local and Foreign Tax

              We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

ERISA CONSIDERATIONS

General

              The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan's assets within the jurisdiction of the United States district courts. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan's particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under "Risk Factors," the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of our common shares.

              Fiduciaries of an ERISA Plan considering the purchase of common shares offered in this prospectus should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making the investment with respect to their specific circumstances.

              Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

              Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The Plan Asset Regulation

              The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA, the "Plan Assets Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an "equity interest" of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's assets include both the equity interest and an undivided interest in each of the entity's underlying assets, unless it is established that the entity is an "operating company" or that "benefit plan investors" hold less than 25% of the equity interests in the entity (as determined for purposes of the Plan Assets Regulation). Our common shares would constitute an "equity interest" for purposes of the Plan Assets Regulation.

Publicly Offered Security

              Under the Plan Assets Regulation, a "publicly offered security" is a security that is:

  •
  freely transferable;

  •
  part of a class of securities that is widely held; and

  •
  either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

              Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for U.S. federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. The foregoing is not an exhaustive list of factors that ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable.

              A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

              Our common shares offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule.

              First, the common shares could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, those required under U.S. federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, trustees and other affiliates, and voluntary restrictions agreed to by the selling shareholder regarding volume limitations.

              Second, we expect (although we cannot confirm) that our common shares will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

              Third, the our common shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common shares are registered under the Exchange Act.

Our Status Under ERISA

              We believe, on the basis of the Plan Assets Regulation, that the shares will qualify as publicly offered securities and that our assets should not constitute "plan assets" of any plan that invests in our common shares for purposes of ERISA. However, no assurance can be given that this will be the case.

              If for any reason our assets are deemed to constitute "plan assets" under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt "prohibited transaction" under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets are deemed to be "plan assets," our management may be considered to be fiduciaries under ERISA.

              A fiduciary of an ERISA plan or other plan that proposes to cause such entity to purchase our common shares should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

              The sale of our common shares to a Plan is in no respect a representation by us or any other person associated with the offering of our common shares that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the several underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.            per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

Overallotment Option

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to             additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to             shares offered by this prospectus for sale to some of our trustees, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

              We, our executive officers and trustees have agreed not to sell or transfer any common shares or operating partnership units, or securities convertible into, exchangeable for, exercisable for, or repayable with common shares or operating partnership units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common shares or operating partnership units,

  •
  sell any option or contract to purchase any common shares or operating partnership units,

  •
  purchase any option or contract to sell any common shares or operating partnership units,

  •
  grant any option, right or warrant for the sale of any common shares or operating partnership units,

  •
  lend or otherwise dispose of or transfer any common shares or operating partnership units,

  •
  request or demand that we file a registration statement related to the common shares or operating partnership units, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares or operating partnership units whether any such swap or transaction is to be settled by delivery of shares, operating partnership units or other securities, in cash or otherwise.

              This lock-up provision applies to common shares and operating partnership units, and to securities convertible into or exchangeable or exercisable for or repayable with common shares or operating partnership units. It also applies to common shares and operating partnership units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

              We intend to apply to list the shares on the New York Stock Exchange under the symbol "MPT." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

              Before this offering, there has been no public market for our common shares. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              Certain affiliates of the underwriters, including the representatives, may be lenders under our new credit facility.

Pricing of this Offering

              Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price of our common shares will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  •
  prevailing market conditions;

  •
  our results of operations in recent periods;

  •
  the market capitalizations of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  •
  estimates of our business potential.

Notice to Prospective Investors in the European Economic Area

              In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an "Early Implementing Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of securities will be made to the public in that Relevant Member State (other than offers (the "Permitted Public Offers") where a prospectus will be published in relation to the securities that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of securities may be made to the public in that Relevant Member State at any time:

              A.    to "qualified investors" as defined in the Prospectus Directive, including:

                  (a)   (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

                  (b)   (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

              B.    to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

              C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor", and (B) in the case of any securities S-15 acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where securities have been acquired by it on behalf of persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the "Order" and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

              The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

              Certain legal matters will be passed upon for us by Goodwin Procter LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters of Maryland law.

EXPERTS

              The balance sheet as of June 30, 2011 of Morgan Properties Trust, the combined consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 of the Morgan Properties Predecessor Entities, the combined statements of revenue and certain expenses for the year ended December 31, 2009 of Berwind 20, the combined statements of revenue and certain expenses for the year ended December 31, 2010 of The Fannie 55 Group, and the combined statements of revenue and certain expenses for the year ended December 31, 2008 of MPM Ventures Associates, LP, all included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

              Unless otherwise indicated, the statistical and economic market data included in this prospectus, including information relating to the economic conditions within our core markets contained in "Prospectus Summary," "Industry Background and Market Opportunity" and "Our Business and Properties" is derived from market information prepared for us by Rosen Consulting Group, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG's authority as an expert in such matters. We paid RCG a fee of approximately $30,000 for its services.

WHERE YOU CAN FIND MORE INFORMATION

              We maintain a website at www.morgan-properties.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

              We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to our common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website, www.sec.gov.

              AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC'S PUBLIC REFERENCE FACILITIES AND THE WEBSITE OF THE SEC REFERRED TO ABOVE.

INDEX TO FINANCIAL STATEMENTS

Morgan Properties Trust:
Unaudited Pro Forma Financial Information	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheets as of March 31, 2011 (unaudited)	F-3
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 (unaudited) and for the year ended December 31, 2010	F-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5
Morgan Properties Trust:
Report of Independent Registered Public Accounting Firm	F-6
Balance Sheet as of June 30, 2011	F-7
Notes to Balance Sheet	F-8
Morgan Properties Predecessor Entities:
Report of Independent Registered Public Accounting Firm	F-10
Combined Consolidated Balance Sheets as of March 31, 2011 (unaudited) and December 31, 2010 and 2009	F-11
Combined Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-12
Combined Consolidated Statements of Changes in Owners' Equity for the three months ended March 31, 2011 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-13
Combined Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (unaudited) and for the years ended December 31, 2010, 2009 and 2008	F-14
Notes to Combined Consolidated Financial Statements	F-16
Schedule II—Valuation and Qualifying Accounts	F-56
Schedule III—Real Estate and Accumulated Depreciation	F-57
Berwind 20
Report of Independent Auditors	F-60
Combined Statements of Revenue and Certain Expenses for the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended December 31, 2009	F-61
Notes to Combined Statements of Revenue and Certain Expenses of Berwind 20	F-62
The Fannie 55 Group
Report of Independent Auditors	F-65
Combined Statements of Revenue and Certain Expenses for the period from January 1, 2010 through October 26, 2010 (unaudited) and the year ended December 31, 2009	F-66
Notes to Combined Statements of Revenue and Certain Expenses of The Fannie 55 Group	F-67
MPM Ventures Associates, LP
Report of Independent Auditors	F-70
Combined Statements of Revenue and Certain Expenses for the period from January 1, 2009 through October 22, 2009 (unaudited) and the year ended December 31, 2008	F-72
Notes to Combined Statements of Revenue and Certain Expenses of MPM Ventures Associates, LP	F-72

Morgan Properties Trust

Unaudited Pro Forma Financial Information

              The following sets forth our unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 and our unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and for the year ended December 31, 2010. The unaudited pro forma financial information is being presented as if we controlled all 94 properties from January 1, 2011 for balance sheet purposes and as of the beginning of the respective periods for the statements of operations.

              The unaudited pro forma financial statements included in this registration statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred. The unaudited pro forma condensed consolidated balance sheet and statements of operations and accompanying notes should be read in conjunction with all other financial information and analysis presented in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and The Morgan Properties Predecessor Entities combined consolidated financial statements.

              The statements contained in this filing may include forward-looking statements within the meaning of the U.S. federal securities laws. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks and uncertainties that could cause actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to, uncertainties affecting the real estate business, risks relating to acquisition activities and risks related to leasing and re-leasing activities.

Morgan Properties Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands)

	March 31, 2011
	Morgan Properties Trust	Morgan Properties Predecessor Entities	Proforma Adjustments	Proforma
Assets
Land and improvements	$—	$528,246	$—	$—
Building and improvements		1,164,745
Furnishings and equipment		55,435

		1,748,426
Less: accumulated depreciation		103,489

		1,644,937
Cash and cash equivalents		8,918
Restricted cash		15,862
Accounts receivable—net		7,274
Prepaid expenses and other assets		4,184
Resident security deposits		11,086
Deferred financing costs—net		14,647
Interest rate cap—net		391
Intangible assets—net		7,616
Equity method investments in unconsolidated entities		1,000

Total assets	$—	$1,715,915	$—	$—

Liabilities
Debt obligations		1,597,016
Related party debt obligations		41,674
Accounts payable and accrued expenses		35,309
Resident security deposits		10,729
Intangible liabilities—net		2,106
Losses and distributions in excess of contributions and income in equity method investments		129

Total liabilities		1,686,963	—	—

Owners' equity (deficit)
Equity (deficit)	1	3,353
Less: stock subscription receivable	(1)	—
Noncontrolling interest		25,599

Total owners' equity (deficit)		28,952

Total liabilities and owners' equity	$—	$1,715,915	$—	$—

See accompanying notes to pro forma condensed consolidated financial statements.

Morgan Properties Trust

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands)

	For the Three Months Ended March 31, 2011				For the Year Ended December 31, 2010
	Morgan Properties Trust	Morgan Properties Predecessor Entities	Proforma Adjustments	Proforma	Morgan Properties Trust	Morgan Properties Predecessor Entities	Proforma Adjustments	Proforma
Revenue
Rental revenue	$	$59,476	$	$	$	$84,544	$	$
Operating expense reimbursements		2,894				4,626
Payroll expense reimbursements		2,388				25,392
Fee income from related parties		756				8,661
Other income		3,685				7,594

Total revenue		69,199				130,817
Expenses
Rental operations		31,271				45,366
General and administrative		4,197				15,223
Non Predecessor entities' payroll expense		2,388				25,392
Interest		24,765				30,048
Depreciation		11,838				16,931
Amortization		6,705				6,319
Net (gain) loss on derivatives		144				(39)

Total expenses		81,308				139,240

Operating income (loss)		(12,109)				(8,423)
Equity in income (losses) of unconsolidated entities		4				499
Gain on previously held equity investment		—				110,292
Interest income		8				43

Net income (loss)	$	$(12,097)	$	$	$	$102,411	$	$

See accompanying notes to pro forma condensed consolidated financial statements.

Morgan Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.    Organization and Basis of Presentation

Organization and Description of the Business

              Morgan Properties Trust (the "Company") was formed on June 24, 2011, as a Maryland real estate investment trust. Concurrent with the consummation of an initial public offering (the "Offering") of the common shares of the REIT , which is expected to be completed in 2011, the Company and a limited partnership to be majority-owned by the Company, Morgan Properties Operating Partnership, L.P. (the "Operating Partnership"), together with the partners and members of affiliated partnerships and limited liability companies of the Morgan Properties Predecessor Entities and other parties which hold direct or indirect ownership interests in the properties (collectively, the "Participants") or other affiliated entities to Mitchell L. Morgan, will engage in certain formation transactions (the "Formation Transactions"). Pursuant to the Formation Transactions, Participants will exchange their interests for common shares in the Company, units of limited partnership interest in the Operating Partnership and cash. The Company will be a fully integrated real estate investment trust that owns, operates, acquires and repositions multifamily properties in the United States through direct ownership and through investments in joint ventures. The Formation Transactions are designed to:

  •
  consolidate the ownership of our portfolio under our operating partnership;

  •
  cause us to succeed to the property management business of our management company;

  •
  facilitate this offering;

  •
  enable us to pay existing indebtedness related to certain properties in our portfolio;

  •
  enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011;

The Company will conduct its business through a traditional umbrella partnership REIT, or UPREIT structure, in which substantially all of its properties will be owned, directly or indirectly, by the Operating Partnership. The Company will be the general partner of the Operating Partnership. It is the intent of the Company to elect and qualify to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2011. Pursuant to contribution and other acquisition agreements among the owners of the Morgan Properties Predecessor Entities and the Company or Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties (other than interests in the real estate properties already owned by the operating partnership), as well as the property management, leasing, and real estate development operations of the Company and the assumption of related debt and other specified liabilities in exchange for units of partnership interest in the Operating Partnership or for common shares in the Company.

Report of Independent Registered Public Accounting Firm

To the Management of Morgan Properties Trust:

              In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Morgan Properties Trust (the "Company") at June 30, 2011 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2011

MORGAN PROPERTIES TRUST

BALANCE SHEET

June 30, 2011

June 30, 2011
Assets	$0

Shareholders' equity
Common shares of beneficial interest $0.01 par value; 1,000,000 shares authorized; 100 issued and outstanding	$1
Additional Paid in Capital	999

1,000
Less: stock subscription receivable	(1,000)

Total shareholders' equity	$0

MORGAN PROPERTIES TRUST

NOTES TO BALANCE SHEET

JUNE 30, 2011

1.    Organization

              Morgan Properties Trust (the "Company") was organized in the state of Maryland on June 24, 2011 to continue the business of a group of entities collectively referred to as Morgan Properties Predecessor Entities. Under the Company's Declaration of Trust, the Company is authorized to issue up to 1,000,000 common shares of beneficial interest, par value $0.01 per share. The Company has had no operations since its formation. Mr. Morgan executed a subscription agreement to purchase 100 common shares for a purchase price of $1,000.

              The Company intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. The Company will generally not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its shareholders. REITs are subject to a number of organizational and operational requirements.

              If the Company fails to quality as a REIT in any taxable year, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

2.    Formation of the Trust and Offering Transaction

              The Company is in the process of an initial public offering of its common shares. The Company will contribute the net proceeds of the initial public offering for 100% of the general partnership interests and a majority of the limited partnership interests in Morgan Properties Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). As of June 30, 2011, 100% of the ownership interests of the Operating Partnership were owned by affiliates of Mitchell L. Morgan. Following the formation transactions described elsewhere in this prospectus, the Company will be the sole general partner of the Operating Partnership, and will have responsibility in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Company will account for the Operating Partnership using the consolidation method. Mitchell L. Morgan, directly and through the contribution of the Morgan Predecessor Entities (of which he is the sole owner) will become a limited partner in the Operating Partnership. The contribution of the Morgan Predecessor Entities will be accounted for at historical cost as a transaction among entities under common control.

              The Operating Partnership will own or hold, directly or indirectly, interests in multifamily properties located primarily in our core markets.

              The Company will be subject to the risks involved with the ownership and operation of residential real estate. These include, among others, the risks normally associated with changes in the demand for housing, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

              Organization costs associated with the formation of the Company were not material. Expenses associated with the initial public offering of common shares will be offset directly against additional paid in capital upon completion of the offering.

MORGAN PROPERTIES TRUST

NOTES TO BALANCE SHEET

JUNE 30, 2011

3.    Significant Accounting Policies

Basis of Presentation

              The accompanying balance sheet is presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP") and includes the accounts of the Company.

Income Taxes

              As a REIT, The Company will be permitted to deduct dividends paid to shareholders, eliminating the federal taxation of income represented by such distributions at the Company level, provided certain requirements are met. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Offering Costs

              In connection with the offering, Mitchell L. Morgan Management Company, which is part of the Morgan Properties Predecessor Entities, has incurred offering costs of $350 in 2011 that will be charged to capital upon completion. In 2010, we expensed $1,577 of costs related to an aborted offering.

4.    Subsequent Events

              Morgan Properties Trust has evaluated the events and transactions that have occurred through July 26, 2011 and noted no additional items requiring adjustments to the balance sheet or additional disclosure.

Report of Independent Registered Public Accounting Firm

To the Owners of Morgan Properties Predecessor Entities:

              In our opinion, the accompanying combined consolidated balance sheets and the related statements of operations, changes in owners' equity and cash flows present fairly, in all material respects, the financial position of the Morgan Properties Predecessor Entities and its subsidiaries (the "Company") at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related combined consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2011

Morgan Properties Predecessor Entities

Combined Consolidated Balance Sheets

(in thousands)

	As of March 31, 2011	As of December 31, 2010	As of December 31, 2009
	(unaudited)
Assets
Land and improvements	$528,246	$528,200	$87,334
Building and improvements	1,164,745	1,164,062	305,651
Furnishings and equipment	55,435	54,145	22,604

	1,748,426	1,746,407	415,589
Less: accumulated depreciation	103,489	91,651	76,982

	1,644,937	1,654,756	338,607
Cash and cash equivalents	8,918	13,508	2,006
Restricted cash	15,862	17,061	5,767
Accounts receivable—net	7,274	6,107	2,106
Prepaid expenses and other assets	4,184	5,686	2,028
Resident security deposits	11,086	10,822	2,042
Deferred financing costs—net	14,647	15,783	1,891
Interest rate cap—net	391	537	284
Intangible assets—net	7,616	14,977	3,490
Equity method investments in unconsolidated entities	1,000	986	2,049

Total assets	$1,715,915	$1,740,223	$360,270

Liabilities
Debt obligations	1,597,016	1,619,726	386,775
Related party debt obligations	41,674	16,490	5,435
Accounts payable and accrued expenses	35,309	41,718	6,039
Resident security deposits	10,729	10,761	2,038
Intangible liabilities—net	2,106	3,014	66
Losses and distributions in excess of contributions and income in equity method investments	129	117	24,076

Total liabilities	1,686,963	1,691,826	424,429

Owners' equity (deficit)
Morgan Properties' Predecessor Entities' equity (deficit)	3,353	8,792	(46,365)
Noncontrolling interest	25,599	39,605	(17,794)

Total owners' equity (deficit)	28,952	48,397	(64,159)

Total liabilities and owners' equity	$1,715,915	$1,740,223	$360,270

See accompanying notes to combined consolidated financial statements

Morgan Properties Predecessor Entities

Combined Consolidated Statements of Operations

(in thousands)

	For the Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)
Revenue
Rental revenue	$59,476	$15,639	$84,544	$42,567	$31,536
Operating expense reimbursements	2,894	1,348	4,626	2,734	1,822
Payroll expense reimbursements	2,388	6,365	25,392	29,073	27,990
Fee income from related parties	756	2,198	8,661	9,835	10,200
Other income	3,685	1,372	7,594	4,630	2,986

Total revenue	69,199	26,922	130,817	88,839	74,534
Expenses
Rental operations	31,271	8,644	45,366	20,692	14,211
General and administrative	4,197	2,846	15,223	11,484	10,729
Non Predecessor entities' payroll expense	2,388	6,365	25,392	29,073	27,990
Interest	24,765	4,668	30,048	10,633	9,249
Depreciation	11,838	3,339	16,931	8,662	5,908
Amortization	6,705	2,007	6,319	1,882	202
Net (gain) loss on derivatives	144	197	(39)	(28)	73

Total expenses	81,308	28,066	139,240	82,398	68,362

Operating income (loss)	(12,109)	(1,144)	(8,423)	6,441	6,172
Equity in income (losses) of unconsolidated entities	4	62	499	322	(789)
Gain on previously held equity investment	—	—	110,292	13,033	—
Interest income	8	20	43	13	111

Net income (loss)	(12,097)	(1,062)	102,411	19,809	5,494
Net income (loss) attributable to noncontrolling interest	(9,800)	(1,201)	47,307	10,767	2,039

Net income (loss) attributable to Morgan Properties' Predecessor Entities	$(2,297)	$139	$55,104	$9,042	$3,455

See accompanying notes to combined consolidated financial statements

Morgan Properties Predecessor Entities

Combined Consolidated Statements of Changes in Owners' Equity

(in thousands)

	For the Three Months Ended March 31, 2011 (unaudited) and the Years Ended December 31, 2010, 2009 and 2008
	Predecessor Entities	Noncontrolling Interest	Combined Consolidated
Owners' equity, January 1, 2008	$(46,852)	$(34,921)	$(81,773)
Non-cash transactions on equity investments acquired	—	(3,628)	(3,628)
Contributions	4,980	11,640	16,620
Distributions	(11,596)	(3,106)	(14,702)
Employee compensation awards	553	—	553
Net Income	3,455	2,039	5,494

Owners' equity, December 31, 2008	(49,460)	(27,976)	(77,436)
Non-cash transactions on equity investments acquired properties acquired	—	323	323
Contributions	3,484	3,651	7,135
Distributions	(9,577)	(4,559)	(14,136)
Employee compensation awards	146	—	146
Net Income	9,042	10,767	19,809

Owners' equity, December 31, 2009	(46,365)	(17,794)	(64,159)
Non-cash transactions on equity investments acquired properties acquired	—	(28,607)	(28,607)
Contributions	13,431	49,346	62,777
Distributions	(13,625)	(10,647)	(24,272)
Employee compensation awards	247	—	247
Net Income	55,104	47,307	102,411

Owners' equity, December 31, 2010	8,792	39,605	48,397
Contributions (unaudited)	1,297	—	1,297
Distributions (unaudited)	(4,505)	(4,206)	(8,711)
Employee compensation awards (unaudited)	66	—	66
Net Loss (unaudited)	(2,297)	(9,800)	(12,097)

Owners' equity, March 31, 2011 (unaudited)	$3,353	$25,599	$28,952

See accompanying notes to combined consolidated financial statements

Morgan Properties Predecessor Entities

Combined Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2011	2010	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$(12,097)	$(1,062)	$102,411	$19,809	$5,494
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	11,838	3,339	16,931	8,662	5,908
Amortization
Deferred financing costs	1,332	48	1,117	192	179
Debt premium or discount	5,102	434	5,109	465	20
Above/below market leases	(252)	(50)	(90)	41	—
In-place leases	6,705	2,007	6,319	1,882	202
Resident straight line rent receivables, net	256	54	(515)	(186)	(86)
Writeoff of doubtful accounts	(449)	317	(219)	1,169	10
(Gain) loss on derivatives	144	197	(39)	(28)	73
(Gain) Loss on asset disposal	—	—	(7)	5	—
Gain on previously held equity investments	—	—	(110,292)	(13,033)	—
Employee compensation awards	66	79	247	146	553
Equity in (income) losses of unconsolidated entities	(4)	(62)	(499)	(322)	789
Changes in operating assets and liabilities:
Accounts receivable	(974)	(992)	(443)	1,310	1,103
Prepaid expenses and other assets	974	742	3,041	(1,380)	1,184
Resident security deposits	264	33	(29)	814	157
Accounts payable and accrued expenses	(6,405)	111	6,210	986	(501)
Non paid related party interest	75	86	291	269	288

Net cash provided by operating activities	6,575	5,281	29,543	20,801	15,373
Cash flows from investing activities
Restricted cash—capital replacement reserve	(519)	(382)	(921)	(438)	81
Restricted cash—real estate tax & insurance escrows	(1,114)	(590)	(2,783)	(1,027)	126
Additions to real estate investments	(2,022)	(477)	(8,540)	(4,249)	(4,111)
Disposal from casualty	—	—	1,578	—	—
Cash paid to acquire equity interests	—	—	—	(4,300)	(13,263)
Cash acquired in acquisition of rental properties	—	—	11,440	309	542
Contributions to equity method investments	—	(10)	(22)	(280)	(227)
Distributions from equity method investments	2	163	1,597	1,503	3,359

Net cash (used in) provided by investing activities	(3,653)	(1,296)	2,349	(8,482)	(13,493)
Cash flows from financing activities
Restricted cash—debt service reserves	2,832	—	—	(8)	(15)
Resident security deposits	(31)	9	(50)	(63)	(20)
Proceeds from related party loans	25,108	—	757	—	3,600
Repayment of long term debt	(25,000)	—	(47,338)	—	(3,044)
Payment of proration liability	—	—	(1,379)	—	—
Principal payments on notes payable	(2,344)	(1,045)	(3,743)	(1,277)	(933)
Principal payments on bonds	(467)	(435)	(2,132)	(2,184)	(1,543)
Payments of deferred financing and loan costs	(196)	—	(5,010)	—	(36)
Purchase of derivative	—	—	—	(215)	(110)
Noncontrolling interest contributions	—	—	49,346	3,651	11,640
Noncontrolling interest distributions	(4,206)	(563)	(10,647)	(4,559)	(3,106)
Owner contributions	1,297	350	13,431	3,484	4,980
Owner distributions	(4,505)	(1,482)	(13,625)	(9,577)	(11,596)

Net cash (used in) provided by financing activities	(7,512)	(3,166)	(20,390)	(10,748)	(183)

Net increase (decrease) in cash and cash equivalents	(4,590)	819	11,502	1,571	1,697
Cash and cash equivalents, beginning of periods	13,508	2,006	2,006	435	(1,262)

Cash and cash equivalents, end of periods	$8,918	$2,825	$13,508	$2,006	$435

Cash paid during the period for interest	18,330	4,186	23,822	9,976	9,050
Non cash equity investments from properties acquired	—	—	28,607	323	3,628
Capital expenditures included in accounts payable and accrued expenses	—	—	743
Deferred financing fees included in accounts payable and accrued expenses	—	—	10,000	—	—

Morgan Properties Predecessor Entities

Combined Consolidated Statements of Cash Flows (Continued)

(in thousands)

              The following table summarizes the non cash investing and financing activities which are not reflected in the Combined Consolidated Statements of Cash Flow:

	Year Ended December 31,
	2010	2009	2008
Non-cash acquisitions of rental properties
Fair value of assets acquired
Rental properties	(1,325,397)	(171,435)	(61,638)
Cash and cash equivalents	(11,440)	(309)	(542)
Restricted cash	(7,590)	(1,806)	(711)
Accounts receivable	(2,824)	(333)	(83)
Prepaid expenses and other assets	(15,392)	(1,754)	(386)
Interest rate cap	(214)	—	—
Intangible assets	(15,761)	(4,784)	(765)
Accounts payable and accrued expenses	12,735	1,772	540
Proration liability	7,614	—	—
Resident security deposits	8,773	881	218
Intangible liabilities	995	—	—
Non-cash consideration for rental properties
Exchange of interests	57,438	17,952	9,320
Debt obligations assumed at fair value	1,291,063	159,816	54,047

See accompanying notes to combined consolidated financial statements

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

1. Organization and Basis of Presentation

Organization and Description of the Business

              Morgan Properties Predecessor Entities (the "Company"), is not a legal entity but rather a combination of certain real estate entities and properties, which owns, operates, acquires and repositions multifamily properties primarily in selected Northeast and Mid-Atlantic markets of the United States. During all periods presented in the accompanying combined consolidated financial statements, the Company is the collection of real estate entities and properties controlled by Mitchell L. Morgan, which will be transferred to Morgan Properties Trust, a Maryland real estate investment trust (the "Trust") in connection with the formation transactions described elsewhere in the prospectus (the "Formation Transactions") or are already owned by, the Operating Partnership (as defined below). As of March 31, 2011, the owners of the Company are Mitchell L. Morgan and certain others (primarily family trusts, employee and former employee partners) who have noncontrolling ownership interests and limited voting rights (collectively, the "Participants").

              Concurrent with the consummation of an initial public offering (the "Offering") of the common shares of the Trust, which is expected to be completed in 2011, the Trust and a limited partnership to be majority-owned by the Trust, Morgan Properties Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), together with the partners and members of affiliated partnerships and limited liability companies of the Company and the Participants or other affiliated entities to Mitchell L. Morgan, will engage in the Formation Transactions. Pursuant to the Formation Transactions, Participants will exchange their interests for common shares in the Trust, units of limited partnership interest in the Operating Partnership and/or cash. The Trust will be a fully integrated real estate investment trust that owns, operates, acquires and repositions multifamily properties in the United States through direct ownership and through investments in joint ventures. The Formation Transactions are designed to (i) continue the operations of the Company and other properties and investments that Mitchell L. Morgan has an ownership interest in and are commonly managed by Mitchell L. Morgan Management, Inc. (the "Management Company"), (ii) enable the Trust to raise the necessary capital to acquire interests in other properties, repay mortgage debt relating thereto and, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Trust to comply with requirements under the federal income tax laws and regulations relating to REITs, and (vi) preserve tax advantages for certain Participants.

              The Trust will conduct its business through a traditional umbrella partnership REIT, or UPREIT structure, in which substantially all of its properties will be owned, directly or indirectly, by the Operating Partnership. The Trust will be the sole general partner of the Operating Partnership. It is the intent of the Trust to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2011. Pursuant to contribution and other acquisition agreements among the owners of the Company and the Trust or the Operating Partnership, the Operating Partnership will receive a contribution of interests in the real estate properties (other than interests in the real estate properties already owned by the Operating Partnership), as well as the property management, leasing, and real estate development operations of the Trust and the assumption of related debt and other specified liabilities in exchange for units of partnership interest in the Operating Partnership or for common shares in the Trust.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

1. Organization and Basis of Presentation (Continued)

Basis of Presentation

              The existing entities, the Management Company and the Morgan Properties Payroll Services, Inc. (the "Payroll Company"), included in the accompanying combined consolidated financial statements have been combined only for the periods that such entities were under common control of Mitchell L. Morgan. Common control was determined by applying the control models under the relevant accounting guidance ASC 810 Consolidations. Entities controlled by Mitchell L. Morgan which hold an equity method investment are also included in these combined consolidated financial statements to the extent those entities holding such investment will be contributed to the Trust. These investments are accounted for using the equity method of accounting. The investment in certain investment real estate entities for which the Company has control have been combined consolidated in these financial statements as they are all under the common control of Mitchell L. Morgan.

              Mitchell L. Morgan has other real estate investments that will form part of the Trust that are not included in this combined consolidated presentation. Those investments excluded are those that Mitchell L. Morgan does not control or the entity which owns the interest is not being included in the Trust. In addition, there are certain other investments that will not be transferred to the Trust. Accordingly, these combined consolidated financial statements are not intended to reflect the financial position and results of operations of the real estate investments of either Mitchell L. Morgan or the Morgan organization.

              As of March 31, 2011, the Morgan Predecessor Entities owned 99 properties consisting of 91 wholly-owned properties, three properties in which an outside limited partner owned a de minimis equity interest and five properties owned through unconsolidated joint ventures. In addition, the Management Company managed 32 apartment communities, owned by third parties totaling approximately 7,500 residential units.

2. Summary of Significant Accounting Policies

Principles of Combination and Formation

              The accompanying combined consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP") and represent the assets and liabilities and operating results of the Morgan Predecessor Entities that are expected to be contributed to the Operating Partnership in exchange for operating partnership units in the Operating Partnership or for common shares in the Trust in connection with the Formation Transactions. The Company represents a combination of certain entities holding real estate interests including property and service operations that were commonly controlled during the periods presented and will be contributed to the Trust in connection with the Formation Transactions. All significant intercompany balances and transactions have been eliminated.

Acquisition of Real Estate Assets

              The Company accounts for all acquisitions in accordance with the authoritative guidance for business combinations. The Company allocates the cost of a real estate acquisition, including the

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in-place leases, above- and below-market leases, and tenant relationships, based on their estimated fair values. In certain circumstances allocating fair value of the properties results in bargain purchase gains. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant. The as-if-vacant value is assigned to land, buildings, and personal property based on management's determination of the relative fair values of these assets.

              The difference between the purchase price and the "as-if vacant" fair value is allocated to intangible assets. There are four categories of intangible assets to be considered: (i) value of in-place leases, (ii) lease origination, (iii) above-market and below-market value of in-place leases and (iv) resident relationship value. In conjunction with its property acquisitions, management evaluated whether there was any value associated with lease origination and determined there was no value attributable to this intangible asset category.

              The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases comparable to the acquired in-place leases, as well as the value associated with lost rental revenue during the assumed lease-up period. The value of in-place leases is amortized over the remaining lease term, which is generally one year or less.

              Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimates of fair market lease rates for the comparable in-place leases, based on factors including historical experience, recently executed transactions and specific property issues, measured over a period equal to the remaining non-cancelable term of the lease. The value of above-market lease values is amortized as a reduction of rental income over the remaining terms of the respective leases, generally one year or less. The value of below-market lease values is amortized as an increase to rental income over the remaining terms of the respective leases, including any below-market optional renewal periods.

              The Company allocates purchase price to resident relationship intangibles based on management's assessment of the value of such relationships and if the resident relationships associated with the acquired properties provides incremental value.

Use of Estimates

              The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect various amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the determination of the useful life of property and other long-lived assets, valuation and impairment analysis of property and other long-lived assets, equity method investments, and valuation of the allowance for doubtful accounts. Actual results could differ from those estimates.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

              The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains some of its cash in bank deposit accounts which, at times, exceed federally insured limits. The majority of cash and cash equivalents are maintained with several major financial institutions in the United States. No losses have been experienced related to such accounts. The Company believes it is not exposed to any significant concentrations of credit risk on cash and cash equivalents.

Restricted Cash

              Restricted cash consists of escrow deposits some of which is restricted as to use by lenders for real estate taxes, insurance, interest rate caps, debt service and replacement and deferred maintenance reserves.

              Restricted cash is comprised of the following:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Real estate tax escrows	9,517	8,654	3,518
Insurance escrows	1,275	1,027	620
Rate cap and debt service escrows	953	3,690	476
Replacement and deferred maintenance reserves	4,117	3,690	1,153

	$15,862	$17,061	$5,767

Accounts Receivable and Allowance for Doubtful Accounts

              Resident receivables of $7,274 (unaudited), $6,107 and $2,106 at March 31, 2011, December 31, 2010 and 2009, respectively, are carried net of the allowances for doubtful accounts of $3,258 (unaudited), $3,707, and $1,748, respectively. The allowance is an estimate based on specific accounts where the management of the Company has determined that a resident may have an inability to meet its financial obligations. In these situations, management uses its judgment, based on the facts and circumstances, and records a specific reserve for that resident against amounts due to reduce the receivable to the amount that the Company expects to collect. These reserves are reevaluated and adjusted as additional information becomes available. Such amounts are subsequently written off when management ceases its collection efforts.

Deferred Financing Costs

              Costs relating to placing and extending the debt, including lender and attorney fees, have been capitalized and are being amortized to interest expense over the terms of the Company's mortgage loans. The straight-line method, which approximates the effective interest method, is used to amortize all financing costs. As of March 31, 2011, December 31, 2010 and 2009, deferred financing costs of

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

approximately $14,647 (unaudited), $15,783 and $1,891 are presented net of accumulated amortization of $3,825 (unaudited), $2,493 and $1,375, respectively. Amortization expense of $1,332 (unaudited), $48 (unaudited), $1,117, $191 and $179, is included in interest expense on the Statements of Operations for the periods ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008, respectively.

Property and Equipment

              Real estate assets held for investment are carried at historical cost less accumulated depreciation and any recorded impairment losses. Expenditures for ordinary repairs, maintenance and resident turnover costs which do not extend the life of the assets are charged to expense as incurred. Significant expenditures for improvements, renovations and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives by use of the straight line method. Recurring capital replacements typically include appliances, cabinets, carpeting and tile. The Company is required to make subjective assessments as to the useful lives of its properties and improvements for the purposes of determining the amount of depreciation to reflect on an annual basis. These assessments have a direct impact on the Company's net income.

              The Company's assets are depreciated over the following useful lives using the straight-line method of depreciation:

Building	40 years
Building and land improvements	15 years
Furnishings and equipment	5-7 years

              In accordance with ASC 360, Property, Plant and Equipment, long-lived assets, such as real estate investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset from the asset's use and eventual disposition. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. These cash flows consider significant judgments as to factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. The other factors considered include the estimated holding period over which the cash flows are generated. If management expectations regarding the holding period change, the results of the impairment assessment could be different resulting in possible future impairment charges. For the periods ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, no impairments on the combined consolidated properties were indicated.

Equity Method Investments

              Certain investments where the Company does not have control but has the ability to exercise significant influence are accounted for by the equity method of accounting. Under this method, the

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Company's investments in partnerships and limited liability companies are recorded at cost and the investment accounts are adjusted for the Company's share of the entities' income or loss and for distributions and contributions

              The Company analyzes its investments in real estate joint ventures held by Mitchell L. Morgan utilizing certain Financial Accounting Standards Board ("FASB") guidance, including but not limited to ASC 810 Consolidations, to determine if the venture is considered a variable interest entity and would require inclusion in these combined consolidated financial statements following the basis of presentation as described in Note 1. To the extent that the ventures do not qualify as variable interest entities, the Company further assesses the venture to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights in order to determine whether inclusion in these combined consolidated financial statements is required.

              For variable interest entities, the Company combines those entities where Mitchell L. Morgan is determined to be the primary beneficiary as (1) he has the power to direct the activities that most significantly impact the entity's economic performance and (2) he has the obligation to absorb losses that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant.

              For non-variable interest entities, the Company combines those ventures that Mitchell L. Morgan controls through majority ownership interests or where the Company is the managing member and its unrelated partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the venture without the consent of the limited partner and inability of the limited partner to replace the general partner. The Company uses the equity method of accounting for ownership interests held in an entity which will be transferred to the Trust when the entity is not controlled under either model, but for which the Company has significant influence. Under the equity method of accounting, the investment in each venture is included on the Company's balance sheet; however, the individual assets and liabilities of the ventures for which the Company uses the equity method are not included in the balance sheet. The investment is adjusted for contributions, distributions and the Company's proportionate share of the net earnings or losses and other than temporary impairment charges of each respective venture.

              On a periodic basis, the Company assesses whether there are any indicators that the carrying value of its investments in equity method investments may be impaired on another-than-temporary basis. An investment is impaired only if management's estimate of the fair value of the investment is less than the carrying value of the investment on another-than-temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair value of the investment. As more fully described in Note 4, an impairment charge was recognized in 2008 for one of the Company's equity method investees.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

              Rental revenue.    Apartment homes are leased under operating leases with terms generally of one year or less. Rental revenue includes rents that each resident pays in accordance with the terms of the lease recognized on a straight-line basis over the related lease term. Amortization on above market lease intangibles is recognized as a reduction to Rental revenue in the Combined Consolidated Statements of Operations, while amortization on below market lease intangibles is recognized as an increase to Rental revenue in the Combined Consolidated Statement of Operations. The net effect of amortization on above and below market lease intangibles is an increase to Rental revenue of $252 (unaudited) and $50 (unaudited) for the periods ended March 31, 2011 and 2010, respectively, and $90, ($41) and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. Expected amortization expense on (above) below market rentals to be recognized in 2011, 2012, 2013, 2014 and 2015 is $732, 197, $177, $22, $20, and $10, respectively.

              Operating expense reimbursements.    Under the terms of residential leases, the residents of certain properties are obligated to reimburse the Company for certain utility usage, water and electricity. Recoverable costs are recognized in the period that the expenses are incurred.

              Payroll expense reimbursements.    Salaries and benefits relating to reimbursements received for expenses incurred in connection with the management of the properties, joint ventures and other affiliated entities are included in payroll expense reimbursements. The Company is the primary obligor for these expenses and therefore these reimbursements are recorded as management and service company revenue (included in Payroll expense reimbursements) and as expenses (included in Non Predecessor entities' payroll expense). For the years ended December 31, 2010, 2009 and 2008, the reimbursements shown as revenue were equivalent to the expenses, which were $25,392, $29,073 and $27,990, respectively. For the periods ended March 31, 2011 and 2010, such amounts were $2,388 (unaudited) and $6,365 (unaudited), respectively.

              Fee income from related parties.    Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rentals are collected. Construction management fees are earned based on a percentage of hard costs of the redevelopment work completed at the properties and acquisition fees are earned in connection with the purchase of certain properties. Profit on construction management fees and acquisition fees earned from equity method investees are recognized to the extent of third party partners' ownership interest. All fee income is earned from affiliates of Mitchell L. Morgan. Fees earned from combined consolidated entities are eliminated, therefore fee income recognized on the Combined Consolidated Statements of Operations relates to those properties that are excluded from this presentation.

              Other income.    Other income consists primarily of administrative, application, and other transactional fees and termination fees charged to our residents. Lease termination fees, are recognized when the fees are determinable, resident vacancy has occurred, collectability is reasonably assured, and the Company has no continuing obligation to provide services to such former residents. Certain utility companies pay the properties an upfront contracted fee to act as the primary service provider. These

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

fees are deferred and amortized over the longer of: a) the contract period; or b) the expected lease term of the tenants utilizing these services.

Rental Operations

              Operating expenses associated with the rental property include costs to maintain the property on a day to day basis as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred.

Insurance

              Management believes that its insurance coverages insure properties adequately against the risk of loss attributable to fire, earthquake, hurricane, tornado, flood and other perils. In addition, management has insurance coverage for substantial portions of property, workers' compensation, health and general liability exposures. Losses are accrued based on management's estimates of the aggregate liability for uninsured losses incurred using certain actuarial assumptions followed in the insurance industry and based on our experience.

Fair Value of Financial Instruments

              The Company's financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses and debt obligations. With the exception of debt obligations, the Company believes that the carrying amounts of its financial instruments approximate fair value as these instruments are short term in nature with a high probability of realization. To determine the fair value of the debt obligations, the Company used a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile, based on the borrowing rates currently available to the Company for the same or similar issues including debt with the same remaining maturities and for bank loans with similar terms and average maturities. The fair value of debt obligations is $1,724,927 and $389,909, as of December 31, 2010 and 2009 compared to its carrying amount of $1,636,216 and $392,210; the fair value of debt obligations was $1,705,584 (unaudited) at March 31, 2011 compared to its carrying amount of $1,638,690 (unaudited).

Derivative Instruments

              The Company's use of derivative instruments is limited to the utilization of interest rate caps to manage interest rate risk exposure. The arrangements are entered into to protect against fluctuations in interest rates during the terms of the respective loans. The counterparties to these arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet these obligations as they come due. The Company did not designate the derivatives as hedging instruments under Generally Accepted Accounting Principles, therefore the rate caps must be marked-to-market through income. The Company recognizes these instruments as assets on the Combined Consolidated Balance Sheets of the

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Morgan Predecessor Entities at fair value under ASC 820, with the change in fair value being reflected within the Statements of Operations through interest expense. The Company has determined that the inputs used to value the derivatives fall within Level 2 of the fair value hierarchy.

              The following table summarizes the terms and fair values of the Company's derivative financial instruments at March 31, 2011(unaudited), December 31, 2010 and 2009:

							Fair Value
	Derivative Product	Derivative Type	Notional Amount		Effective Date	Maturity Date
Property				Strike			3/31/11	12/31/10	12/31/09
							(unaudited)
Pointe	Cap	Interest Rate	$6,387	6.45%	11/15/09	11/15/14	$8	$18	$40
Chase Lea	Cap	Interest Rate	16,835	6.45%	11/15/09	11/15/14	20	47	104
Kingswood	Cap	Interest Rate	38,005	6.65%	08/20/06	09/15/11	—	—	4
Kingswood	Cap	Interest Rate	11,886	6.80%	08/20/08	08/20/13	8	11	74
Forge Gate	Cap	Interest Rate	9,765	6.65%	08/20/06	09/15/11	—	—	1
Forge Gate	Cap	Interest Rate	2,885	6.80%	08/20/08	08/20/13	2	3	18
Brookside	Cap	Interest Rate	21,915	6.65%	08/20/06	09/15/11	—	—	2
Brookside	Cap	Interest Rate	6,482	6.80%	08/20/08	08/20/13	4	6	41
Fannie 55	Cap	Interest Rate	369,000	5.52%	10/01/09	10/01/13	349	452	—

							$391	$537	$284

              As of March 31, 2011, December 31, 2010 and 2009, the interest rate caps are reflected at their fair market value of $391 (unaudited), $537 and $284 on the Combined Consolidated Balance Sheets of the Morgan Predecessor Entities with (gains) or losses in value of ($39), ($28), and $73 for the periods ended December 31, 2010, 2009 and 2008, respectively. The loss in value for the periods ending March 31, 2011 and 2010 amounted to $144 (unaudited) and $197 (unaudited) respectively.

Fair Value Measurements

              Effective January 1, 2008, the Company adopted ASC 820, "Fair Value Measurements and Disclosures" which defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. ASC 820 is applied prospectively, including to all other accounting pronouncements that require or permit fair value measurements. ASC 820 was applied to the Company's derivative instruments effective January 1, 2008.

              ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. Financial assets and liabilities recorded on the Combined Consolidated Balance Sheets at fair value are categorized based on the inputs to the valuation techniques as follows.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

              Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity's own assumptions, as there is little, if any, related market activity or information. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

              Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself and its counterparties. However, the company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that the derivative valuations in their entirety should be classified in level 2 of their fair value hierarchy.

              The following table sets forth the Company's financial assets that were accounted for at fair value on a recurring basis as of March 31, 2011 (unaudited), December 31, 2010 and 2009:

	Fair Value Measurement at Reporting Date Using
				Total Fair Value
Description	Level 1	Level 2	Level 3
Assets
Interest Rate Caps
As of March 31, 2011 (unaudited)	—	$391	—	$391
As of December 31, 2010	—	$537	—	$537
As of December 31, 2009	—	$284	—	$284

Non-controlling Interests

              Non-controlling interests represent the portion of equity that the participants own in the controlled entities included in the combined financial statements. The Company identifies its non-controlling interests separately within the equity section on the combined balance sheets. The amounts of consolidated net earnings attributable to the Company and to the non-controlling interests are presented on the Company's combined statements of operations.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Offering Costs

              In connection with this offering, Mitchell L. Morgan Management Company, which is part of the Company, has incurred offering costs of $350 in 2011 that will be charged to capital upon completion. In 2010, we expensed $1,577 of costs related to an aborted offering.

Income Taxes

              The Company consists of a combination of entities that are either limited liability companies ("LLCs") or a limited partnerships ("LPs"). Generally, unless an LLC or an LLP elects to be treated as a corporation for income tax purposes, it is not subject to federal, state or local income taxes but instead the respective member/partners are taxed on their allocable shares of the entity's taxable income. It is believed that none of the LLCs or LPs should be treated as corporations for income tax purposes, and therefore no provision or liability for federal, state, or local income taxes has been included in these combined consolidated financial statements.

              The tax returns of the entities combined consolidated in this presentation and the amount of the allocable profits and losses are subject to examination by federal and state taxing authorities. Although the partners believe that the positions taken on previously filed tax returns are reasonable, various taxing authorities may challenge certain positions taken, which could result in additional liabilities for taxes and interest for the partners.

              Effective January 1, 2009, the Company adopted the provisions of ASC 740, "Income Taxes," as it relates to uncertain tax positions (formerly FIN 48, "Accounting for Uncertainty in Income Taxes"). This guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that an entity recognize in the financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The guidance also provides clarification on derecognition, balance sheet classification, interest and penalties and footnote disclosures. As the combined consolidated group does not pay federal or state income taxes, the adoption of this guidance did not have a material effect on its financial statements.

Recently Adopted Pronouncements

              In December 2010, the FASB issued an amendment to FASB ASC 805, Business Combinations, requiring a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined consolidated entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined consolidated entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. This guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

reporting period beginning on or after December 15, 2010. The Company adopted this guidance effective January 1, 2010. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              In February 2010, the FASB issued an amendment to FASB ASC 810, Consolidation, for certain interests in an entity that has all of the attributes of an investment company, or for which it is industry practice to apply measurement principles for financial reporting that are consistent with those investment companies apply, or the entity is a registered money market fund. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities before the guidance amendments. This guidance is effective for fiscal and interim reporting periods beginning after November 15, 2009. The Company adopted this guidance effective January 1, 2010. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              In February 2010, the FASB issued an amendment to ASC 855, Amendments to Certain Recognition and Disclosure Requirements which, among other things, amends Subtopic 855-10 with respect to the date through which evaluation of subsequent events must occur and under which circumstances such date must be disclosed. The update amends subtopic 855-10 so that an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. All of the amendments in this update are effective upon issuance, with limited exceptions. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010. This guidance was adopted by the Company January 1, 2010 and did not have a material impact on the Company's combined consolidated financial statements.

              In June 2009, the FASB issued ASC 105, FASB Accounting Standards Codification, which establishes the FASB's Accounting Standards Codification (the "Codification") as the exclusive authoritative reference for nongovernmental U.S. GAAP for use in financial statements, except for SEC rules and interpretative releases, which are also authoritative for SEC registrants. As a result, the Codification provides guidance that all standards will carry the same level of authority. The Company adopted this guidance during 2009. The only impact of adopting this provision was to update and remove certain references to technical accounting literature in the combined consolidated financial statements.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

              In June 2009, the FASB issued updated guidance, ASC 810, Consolidation, which amends guidance for determining whether an entity is a variable interest entity ("VIE") and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. Additionally, the amendment requires an ongoing reassessment of whether the enterprise is the primary beneficiary. This guidance is effective for the first annual reporting period that begins on January 1, 2010, and the Company has adopted this standard retrospectively. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              In May 2009, the FASB issued ASC 855, Subsequent Events, to establish general standards of accounting for and disclosure of subsequent events. This guidance renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modified the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. The Company adopted this guidance during 2009. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              Effective January 1, 2009, the Company adopted a newly issued accounting standard for non-controlling interests, which is now incorporated in ASC 810, Consolidation. In accordance with this accounting standard, non-controlling interests are presented as a component of consolidated shareholders' equity unless these interests are considered redeemable. Also, under this standard, net income will encompass the total income of all consolidated subsidiaries and there is separate disclosure on the face of the income statement of the attribution of that income between controlling and non-controlling interests. Lastly, increases and decreases in non-controlling interests are treated as equity transactions. The adoption of this accounting standard did not have material impact on the Company's financial position or results of operations.

              In November 2008, the FASB ratified guidance related to equity method investment accounting, which is now incorporated in ASC 323, Investments—Equity Method and Joint Ventures. This guidance applies to all investments accounted for under the equity method and clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance is effective beginning in the first quarter of fiscal year 2010 and was adopted by the Company on January 1, 2010. The adoption of this guidance did not have a material impact on the Company's combined consolidated financial statements.

              In April 2008, the FASB issued Determination of the Useful Life of Intangible Assets, now incorporated in ASC 350, Intangibles—Goodwill and Other, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the standard Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of an intangible asset determined under Goodwill and Other Intangible Assets and the period of expected cash flows used to measure the fair

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

value of the asset under Business Combinations and other U.S. Generally Accepted Accounting Principles. The guidance for determining the useful life of a recognized intangible asset in this standard applies prospectively to intangible assets acquired after the effective date. The disclosure requirements in this standard apply prospectively to all intangible assets recognized as of, and subsequent to, the effective date. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption was not permitted. The Company adopted this standard on January 1, 2009. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

              In March 2008, the FASB issued guidance, now incorporated in ASC 815, Derivatives and Hedges, which enhances disclosures related to derivative instruments and hedging activities. This guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It also requires disclosure about an entity's strategy and objectives for using derivatives, the fair values of derivative instruments and their related gains and losses. This guidance was adopted by the Company on January 1, 2009 and did not have a material impact on the combined consolidated financial statements.

              In February 2008, the FASB issued updated guidance, now incorporated in ASC 820, Fair Value Measurements and Disclosure, which defers the effective date of previous guidance issued regarding the fair value of non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a non-recurring basis, until fiscal years beginning after November 15, 2008. These provisions were adopted by the Company on January 1, 2009. The adoption of this guidance did not have a material impact on the combined consolidated financial statements.

Unaudited Interim Information

              The financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the interim period. All such adjustments are of a normal recurring nature.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

3. Intangible Assets and Liabilities

              Intangible assets and liabilities subject to amortization consist of the following at March 31, 2011 (unaudited) (in thousands):

	March 31, 2011
	Total Cost	Accumulated Amortization	Intangible Asset
	(unaudited)
In-place lease value	20,984	(14,887)	6,097
Resident relationship value	1,955	(1,623)	332
Above market lease acquired	2,056	(869)	1,187

Total intangible assets	24,995	(17,379)	7,616
Below market lease acquired	(3,350)	1,244	(2,106)

Total intangible liabilities	(3,350)	1,244	(2,106)

              Intangible assets and liabilities subject to amortization consist of the following at December 31, 2010 (in thousands):

	December 31, 2010
	Total Cost	Accumulated Amortization	Intangible Asset
In-place lease value	20,984	(8,324)	12,660
Resident relationship value	1,955	(1,482)	473
Above market lease acquired	2,056	(212)	1,844

	24,995	(10,018)	14,977
Below market lease acquired	(3,349)	335	(3,014)

Total intangible liabilities	(3,349)	335	(3,014)

              Intangible assets and liabilities subject to amortization consist of the following at December 31, 2009 (in thousands):

	December 31, 2009
	Total Cost	Accumulated Amortization	Intangible Asset
In-place lease value	5,022	(2,824)	2,198
Resident relationship value	1,955	(663)	1,292
Above market lease acquired	—	—	—

	6,977	(3,487)	3,490
Below market lease acquired	(99)	33	(66)

Total intangible liabilities	(99)	33	(66)

              Amortization expense on in-place lease and resident relationship intangibles for the periods ended March 31, 2011 and 2010 (unaudited) was $6,705 and $2,007, respectively. Amortization expense on in-place lease and resident relationship intangibles for the years ended December 31, 2010, 2009, and 2008 was $6,319, $1,882, and $202, respectively. Expected amortization expense on in-place leases

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

3. Intangible Assets and Liabilities (Continued)

and resident relationship value intangibles to be recognized in 2011, 2012, 2013, 2014, and 2015 is $13,172, $0, $0, $0, and $0, respectively. Amortization on above and below market lease intangibles is presented within Rental revenue in the Combined Consolidated Statement of Operations as discussed in Footnote 2.

4. Equity Method Investments

              The Company has an investment in real estate ventures that own multifamily properties. The equity method of accounting is applied to such investments when the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the businesses. Under this method, the investors recognize their share of the earnings or losses of the investees' and record distributions received from the investees' as a reduction of their investment. The Company's equity in the net earnings or losses of the investments is reflected as equity in earnings of unconsolidated entities on the Combined Consolidated Statements of Operations. The effects of material intercompany transactions with these equity method investments are eliminated.

              During the years presented, the Company has equity method investments in real estate ventures that own multifamily properties as follows (in thousands):

				December 31,
	Percentage Ownership	Number of Properties	March 31, 2011
				2010	2009
			(unaudited)
East Coast Residential Associates, LP	0.23%	86	$—	$—	$317
Gwynbrook	10.00%	1	—	—	209
Towson Crossing	9.17%	1	523	516	533
Forest Hills	4.05%	1	150	146	132
Carlyle	4.76%	1	123	121	141
Station Square	3.67%	1	204	203	264
Belvedere (Sold 11/23/10)	10.00%	1	—	—	453
Oak Grove	4.05%	1	—	—	—

Equity method investments in unconsolidated entities			$1,000	$986	$2,049

Avalon	1.29%	2	—	—	—
GMAC	23.98%	7	—	—	—
UDRT	17.37%	2	—	—	—
Berwind 20	2.28%, 35.85%*	20	—	—	(23,987)
Oak Grove	4.05%	1	(129)	(117)	(89)

Losses and distributions in excess of contributions and income in equity method investments			$(129)	$(117)	$(24,076)

*
2.28% represents the equity investment for the Sixpack and Chartleytowne properties. 35.85% represents the equity investment for the Berwind 13 properties.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

4. Equity Method Investments (Continued)

              During the years presented, the Company has recorded income (losses) from equity method investments for the periods as follows:

			For the period ended March 31,		For the year ended December 31,
	Percentage Ownership	Number of Properties
			2011	2010	2010	2009	2008
			(unaudited)	(unaudited)
East Coast Residential Associates, LP	0.23%	86	$—	$(17)	$(37)	$(9)	$(843)
Avalon	0.15%	2	—	—	—	—	1
GMAC	23.98%	7	—	—	—	(38)	(104)
Gwynbrook	10.00%	1	—	(9)	(38)	(61)	(123)
UDRT	2.32%	2	—	—	—	—	2
Berwind 20	2.28%, 9.00%*	20	—	98	560	482	503
Towson Crossing	9.17%	1	7	2	15	9	20
Oak Grove	4.05%	1	(12)	(6)	(16)	(16)	(40)
Forest Hills	4.05%	1	4	2	14	4	(11)
Carlyle	4.76%	1	4	2	22	15	(38)
Station Square	3.67%	1	1	(3)	1	(4)	(33)
Belvedere (Sold 11/23/10)	10.00%	1	—	(7)	(22)	(60)	(123)

Equity in income (losses) of unconsolidated entities			$4	$62	$499	$322	$(789)

*
2.28% represents the equity pickup for the Sixpack and Chartleytowne properties. 9.00% represents the equity pickup for the Berwind 13 properties.

              Included in the loss from equity method investments for the year ended December 31, 2008 is an impairment loss related to the Company's investment in the East Coast Residential Associates, LP ("ECRA"). Due to the significant decline in the real estate values since the acquisition of this investment in 2007, as well as the continued deterioration of the global capital markets and the related impact on the real estate markets, the Company determined that the loss in value was other than temporary. Accordingly, the Company recorded an impairment charge of $769, reducing its investment in ECRA to $285 at December 31, 2008. The negative basis differential created from the charge is being amortized over the remaining useful life of the assets and recorded as a credit to the Company's equity in earnings of ECRA.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

4. Equity Method Investments (Continued)

              The following table represents summarized aggregated financial information at 100% for all equity method investments as of and during the periods presented below (in thousands):

	March 31,		December 31,
	2011	2010	2010	2009	2008
	(unaudited)	(unaudited)
Operating Data:
Property revenue	$4,859	$71,607	$255,034	$331,760	$312,120
Operating and maintenance expenses	(2,693)	(42,706)	(139,984)	(164,779)	(167,268)
Depreciation and amortization	(1,215)	(19,357)	(50,991)	(65,120)	(73,083)
Interest expense	(1,096)	(22,728)	(79,028)	(101,710)	(118,531)
Loss on derivatives	—	(1,804)	(2,833)	(1,588)	14

Net income (loss)	$(145)	$(14,988)	$(17,802)	$(1,437)	$(46,748)

Predecessor's share of income (losses) from unconsolidated joint ventures	4	65	509	334	(20)
Impairment/basis difference	—	(3)	(10)	(12)	(769)

Predecessor's income (losses) from unconsolidated joint ventures	4	62	499	322	(789)

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Balance Sheet Data:
Real estate, net	$106,203	$107,300	$2,201,247
Other assets	5,151	4,641	83,040

Total assets	$111,354	$111,941	$2,284,287

Accounts payable and other liabilities	2,007	2,037	37,194
Mortgages and other notes payables secured by real estate	98,161	98,532	1,933,563
Equity	11,186	11,372	313,530

Total liabilities and equity	$111,354	$111,941	$2,284,287

Predecessor's share of unconsolidated joint venture equity	871	$879	$(22,015)
Impairment/basis difference	—	(10)	(12)

Predecessor's investment in of unconsolidated joint ventures	$871	$869	$(22,027)

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

4. Equity Method Investments (Continued)

              The following table represents summarized financial information at 100% for the significant investment of the Berwind 20 equity method investment as of and during the periods presented below (in thousands):

	March 31,		December 31,
	2011	2010	2010	2009	2008
	(unaudited)	(unaudited)
Operating Data:
Property revenue	$—	$15,083	$61,454	$60,188	$58,743
Operating and maintenance expenses	—	(8,504)	(32,559)	(32,686)	(31,362)
Depreciation and amortization	—	(2,079)	(8,281)	(8,144)	(7,686)
Interest expense	—	(3,504)	(14,109)	(14,306)	(14,390)
Loss on derivatives	—	—	—	—	—

Net income (loss)	$—	$996	$6,505	$5,052	$5,305

Predecessor's income from unconsolidated joint ventures	—	98	560	482	503

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Balance Sheet Data:
Real estate, net	—	—	144,726
Other assets	—	—	8,804

Total assets	—	—	153,530

Accounts payable and other liabilities	—	—	6,241
Mortgages and other notes payables secured by real estate	—	—	289,264
Equity	—	—	(141,975)

Total liabilities and equity	—	—	153,530

Predecessor's investment in of unconsolidated joint ventures	$—	$—	(23,987)

              Revenue from property management and reimbursement of information technology related costs earned from equity method investments amounted to $0 (unaudited) and $12 (unaudited) for the period ended March 31, 2011 and 2010, respectively, and $47, $233 and $243 for the years ended December 31, 2010, 2009, and 2008, respectively.

              Revenue from property management fees earned from equity method investments amounted to $135 (unaudited) and $2,183 (unaudited) for the period ended March 31, 2011 and 2010, respectively, and $8,010. $9,470 and $9,438 for the years ended December 31, 2010, 2009, and 2008, respectively.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

4. Equity Method Investments (Continued)

              Revenue from redevelopment fees earned from equity method investments amounted to $0 (unaudited) and $4 (unaudited) for the period ended March 31, 2011 and 2010, respectively, and $155, $132, and $314 for the years ended December 31, 2010, 2009, and 2008, respectively.

              Revenue from uncollectible rent recovery fees earned from equity method investments amounted to $1 (unaudited) and $16 (unaudited) for the period ended March 31, 2011 and 2010, respectively, and $60, $55 and $52 for the years ended December 31, 2010, 2009, and 2008, respectively.

              Revenue from payroll administration fees earned from equity method investments amounted to $3 (unaudited) and $54 (unaudited) for the period ended March 31, 2011 and 2010, respectively, and $206, $397 and $394 for the years ended December 31, 2010, 2009, and 2008, respectively.

5. Mortgage Notes and Bonds Payable

              Debt obligations consist of the following at March 31, 2011 (unaudited), and December 31, 2010 and 2009 (in thousands):

	As of March 31,	December 31,
	2011	2010	2009
	(unaudited)
Mortgage notes payable	1,548,090	1,575,436	286,180
Discount on mortgages	(60,791)	(65,894)	(11,377)
Taxable bonds	16,810	17,277	19,065
Tax exempt bonds	92,907	92,907	92,907

Debt obligations	1,597,016	1,619,726	386,775
Related party notes	41,674	16,490	5,435

	1,638,690	1,636,216	392,210

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Mortgage Notes Payable

              The mortgage notes payable consist of the following loans at March 31, 2011 (unaudited), and December 31, 2010 and 2009 (in thousands):

		Principal balance at
		March 31,	December 31,
	Lender	2011	2010	2009	Interest Rate	Maturity
		(unaudited)
Montgomery Woods	Wells Fargo	$16,000	$16,000	$16,000	5.7100%	1/1/2018
Main Street Apartments	Keybank	14,005	14,062	14,273	5.2900%	4/11/2015
Villages at Montpelier	Midland	41,646	41,818	42,451	5.2852%	3/11/2015
Huntley Glen	Berkadia	11,937	11,979	12,129	5.7800%	6/1/2016
The Pointe at Stafford	Berkadia	5,604	5,656	5,856	5.1200%	11/1/2012
Chase Lea	Berkadia	4,511	4,600	4,945	5.0700%	11/1/2012
Camp Hill Plaza Apartments	Berkadia	17,371	17,442	17,708	5.0600%	10/1/2015
Fox Run Apartments	Berkadia	27,302	27,415	27,836	5.0100%	10/1/2015
Gwynnbrook Apartments	Berkadia	15,941	16,000	—	5.0000%	8/31/2011
Gwynnbrook Apartments	Berkadia	3,579	3,579	—	5.0000%	8/31/2011
Hidden Lakes Apartments	Keybank	16,094	16,161	16,406	5.3900%	11/11/2015
Kenwood Gardens	Keybank	11,254	11,301	11,472	5.3900%	11/11/2015
Lakewood Hills Apartments	Berkadia	33,416	33,551	34,050	5.1700%	10/1/2015
Marylander Apartments	Berkadia	31,836	31,968	32,459	5.0100%	10/1/2015
Regency Lakeside Apartments	Berkadia	30,122	30,245	30,699	5.1200%	10/1/2015
Riverwind Apartments	Greystone	7,846	7,846	7,846	5.8100%	9/1/2016
Stonesthrow	Greystone	12,050	12,050	12,050	5.8100%	9/1/2016
Charleytowne	Freddie Mac	45,744	45,917	—	5.3800%	3/1/2016
Oak Park	Freddie Mac	4,192	4,208	—	5.4900%	4/1/2016
Oxford Manor	Freddie Mac	9,368	9,408	—	4.6400%	5/1/2014
Place One	Freddie Mac	32,195	32,333	—	4.6400%	5/1/2014
Timberlake	Freddie Mac	23,004	23,102	—	4.6400%	5/1/2014
Wedgewood	Freddie Mac	4,269	4,290	—	5.1200%	5/1/2015
William Penn	Freddie Mac	16,909	16,981	—	4.6400%	5/1/2014
Roberts Mill	Freddie Mac	23,021	23,118	—	4.6400%	5/1/2014
Vineland Village	Freddie Mac	2,721	2,733	—	4.6400%	5/1/2014
Moorestowne Woods	Freddie Mac	14,242	14,302	—	4.6400%	5/1/2014
Burnt Mill	Freddie Mac	5,027	5,049	—	4.6400%	5/1/2014
Glen Mar	Freddie Mac	10,541	10,585	—	4.6400%	5/1/2014
Willowbrook	Freddie Mac	16,017	16,085	—	4.6400%	5/1/2014
Ross Ridge	Freddie Mac	9,094	9,133	—	4.6400%	5/1/2014
Glen Ridge	Freddie Mac	16,795	16,866	—	4.6400%	5/1/2014
Squires Manor	Freddie Mac	4,431	4,450	—	4.6400%	5/1/2014
Brookmont	Freddie Mac	10,094	10,137	—	4.6400%	5/1/2014
Briarwood	Freddie Mac	10,256	10,300	—	4.6400%	5/1/2014
Whitestone	Freddie Mac	7,245	7,276	—	4.6400%	5/1/2014
Sherwood Crossing	Freddie Mac	18,485	18,564	—	4.6400%	5/1/2014
FMP/MLM Associates	Seller notes	22,218	35,336	—	8.50%	12/31/2011
FMP/MLM Associates II	Seller notes	14,523	23,099	—	8.50%	12/31/2011
FMP/MLM Associates III	Seller notes	5,523	8,829	—	8.50%	12/31/2011
Facility Note A	Fannie Mae	597,662	597,662	—	5.6220%	10/1/2013
Facility Note B	Fannie Mae	5,000	5,000	—	LIBOR+85bp	10/1/2013
Facility Note C	Fannie Mae	219,000	219,000	—	LIBOR+75bp	10/1/2013
Facility Note D	Fannie Mae	100,000	100,000	—	LIBOR+60bp	10/1/2013

		$1,548,090	$1,575,436	$286,180

Discount on mortgages, net		(60,791)	(65,894)	(11,377)

		$1,487,299	$1,509,542	$274,803

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Berkadia

              The Berkadia debt obligation for Camp Hill Plaza Apartments, Fox Run Apartments, Lakewood Hills Apartments, Marylander Apartments and Regency Lakeside Apartments represents five loans with a combined original principal balance of $145,100 that commenced on September 30, 2005 with interest only payments for the first 36 months. Subsequently, commencing November 1, 2008, principal and interest payments were required with principal payments based on a 30-year amortization schedule. The loans mature on October 1, 2015 and bear interest at an annual rate ranging from 5.01% to 5.17%. The loans are not cross collateralized or cross defaulted. The lender requires the Company to maintain escrow balances for replacement reserves and real estate taxes which are included in restricted cash on the Combined Consolidated Balance Sheets. Overall the Company assumed debt that had a fair value discount of $5,938 below par, which is netted against debt obligations on the consolidated balance sheet. Accretion of the discount of approximately $1,155 and $212 for the years ended December 31, 2010 and 2009 is included as an increase to interest expense in the consolidated statement of operations.

              The Huntley Glen obligation represents a loan with an original principal balance of $12,200 that commenced on July 1, 2006 with interest only payments through June 1, 2009. The loan matures on June 1, 2016 and bears interest at an annual rate of 5.78%. The lender requires Huntley Glen to maintain an escrow balance for real estate taxes that is included in restricted cash on the Combined Consolidated Balance Sheets.

              The Pointe at Stafford and Chase Lea obligation represents two loans with a combined original principal balance of $11,852 that commenced on December 1, 2007 with principal and interest payments. The loans mature on November 1, 2025 and bear interest at an annual rate of 5.12% and 5.07%, respectively. The lender requires the Pointe at Stafford and Chase Lea to maintain escrow balances for replacement reserves, real estate taxes, and property insurance which are included in restricted cash on the Combined Consolidated Balance Sheets. Overall the Company assumed debt that had a fair value discount of $179 below par, which is netted against debt obligations on the consolidated balance sheet. Accretion of the discount of approximately $101, $60, and $20 for the years ended December 31, 2010, 2009 and 2008 is included as an increase to interest expense in the consolidated statement of operations.

              The Berkadia debt obligation for Gwynbrook Apartments (the "Borrower") represents two loans with a combined original principal balance of $19,579. The loans commenced on May 22, 2007. The maturity dates of these loans were September 29, 2009. On November 23, 2010 both loans were extended to a maturity date of August 31, 2011. These loans bear an interest rate of 5% per annum, on the unpaid principal balance through maturity. In addition to the monthly payments of interest, the Borrower shall make monthly payments in the amount of the monthly excess cash flow. The lender requires Gwynbrook Apartments to maintain escrow balances for replacement reserves, real estate taxes, and property insurance which are included in restricted cash on the Combined Consolidated Balance Sheets.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Keybank Real Estate Capital

              The Keybank obligation for Hidden Lakes Apartments and Kenwood Gardens represents two loans with a combined original principal balance of $28,675. The loans commenced October 18, 2005, with interest only for the first 24-months. Subsequently, beginning December 11, 2007, principal and interest payments were required with principal payments based on a 30-year amortization schedule. The loans mature on November 11, 2015 and bear interest at an annual rate of 5.39%. The lender requires Hidden Lakes Apartment and Kenwood Gardens to maintain escrow balances for real estate taxes, insurance, replacement reserves and debt service which are included in restricted cash on the Combined Consolidated Balance Sheets. Overall the Company assumed debt that had a fair value discount of $5,285 below par, which is netted against debt obligations on the consolidated balance sheet. Accretion of the discount of approximately $1,013 and $153 for the years ended December 31, 2010 and 2009 is included as an increase to interest expense in the consolidated statement of operations.

              The Main Street Apartments obligation includes a note with an original principal balance of $14,600 that commenced on April 11, 2005 with principal and interest payments. The loan matures on April 11, 2015 and bears interest at an annual rate of 5.29%. The lender requires Main Street Apartments to maintain escrow balances for replacement reserves, real estate taxes, and property insurance which are included in restricted cash on the Combined Consolidated Balance Sheets.

Midland Loan Services

              The Villages at Montpelier obligation includes a note with an original principal balance of $44,000 that commenced on February 28, 2005 with interest only payments. Subsequently, commencing March 31, 2007, principal and interest payments are required. The loan matures on March 11, 2015 and bears interest at an annual rate of 5.29%. The lender requires The Villages at Montpelier to maintain escrow balances for replacement reserves, real estate taxes, and property insurance which are included in restricted cash on the Combined Consolidated Balance Sheets. The lender also requires that all rents of the property be deposited into a designated lockbox account. As part of the agreement, the Company has full control of these lockbox accounts until the occurrence of the sweep period, which has yet to occur.

Greystone Servicing Corporation, Inc.

              The Greystone Servicing Corporation obligation for Riverwind Apartments and Stonesthrow represents two loans with an original principal balance of $19,896 that commenced on September 1, 2006 with interest only payments. Subsequently, on October 1, 2011, principal and interest payments are required. The loans mature on September 1, 2016 and bear interest at an annual rate of 5.81%. The lender requires Riverwind Apartments and Stonesthrow to maintain escrow balances for replacement reserves, real estate taxes, and property insurance which are included in restricted cash on the Combined Consolidated Balance Sheets. Overall the Company assumed debt that had a fair value discount of $461 below par, which is netted against debt obligations on the consolidated balance sheet.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Accretion of the discount of approximately $119 and $59 for the years ended December 31, 2010 and 2009 is included as an increase to interest expense in the consolidated statement of operations.

Wells Fargo Bank, N.A.

              The Wells Fargo obligation for Montgomery Woods includes a note with an original principal balance of $16,000 that commenced on February 1, 2008 with interest only payments. Subsequently, commencing February 1, 2013, principal and interest payments are required. The loan matures on January 1, 2018 and bears interest at an annual rate of 5.71%. The lender requires Montgomery Woods to maintain escrow balances for replacement reserves and real estate taxes which are included in restricted cash on the Combined Consolidated Balance Sheets.

Fannie Mae

              On October 27, 2010 the Company assumed a Credit Facility (the "Facility") in connection with the acquisition of 55 properties. The Facility is comprised of the following components: a) a $600 million, 5.62% fixed rate note, b) a $100 million, variable rate note with an interest rate of LIBOR plus 60 basis points aggregating 0.85% at December 31, 2010, c) a $219 million, variable rate note with interest of LIBOR plus 75 basis points (aggregating 1.00% at December 31, 2010, and d) a $5 million, variable rate note with an interest rate of LIBOR plus 85 basis points (aggregating 1.10% at December 31, 2010. All components of the Facility are interest only and mature on October 1, 2013. The Facility is collateralized by all 55 properties in the portfolio with an aggregate carrying amount of $910,393 and requires compliance with certain non-financial covenants as outlined in the agreement. The Company was in compliance with such covenant at March 31, 2011.

              The Company's debt obligations through the Facility are $867,328 with a face amount of $921,662 at December 31, 2010. Under ASC 805, debt obligations assumed in the acquisition should be assigned their present value amounts determined by appropriate current interest rates at the transaction date. Overall the Company assumed debt that had a fair value discount of $57,252 below par, which is netted against debt obligations on the consolidated balance sheet. Accretion of the discount of approximately $3,206 for the year ended December 31, 2010 is included as an increase to interest expense in the consolidated statement of operations.

              In connection with the acquisition, the Company acquired an interest rate cap agreement on October 27, 2010, with an institutional counterparty with a notional amount of $369 which expires October 1, 2013. The fair value at acquisition was $214. The agreement requires that in the event the LIBOR rate exceeded 5.519% during any month, the institutional counterparty would pay to the Facility the incremental interest. For 2010, no amounts were received under the terms of the agreements as LIBOR rates were below the cap thresholds.

              As of December 31, 2010, the interest rate cap is reflected at its fair market value of $452 on the Balance Sheets with changes in value during the period reflected as an expense in the Statements of Operations. As of December 31, 2010, the Company recorded income of $237.

              The Facility requires the Company to maintain escrow balances for real estate taxes, insurance, replacement reserves and debt service which are included in restricted cash at December 31, 2010.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Freddie Mac

              The Freddie Mac obligations for the 20 properties that make up FMP/MLM Associates LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP have original principal balances totaling $292,088 that commenced during the period from June 1, 1996 through July 31, 1997. The majority of the debt is interest only until May 2009. Subsequently, principal and interest payments are required with principal payments based on a 30-year amortization schedule. The loans mature May 1, 2014 through April 1, 2016 and bear interest at an annual rate ranging from 4.64% to 5.49%. The lender requires the Company to maintain escrow balances for replacement reserves and real estate taxes which are included in restricted cash on the Combined Consolidated Balance Sheets. Overall the Company assumed debt that had a fair value discount of $2,373 below par, which is netted against debt obligations on the consolidated balance sheet.

Berwind 20—Seller Notes

              On December 31, 2010, FMP/MLM Associates, LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP (the "Borrower") entered into a debt obligation of $67,264 with Multifamily Investors, LP, Multifamily Investors II, LP, Multifamily Investors III, LP and Bergen Multifamily MD Holdings LP (the "Lender"). The loan matures at December 31, 2011 and bears interest 8.5% per annum for the period commencing on the origination date until March 31, 2011. Thereafter, the interest rate will increase 100 basis points per month through October 1, 2011, at which time it will be capped at 15% through maturity. In addition to the foregoing payments of principal and interest, on March 7, 2011, the Borrower paid to the Lender the required principal payment of $25,000 and a non-refundable payment of 0.25% of the then-outstanding principal balance of the loan. Borrower will have a one-time right to extend the Maturity Date to December 31, 2012 by paying to Lender a non-refundable fee equal to one half of one percent (0.5%) of the then outstanding principal balance of the Note.

Taxable bonds

              The Taxable bonds consist of the following variable rate bonds that mature on August 15, 2031 at March 31, 2011 (unaudited), and December 31, 2010 and 2009 (in thousands). The variable rate is based on interest and other fees associated to the bonds.

	Principal balance at			Variable interest rate at
	March 31,	December 31,		March 31,	December 31,
	2011	2010	2009	2011	2010	2009
	(unaudited)			(unaudited)
Kingswood Apartments	$9,434	$9,691	$10,676	1.19%	1.23%	2.05%
Brookside Manor Apartments	5,104	5,249	5,802	1.14%	1.27%	2.15%
Forge Gate Apartments	2,272	2,337	2,587	1.22%	1.25%	2.28%

	$16,810	$17,277	$19,065

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

              In connection with the variable rate taxable bonds, the Company entered into three interest rate cap agreements on August 20, 2001 that expired on August 20, 2008. On August 20, 2008, the Company entered into replacement interest rate cap agreements with an institutional counterparty with a notional amount of $21,253 that expires on August 20, 2013. The Company paid $110 for the interest rate caps. The agreements required that in the event the LIBOR rate exceeded 6.8% during any month, the institutional counterparty would pay the incremental interest. As of March 31, 2011, December 31, 2010 and 2009, no amounts were received under the terms of the agreements as LIBOR rates were below the cap thresholds.

              As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the interest rate caps are reflected at their fair value of $14 (unaudited), $20 and $133, respectively, on the Combined Consolidated Balance Sheets with changes in value during the period reflected as an expense in the Combined Consolidated Statement of Operations. As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the Company recorded changes in the fair market value of $6 (unaudited), $113 and ($96), respectively.

Tax-exempt bonds

              The Tax-exempt bonds consist of the following interest only variable rate bonds at March 31, 2011 (unaudited), and December 31, 2010 and 2009 (in thousands). The variable rate is based on interest and other fees associated to the bonds

	Principal balance at			Variable interest rate at
	March 31,	December 31,		March 31,	December 31,
	2011	2010	2009	2011	2010	2009	Maturity
	(unaudited)			(unaudited)
Kingswood Apartments	$38,005	$38,005	$38,005	1.31%	1.33%	1.40%	8/15/2031
Brookside Manor Apartments	21,915	21,915	21,915	1.30%	1.31%	1.41%	8/15/2031
Forge Gate Apartments	9,765	9,765	9,765	1.29%	1.31%	1.40%	8/15/2031
Pointe at Stafford	6,387	6,387	6,387	1.14%	1.16%	1.38%	11/1/2025
Chase Lea	16,835	16,835	16,835	1.34%	1.35%	1.45%	11/1/2025

	$92,907	$92,907	$92,907

              In connection with the variable rate tax-exempt bonds, the Company entered into five interest rate cap agreements. Three of the agreements, Kingswood Apartments, Brookside Manor Apartments and Forge Gate Apartments, were purchased on August 3, 2006 and expire on September 3, 2011 which has a notional amount of $69,685. The Company paid $74 for the interest rate caps. The agreements required that in the event the BMA Municipal Swap Index rate exceeded 6.65% during any month, the institutional counterparty would pay the incremental interest. As of December 31, 2010, 2009 and 2008, no amounts were received under the terms of the agreements as the BMA Municipal Swap Index rates were below the cap thresholds.

              As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the interest rate caps are reflected at their fair value of $0 (unaudited), $0 and $6, respectively, on the Combined Consolidated

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Balance Sheets with changes in value during the period reflected as an expense in the Combined Consolidated Statement of Operations. As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the Company recorded changes in the fair market value of $0 (unaudited), $6 and ($2), respectively.

              Two of the interest rate cap agreements, Pointe at Stafford and Chase Lea, were purchased on October 20, 2004 and expired on November 15, 2009. On November 15, 2009, the Company entered into replacement interest rate cap agreements with an institutional counterparty with a notional amount of $23,222, which expires on November 15, 2014. The Company paid $215 for the interest rate caps. The agreements required that in the event the SIFMA Municipal Swap Index rate exceeded 6.45% during any month, the institutional counterparty would pay the incremental interest. As of March 31, 2011, December 31, 2010 and 2009, no amounts were received under the terms of the agreements as SIFMA Municipal Swap Index rates were below the cap thresholds.

              As of March 31, 2011 (unaudited), December 31, 2010 and 2009 the interest rate caps are reflected at their fair value of $28 (unaudited), $65 and $144, respectively, on the Combined Consolidated Balance Sheets with changes in value during the period reflected as an expense in the Combined Consolidated Statement of Operations. As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the Company recorded a charge of $36 (unaudited), $79 and $71, respectively.

              The mortgage notes payable are collateralized by their respective real estate investments with an aggregate carrying amount of $1,644,937 (unaudited) at March 31, 2011 and $1,654,756 at December 31, 2010.

              The mortgage notes payable are subject to various operating and financial covenants. The Company is in compliance with all financial covenants as of March 31, 2011.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

Related Party Loans

	Principal balance at
	March 31,	December 31,
				Interest Rate
	2011	2010	2009		Maturity
	(unaudited)
Related party loan- Montgomery Woods	329	329	329	0.43%	12/31/2013
Related party loan- Main Street	1,000	1,000	1,000	AFR*	12/31/2013
Related party loan- Main Street	115	115	—	0.79%	12/31/2012
Related party loan- Montpelier	3,872	3,796	3,506	8.00%	12/31/2013
Related party loan- Montpelier	600	600	600	AFR*	12/31/2013
Related party loan- Montpelier	100	100	—	0.79%	12/31/2012
Related party loan- Montpelier	125	125	—	0.41%	12/31/2012
Related party loan- Gwynnbrook	417	417	—	3.50%	12/31/2012
Related party loan- FMP/MLM	10,008	10,008	—	0.32%	12/31/2013
Related party loan- FMP/MLM	25,108	—	—	0.43%	12/31/2013

	41,674	16,490	5,435

*
AFR—Applicable Federal Rate provided by the Internal Revenue Service.

              On December 28, 2007, Mitchell L. Morgan made a loan to Montgomery Woods Apartments with an original principal balance of $329. The loan is interest-only and matured on December 31, 2010. The loan bears interest at an annual rate of 4.06%. On January 1, 2011, this loan was extended to December 31, 2013. The loan now bears interest at an annual rate of 0.43%. Interest expense for the year ended December 31, 2010, 2009 and 2008 was $13, $13, and $13.

              On January 1, 2001, Mitchell L. Morgan made a loan to Main Street Apartments with an original principal balance of $1,000. The loan is interest-only and matures on December 31, 2013. The loan bears interest at the Applicable Federal Rate (AFR) per annum. Interest expense for the years ended December 31, 2010, 2009 and 2008, was $39, $37 and $45, respectively.

              On May 20, 2010, Mitchell L. Morgan made a loan to Main Street apartments with an original principal balance of $115. The loan is interest-only and matures on December 31, 2012. The loan bears interest at an annual rate of 0.79%.

              On January 1, 2008, Mitchell L. Morgan made a loan to Montpelier Holdings with an original principal balance of $3,000. The loan is interest-only and matures on December 31, 2013. The loan compounds interest on a monthly period and bears interest at an annual rate of 8.00%. Interest expense for the years ended December 31, 2010, 2009 and 2008, was $290, $269 and $237, respectively.

              On October 1, 2008, Mitchell L. Morgan made a loan to Montpelier Holdings with an original principal balance of $600. The loan is interest-only and matures on December 31, 2013. The loan bears interest at the Applicable Federal Rate (AFR) per annum. Interest expense for the years ended December 31, 2010, 2009 and 2008, was $23, $23 and $7, respectively.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

              On May 20, 2010, Mitchell L. Morgan made a loan to Montpelier Holdings with an original principal balance of $100. The loan is interest-only and matures on December 31, 2012. The loan bears interest at an annual rate of 0.79%.

              On November 1, 2010, Mitchell L. Morgan made a loan to Montpelier Holdings with an original principal balance of $125. The loan is interest-only and matures on December 31, 2012. The loan bears interest at an annual rate of 0.41%.

              On November 24, 2011, an affiliate of Mitchell L. Morgan made two loans to Gwynnbrook Apartments, each with an original principal balance of $208. The loans are interest-only and mature on December 31, 2012. The loans bear interest at an annual rate of 3.50%.

              On December 31, 2010, the 1996 Morgan Family Trust made a loan to FMP/MLM Associates, LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP (the "Borrower") with an original principal balance of $5,089. The loan matures at December 31, 2013 and bears interest at 0.32% per annum. The entire balance of accrued and unpaid interest and principal shall be due at maturity. On December 31, 2010, Mitchell L. Morgan made a loan to FMP/MLM Associates, LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP (the "Borrower") with an original principal balance of $4,919. The loan matures at December 31, 2013 and bears interest at 0.32% per annum. The entire balance of accrued and unpaid interest and principal shall be due at maturity.

              On March 7, 2011, the 2007 Morgan Family Trust, the 1996 Morgan Family Trust, Mitchell L. Morgan, and Morgan Realty Partners, LP made loans to FMP/MLM Associates, LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP (the "Borrower") with original principal balances of $2,551, $3,354, $16,672, and $2,531, respectively. The loans mature at December 31, 2013 and bear interest at 0.43% per annum. The entire balance of accrued and unpaid interest and principal shall be due at maturity. These loans were used by the Borrower to pay down $25,000 on the seller note.

              The following is a summary of principal payments of the Company's debt obligations for years subsequent to December 31, 2010.

2011	$98,322
2012	21,070
2013	945,867
2014	226,797
2015	12,426
Thereafter	397,628
Unamortized discount	(65,894)

$1,636,216

              As of March 31, 2011, principal payments of approximately $2,812 (unaudited) are included in the above table in 2011. The mortgage notes and bonds payable have a weighted average interest rate of 4.24%, 4.35% and 4.10%, as of March 31, 2011, December 31, 2010 and 2009, respectively. The remaining maturities range from November 1, 2012 to August 15, 2031.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

5. Mortgage Notes and Bonds Payable (Continued)

              The partners of certain of the entities included in this combined consolidated presentation have provided customary non-recourse carve out guarantees to the lenders. In some cases, the guarantors have agreed to maintain a minimum net worth. In addition, certain of the bonds have certain operating covenants that require that 20% of the occupants must be low or moderate income tenants and that if at any point that level is not achieved, that the owner must keep the space vacant.

6. Contributions of Properties Acquired

              On June 23, 2008 and December 18, 2008, certain entities controlled by Mitchell L. Morgan and other affiliates, which are part of the Morgan Predecessor Entities, acquired its' partners' 60% interest in four partnerships, each holding an individual multifamily property. Two of these partnerships are referred to as the UDRT Portfolio and the remaining two are referred to as the Avalon Portfolio. These properties are located in South Carolina, Maryland, and Virginia, and totaled 1,018 apartment homes. In accordance with ASC 805, Business Combinations, the acquisition was accounted for as a step acquisition at the property ownership level, whereby, the percentage of assets and liabilities acquired were marked to fair value. The fair value of the acquired assets and liabilities were then combined consolidated with the assets and liabilities of the previously held basis and were subsequently contributed to the Predecessor group for purposes of preparing these Predecessor financial statements. As of the date of the acquisition, the Participants had a negative equity investment balance which was excluded from the Predecessor financial statements. Upon completion of the transaction, the Participant's equity investment balance was consolidated into the Predecessor and reflected as a non cash transaction in the Combined Consolidated Statements of Changes in Owners' Equity.

              The amount of assets and liabilities contributed were as follows:

	Avalon	UDRT	Total
Land	$6,214	$3,160	$9,374
Buildings and improvements	33,619	17,785	51,404
Furniture and fixtures	399	461	860
Existing lease and tenant relationships	296	469	765
Other current asset and liabilities, net	761	203	964
Long-term debt	(34,791)	(19,896)	(54,687)
Discount on long-term debt	179	461	640

Contributed net assets	$6,677	$2,643	$9,320

              On October 22, 2009, entities controlled by Mitchell L. Morgan and other affiliates acquired its' partners' 50% interest in the MPM Venture Associates, LP ("MPM Venture") joint venture and, at that time, Mitchell L. Morgan obtained 100% effective control of the entity. At the time of this acquisition, MPM Venture was comprised of seven apartment communities with approximately 3,080 apartment homes. Entities controlled by Mitchell L Morgan and other affiliates paid cash consideration of $4,300 for the 50% acquired interest which was valued at $8,976 in accordance with ASC 805 and this resulted in a bargain purchase gain of $4,676. The cash consideration was less than the fair value because the selling partner had filed for protection under the U.S. Bankruptcy Code and publicly

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

6. Contributions of Properties Acquired (Continued)

declared its initiatives to raise cash by liquidating its real estate investment portfolio. As of the date of the acquisition, the Participants had an equity investment balance which was excluded from the Predecessor financial statements. Upon completion of the transaction, the Participant's equity investment balance was consolidated into the Predecessor and reflected as a non cash transaction in the Combined Consolidated Statements of Changes in Owners' Equity. The Predecessor recorded a gain on its previously held equity investment of $8,356 which reflects the excess of the value of $8,976 over the consolidated equity investment balance of $620.

              The amount of assets and liabilities contributed were as follows:

MPM Venture
Land	$45,620
Buildings and improvements	122,522
Furniture and fixtures	3,293
Existing lease and tenant relationships	4,784
Other current assets and liabilities, net	1,549
Long-term debt	(171,038)
Discount on long-term debt	11,222

Contributed net assets	$17,952

              On October 27, 2010, MLM EC Investor, LP ("MLMEC"), an entity controlled by Mitchell L. Morgan and other affiliates, acquired it's partner's 95.72% interest in 55 properties from an apartment complex real estate portfolio and, at that time, Mitchell L. Morgan obtained 100% effective control of the properties. The 55 properties that make up MLM EC are comprised of 9,582 apartment homes. In accordance with ASC 805, Business Combinations, the purchase price of the properties is allocated to the properties' assets and liabilities based on management's estimates of their fair value. The determination of the fair value of intangible assets/liabilities requires significant estimates by management and considers many factors, including the Company's expectations about the underlying properties and the general conditions in which the properties operate. The consideration for this transaction was the value of the equity interests in the other 31 properties that were held in the joint venture that were transferred to the venture partner. These interests were valued at $4,695. As of the date of the acquisition, the Participants had an equity investment balance which was excluded from the Predecessor financial statements. Upon completion of the transaction, the Participant's equity investment balance was consolidated into the Predecessor and reflected as a non cash transaction in the Combined Consolidated Statements of Changes in Owners' Equity. The Predecessor recorded a gain on its previously held equity investment of $609 which reflects the excess of the consideration of $4,695 over the consolidated equity investment balance of $4,086k.

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

6. Contributions of Properties Acquired (Continued)

              The amount of assets and liabilities contributed were as follows:

MLMEC
Land	$277,988
Buildings and improvements	601,568
Furniture and fixtures	19,421
Existing lease and tenant relationships	11,033
Other current assets and liabilities, net	6,433
Long-term debt	(969,000)
Discount on long-term debt	57,252

Contributed net assets	$4,695

              On November 23, 2010, the MLM Forest Heights Investor LLC, an entity controlled by Mitchell L. Morgan and other affiliates, acquired its' partner's 90.0% interest in Forest Heights Apartments and, at that time, Mitchell L. Morgan obtained 100% effective control of the property. The property is located in Maryland and totals 322 apartment homes. In accordance with ASC 805, Business Combinations, the purchase price of the properties is allocated to the properties' assets and liabilities based on management's estimates of their fair value. The determination of the fair value of intangible assets/liabilities requires significant estimates by management and considers many factors, including the Company's expectations about the underlying properties and the general conditions in which the properties operate. The consideration for this transaction was the value of the 10% equity interest in a property that was held in a separate joint venture with the same partner valued at $173. The Predecessor recorded a gain on its previously held equity investment of $37 which reflects the excess of the consideration of $173 over Mitchell L. Morgan's investment balance.

              The amount of assets and liabilities contributed were as follows:

MLM Forest Heights Investor, LLC
Land	$5,640
Buildings and improvements	12,752
Furniture and fixtures	556
Existing lease and tenant relationships	300
Other current assets and liabilities, net	504
Long-term debt	(19,579)

Contributed net assets	$173

              On December 31, 2010, FMP/MLM Associates LP, FMP/MLM Associates II, LP and FMP/ MLM Associates III LP ("Berwind 20"), entities controlled by Mitchell L. Morgan and other affiliates, acquired its' partner's interest in 20 properties in an apartment complex real estate portfolio and, at that time, Mitchell L. Morgan obtained 100% effective control of the properties. The 20 properties that make up FMP/MLM Associates LP, FMP/MLM Associates II, LP and FMP/MLM Associates III, LP are comprised of 5,099 apartment homes. In accordance with ASC 805, Business Combinations, the purchase price of the properties is allocated to the properties' assets and liabilities based on

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

6. Contributions of Properties Acquired (Continued)

management's estimates of their fair value. The determination of the fair value of intangible assets/liabilities requires significant estimates by management and considers many factors, including the Company's expectations about the underlying properties and the general conditions in which the properties operate. The consideration for this transaction included cash consideration of $10,000 and seller payables of $68,000 for a total consideration of $78,000. As of the date of the acquisition, the Participants had a negative equity investment balance which was excluded from the Predecessor financial statements. Upon completion of the transaction, the Participant's equity investment balance was consolidated into the Predecessor and reflected as a non cash transaction in the Combined Consolidated Statements of Changes in Owners' Equity. The Predecessor recorded a gain on its previously held equity investment of $109,646 which reflects the excess of the consideration of $52,571 over the consolidated negative equity investment balance of ($57,075).

              The amount of assets and liabilities contributed were as follows:

Berwind 20
Land	$75,900
Buildings and improvements	320,855
Furniture and fixtures	10,718
Existing lease and tenant relationships	3,432
Other current assets and liabilities, net	1,402
Long-term debt	(362,109)
Discount on long-term debt	2,373

Contributed net assets	$52,571

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

6. Contributions of Properties Acquired (Continued)

              The following unaudited pro forma information was prepared as if the transactions related to the acquisitions of apartment communities occurred as of January 1 in the year prior to the acquisition. The pro forma financial information is based upon the historical consolidated financial statements and is not necessarily indicative of the consolidated results which actually would have occurred if the transactions had been consummated at January 1 in their respective years nor does it purport to represent the results of operations for future periods. Adjustments to the pro forma financial information for the years ended December 31, 2010, 2009 and 2008 consist principally of providing net operating activity and recording interest, depreciation and amortization from January 1 to the acquisition date as appropriate.

	December 31,
	2010	2009	2008
Proforma revenue	$294,725	$232,443	$39,406
Proforma net income (loss)	$94,720	$11,174	$(713)

7. Related Parties Transactions

              The equity method investments and other entities in which Mitchell L. Morgan has a non-controlling ownership interest (collectively, the "Managed Properties") are managed by the Management Company, an entity included in this combined consolidated financial statement. Management fees are generally based on a percentage of the aggregate gross rental receipts from operations for the properties managed, as defined in their respective management agreements, and are recognized when the rentals are collected. For the years ended 2010, 2009, and 2008, the management fees that were payable to the Management Company were $8,459, $9,470, and $9,554, respectively, which are included in Fee income in the Combined Consolidated Statements of Operations. Fee income in respect of management fees for the three-month periods ended March 31, 2011 and 2010 (unaudited) were $757 and $2,182, respectively.

              The Managed Properties pay uncollectible rent recovery fees to the Management Company. For the years ended 2010, 2009, and 2008, the uncollectible rent recovery fees earned by the Management Company were $60, $56 and $56, respectively, which are included in other income in the Combined Consolidated Statements of Operations. Fees for the three-month periods ended March 31, 2011 and 2010 (unaudited) were $2 and $16, respectively.

              The Managed Properties also reimburse the Management Company for payroll administration fees. For the years ended 2010, 2009 and 2008, the payroll fees payable to the Management Company were $214, $412, and $174, respectively, which are included in other income in the Combined Consolidated Statements of Operations. Fees for the three-month periods ended March 31, 2011 and 2010 (unaudited) were $6 and $24, respectively.

              Costs for information technology are allocated to the various Managed Properties in lieu of contracting a third party vendor. For the years ended 2010, 2009, and 2008, the information technology fees were $47, $233 and $243, respectively, which are included in fee income on the Combined

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

7. Related Parties Transactions (Continued)

Consolidated Statements of Operations. Fees for the three-month periods ended March 31, 2011 and 2010 (unaudited) were $0 and $12, respectively.

              The Management Company receives a redevelopment fee from the Managed Properties based on a percentage of hard costs of the redevelopment work as defined in their respective management agreements. For the years ended 2010, 2009, and 2008, amounts included in fee income were $155, $132, and $314 payable to the Management Company, respectively. Fees for the three month periods ended March 31, 2011 and 2010 (unaudited) were $0 and $4, respectively.

              In certain cases an affiliate, Morgan Realty Partners ("MRP"), an entity controlled by Mitchell L. Morgan, is contracted to perform redevelopment services for entities in which Mitchell L Morgan owns a non-controlling interest. The oversight of these projects is performed by employees of the Company. Fees earned by MRP were $1,698, $1,887, and $2,351 for the years ended December 31, 2010, 2009 and 2008, respectively, and as that is not an entity combined consolidated in this presentation, is excluded from the combined consolidated financial statements.

8. Employee Compensation

              Mitchell L. Morgan provides certain employees the right to participate as a partner by awarding them a profits interest in real estate partnerships in which he invests. All of these awards are made to employees of the management company. In some cases, the underlying real estate investment partnership is included in this combined consolidated financial statement presentation; however, the expense is recognized by the management company. These awards generally vest over four years and the employee may retain his/her interest upon termination of employment. During the period prior to vesting, the employee may participate in the operating cash flows providing Mitchell L. Morgan's preferred return hurdles are met. Participation in cash flows from capital transactions are made once Mitchell L. Morgan receives a full return of his capital. The value of the award was calculated as the fair value of the assets less the liabilities at the grant date of the award and discounted for lack of marketability and lack of control. The discounts for lack of marketability and lack of control were calculated using a combination of Black Sholes and Asian option models. Forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and impacts the amount of unamortized compensation expense to be recognized in future periods.

              The assumptions in the following table were used in determining the discounts for lack of marketability and lack of control. The risk-free rate for the expected term of the award is based on the Federal Reserve U.S. Constant Maturity Treasuries rates in effect at the time of grant. There were no awards granted after December 31, 2008.

2008
Valuation assumptions
Expected volatility	35.90%
Expected term (years)	5
Risk-free interest rate	2.95%

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

8. Employee Compensation (Continued)

              Award activity issued for certain Morgan Predecessor Entities during the periods indicated is as follows:

	% of Weighted Employee Ownership in Predecessor	Grant Date Fair Value
Balance at January 1, 2008	2.13%	$3,116

Granted	0.50	1,298
Forfeited	0.00	24

Balance at December 31, 2008	2.63	4,390

Granted	—	—
Forfeited	0.60	506

Balance at December 31, 2009	2.03	3,884

Granted	—	—
Forfeited	0.13	72

Balance at December 31, 2010	1.90%	$3,812

Granted (unaudited)	—	—
Forfeited (unaudited)	—	—

Balance at March 31, 2011 (unaudited)	1.90%	$3,812

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

8. Employee Compensation (Continued)

              A summary of the status of the Company's non-vested awards are as follows:

	% of Weighted Employee Ownership in Predecessor	Grant Date Fair Value
Balance at January 1, 2008	1.97%	$891

Granted	0.50	1,298
Vested	—	—
Forfeited	0.00	24

Balance at December 31, 2008	2.47	2,165

Granted	—	—
Vested	1.21	601
Forfeited	0.60	506

Balance at December 31, 2009	0.66	1,058

Granted	—	—
Vested	0.27	94
Forfeited	0.13	72

Balance at December 31, 2010	0.26%	$892

Granted (unaudited)	—	—
Vested (unaudited)	0.12	132
Forfeited (unaudited)	—	—

Balance at March 31, 2011 (unaudited)	0.14%	$760

              At March 31, 2011 (unaudited), December 31, 2010, 2009, and 2008, there were $148, $245, $664, and $1,163, respectively of total unrecognized compensation cost related to non-vested award-based compensation arrangements granted under the Plan. At March 31, 2011 (unaudited), December 31, 2010, 2009 and 2008, the total unrecognized forfeitures granted under the Plan were $541, $571, $743 and $1,096, respectively. As of December 31, 2010, the unrecognized compensation cost is expected to be recognized over a weighted average period of over the next nine months. The total fair value of awards net of forfeitures, vested during the periods ended March 31, 2011 (unaudited), December 31, 2010, 2009, and 2008 was $132, $94, $601, and $0 respectively.

              Compensation expense, net of forfeitures, related to the awards as determined under the accounting standard for stock compensation is as follows:

For the period ended March 31, 2011 (unaudited)	$66
For the period ended March 31, 2010 (unaudited)	79
Year ended December 31, 2010	247
Year ended December 31, 2009	146
Year ended December 31, 2008	553

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

9. Employee Benefit Plan

              The Company sponsors a 401(k) defined contribution plan, which covers substantially all employees who have at least 6 months of service and are 18 years old. Under the plan, the Company makes a matching contribution equal to 100% of the first 2% of compensation contributed by each participant. The Company's contributions were approximately $67 (unaudited) and $36 (unaudited) for the periods ended March 31, 2011 and 2010, respectively, and $180, $133 and $158 for the years ended December 31, 2010, 2009 and 2008.

10. Segment Reporting

              Based on our review of ASC 280-10 (Segment Reporting), the Company has determined that its financial reporting is made up of two reportable segments: The individual properties and the Management and Payroll Companies. The individual properties are each their own operating segment but due to the fact that they have similar economic characteristics they are able to be aggregated into a single reportable segment. The Management and Payroll companies are presented as a separate segment as they are service businesses to the properties and their results cannot be aggregated as the nature of the products and services are different from those of the properties.

              The following table represents the operating results of the Morgan Properties Predecessor Entities' two reportable segments for the years ended December 31, 2010, 2009 and 2008:

	Properties Segment	Management Company	Combined Total
	(In thousands)
For the year ended December 31, 2010
Net revenue from to external customers	96,826	—	96,826
Intersegment net revenue	—	33,991	33,991

Total revenue	96,826	33,991	130,817
Operating expenses	61,948	47,244	109,192
Interest expense	30,048	—	30,048
Nonoperating expenses
Gain on previously held equity investment	110,292	—	110,292
Non-operating income (expense)	43	—	43
Equity in earnings from unconsolidated entities	499	—	499

Net income (loss)	115,664	(13,253)	102,411

For the year ended December 31, 2009
Net revenue from to external customers	49,567	—	49,567
Intersegment net revenue	—	39,272	39,272

Total revenue	49,567	39,272	88,839
Operating expenses	27,095	44,670	71,765
Interest expense	10,633	—	10,633

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

10. Segment Reporting (Continued)

	Properties Segment	Management Company	Combined Total
	(In thousands)
Nonoperating expenses
Gain on previously held equity investment	13,033	—	13,033
Non-operating income (expense)	13	—	13
Equity in earnings from unconsolidated entities	322	—	322

Net income (loss)	25,207	(5,398)	19,809

For the year ended December 31, 2008
Net revenue from to external customers	35,954	—	35,954
Intersegment net revenue	—	38,580	38,580

Total revenue	35,954	38,580	74,534
Operating expenses	17,340	41,773	59,113
Interest expense	9,249	—	9,249
Nonoperating expenses
Gain on previously held equity investment	—	—	—
Non-operating income (expense)	111	—	111
Equity in earnings from unconsolidated entities	(789)	—	(789)

Net income (loss)	8,687	(3,193)	5,494

	Properties Segment	Management Company	Combined Total
	(In thousands)
As of December 31, 2010
Total assets	1,737,748	2,475	1,740,223
Capital expenditures	7,887	125	8,012
As of December 31, 2009
Total assets	358,322	1,948	360,270
Capital expenditures	4,019	230	4,249

11. Commitments and Contingencies

              In the normal course of business, the Company has entered into contracts and agreements. These contracts and agreements commit the Company to various specific and contingent obligations. In addition, the Morgan Predecessor Entities are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Morgan Predecessor Entities' financial position or results of operations.

              As an owner and operator of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with these laws has not had a material effect on

The Morgan Properties Predecessor Entities

Notes to Combined Consolidated Financial Statements (Continued)

March 31, 2011 and 2010 (unaudited) and December 31, 2010, 2009, and 2008

(dollars in thousands)

11. Commitments and Contingencies (Continued)

the combined consolidated financial statements and management does not believe it will have such an impact in the future.

12. Subsequent Events

              Morgan Properties Predecessor Entities has evaluated the events and transactions that have occurred through July 26, 2011 and noted no additional items requiring adjustments to the combined consolidated balance sheet or additional disclosure.

The Morgan Properties Predecessor Entities

Schedule II—Valuation and Qualifying Accounts

(in thousands)

	Balance at Beginning of Year	Additions— Balances of Acquired Entities at Acquisition(1)	Additions— Charges to Costs and Expenses	Deductions— Recoveries and Write-Offs	Balance at End of Year
Description
Allowance for doubtful accounts
Period ended March 31, 2011 (unaudited)	3,707	—	1,188	(1,637)	3,258
Year ended December 31, 2010	1,748	2,178	2,221	(2,440)	3,707
Year ended December 31, 2009	35	543	1,191	(21)	1,748
Year ended December 31, 2008	9	14	176	(164)	35

(1)
"Additions—Balances of Acquired Entities at Acquisition" for years ended December 31, 2008, 2009 and 2010 represent the effects of acquired properties being added to the Combined Balance Sheets in the respective year. Upon acquisition of these properties, existing allowance for doubtful accounts balances were added to the Morgan Predecessor Entities' combined allowance balance. Bad debt expenses for these acquired properties are included within the "Additions—Charges to Costs and Expenses" totals.

Morgan Properties Predecessor Entities

SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION

AS OF DECEMBER 31, 2010

(dollars in thousands)

				Initial cost to the Company			Net capitalized subsequent to acquisition			As of December 31, 2010
Property	Location	State	Encumbrances	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Total	Accumulated depreciation	Year acquired
	(in thousands)
Kingswood	King of Prussia	PA	$47,697	$6,117	$25,623	$—	$519	$9,629	$5,587	$6,636	$35,252	$5,587	$47,475	$(26,557)	1985
Brookside	Lansdale	PA	27,164	4,078	17,010	—	121	4,373	3,458	4,199	21,383	3,458	29,040	(17,381)	1985
Forge Gate	Lansdale	PA	12,102	1,799	7,504	—	195	1,901	1,705	1,994	9,405	1,705	13,104	(7,820)	1985
Montgomery Woods	Harleysville	PA	16,329	1,920	12,080	356	309	964	620	2,229	13,044	976	16,249	(8,470)	2005
Main Street	Lansdale	PA	15,177	700	7,189	—	141	794	1,018	841	7,983	1,018	9,842	(4,945)	2005
Montpelier Mgmt	Laurel	MD	46,440	2,282	19,884	650	11,684	15,527	1,179	13,966	35,411	1,829	51,206	(9,248)	2005
Huntley Glen	Bear	DE	11,979	2,023	—	—	172	10,506	2,381	2,195	10,506	2,381	15,082	(3,788)	2005
Pointe @ Stafford	Stafford	VA	11,999	917	6,384	—	1,727	3,743	299	2,644	10,127	177	12,948	(791)	2008
Chase Lea	Owings Mills	MD	21,401	2,211	14,442	—	1,547	9,117	902	3,758	23,559	702	28,019	(1,869)	2008
Riverwind	Spartanburg	SC	7,711	784	5,223	—	329	2,099	361	1,113	7,322	211	8,646	(575)	2008
Stonesthrow	Greenville	SC	11,843	1,346	9,016	—	701	1,618	514	2,047	10,634	429	13,110	(818)	2008
Camp Hill	Camp Hill	PA	17,258	3,904	16,130	334	4	95	(7)	3,908	16,225	327	20,460	(617)	2009
Fox Run	Bear	DE	26,076	5,431	23,788	381	6	21	(1)	5,437	23,809	380	29,626	(947)	2009
Hidden Lakes	Miamisburg	OH	12,821	2,910	8,626	496	22	130	(6)	2,932	8,756	490	12,178	(411)	2009
Kenwood	Toledo	OH	10,370	4,045	5,027	490	16	42	3	4,061	5,069	493	9,623	(375)	2009
Lakewood Hills	Harrisburg	PA	32,170	7,456	27,146	570	74	114	8	7,530	27,260	578	35,368	(999)	2009
Marylander	Baltimore	MD	31,649	15,779	21,085	397	12	87	14	15,791	21,172	411	37,374	(961)	2009
Regency Lakeside	Omaha	NE	28,685	6,342	20,476	624	(14)	113	17	6,328	20,589	641	27,558	(852)	2009
Chartleytowne	Reisterstown	MD	56,990	14,858	54,113	2,269	(1)	(1)	—	14,857	54,112	2,269	71,238	1	2010
Oak Park	Indianapolis	IN	26,465	2,905	931	37	—	—	—	2,905	931	37	3,873	—	2010
Oxford Manor	Mechanicsburg	PA	9,784	4,393	10,765	537	—	—	—	4,393	10,765	537	15,695	1	2010
Place One	Plymouth Meeting	PA	33,499	7,061	34,911	618	—	(1)	—	7,061	34,910	618	42,589	1	2010
Timberlake	East Norriton	PA	24,047	7,382	23,109	441	—	—	—	7,382	23,109	441	30,932	—	2010
Wedgewood Hills	Harrisburg	PA	4,471	3,120	2,126	240	—	—	—	3,120	2,126	240	5,486	—	2010
William Penn	New Castle	DE	16,623	6,949	11,724	468	—	—	—	6,949	11,724	468	19,141	—	2010
Roberts Mill	Maple Shade	NJ	58,959	9,532	22,005	1,250	—	—	—	9,532	22,005	1,250	32,787	—	2010
Vineland Village	Vineland	NJ	2,766	1,524	2,163	89	—	—	—	1,524	2,163	89	3,776	—	2010
Moorestowne Woods	Moorestowne	NJ	14,763	3,882	16,061	518	—	—	—	3,882	16,061	518	20,461	—	2010
Burnt Mill	Voorhees	NJ	5,107	1,067	5,088	292	—	—	—	1,067	5,088	292	6,447	—	2010
Glen Mar	Glen Burnie	MD	10,876	3,746	11,519	283	—	—	—	3,746	11,519	283	15,548	1	2010
Willowbrook	Baltimore	MD	16,385	6,664	16,183	466	—	—	—	6,664	16,183	466	23,313	(1)	2010
Ross Ridge	Baltimore	MD	9,339	4,108	8,192	347	—	—	—	4,108	8,192	347	12,647	—	2010
Glen Ridge	Glen Burnie	MD	17,073	6,458	14,733	530	—	—	—	6,458	14,733	530	21,721	—	2010
Squires Manor	South Park	PA	4,657	2,502	4,502	202	—	—	—	2,502	4,502	202	7,206	(1)	2010
Brookmont	Philadelphia	PA	10,421	3,966	8,816	374	—	—	—	3,966	8,816	374	13,156	(1)	2010
Briarwood	State College	PA	10,873	5,987	14,959	429	—	—	—	5,987	14,959	429	21,375	—	2010
Whitestone	Allentown	PA	7,446	4,006	5,584	394	—	—	—	4,006	5,584	394	9,984	—	2010
Sherwood Crossing	Philadelphia	PA	19,186	8,077	21,084	935	—	—	—	8,077	21,084	935	30,096	—	2010
Gwynnbrook Townhomes	Baltimore	MD	19,996	7,056	11,336	556	—	—	7	7,056	11,336	563	18,955	(66)	2010
Berkeley Arms	Rutherford	NJ	5,280	1,435	2,352	69	20	(21)	2	1,455	2,331	71	3,857	(12)	2010
Colonial	Cherry Hill	NJ	12,002	5,669	9,606	341	83	(71)	16	5,752	9,535	357	15,644	(53)	2010
Country Village	Dover	DE	13,233	3,545	7,730	325	263	(239)	6	3,808	7,491	331	11,630	(45)	2010
Cranbury Crossing	East Brunswick	NJ	22,639	6,400	16,986	274	1,762	(1,792)	4	8,162	15,194	278	23,634	(93)	2010
Cranford Crossing	Westfield	NJ	18,590	2,030	16,313	385	25	78	1	2,055	16,391	386	18,832	(81)	2010
Duncan Hill	Westfield	NJ	17,951	5,400	11,238	542	1,117	(1,078)	—	6,517	10,160	542	17,219	(73)	2010
Eastampton	Eastampton	NJ	17,781	6,134	14,273	659	515	(482)	20	6,649	13,791	679	21,119	(86)	2010
Eatoncrest	Eatontown	NJ	39,677	18,134	24,674	482	2,380	(2,356)	27	20,514	22,318	509	43,341	(137)	2010
Edgewater Garden	Long Branch	NJ	6,852	2,710	5,289	122	427	(430)	4	3,137	4,859	126	8,122	(30)	2010
Elmwood Village	Elmwood Park	NJ	74,357	19,980	55,124	1,541	3,986	(3,926)	6	23,966	51,198	1,547	76,711	(314)	2010
Fairways	Blackwood	NJ	23,116	7,867	15,972	936	922	(795)	43	8,789	15,177	979	24,945	(106)	2010
General Greene Village	Springfield	NJ	22,958	6,405	12,971	521	1,290	(1,294)	4	7,695	11,677	525	19,897	(81)	2010
Glen Ellen	Long Branch	NJ	6,883	3,402	4,223	112	241	(250)	8	3,643	3,973	120	7,736	(23)	2010
Greentree Village	Lebanon	PA	8,559	2,762	9,243	408	434	(435)	5	3,196	8,808	413	12,417	(55)	2010
Harper House	New Brunswick	NJ	3,946	1,760	681	23	38	(53)	—	1,798	628	23	2,449	(4)	2010
Highland House	New Brunswick	NJ	4,305	1,840	2,326	77	63	(62)	—	1,903	2,264	77	4,244	(13)	2010
Hillside Gardens	Nutley	NJ	7,219	1,950	2,762	107	76	(77)	1	2,026	2,685	108	4,819	(16)	2010

Morgan Properties Predecessor Entities

SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

AS OF DECEMBER 31, 2010

(dollars in thousands)

				Initial cost to the Company			Net capitalized subsequent to acquisition			As of December 31, 2010
Property	Location	State	Encumbrances	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Land & Improvements	Buildings & Improvements	Furnishings & Equipment	Total	Accumulated depreciation	Year acquired
	(in thousands)
Holiday On The Bay	Toms River	NJ	29,720	6,780	20,711	398	2,771	(2,799)	18	9,551	17,912	416	27,879	(119)	2010
Horizons At Franklin Lakes	Franklin Lakes	NJ	27,939	3,600	24,934	412	1,281	(1,291)	4	4,881	23,643	416	28,940	(127)	2010
Hyde Park	Bellmawr	NJ	16,140	5,615	3,553	215	224	(95)	19	5,839	3,458	234	9,531	(25)	2010
Imperial Park	Middletown	NY	44,089	16,410	52,237	582	1,576	(1,467)	36	17,986	50,770	618	69,374	(249)	2010
Lakeview Terrace	Eatontown	NJ	9,781	5,221	5,485	161	230	(222)	3	5,451	5,263	164	10,878	(30)	2010
Landings	Absecon	NJ	36,668	6,365	14,179	277	895	(828)	28	7,260	13,351	305	20,916	(78)	2010
Lexington House	Cherry Hill	NJ	5,020	3,158	1,378	59	30	79	13	3,188	1,457	72	4,717	(9)	2010
Lincoln Park	West Lawn	PA	9,961	3,679	8,552	466	610	(701)	6	4,289	7,851	472	12,612	(56)	2010
Longview	Wilmington	DE	6,614	1,525	5,237	137	357	(178)	3	1,882	5,059	140	7,081	(29)	2010
Lumberton	Lumberton	NJ	22,634	11,268	14,360	912	1,089	(1,060)	13	12,357	13,300	925	26,582	(99)	2010
Mapleton Square	Dover	DE	15,797	3,553	11,562	715	1,180	(1,231)	3	4,733	10,331	718	15,782	(80)	2010
Market Street	Perth Amboy	NJ	3,024	1,440	1,469	45	21	(61)	1	1,461	1,408	46	2,915	(8)	2010
Mews At Annandale	Annandale	NJ	39,244	7,301	37,096	827	7,123	(7,225)	8	14,424	29,871	835	45,130	(232)	2010
Monmouth Beach Village	Monmouth Beach	NJ	1,633	981	251	8	13	151	4	994	402	12	1,408	(2)	2010
Mt. Arlington	Mt. Arlington	NJ	15,404	6,196	10,712	668	724	(929)	8	6,920	9,783	676	17,379	(72)	2010
Nieuw Amsterdam	Marlton	NJ	12,261	3,647	4,067	215	245	(280)	11	3,892	3,787	226	7,905	(26)	2010
Ocean Terrace	Long Branch	NJ	3,507	2,078	736	27	49	217	3	2,127	953	30	3,110	(4)	2010
Pines At Arborwood	Lindenwold	NJ	11,863	4,132	7,402	325	355	(447)	58	4,487	6,955	383	11,825	(46)	2010
Post & Coach	Freehold	NJ	7,999	3,871	1,922	55	101	(136)	6	3,972	1,786	61	5,819	(11)	2010
Riverside Towers	New Brunswick	NJ	12,137	6,911	4,226	156	189	(119)	4	7,100	4,107	160	11,367	(26)	2010
Rolling Gardens	Mahwah	NJ	10,526	2,280	6,589	130	608	(640)	2	2,888	5,949	132	8,969	(36)	2010
St. Lukes—7 St. Lukes Place	Montclair	NJ	4,754	1,200	2,127	69	26	(31)	—	1,226	2,096	69	3,391	(11)	2010
Seagrass Cove	Pleasantville	NJ	3,604	623	1,357	27	70	1	7	693	1,358	34	2,085	(7)	2010
Sherwood Village	Eastampton	NJ	27,495	10,749	20,378	1,735	2,899	(2,802)	10	13,648	17,576	1,745	32,969	(163)	2010
Short Hills Village	Short Hills	NJ	7,352	2,040	4,665	89	272	(215)	—	2,312	4,450	89	6,851	(24)	2010
South Street	Morristown	NJ	4,156	1,920	2,161	76	51	419	1	1,971	2,580	77	4,628	(13)	2010
Summit Pointe	Scranton	PA	14,061	4,009	11,854	244	946	(1,072)	6	4,955	10,782	250	15,987	(64)	2010
Tanglewood Terrace	Piscataway	NJ	20,085	8,628	14,532	383	1,330	(1,256)	7	9,958	13,276	390	23,624	(84)	2010
Tory Estates	Clementon	NJ	8,649	2,732	4,686	218	264	(266)	11	2,996	4,420	229	7,645	(29)	2010
Towers Of Windsor Park	Cherry Hill	NJ	32,268	13,018	33,320	521	1,587	(1,622)	17	14,605	31,698	538	46,841	(170)	2010
Village Green	South River	NJ	6,803	2,679	5,151	153	339	(352)	12	3,018	4,799	165	7,982	(29)	2010
Warwick Terrace	Barrington	NJ	3,331	1,545	813	84	17	1	6	1,562	814	90	2,466	(7)	2010
Westminster Towers	Elizabeth	NJ	20,295	8,160	3,053	134	202	(87)	8	8,362	2,966	142	11,470	(20)	2010
Westview	Westwood	NJ	6,259	1,920	3,991	110	189	(176)	—	2,109	3,815	110	6,034	(22)	2010
Westwood Gardens	Deptford	NJ	3,314	953	2,195	120	260	(183)	2	1,213	2,012	122	3,347	(15)	2010
Woodacres	Claymont	DE	11,318	3,822	8,091	726	489	(449)	9	4,311	7,642	735	12,688	(62)	2010
Woodcrest Arms	Dover	DE	7,493	3,151	1,335	87	67	(1,667)	5	3,218	(332)	92	2,978	(9)	2010
Woodview At Marlton	Marlton	NJ	39,073	7,405	36,047	931	5,040	(5,221)	14	12,445	30,826	945	44,216	(217)	2010
Management Company	King of Prussia	PA	—	—	—	75	—	—	1,056	—	—	1,131	1,131	(627)	1997
Payroll Company	King of Prussia	PA	—	—	—	21	—	—	(16)	—	—	5	5	(3)	1997

			$1,636,216	$463,275	$1,150,714	$35,090	$64,925	$13,348	$19,055	$528,200	$1,164,062	$54,145	$1,746,407	$(91,651)

Morgan Properties Predecessor Entities
SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

              The changes in total real estate assets are as follows:

	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Balance, beginning of year	415,589	240,644	176,082
Additions during period:
New property acquisitions	1,325,397	171,435	61,638
Additions	8,540	4,249	4,111
Deductions during period:
Disposals	(3,119)	(739)	(1,187)

Balance, end of year	1,746,407	415,589	240,644

              The changes in accumulated depreciation are as follows:

	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008
Balance, beginning of year	76,982	69,054	64,332
New property acquisitions
Depreciation	16,931	8,662	5,908
Disposals	(2,262)	(734)	(1,186)

Balance, end of year	91,651	76,982	69,054

 Report of Independent Auditors

To the Management of Morgan Properties Predecessor Entities:

              We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of Berwind 20 (the "Properties") for the year ended December 31, 2009. This Statement is the responsibility of the Properties' management. Our responsibility is to express an opinion on this Statement based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

              The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Morgan Properties Trust, as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses).

              In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 2, of the Properties for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2011

The Berwind 20 Group

Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

	Period from January 1, 2010 through December 30, 2010	Year Ended December 31, 2009
	(unaudited)
Revenue
Rental income	$53,092	$52,298
Operating expense reimbursements	3,991	3,624
Other income	4,303	4,266

Total revenue	61,386	60,188
Certain Expenses:
Property operating expenses	24,602	24,870
Management fees	2,804	2,734
Real estate taxes	4,923	4,832

Total certain expenses	32,329	32,436

Revenue in excess of certain expenses	$29,057	$27,752

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

The Berwind 20 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Berwind 20 Group
For the Period from January 1, 2010 through December 30, 2010 (unaudited) and for the Year Ended December 31, 2009

(dollars in thousands)

1. Organization and Description of Business

              The accompanying Combined Statements of Revenue and Certain Expenses include the operations of twenty multifamily properties (the "Properties") as follows:

Berwind Portfolio	Location	Number of apartment homes
Chartleytowne	Maryland	692
Oak Park	Indiana	163
Oxford	Pennsylvania	201
Place One	Pennsylvania	329
Timberlake	Pennsylvania	316
Wedgewood	Pennsylvania	156
William Penn	Delaware	347
Roberts Mill	New Jersey	401
Vineland Village	New Jersey	84
Moorestowne Woods	New Jersey	172
Burnt Mill	New Jersey	112
Glen Mar	Maryland	176
Willowbrook	Maryland	298
Ross Ridge	Maryland	192
Glen Ridge	Maryland	286
Squires Manor	Pennsylvania	132
Brookmont	Pennsylvania	231
Briarwood	Pennsylvania	219
Whitestone	Pennsylvania	172
Sherwood Crossing	Pennsylvania	405

              The Properties consist of both garden style apartments and towers. These Properties were acquired by, or entities controlled by, Mitchell L. Morgan on December 31, 2010 and are included in these Combined Statements of Revenue and Certain Expenses for the periods from prior to their acquisition, in accordance with Regulation S-X 3-14. Mitchell L. Morgan Management, Inc., provided property management services to the Properties, set forth above for all periods presented and, accordingly, the financial statements of the Properties have been presented on a combined basis as they are under common management.

2. Basis of Presentation

              The accompanying Combined Statements of Revenue and Certain Expenses for the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended 2009, respectively, were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. In the opinion of management, such interim statements reflect all adjustments necessary for a fair presentation. In addition, such interim amounts are not necessarily indicative of results for the full year.

The Berwind 20 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Berwind 20 Group
For the Period from January 1, 2010 through December 30, 2010 (unaudited) and for the Year Ended December 31, 2009 (Continued)

(dollars in thousands)

2. Basis of Presentation (Continued)

              The Combined Statements of Revenue and Certain Expenses are not representative of the actual operations of the Properties as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Properties have been excluded:

  •
  depreciation and amortization;

  •
  interest; and

  •
  other corporate expenses not directly related to the future operations of the Properties.

3. Summary of Significant Accounting Policies

Revenue Recognition

              Rental revenue.    Apartment homes are leased under operating leases with terms generally of one year or less. Rental revenue includes rents that each resident pays in accordance with the terms of the lease recognized on a straight-line basis over the related lease term.

              Operating expense reimbursements.    Under the terms of residential leases, the residents of certain properties are obligated to reimburse the Company for certain utility usage, water and electricity. Recoverable costs are recognized in the period that the expenses are incurred.

              Other revenue.    Other revenue consists primarily of administrative, application, and other transactional and lease termination fees charged to residents. The Properties record lease termination fees when a resident has executed a definitive termination agreement and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due. Certain utility companies pay the Properties an upfront contracted fee to act as the primary service provider. These fees are deferred and included in revenue over the longer of: a) the contract period; or b) the expected lease term of the tenants utilizing these services.

Rental Operations

              Operating expenses associated with the rental property include costs to maintain the properties on a day to day basis including payroll costs as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred. Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized and are excluded from this presentation.

Use of Estimates

              The preparation of the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

4. Certain Expenses

              Certain expenses include those costs expected to be comparable to the proposed future operations of the Properties. Expenses such as depreciation, amortization, and interest are excluded from the Combined Statements of Revenue and Certain Expenses.

The Berwind 20 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Berwind 20 Group
For the Period from January 1, 2010 through December 30, 2010 (unaudited) and for the Year Ended December 31, 2009 (Continued)

(dollars in thousands)

5. Commitments and Contingencies

              In the normal course of business, the Properties entered into contracts and agreements. These contracts and agreements commit the Properties to various specific and contingent obligations. In addition, the Properties are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Properties' financial position or results of operations.

              As an owner and operator of real estate, the Properties are subject to various environmental laws of federal, state and local governments. Compliance with these laws has not had a material effect on the financial statement and management does not believe it will have such an impact in the future.

6. Related Parties

              The Properties are managed by Mitchell L. Morgan Management, Inc. Management fees are generally based on a percentage of the aggregate gross rental receipts from operations for the properties managed, as defined in their respective Management Agreements, and are recognized when the funds are collected. For the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended December 31, 2009, the management fees incurred that were payable to Mitchell L. Morgan Management, Inc. were $2,575 and $2,506, respectively, which are included in management fees in the Combined Statements of Revenue and Certain Expenses. In addition, the Properties also reimburse the Mitchell L Morgan Management Inc for payroll and related costs. For the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended December 31, 2009, the payroll and benefit reimbursements to Mitchell L. Morgan Management, Inc. were $109 and $101, respectively, which are included in Property operating expenses in the Combined Statements of Revenue and Certain Expenses.

              The properties pay uncollectible rent recovery fees to Mitchell L. Morgan Management, Inc. For the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended December 31, 2009, the uncollectible rent recovery fees paid to Mitchell L. Morgan Management, Inc. were $12 and $36, respectively, which are included in Property operating expenses in the Combined Statements of Revenue and Certain Expenses.

              Common costs for information technology are allocated by the management company to the various entities in lieu of contracting a third party vendor. For the period from January 1, 2010 through December 30, 2010 (unaudited) and the year ended December 31, 2009, information technology fees were $51 and $51, respectively, which are included in Property operating expenses in the accompanying Combined Statements of Revenue and Certain Expenses.

7.  Subsequent Events

              Morgan Properties Trust has evaluated the events and transactions that have occurred through July 26, 2011 and noted no additional items requiring adjustments to the balance sheet or additional disclosure.

Report of Independent Auditors

To the Management of Morgan Properties Predecessor Entities:

              We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of the Fannie 55 Group (the "Properties") for the year ended December 31, 2009. This accompanying Statement is the responsibility of the Properties' management. Our responsibility is to express an opinion on this Statement based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

              The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Morgan Properties Trust, as described in Note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses).

              In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 2, of the Properties for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2011

The Fannie 55 Group

Combined Statements of Revenue and Certain Expenses

(in thousands)

	Period from January 1, 2010 through October 26, 2010	Year Ended December 31, 2009
	(unaudited)
Revenues
Rental income	$92,118	$110,250
Operating expense reimbursements	874	1,093
Other income	5,612	6,284

Total revenue	98,604	117,627
Certain Expenses:
Property operating expenses	37,551	44,508
Management fees	2,961	3,494
Real estate taxes	12,204	13,251

Total certain expenses	52,716	61,253

Revenues in excess of certain expenses	$45,888	$56,374

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

The Fannie 55 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Fannie 55 Group
For the Period from January 1, 2010 through October 26, 2010 (unaudited) and for the Year Ended December 31, 2009

(dollars in thousands)

1. Organization and Description of Business

              The accompanying Combined Statements of Revenue and Certain Expenses include the operations of fifty five multifamily properties ("Properties") as follows:

Fannie 55 Portfolio	Location	Number of apartment homes	Fannie 55 Portfolio	Location	Number of apartment homes
Berkeley Arms	New Jersey	41	Market Street	New Jersey	48
Colonial	New Jersey	188	Mews at Annandale	New Jersey	221
Country Village	Delaware	212	Monmouth Beach Village	New Jersey	20
Cranbury Crossing	New Jersey	160	Mt. Arlington	New Jersey	162
Cranford Crossing	New Jersey	50	Nieuw Amsterdam	New Jersey	171
Duncan Hill	New Jersey	135	Ocean Terrace	New Jersey	44
Eastampton	New Jersey	240	Pines at Arborwood	New Jersey	412
Eatoncrest	New Jersey	412	Post & Coach	New Jersey	104
Edgewater Garden	New Jersey	72	Riverside Towers	New Jersey	169
Elmwood Village	New Jersey	666	Rolling Gardens	New Jersey	76
Fairways	New Jersey	332	St Lukes	New Jersey	40
General Greene Village	New Jersey	183	Seagrass Cove	New Jersey	46
Glen Ellen	New Jersey	92	Sherwood Village	New Jersey	304
Greentree Village	Pennsylvania	124	Short Hills Village	New Jersey	51
Harper House	New Jersey	44	South Street	New Jersey	48
Highland House	New Jersey	46	Summit Pointe	Pennsylvania	212
Hillside Gardens	New Jersey	65	Tanglewood Terrace	New Jersey	214
Holiday on the Bay	New Jersey	226	Tory Estates	New Jersey	96
Horizons at Franklin Lake	New Jersey	120	Towers of Windsor Park	New Jersey	525
Hyde Park	New Jersey	286	Village Green	New Jersey	88
Imperial Park	New York	547	Warwick Terrace	New Jersey	70
Lakeview Terrace	New Jersey	108	Westminster Towers	New Jersey	203
Landings	New Jersey	416	Westview	New Jersey	48
Lexington House	New Jersey	89	Westwood Gardens	New Jersey	40
Lincoln Park	Pennsylvania	154	Woodacres	Delaware	178
Longview	Delaware	90	Woodcrest Arms	Delaware	120
Lumberton	New Jersey	240	Woodview at Marlton	New Jersey	288
Mapleton Square	Delaware	212

              The Properties above are collectively referred to as the Properties and consist of both garden style apartments and towers. These Properties were acquired by, or entities controlled by, Mitchell L. Morgan on October 27, 2010 and are included in these Combined Statements of Revenue and Certain Expenses for the periods from prior to their acquisition, in accordance with Regulation S-X 3-14. Mitchell L. Morgan Management, Inc., provided property management services to the Properties, set forth above for all periods presented and, accordingly, the financial statements of the Properties have been presented on a combined basis as they are under common management.

The Fannie 55 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Fannie 55 Group
For the Period from January 1, 2010 through October 26, 2010 (unaudited) and for the Year Ended December 31, 2009 (Continued)

(dollars in thousands)

2. Basis of Presentation

              The accompanying Combined Statements of Revenue and Certain Expenses for the period from January 1, 2010 through October 26, 2010 (unaudited) and the year ended December 31, 2009, respectively, were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. In the opinion of management, such interim statements reflect all adjustments necessary for a fair presentation. In addition, such interim amounts are not necessarily indicative of results for the full year.

              The Combined Statements of Revenue and Certain Expenses are not representative of the actual operations of the Properties as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Properties have been excluded:

  •
  depreciation and amortization;

  •
  interest; and

  •
  other corporate expenses not directly related to the future operations of the Properties.

3. Summary of Significant Accounting Policies

Revenue Recognition

              Rental revenue.    Apartment homes are leased under operating leases with terms generally of one year or less. Rental revenue includes rents that each resident pays in accordance with the terms of the lease recognized on a straight-line basis over the related lease term.

              Operating expense reimbursements.    Under the terms of residential leases, the residents of certain properties are obligated to reimburse the Company for certain utility usage, water and electricity. Recoverable costs are recognized in the period that the expenses are incurred.

              Other revenue.    Other revenue consists primarily of administrative, application, and other transactional and lease termination fees charged to residents. The Properties record lease termination fees when a resident has executed a definitive termination agreement and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due. Certain utility companies pay the Properties an upfront contracted fee to act as the primary service provider. These fees are deferred and included in revenue over the longer of: a) the contract period; or b) the expected lease term of the tenants utilizing these services.

Rental Operations

              Operating expenses associated with the rental property include costs to maintain the properties on a day to day basis including payroll costs as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred. Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized and are excluded from this presentation.

Use of Estimates

              The preparation of the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make

The Fannie 55 Group

Notes to Combined Statements of Revenue and Certain Expenses of The Fannie 55 Group
For the Period from January 1, 2010 through October 26, 2010 (unaudited) and for the Year Ended December 31, 2009 (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies (Continued)

estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

4. Certain Expenses

              Certain expenses include those costs expected to be comparable to the proposed future operations of the Properties. Expenses such as depreciation, amortization, and interest are excluded from the Combined Statements of Revenue and Certain Expenses.

5. Commitments and Contingencies

              In the normal course of business, the Properties entered into contracts and agreements. These contracts and agreements commit the Properties to various specific and contingent obligations. In addition, the Properties are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Properties' financial position or results of operations.

              As an owner and operator of real estate, the Properties are subject to various environmental laws of federal, state and local governments. Compliance with these laws has not had a material effect on the financial statement and management does not believe it will have such an impact in the future.

6. Related Parties

              The Properties are managed by Mitchell L. Morgan Management, Inc. Management fees are generally based on a percentage of the aggregate gross rental receipts from operations for the properties managed, as defined in their respective Management Agreements, and are recognized when the funds are collected. For the period from January 1, 2010 through October 26, 2010 (unaudited) and the year ended December 31, 2009, the management fees incurred that were payable to Mitchell L. Morgan Management, Inc. were $2,961 and $3,494, respectively, which are included in management fees in the Combined Statements of Revenue and Certain Expenses. In addition, the Properties also reimburse the Mitchell L Morgan Management Inc for payroll and related costs. For the period from January 1, 2010 through October 26, 2010 (unaudited) and the year ended December 31, 2009, the payroll and benefit reimbursements to Mitchell L. Morgan Management, Inc. were $55 and $137, respectively, which are included in Property operating expenses in the Combined Statements of Revenue and Certain Expenses.

              Common costs for information technology are allocated by the management company to the various entities in lieu of contracting a third party vendor. For the period from January 1, 2010 through October 26, 2010 (unaudited) and the year ended December 31, 2009, the information technology fees were $0 and $96, respectively, which is included in Property operating expenses in the accompanying Combined Statements of Revenue and Certain Expenses.

7.  Subsequent Events

              Morgan Properties Trust has evaluated the events and transactions that have occurred through July 26, 2011 and noted no additional items requiring adjustments to the balance sheet or additional disclosure.

Report of Independent Auditors

To the Management of Morgan Properties Predecessor Entities:

              We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of the MPM Ventures Associates, LP (the "Partnership") for the year ended December 31, 2008. This accompanying Statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this Statement based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

              The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of Morgan Properties Trust, as described in Note 2 and is not intended to be a complete presentation of the Partnership's revenue and expenses).

              In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 2, of the Partnership for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2011

MPM Ventures Associates, LP
Combined Statements of Revenue and Certain Expenses
(in thousands)

	Period from January 1, 2009 October 22, 2009	Year ended December 31, 2008
	(unaudited)
Revenue
Rental income	$21,178	$25,469
Operating expense reimbursements	1,277	1,489
Other income	1,877	2,298

Total revenue	24,332	29,256
Certain Expenses:
Property operating expenses	9,301	11,171
Management fees	714	869
Real estate taxes	2,444	2,905

Total certain expenses	12,459	14,945

Revenue in excess of certain expenses	$11,873	$14,311

The accompanying notes are an integral part of the combined statements of revenue and certain expenses.

MPM Ventures Associates, LP

Notes to Combined Statements of Revenue and Certain Expenses of MPM Ventures, LP
For the Period from January 1, 2009 through October 22, 2009 (unaudited) and the Year Ended December 31, 2008

(dollars in thousands)

1. Organization and Description of Business

              The accompanying Combined Statements of Revenue and Certain Expenses include the operations of seven multifamily properties ("Properties") as follows:

GMAC Portfolio	Location	Number of apartment homes
Camp Hill	Pennsylvania	300
Fox Run	Delaware	414
Hidden Lakes	Ohio	360
Kenwood Gardens	Ohio	504
Lakewood Hills	Pennsylvania	550
Marylander	Maryland	500
Regency Lakeside	Nebraska	433

              The Properties were acquired by, or entities controlled by, Mitchell L. Morgan as of October 23, 2009 and are included in this Combined Statement of Revenue and Certain Expenses for the periods from prior to their acquisition, in accordance with Regulation S-X 3-14. Mitchell L. Morgan Management, Inc., provided property management services to the Properties, set forth above for all periods presented and, accordingly, the financial statements of the Properties have been presented on a combined basis as they are under common management.

2. Basis of Presentation

              The accompanying Combined Statements of Revenue and Certain Expenses for the period from January 1, 2009 through October 22, 2009 (unaudited) and the year ended December 31, 2008, respectively, were prepared for the purpose of inclusion in an initial public offering prospectus and complying with the rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. In the opinion of management, such interim statements reflect all adjustments necessary for a fair presentation. In addition, such interim amounts are not necessarily indicative of results for the full year.

              The Combined Statements of Revenue and Certain Expenses are not representative of the actual operations of the Properties as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the Properties have been excluded:

  •
  depreciation and amortization;

  •
  interest; and

  •
  other corporate expenses not directly related to the future operations of the Properties.

MPM Ventures Associates, LP

Notes to Combined Statements of Revenue and Certain Expenses of MPM Ventures, LP
For the Period from January 1, 2009 through October 22, 2009 (unaudited) and the Year Ended December 31, 2008 (Continued)

(dollars in thousands)

3. Summary of Significant Accounting Policies

Revenue Recognition

              Rental revenue.    Apartment homes are leased under operating leases with terms generally of one year or less. Rental revenue includes rents that each resident pays in accordance with the terms of the lease recognized on a straight-line basis over the related lease term.

              Operating expense reimbursements.    Under the terms of residential leases, the residents of certain properties are obligated to reimburse the Properties for certain utility usage, water and electricity. Recoverable costs are recognized in the period that the expenses are incurred.

              Other revenue.    Other revenue consists primarily of administrative, application, and other transactional and lease termination fees charged to residents. The Properties record lease termination fees when a resident has executed a definitive termination agreement and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due. Certain utility companies pay the Properties an upfront contracted fee to act as the primary service provider. These fees are deferred and included in revenue over the longer of: a) the contract period; or b) the expected lease term of the tenants utilizing these services.

Rental Operating Expenses

              Operating expenses associated with the rental property include costs to maintain the property on a day to day basis including payroll costs as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred. Expenditures for ordinary maintenance and repairs are expensed as incurred, and renovations and improvements that improve and/or extend the useful life have been capitalized and are not reflected in this presentation.

Use of Estimates

              The preparation of the statements of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

4. Certain Expenses

              Certain expenses include those costs expected to be comparable to the proposed future operations of the Properties. Expenses such as depreciation, amortization, and interest are excluded from the Combined Statements of Revenue and Certain Expenses.

5. Commitments and Contingencies

              In the normal course of business, the Properties entered into contracts and agreements. These contracts and agreements commit the Properties to various specific and contingent obligations. In addition, the Properties are subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and

MPM Ventures Associates, LP

Notes to Combined Statements of Revenue and Certain Expenses of MPM Ventures, LP
For the Period from January 1, 2009 through October 22, 2009 (unaudited) and the Year Ended December 31, 2008 (Continued)

(dollars in thousands)

5. Commitments and Contingencies (Continued)

administrative proceedings will not have a material adverse impact on the Properties' financial position or results of operations.

              As an owner and operator of real estate, the Properties are subject to various environmental laws of federal, state and local governments. Compliance with these laws has not had a material effect on the financial statement and management does not believe it will have such an impact in the future.

6. Related Party Transactions

              The Properties are managed by Mitchell L. Morgan Management, Inc. Management fees are generally based on a percentage of the aggregate gross rental receipts from operations for the properties managed, as defined in their respective Management Agreements, and are recognized when the funds are collected. For the period from January 1, 2009 through October 22, 2009 (unaudited) and year ended December 31, 2008, the management fees incurred that were payable to Mitchell L. Morgan Management, Inc. were $714 and $869, respectively, which are included in Management fees in the Combined Statements of Revenue and Certain Expenses. In addition, the Properties also reimburse Mitchell L. Morgan Management, Inc for payroll and related costs. For the period from January 1, 2009 through October 22, 2009 (unaudited) and the year ended 2008, the payroll and benefit reimbursements to Mitchell L Morgan Management, Inc were $43 and $49, respectively which are included in Property operating expenses in the Combined Statement of Revenue and Certain Expenses.

              The properties pay uncollectible rent recovery fees to Mitchell L. Morgan Management, Inc. For the period from January 1, 2009 through October 22, 2009 (unaudited) and the year ended 2008, the uncollectible rent recovery fees paid to Mitchell L. Morgan Management, Inc. were $30 and $34 respectively, which are included in Property operating expenses in the Combined Statements of Revenues and Certain Expenses.

7.  Subsequent Events

              Morgan Properties Trust has evaluated the events and transactions that have occurred through July 26, 2011 and noted no additional items requiring adjustments to the balance sheet or additional disclosure.

              Until                        , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                Shares

Morgan Properties Trust

Common Shares of Beneficial Interest

PROSPECTUS

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

                        , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

              The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount Paid or to be Paid
SEC Registration Fee	$92,880
FINRA Filing Fee	$75,500
NYSE Listing Fee	*
Printing and Engraving Expenses	*
Legal Fees and Expenses (other than Blue Sky)	*
Accounting and Fees and Expenses	*
Blue Sky Fees and Expenses (including fees of counsel)	*
Transfer Agent and Registrar Fees	*
Transfer Tax and Title Insurance	*
Consulting Fees and Expenses	*
Miscellaneous	*

Total	*

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

              None.

Item 33.    Recent Sales of Unregistered Securities.

              On June 24, 2011 we issued 100 shares of our common shares to Mr. Morgan in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

              In connection with the formation transactions, an aggregate of            common shares and            operating partnership units with an aggregate value of $             million will be issued to certain persons transferring interests in the entities that own the properties comprising our portfolio in consideration of such transfer. Each such person had a substantive, pre-existing relationship with us. All such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares and operating partnership units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

              Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, member, manager or partner and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

              The Maryland General Corporation Law, or MGCL, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors, officers, employees and agents of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it ultimately is determined that the standard of conduct was not met.

              We also expect to enter into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

              We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

              We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Shares Being Registered.

              None.

Item 36.    Financial Statements and Exhibits.

              (A)    Financial Statements.    See Index to Consolidated Financial Statements and the related notes thereto.

              (B)    Exhibits.    The attached Exhibit Index is incorporated herein by reference:

Item 37.    Undertakings.

              (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c)   The undersigned Registrant hereby further undertakes that:

      (1)
      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2)
      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on this 26th day of July, 2011.

MORGAN PROPERTIES TRUST
By:	/s/ MITCHELL L. MORGAN Mitchell L. Morgan Chairman, Chief Executive Officer, and President

POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mitchell L. Morgan and J. Patrick O'Grady, and each of them, with full power of substitution and full power to act without the other, such person's true and lawful attorney-in-fact and agent to act for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462 under the Securities Act, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MITCHELL L. MORGAN Mitchell L. Morgan	Chairman of the Board of Trustees, Chief Executive Officer and President (Principal Executive Officer)	July 26, 2011
/s/ J. PATRICK O'GRADY J. Patrick O'Grady	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2011

EXHIBIT INDEX

Exhibit
*1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Declaration of Trust of Morgan Properties Trust
3.2	Form of Bylaws of Morgan Properties Trust
*4.1	Form of Certificate of Common Shares of Beneficial Interest of Morgan Properties Trust
*5.1	Opinion of Venable LLP
*8.1	Opinion of Goodwin Procter LLP with respect to tax matters
*10.1	Form of Amended and Restated Agreement of Limited Partnership of Morgan Properties Operating Partnership, L.P.
*10.2	Form of Registration Rights Agreement among Morgan Properties Trust and the persons named therein
*10.3	Form of Indemnification Agreement between Morgan Properties Trust and its trustees and executive officers
*10.4	Form of Employment Agreement between Morgan Properties Trust and Mitchell L. Morgan
*10.5	Form of Employment Agreement between Morgan Properties Trust and J. Patrick O'Grady
*10.6	Morgan Properties Trust 2011 Equity Incentive Plan
*10.7	Form of Restricted Share Award Agreement
*10.8	Form of Contribution Agreement, by and among Morgan Properties Trust, Morgan Properties Operating Partnership, L.P. and the parties named therein
*10.9	Form of Tax Protection Agreement
*10.10	Form of Credit Facility
*21.1	List of subsidiaries of Morgan Properties Trust
23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of Venable LLP (included on Exhibit 5.1)
*23.3	Consent of Goodwin Procter LLP (included on Exhibit 8.1)
23.4	Consent of Rosen Consulting Group
23.5	Consent of Integra Real Estate Resources, Inc.
24.1	Power of Attorney (included on the signature page)
99.1	Rosen Consulting Group Market Study

*
To be filed by amendment.